    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997



                                                      REGISTRATION NO. 333-18183

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            THE MENDIK COMPANY, INC.
      (Exact name of registrant as specified in its governing instrument)

                               330 MADISON AVENUE
                               NEW YORK, NY 10017
                    (Address of principal executive offices)
                            ------------------------

                               DAVID R. GREENBAUM
                     PRESIDENT AND CHIEF OPERATING OFFICER
                               330 MADISON AVENUE
                               NEW YORK, NY 10017
                    (Name and address of agent for service)
                            ------------------------

                                   COPIES TO:


              J. WARREN GORRELL, JR.                                DOUGLAS A. SGARRO
                 DAVID W. BONSER                                     BROWN & WOOD LLP
              HOGAN & HARTSON L.L.P.                              ONE WORLD TRADE CENTER
           555 THIRTEENTH STREET, N.W.                        NEW YORK, NEW YORK 10048-0557
           WASHINGTON, D.C. 20004-1109                                (212) 839-5300
                  (202) 637-5600



    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                               PROPOSED
                                                              PROPOSED          MAXIMUM
                                                               MAXIMUM         AGGREGATE        AMOUNT OF
          TITLE OF EACH CLASS              AMOUNT BEING    OFFERING PRICE      OFFERING       REGISTRATION
     OF SECURITIES BEING REGISTERED       REGISTERED (1)    PER SHARE (2)      PRICE (2)           FEE
Common Stock, $.01 par value per
  share.................................    11,500,000         $22.00        $253,000,000      $76,667 (3)


(1) Includes 1,500,000 shares that are issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee.


(3) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

ITEM NUMBER AND CAPTION                                                     LOCATION OR HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------

       1.  Forepart of Registration Statement and Outside Front   Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus                               Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover Pages of
           Prospectus                                             Prospectus

       3.  Summary Information, Risk Factors and Ratio of         Prospectus Summary; The Company; Risk Factors
           Earnings to Fixed Charges

       4.  Determination of Offering Price                        Outside Front Cover Page; Underwriting

       5.  Dilution                                               Dilution

       6.  Selling Security Holders                               Not applicable

       7.  Plan of Distribution                                   Outside Front Cover Page; Underwriting

       8.  Use of Proceeds                                        Use of Proceeds; Structure and Formation of the
                                                                  Company

       9.  Selected Financial Data                                Selected Financial Information

      10.  Management's Discussion and Analysis of Financial      Management's Discussion and Analysis of Financial
           Condition and Results of Operations                    Condition and Results of Operations

      11.  General Information as to Registrant                   Outside Front Cover Page; Prospectus Summary; The
                                                                  Company; Management; Structure and Formation of the
                                                                  Company; Capital Stock

      12.  Policy with Respect to Certain Activities              Prospectus Summary; The Company; Policies with
                                                                  Respect to Certain Activities; Partnership Agreement;
                                                                  Capital Stock; Additional Information

      13.  Investment Policies of Registrant                      Prospectus Summary; The Company; Business and Growth
                                                                  Strategies; Policies with Respect to Certain
                                                                  Activities

      14.  Description of Real Estate                             Prospectus Summary; The Properties

      15.  Operating Data                                         The Company; The Properties; Financial Statements

      16.  Tax Treatment of Registrant and Its Security Holders   Prospectus Summary; Federal Income Tax Considerations

      17.  Market Price of and Dividends on the Registrant's
           Common Equity and Related Stockholder Matters          Risk Factors; Distributions; The Company; Structure
                                                                  and Formation of the Company

      18.  Description of Registrant's Securities                 Capital Stock

      19.  Legal Proceedings                                      The Properties

ITEM NUMBER AND CAPTION                                                     LOCATION OR HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
      20.  Security Ownership of Certain Beneficial Owners and
           Management                                             Principal Stockholders

      21.  Directors and Executive Officers                       Management

      22.  Executive Compensation                                 Management

      23.  Certain Relationships and Related Transactions         The Company; Management; Structure and Formation of
                                                                  the Company; Certain Relationships and Transactions

      24.  Selection, Management and Custody of Registrant's      Outside Front Cover Page; Prospectus Summary; The
           Investments                                            Company; The Properties

      25.  Policies with Respect to Certain Transactions          Policies with Respect to Certain Activities

      26.  Limitations of Liability                               The Company; Capital Stock; Management

      27.  Financial Statements and Information                   Prospectus Summary; Selected Financial Information;
                                                                  Financial Statements

      28.  Interests of Named Experts and Counsel                 Experts; Legal Matters

      29.  Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities                         Management

                                EXPLANATORY NOTE


    This Registration Statement contains a Prospectus relating to a public offering in the United States and Canada (the "U.S. Offering") of an aggregate of 7,777,500 shares of common stock (the "Common Stock") of The Mendik Company, Inc., a Maryland corporation, together with separate Prospectus pages relating to a concurrent offering outside the United States and Canada of an aggregate of 1,372,500 shares of Common Stock (the "International Offering"). The complete Prospectus for the U.S. Offering follows immediately. After such Prospectus are the following alternate pages for the International Offering: a front cover page; an "Underwriting" section; and a back cover page. All other pages of the Prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 29, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                                                          [LOGO]
                                9,150,000 SHARES

                            THE MENDIK COMPANY, INC.

                                  COMMON STOCK
                               ------------------


    The Mendik Company, Inc. (together with its subsidiaries, the "Company") has been newly formed to continue and expand the operations of Mendik Realty Company, Inc. and its affiliates, which for 40 years have been engaged in owning, managing, leasing, acquiring, renovating and redeveloping office properties in New York City. Upon completion of this offering (the "Offering"), the Company will own interests in seven office properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet. The Company will operate as a fully integrated, self-administered and self-managed real estate company and will be a real estate investment trust (a "REIT") for Federal income tax purposes. Upon completion of the Offering, the Company will be one of the largest owners and operators of Manhattan office properties and expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties.



    All of the shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") offered hereby are being sold by the Company. Of the 9,150,000 shares of Common Stock offered hereby, 7,777,500 shares are being offered initially in the United States and Canada and 1,372,500 shares are being offered initially outside the United States and Canada. In addition, a total of 1,804,545 shares of restricted Common Stock (representing a total investment of approximately $39.7 million) will be sold by the Company in concurrent private placements at the initial public offering price. Upon completion of the
Offering, approximately    % of the equity in the Company will be beneficially
owned by officers and directors of the Company and certain other affiliated parties.



    Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price per share will be in the range of $21.25 to $22.75. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.


    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:



    - Concentration of all of the Company's properties in midtown Manhattan, and the dependence of such properties on the conditions of the New York economy and the Manhattan office market.



    - Inability to control certain property-level transactions at four of the Company's properties.


    - Absence of arm's length negotiations with respect to the properties and other assets contributed to the Company in connection with its formation, resulting in the risk that the consideration given by the Company for such assets may exceed the fair market value of such assets and other potential conflicts of interest.


    - Limitations on the Company's ability to sell, or reduce the amount of mortgage indebtedness on, three of the Company's properties.



    - Substantial vacant space at one of the Company's properties as a result of the expiration of a lease with a single tenant.



    - Limitations on the stockholders' ability to change control of the Company, including restrictions on ownership of more than 8.6% of the outstanding shares of Common Stock.



    - Immediate and substantial dilution of $17.63 in the net tangible book value per share of the shares of Common Stock purchased in the Offering.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                                 PUBLIC           DISCOUNT(1)          COMPANY(2)
Per Share................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $         payable by the Company.


(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to an additional 1,166,625 shares of Common Stock, and has granted the International Managers a 30-day option to purchase up to an additional 205,875 shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."

                         ------------------------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New York, New York, on or about
February   , 1997.


                         ------------------------------

MERRILL LYNCH & CO.

          BEAR, STEARNS & CO. INC.

                     DEAN WITTER REYNOLDS INC.

                               LEHMAN BROTHERS

                                          PAINEWEBBER INCORPORATED


                                                    LEGG MASON WOOD WALKER

                                                                    INCORPORATED

                                                               UBS SECURITIES
                         ------------------------------


               The date of this Prospectus is February   , 1997.

                      [INSERT MAP, CHARTS AND/OR PICTURES]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
PROSPECTUS SUMMARY.............................           1
    The Company................................           1
    Risk Factors...............................           2
    Business and Growth Strategies.............           4
    The Properties.............................           5
    Structure and Formation of the Company.....           7
    The Offering...............................          10
    Distributions..............................          10
    Tax Status of the Company..................          11
    Summary Selected Financial Information.....          11
RISK FACTORS...................................          13
    Geographic Concentration in Midtown                  13
      Manhattan................................
    Inability to Control Property-Level                  13
      Transactions at Partial Interest
      Properties...............................
    No Assurance of Fair Price for Company's             13
      Assets...................................
    Conflicts of Interest in the Formation               14
      Transactions and the Business of the
      Company..................................
    Inability to Sell or Reduce the Mortgage             15
      Indebtedness on Certain Properties.......
    Substantial Vacant Space at Two Penn                 16
      Plaza....................................
    Reliance on Major Tenants..................          17
    Acquisition Risks..........................          17
    Competition................................          17
    Risks of Property Management Business......          18
    Real Estate Investment Risks...............          18
    Possible Environmental Liabilities.........          20
    Limits on Changes in Control...............          21
    Immediate and Substantial Dilution.........          22
    Tax Risks..................................          22
    Other Risks of Ownership of Common Stock...          24
    Dependence on Key Personnel................          25
    Uninsured Loss.............................          26
THE COMPANY....................................          27
BUSINESS AND GROWTH STRATEGIES.................          29
    Business Strategy..........................          29
    Operating Strategy.........................          29
    Acquisition Strategy.......................          30
USE OF PROCEEDS................................          32
DISTRIBUTIONS..................................          34
CAPITALIZATION.................................          39
DILUTION.......................................          40
SELECTED FINANCIAL INFORMATION.................          42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF                  45
    FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS..................
    Overview...................................          45
    Results of Operations......................          45
    Pro Forma Operating Results................          48
    Liquidity and Capital Resources............          49
    Cash Flows.................................          51
    Reconciliation of Net Income and Funds from          52
      Operations...............................
    Inflation..................................          52
NEW YORK ECONOMY AND MANHATTAN OFFICE MARKET...          53
    New York Economy...........................          53
    Midtown Manhattan Office Market............          54
    Submarkets.................................          59
    General Terms of Leases in the Manhattan             62
      Office Market............................
THE PROPERTIES.................................          64

                                                    PAGE
                                                    -----
    The Portfolio..............................          64
    Two Penn Plaza.............................          72
    1740 Broadway (The MONY Building)..........          75
    866 United Nations Plaza...................          77
    Eleven Penn Plaza (49.9% interest).........          79
    Two Park Avenue (40% interest).............          81
    330 Madison Avenue (24.8% interest)........          84
    570 Lexington Avenue (5.6% interest).......          87
    Mortgage Indebtedness......................          88
    Line of Credit.............................          89
    Property Management and Leasing............          89
    Employees..................................          90
    Transfer of Properties.....................          90
    Assets Not Being Transferred to the                  91
      Company..................................
    Competition................................          93
    Regulation.................................          93
    Legal Proceedings..........................          94
MANAGEMENT.....................................          96
    Directors, Director Nominees and Executive           96
      Officers.................................
    Committees of the Board of Directors.......         100
    Compensation of Directors..................         100
    Executive Compensation.....................         101
    Employment and Severance Agreements........         102
    Noncompetition Agreements..................         102
    Stock Option Plan..........................         102
    Incentive Compensation Plan................         103
    401(k) Plan................................         103
    Limitation of Liability and                         103
      Indemnification..........................
STRUCTURE AND FORMATION OF THE COMPANY.........         105
    The Operating Entities of the Company......         105
    Formation Transactions.....................         106
    Consequences of the Offering and the                107
      Formation Transactions...................
    Benefits to Related Parties................         107
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES....         108
    Investment Policies........................         108
    Disposition Policies.......................         110
    Financing Policies.........................         110
    Conflict of Interest Policies..............         111
    Interested Director and Officer                     111
      Transactions.............................
    Business Opportunities; Noncompetition              112
      Arrangements.............................
    Policies with Respect to Other                      112
      Activities...............................
CERTAIN RELATIONSHIPS AND TRANSACTIONS.........         113
    Formation Transactions.....................         113
    Management and Leasing Services............         113
    Cleaning Services..........................         113
    Engineering and Preventive Maintenance              113
      Services.................................
    Security Services..........................         114
PARTNERSHIP AGREEMENT..........................         114
    Operational Matters........................         114
    Liability and Indemnification..............         117
    Transfers of Interests.....................         118
PRINCIPAL STOCKHOLDERS.........................         120
CAPITAL STOCK..................................         121
    General....................................         121
    Common Stock...............................         121
    Preferred Stock............................         122

                                                    PAGE
                                                    -----
    Transfer Agent and Registrar...............         122
    Restrictions on Transfer...................         122
CERTAIN PROVISIONS OF MARYLAND LAW AND THE              124
    COMPANY'S CHARTER
    AND BYLAWS.................................
    Classification and Removal of Board of              124
      Directors; Other Provisions..............
    Business Combination Statute...............         125
    Control Share Acquisition Statute..........         125
    Amendments to the Charter..................         126
    Advance Notice of Director Nominations and          126
      New Business.............................
    Anti-takeover Effect of Certain Provisions          126
      of Maryland Law and of the Charter
      and Bylaws...............................
    Rights to Purchase Securities and Other             126
      Property.................................
SHARES AVAILABLE FOR FUTURE SALE...............         127
    General....................................         127
    Registration Rights........................         128
                                                    PAGE
                                                    -----
FEDERAL INCOME TAX CONSEQUENCES................         129
    General....................................         129
    Taxation of the Company....................         129
    Taxation of Stockholders...................         134
    Other Tax Considerations...................         138
    Importance of Obtaining Professional Tax            139
      Assistance...............................
ERISA CONSIDERATIONS...........................         140
    Employment Benefit Plans, Tax-Qualified             140
      Pension, Profit Sharing or Stock Bonus
      Plans and IRAs...........................
    Status of the Company and the Operating             141
      Partnership under ERISA..................
UNDERWRITING...................................         143
EXPERTS........................................         145
LEGAL MATTERS..................................         146
ADDITIONAL INFORMATION.........................         146
GLOSSARY OF SELECTED TERMS.....................         147
INDEX TO FINANCIAL STATEMENTS..................         F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE INITIAL PUBLIC OFFERING PRICE IS $22.00 PER SHARE (THE MID-POINT OF THE RANGE OF PUBLIC OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS), (II) THE TRANSACTIONS DESCRIBED UNDER "STRUCTURE AND FORMATION OF THE COMPANY" ARE CONSUMMATED, AND (III) THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED. AS USED HEREIN, THE "COMPANY" MEANS THE MENDIK COMPANY, INC., A MARYLAND CORPORATION, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING THE MENDIK COMPANY, L.P.), AND THE PREDECESSORS THEREOF OR, AS THE CONTEXT MAY REQUIRE, THE MENDIK COMPANY, INC. ONLY OR THE MENDIK COMPANY, L.P. ONLY. AS USED HEREIN, THE "MENDIK GROUP" MEANS MENDIK REALTY COMPANY, INC., A NEW YORK CORPORATION ("MENDIK REALTY"), BERNARD H. MENDIK AND DAVID R. GREENBAUM, AND THE ENTITIES AFFILIATED WITH MENDIK REALTY, INCLUDING THE PROPERTY-OWNING ENTITIES BUT EXCLUDING MENDIK/FW LLC (AS DEFINED BELOW). SEE "GLOSSARY OF SELECTED TERMS" FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.


                                  THE COMPANY


    The Company has been newly formed to continue and expand the real estate business of the Mendik Group, which is engaged in owning, managing, leasing, acquiring, renovating and redeveloping office properties in New York City. Upon the completion of this offering of shares of Common Stock (the "Offering"), the Company will own interests in seven Class A office properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet (the "Properties") and will manage 16 properties (including the Properties) located in the New York metropolitan area which contain approximately 10.0 million rentable square feet. The Company will be a fully integrated, self-administered and self-managed real estate company and will be a real estate investment trust (a "REIT") for Federal income tax purposes. Upon the completion of the Offering, the Company will be one of the largest owners and operators of office properties in Manhattan, which is the largest office market in the United States and contains more rentable square feet than the next six largest U.S. central business district office markets combined. In addition, the Company expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties.



    The Company believes that current supply/demand fundamentals in the Manhattan office market provide an attractive environment for owning, operating and acquiring Class A office properties. The Company believes that demand for Class A office space in the midtown Manhattan office market has increased recently because of consistent net private sector job growth, a strengthening New York metropolitan economy and an improving business environment and quality of life offered by New York City. At the same time, the supply of Class A office space in midtown Manhattan has remained virtually unchanged since 1992, and the Company believes that supply is unlikely to increase substantially over the near term primarily because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible given current market rental rates. As a result of increasing demand for Class A office space in midtown Manhattan, and limited new supply of such space, vacancy rates in midtown Manhattan have declined in each of the last five years and the Company believes that effective rental rates (i.e., rental rates after taking into account tenant improvement costs and leasing concessions) for office properties in midtown Manhattan have increased. See "New York Economy and Manhattan Office Market."



    The Company intends to achieve growth through acquisitions and focused operating strategies, including proactive leasing efforts. The Company believes that opportunities exist to acquire interests in office properties in Manhattan on attractive terms, including at prices significantly below replacement cost. Notwithstanding the current favorable supply/demand fundamentals in the Manhattan office market, the Company believes that, in order to justify new construction in this market, asking base rents generally would have to increase at least 40% over current asking rents for Class A office space in midtown Manhattan (as estimated by Cushman & Wakefield), not taking into account any tax benefits which may apply. The Company believes that its experienced management team and its access to capital, as well as its ability to engage in transactions that offer sellers favorable tax treatment, will provide it with significant advantages in pursuing acquisitions of office properties. See "Business and Growth Strategies."



    In addition, the Company will market aggressively for re-lease a significant block of space (approximately 430,000 square feet) which recently has become available at a Property following the expiration of a lease with a single tenant. In that regard, the Company recently has leased approximately 89,000 square feet of this space and has entered into a non-binding letter of intent with a single prospective tenant with respect to an additional approximately 180,000 square feet of this space, although there can be no assurance that this letter of intent will result in an executed lease. See "The Properties -- Two Penn Plaza." By re-leasing this block of space, the Company expects to increase the percent leased at the Properties from 89% as of December 31, 1996 (excluding one Property acquired by the Mendik Group in late 1994 in which the Company initially will own a 5.6% interest and which currently is being leased following an extensive redevelopment) to a level more comparable to the historical percent leased at the Properties, which has averaged in excess of 94% over the past five calendar years (excluding the Property in which the Company initially will own a 5.6% interest).



    Bernard H. Mendik, the Chairman and Chief Executive Officer of the Company, has been involved in the real estate business for 40 years. Mr. Mendik, David R. Greenbaum, the President and Chief Operating Officer of the Company, and the other five executive officers of the Company have been actively involved in the Manhattan commercial office business for an average of over 20 years, including an average of over 17 years with the Mendik Group. The extensive experience of the Company's management provides the Company with a substantial base of information concerning Manhattan real estate dynamics, including submarket rent levels, operating, renovation and redevelopment costs, regulatory processes and other factors relevant to the acquisition, ownership and operation of Manhattan
office properties. Upon the completion of the Offering, approximately   % of the
equity in the Company will be beneficially owned by officers and directors of the Company and certain other affiliated parties.


                                  RISK FACTORS

    An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment in the Company. Such risks include, among others:


    - concentration of all of the Properties in midtown Manhattan, and the dependence of the Properties on the conditions of the New York metropolitan economy and the midtown Manhattan office market, which increases the risk of the Company's being adversely affected by a downturn in the New York metropolitan economy or the Manhattan office market;



    - risks associated with the non-controlling interests that the Company will own in the partnerships that own Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue, including (i) the inability to effect certain actions with respect to these Properties (including actions regarding management, sale, refinancing and the timing and amount of distributions), other than approval rights with respect to significant actions affecting these Properties, and (ii) "buy-sell" rights, rights of first refusal and/or forced sale rights that exist with respect to each of these Properties;



    - absence of arm's length negotiations with respect to the Company's interests in the Properties and the other assets to be contributed to the Company in its formation, resulting in the risks that the consideration to be paid by the Company for such assets may exceed the fair market value of such assets and that the market value of the Common Stock may exceed the stockholders' proportionate share of the aggregate fair market value of such assets;

    - conflicts of interest in connection with the Formation Transactions (as defined below), including the fact that officers, directors and affiliates of the Company will receive equity interests in the Company with a value
      of approximately $   million, based on the assumed initial public offering
      price;



    - conflicts of interest involving officers and directors of the Company in business decisions regarding the Company, including conflicts associated with the provision of cleaning and related services and security services with respect to the Company's properties by entities controlled by certain of the officers and directors of the Company and the continued ownership by certain officers and directors of managing general partner interests in three of the Properties in which the Company will own less than a 100% interest;


    - limitations on the ability of the Company to sell, or reduce the amount of mortgage indebtedness on, three of the Properties (Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza) for up to 15 years following the completion of the Offering (the "Lock-out Period"), except in certain circumstances (the "Lock-out Provisions"), even if any such sale or reduction in mortgage indebtedness would be in the best interests of the Company's stockholders, and the likelihood that future property acquisitions in which the Company uses partnership interests as consideration will include comparable limitations;


    - substantial vacant space remaining at Two Penn Plaza following the expiration of a lease with a single tenant, which remaining vacant space constitutes approximately 23% of Two Penn Plaza's total rentable square feet, and which, if not re-leased on a timely basis and on favorable terms, could adversely affect the Company's ability to make expected distributions to the Company's stockholders in the future;



    - the anti-takeover effect of limiting actual or constructive ownership of Common Stock to 8.6% of the number of such outstanding shares, subject to certain exceptions, and of certain other provisions contained in the organizational documents of the Company and the Operating Partnership (as defined below), which could have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the Common Stock or otherwise would be in the best interests of the Company's stockholders;



    - immediate and substantial dilution of $17.63 in the net tangible book value per share of the shares of Common Stock purchased in the Offering;



    - risks associated with real estate investments, such as the need to renew leases or re-lease space upon lease expirations (including two significant blocks of space in the Company's portfolio which recently have become available) and to pay renovation and re-leasing costs in connection therewith, the effect of economic and other conditions on office property cash flows and values, the ability of tenants to make lease payments, the ability of a property to generate revenue sufficient to meet operating expenses (including future debt service), the illiquidity of real estate investments and the possibility that acquired properties fail to perform as expected;


    - taxation of the Company as a corporation if it fails to qualify as a REIT for Federal income tax purposes, and the Company's liability for certain Federal, state and local income taxes in such event and the resulting decrease in cash available for distribution; and


    - risks associated with borrowing, such as the inability to refinance outstanding indebtedness upon maturity or refinance such indebtedness on favorable terms.

                         BUSINESS AND GROWTH STRATEGIES


    The Company's primary business objective is to maximize stockholder value by enhancing the value of the Company's assets, maximizing cash flow from operations and growing the Company's asset base. More specifically, the Company intends to (i) continue to provide tenants at its properties with a high quality office environment in terms of building systems, public spaces and tenant services and, in so doing, to retain existing tenants, attract new tenants and increase rental revenues, while achieving operating cost efficiencies attributable to the size and geographic concentration of its portfolio, and (ii) acquire interests in additional office properties, primarily in midtown Manhattan, at attractive equity returns, thereby taking advantage of the favorable supply/demand fundamentals that currently exist in the midtown Manhattan office Market. See "New York Economy and Manhattan Office Market--Midtown Manhattan Office Market." In addition, the Company will market aggressively for re-lease a significant block of space in its portfolio which recently has become available following the expiration of a lease with a single tenant. See "The Properties--Two Penn Plaza."



OPERATING STRATEGY


    The Company believes that the Mendik Group's commitment to and reputation for providing a high-quality office environment in terms of building systems, public spaces and tenant services have encouraged tenants to renew their leases, attracted new tenants to its properties and supported competitive rent levels. The Company intends to provide a high-quality office environment to its tenants by continuing the following operating strategies:


    - MARKETING AND LEASING. The Company intends to utilize its market position and relationships with a broad array of brokers and tenants to continue its proactive marketing and leasing programs. Where appropriate, the Company intends to continue to renew leases early and otherwise aggressively manage the tenant base of its properties by seeking, for example, to buy out or take back existing leases at opportune times, relocate tenants to create large blocks of space and otherwise coordinate and plan appropriate timing of lease expirations.



    - RENOVATION AND REDEVELOPMENT. The Mendik Group has committed considerable resources to maintaining and upgrading the appearance, operations and mechanical systems of its properties. As a result of a recently completed $79 million renovation program, the Company believes that the Properties have state-of-the-art infrastructure and are well positioned to compete with other Class A office properties in their respective submarkets, and relatively few capital projects remain to be undertaken at the Properties at this time. The Company similarly will commit resources to any newly acquired properties if appropriate to reposition such properties as first class buildings.



    - TENANT RELATIONSHIPS. The Company will continue the Mendik Group's approach to identifying and responding quickly to tenant requirements. The Company will maintain personal contacts with its tenants and continue a program of regular tenant visits. In addition, the Company will continue the Mendik Group's approach of rotating its building managers through each of its properties in order to encourage a critical review of each property's facilities and tenant services.



    - IN-HOUSE PROPERTY SERVICES CAPABILITIES. The Company will provide a high-quality office environment to tenants and, as a result of the size and geographic concentration of its portfolio, expects to achieve operating cost efficiencies through its ability to maintain substantial in-house expertise. The Company's experienced staff has extensive property management experience and specific knowledge of a wide variety of Manhattan leasing and marketing practices, office building systems and equipment, and financing, accounting and computer systems.

ACQUISITION STRATEGY



    The Company intends to expand its portfolio of properties by acquiring interests in additional office properties, primarily in midtown Manhattan. The Company's experienced management team will utilize its extensive knowledge of the Manhattan office market to identify and evaluate acquisition opportunities in light of effective rental rates (I.E., rental rates after taking into account tenant improvement costs and leasing commissions) in the applicable submarket, operating, renovation and redevelopment costs, regulatory processes and other factors relevant to the acquisition of Manhattan office properties.



    In pursuing acquisition opportunities, the Company believes that it will have certain competitive advantages, including the following:



    - EXPERIENCED MANAGEMENT TEAM WITH EXTENSIVE LOCAL MARKET KNOWLEDGE. Messrs. Mendik and Greenbaum and the other five executive officers of the Company have been actively involved in owning, managing, leasing, acquiring, renovating and redeveloping Manhattan real estate for an average of over 20 years, including an average of over 17 years with the Mendik Group.



    - ABILITY TO EFFECT UNIT TRANSACTIONS. The Company believes that its status as a publicly traded REIT conducting business through a partnership (an "UPREIT") will enhance its ability to acquire office properties by providing the Company with the ability to structure transactions using partnership interests in the Operating Partnership ("Units") as consideration in order to provide sellers with increased liquidity and diversification, while affording sellers deferral of income taxes that otherwise might be due as a result of a cash sale.



    - ACCESS TO CAPITAL MARKETS. The Company believes that, as a result of its size and status as a public company, it should have better access to capital in the global capital markets than generally is available to private real estate companies. Access to substantial capital on attractive terms is important to completing acquisitions in the midtown Manhattan office market because properties in this market typically are larger and property values (on an absolute basis) are higher than in other U.S. office markets. To the extent that the Company relies on consideration other than Units to acquire additional properties in the future, access to capital generally will be necessary for the Company to complete such acquisitions because, in order to qualify as a REIT, the Company generally is required each year to distribute at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."


                                 THE PROPERTIES


    Upon the completion of the Offering, the Company will own interests in seven office properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet. Cushman & Wakefield has classified each of the Properties as Class A, which it defines as buildings which meet three or more of the following criteria: centrally located; professionally managed and maintained; attract high-quality tenants and command upper-tier rental rates; and are modern structures or have been modernized to successfully compete with newer buildings. Each of the Properties currently is owned by a partnership (or limited liability company) in which the Mendik Group serves as managing general partner (or managing member). In connection with the formation of the Company, the Company will acquire ownership interests in each of these existing entities in exchange for Units in the Operating Partnership or cash. See "Structure and Formation of the Company--Formation Transactions."

    The following table sets forth certain information with respect to the Properties as of December 31, 1996:



                                                                                           ANNUAL
                                              THE COMPANY'S                               ESCALATED
                                                OWNERSHIP      TOTAL                      RENT PER
                                                INTEREST     RENTABLE                      LEASED
                                                AFTER THE     SQUARE        PERCENT        SQUARE
PROPERTY                                        OFFERING     FEET (1)     LEASED (1)      FOOT (1)    SIGNIFICANT TENANTS (2)
--------------------------------------------  -------------  ---------  ---------------  -----------  -------------------------
Two Penn Plaza..............................        100.0%   1,474,526          69.0%(3)  $   27.99(3) Digital Equipment (12%)
1740 Broadway (The MONY Building)...........        100.0      551,301         100.0          32.85   Mutual of New York (48%);
                                                                                                      William Douglas McAdams
                                                                                                      (11%)
866 United Nations Plaza....................        100.0      384,815          97.3          31.29   Bear Stearns (17%)
Eleven Penn Plaza (4).......................         49.9      956,280          95.5          27.64   Times Mirror (24%);
                                                                                                      General Mills (16%)
Two Park Avenue (4).........................         40.0      946,697          97.8          23.59   Times Mirror (30%);
                                                                                                      Smith Barney (11%)
330 Madison Avenue (4)......................         24.8      770,828          96.5          34.77   BDO Seidman (15%)
570 Lexington Avenue........................          5.6      433,342          33.5(5)       29.38(5) --
                                                             ---------        ------     -----------
TOTAL PORTFOLIO/WEIGHTED AVERAGE............                 5,517,789          89.0%(6)  $   29.00(6)
                                                             ---------        ------     -----------
                                                             ---------        ------     -----------


------------------------


(1) Includes, in the aggregate, 158,123 square feet of retail space and 151,839 square feet of basement and storage space. Also includes 42,674 square feet of underground parking garage space at 866 United Nations Plaza.



(2) Each percentage shown represents the significant tenant's percentage of square footage leased at the Property. For a discussion of the material terms of the leases with these tenants, see "The Properties."



(3) A lease with respect to approximately 430,000 square feet at Two Penn Plaza expired on October 31, 1996. The Company has entered into letters of intent and leases with respect to approximately 265,000 square feet (approximately 62%) of this space. See "The Properties--Two Penn Plaza."



(4) Messrs. Mendik and Greenbaum and entities that they control will retain certain ownership interests with respect to these properties. See "The Properties--Assets Not Being Transferred to the Company."



(5) 570 Lexington Avenue was acquired in 1994 with substantially all of the building unoccupied at that time. The building has been substantially redeveloped and currently is being leased.



(6) Excludes 570 Lexington Avenue.



    Of the seven Properties, three were constructed in the 1960s, one was constructed in the 1950s, one was constructed in the 1930s and two were constructed in the 1920s. In 1988, the Mendik Group initiated an extensive renovation program in order to retain tenants and assure the continued competitiveness of its properties. Approximately $79 million was expended at the Properties (excluding the redevelopment costs associated with 570 Lexington Avenue) for building improvements and equipment upgrades (excluding the costs of tenant improvements). As a result of this recently completed renovation program, the Company believes that the Properties have state-of-the-art infrastructure and are well positioned to compete with other Class A office properties in their respective submarkets. For each of 1997 and 1998, the Company's pro rata share (based on its ownership interest) of the projected cost of building improvements and equipment upgrades at the Properties (excluding the costs of tenant improvements) is approximately $690,000 (or $0.20 per square foot, based on the Company's pro rata share of the rentable square footage at the Properties).

                     STRUCTURE AND FORMATION OF THE COMPANY

STRUCTURE OF THE COMPANY

    The Company will be the sole general partner of The Mendik Company, L.P., a Delaware limited partnership (the "Operating Partnership"). The Company will conduct substantially all of its business, and will hold all of its interests in the Properties, through the Operating Partnership. As the sole general partner of the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions (including the Lock-out Provisions). See "Partnership Agreement."


    The following diagram depicts the ownership structure of the Company and the Operating Partnership upon completion of the Offering and the Formation Transactions (as defined below):


                                  [FLOW CHART]

FORMATION TRANSACTIONS


    Certain transactions have been consummated or will be consummated concurrently with the completion of the Offering. These transactions (the "Formation Transactions") include the following:



    - The Company was formed with Mendik/FW LLC (as defined below) as the sole stockholder, and the Operating Partnership was formed with Mendik/FW LLC and the Company as the only partners.



    - Certain partners in (or members of) certain Property-owning entities (including the Mendik Group) have agreed to contribute direct or indirect ownership interests in such Property-owning entities to the Company in exchange for Units and shares of Common Stock.



    - Certain partners in certain Property-owning entities (not including the Mendik Group) have agreed to sell to the Company the remaining direct or indirect ownership interests in such Property-owning entities in exchange for cash.



    - Mendik/FW LLC will transfer the management and leasing business of the Mendik Group with respect to Properties in which the Company will have a 100% ownership interest to a limited liability company in which the Company will own substantially all of the economic interest (the "Management LLC").



    - The Mendik Group will transfer the management and leasing business of the Mendik Group with respect to properties in which the Company will have a partial ownership interest or no ownership interest to a newly formed corporation in which the Company will own substantially all of the economic interest (the "Management Corporation").



    - FWM II, L.P., an affiliate of RMB Realty, Inc. ("RMB Realty"), in which two directors of the Company (Thomas R. Delatour, Jr. and William S. Janes) have a financial interest, has agreed to purchase 954,545 shares of Common Stock (representing an investment of approximately $21.0 million, based on the assumed initial public offering price) in a concurrent private placement at the initial public offering price (the "FWM Placement").



    - ("QIB") will purchase 850,000 shares of Common Stock (representing an investment of approximately $18.7 million, based on the assumed initial public offering price) in a concurrent private placement at the initial public offering price (the "QIB Placement," and together with the FWM Placement, the "Concurrent Placements").



    - The Company will use approximately $91 million of the net proceeds of the Offering and the Concurrent Placements to repay certain mortgage indebtedness secured by two of the Properties.



    - The Company will refinance with its existing lenders approximately $113 million of indebtedness secured by Two Penn Plaza and 866 United Nations Plaza.



    - The Company expects to establish an initial reserve of approximately $38 million for tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, as well as for interest and operating costs relating to vacant space at the Properties and for general working capital needs.

BENEFITS TO RELATED PARTIES


    The Mendik Group and FW/Mendik REIT, L.L.C., a Delaware limited liability company in which Messrs. Mendik, Greenbaum, Delatour and Janes have an indirect financial interest ("Mendik/FW LLC"), will realize certain material benefits in connection with the Formation Transactions and the Offering, including the following:



    - The Mendik Group will receive Units in consideration for its interests in the Properties with a total value of approximately $15.0 million, based on the assumed initial public offering price (representing approximately % of the equity of the Company on a fully-diluted basis). The net book value
      of such assets is approximately $(   ) million (or $   million less than
      the value to be received by the Mendik Group with respect to such assets).



    - Mendik/FW LLC will receive shares of Common Stock in consideration for the Mendik Group's management and leasing business with a total value of approximately $5.2 million, based on the assumed initial public offering price, as well as approximately $2.2 million in cash, which cash corresponds to the Mendik Group's income tax obligations associated with such transfer. The net book value of such assets is approximately $791,000 (or approximately $6.6 million less than the value to be received by Mendik/FW LLC with respect to such assets).



    - Mendik/FW LLC owns an interest in the Operating Partnership that initially
      will have a value of approximately $    million, based on the assumed
      initial public offering price.



    - Messrs. Mendik and Greenbaum will enter into employment agreements with the Company, and the other five executive officers will enter into employment-related agreements with the Company. See "Management--Employment and Severance Agreements." In addition, the Company will grant to Messrs. Mendik and Greenbaum and the other five executive officers of the Company options to purchase an aggregate of 700,000 shares of Common Stock at the initial public offering price under the Company's stock option plan, subject to certain vesting requirements. See "Management."


    - Pursuant to the Lock-out Provisions, the Company will be restricted in its ability to sell, or reduce the amount of mortgage indebtedness on, three of the Properties (Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza) for up to 15 years following the completion of the Offering, which could enable certain participants in the Formation Transactions (including the Mendik Group) to defer certain tax consequences associated with the Formation Transactions.


    Additional information concerning benefits to related parties is set forth under "Structure and Formation of the Company--Benefits to Related Parties."

                                  THE OFFERING


Common Stock Offered by the Company..........  9,150,000 shares
  U.S. Offering..............................  7,777,500 shares
  International Offering.....................  1,372,500 shares
Common Stock Outstanding
  After the Offering.........................  11,194,318 shares (1)
Common Stock and Units Outstanding
  After the Offering.........................  18,000,000 shares and Units (1)(2)
Use of Proceeds (3)..........................  Prepayment of mortgage indebtedness and expenses related thereto ($96.4 million);
                                               acquisition of interests in certain of the
                                               Properties and other assets to be acquired by
                                               the Company ($91.3 million); funding a
                                               portion of an initial reserve for leasing
                                               costs, capital expenditures and working
                                               capital needs ($    million); and payment of
                                               expenses incurred in connection with the
                                               Offering and the Formation Transactions ($
                                               million).
Proposed NYSE Symbol.........................  "MDK"


------------------------


(1) Includes 1,804,545 shares to be purchased in the Concurrent Placements and 239,773 shares to be issued in connection with the Formation Transactions.



(2) Includes 6,805,682 Units expected to be issued in connection with the Formation Transactions that may be exchanged for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis generally commencing two years after completion of the Offering. Excludes 1,372,500 shares that are issuable upon exercise of the Underwriters' over-allotment option and 935,000 shares reserved for issuance upon the exercise of stock options to be granted concurrently with the Offering.



(3) Includes the use of net proceeds from the Offering and the Concurrent Placements.


                                 DISTRIBUTIONS


    The Company intends to make regular quarterly distributions to holders of its Common Stock. The initial distribution, covering a partial quarter commencing on the date of the closing of the Offering and ending on March 31,
1997, is expected to be $   per share, which represents a pro rata distribution
based upon a full quarterly distribution of $  per share and an annual
distribution of $   per share (or an annual distribution rate of approximately
   %, based on an assumed initial public offering price of $22.00). See "Distributions."



    The Company intends initially to distribute annually approximately    % of
estimated cash available for distribution. The Company's estimate of the cash available for distribution for the twelve months ending September 30, 1997 is based upon pro forma Funds from Operations (as defined below) for the 12 months ended September 30, 1996, with certain adjustments as described in "Distributions." The Company anticipates that approximately 55% (or $0.92 per share) of the distributions intended to be paid by the Company for the 12-month period following the completion of Offering will represent a return of capital for Federal income tax purposes and in such event will not be subject to Federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in his Common Stock. The Company intends to maintain its initial distribution rate for the 12-month period following the completion of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors, including revenue received from the Company's properties, the operating expenses of the Company, interest expense, the ability of tenants at the Company's properties to meet their financial obligations and unanticipated capital expenditures. The Company believes that its estimate of cash available for distribution is reasonable; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from expected distributions. See "Distributions." The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised.


                           TAX STATUS OF THE COMPANY

    The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997, and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements. In addition, in order to maintain its qualification as a REIT under the Code, the Company generally will be required each year to distribute at least 95% of its net taxable income. As a REIT, the Company generally will not be subject to Federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to Federal income tax at regular corporate rates. See "Federal Income Tax Consequences-- Taxation of the Company--Failure to Qualify" and "Risk Factors--Tax Risks--Failure to Qualify as a REIT." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected financial and operating information on a pro forma basis for the Company, and on a historical combined basis for the Mendik Predecessors (as defined below), and should be read in conjunction with all of the financial statements and notes thereto included in this Prospectus. The combined historical balance sheet information as of December 31, 1995 and 1994 and statements of income for the years ended December 31, 1995 and 1994 of the Mendik Predecessors (as defined below) have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The combined historical balance sheet information as of September 30, 1996 and statements of income for the nine months ended September 30, 1996 and 1995 have been derived from the unaudited combined financial statements of the Mendik Predecessors. In the opinion of the management of the Mendik Predecessors, all adjustments considered necessary for a fair presentation of the results of the interim periods have been included, and all adjustments are of a normal and recurring nature. The results of operations for the interim periods ended September 30, 1996 and 1995 are not necessarily indicative of the results to be obtained for the full fiscal year.

    The "Mendik Predecessors" consists of 100% of the net assets and results of operations of three Properties (Two Penn Plaza, 1740 Broadway and 866 United Nations Plaza), equity interests in four other Properties (Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue), which interests are accounted for under the equity method, and 100% of the net assets and results of operations of the affiliated entities which conduct the management and leasing business of the Mendik Group.

    The unaudited pro forma financial and operating information for the Company as of and for the nine months ended September 30, 1996 and for the year ended December 31, 1995 assumes completion of the Offering and the Formation Transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data.

        THE COMPANY (PRO FORMA) AND THE MENDIK PREDECESSORS (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                          ---------------------------------  ---------------------------------
                                                                            HISTORICAL                         HISTORICAL
                                                                       --------------------               --------------------
                                                                         1996       1995                    1995       1994
                                                                       ---------  ---------               ---------  ---------
                                                           PRO FORMA                          PRO FORMA
                                                          -----------                        -----------
                                                             1996                               1995
                                                          -----------                        -----------
                                                          (UNAUDITED)                        (UNAUDITED)
OPERATING DATA:
Revenues
  Rental revenue........................................   $  52,820   $  51,706  $  48,859   $  66,004   $  65,050  $  65,176
  Escalation and reimbursement revenues.................       8,252       8,252      8,688      11,668      11,668     11,331
  Management revenues...................................      --           3,013      3,968      --           5,671      5,061
  Other.................................................       4,990       3,870      3,821       9,640       7,192      4,789
                                                          -----------  ---------  ---------  -----------  ---------  ---------
    Total revenues......................................      66,062      66,841     65,336      87,312      89,581     86,357
                                                          -----------  ---------  ---------  -----------  ---------  ---------
EXPENSES
  Operating expenses....................................      27,519      27,452     27,609      36,563      36,462     36,280
  Interest..............................................       6,145      11,782     12,167       8,193      16,247     16,121
  Depreciation and amortization.........................       5,919       8,356      8,418       7,992      11,305     10,788
  Marketing, general and administrative.................       1,152       4,209      4,665       2,093       6,485      6,350
                                                          -----------  ---------  ---------  -----------  ---------  ---------
    Total expenses......................................      40,735      51,799     52,859      54,841      70,499     69,539
                                                          -----------  ---------  ---------  -----------  ---------  ---------
Income before minority interest.........................   $  25,327   $  15,042  $  12,477   $  32,471   $  19,082  $  16,818
                                                          -----------  ---------  ---------  -----------  ---------  ---------
                                                          -----------  ---------  ---------  -----------  ---------  ---------
Minority interest.......................................       9,576                             12,277
                                                          -----------                        -----------
Income after minority interest..........................   $  15,751                          $  20,194
                                                          -----------                        -----------
                                                          -----------                        -----------
Net income per share....................................   $    1.41          --         --   $    1.80          --         --
BALANCE SHEET DATA:
Real estate, before accumulated depreciation............   $ 226,589   $ 265,443     --          --       $ 261,515  $ 253,678
Real estate, after accumulated depreciation.............     129,291     150,976     --          --         153,026    153,301
Total assets............................................     224,783     280,794     --          --         263,708    266,152
Mortgages payable.......................................     113,000     208,879     --          --         208,829    208,891
Minority interest.......................................      32,367         N/A        N/A      --             N/A        N/A
Owners' equity..........................................      53,237      45,054     --          --          34,618     32,201
OTHER DATA:
Funds from Operations (1)...............................   $  35,607   $  27,225  $  24,964   $  46,899   $  36,187  $  32,555
Net cash provided by operating activities...............      --           8,914     16,671      --          24,296     23,600
Net cash provided by (used in) financing activities.....      --          (4,395)    (6,731)     --         (17,700)   (15,161)
Net cash provided by (used in) investing activities.....      --          (2,237)   (18,818)     --          (9,017)    (7,781)


------------------------


(1) The Company generally considers Funds from Operations an appropriate measure of liquidity of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's Funds from Operations are not comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Mendik Predecessors and the Company, Funds from Operations should be examined in conjunction with net income as presented in the audited combined financial statements and information included elsewhere in this Prospectus. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income and Funds from Operations."

                                  RISK FACTORS

    An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase Common Stock in the Offering.

GEOGRAPHIC CONCENTRATION IN MIDTOWN MANHATTAN


    All of the Properties are located in midtown Manhattan. In addition, the Company initially intends to concentrate its future acquisitions primarily in the midtown Manhattan office market. Like other office markets, the Manhattan office market has experienced economic downturns in the past, including most recently in the late 1980s and early 1990s, and future declines in the New York metropolitan economy or the Manhattan office market could adversely affect the Company's financial performance. The Company's financial performance and its ability to make distributions to stockholders are therefore dependent on conditions in the New York metropolitan economy and the Manhattan office market. The Company's revenue and the value of its properties may be affected by a number of factors, including the economic climate in metropolitan New York (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality, New York State and New York City budgetary constraints and priorities and other factors) and conditions in the Manhattan office market (such as oversupply of or reduced demand for office space). There can be no assurance as to the continued growth of the New York metropolitan economy, the continued strength of the Manhattan office market or the future growth rate of the Company.



INABILITY TO CONTROL PROPERTY-LEVEL TRANSACTIONS AT PARTIAL INTEREST PROPERTIES



    The Company expects that it will, immediately after the completion of the Formation Transactions, have less than a majority of the ownership interests in the partnerships that own Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue. The Company will not have the ability to effect certain actions with respect to these Properties (including decisions regarding management, sale, refinancing and the timing and amount of distributions), other than approval rights with respect to significant actions affecting these Properties. In addition, the Company will be subject to certain "buy-sell" rights, rights of first refusal, consent rights and/or forced sale rights contained in the partnership agreement of each of these Property-owning partnerships, as well as contractual provisions of any financing or other agreements. See "The Properties--Eleven Penn Plaza," "--Two Park Avenue," "--330 Madison Avenue" and "--570 Lexington Avenue." If the Company acquires minority interests in office properties in the future, it is likely that such ownership interests will be subject to similar restrictions.


NO ASSURANCE OF FAIR PRICE FOR COMPANY'S ASSETS


    The amount of consideration in the Company received by the Mendik Group and certain related parties in the Formation Transactions was not determined as a result of arm's length negotiations with such persons or with purchasers in the Offering. The amount of consideration to be paid by the Company to acquire interests in the Properties was determined by the Mendik Group, and the Mendik Group will receive substantial economic benefits as a result of the consummation of the Formation Transactions and the Offering. See "Structure and Formation of the Company--Benefits to Related Parties." No independent valuations or appraisals with respect to four of the Company's Properties were obtained in connection with the acquisition of property interests in the Formation Transactions, and the estimates of value of three Properties and the participants' interests therein that were obtained were limited in scope. The Mendik Group owns certain of such interests and, accordingly, there can be no assurance that the consideration to be paid by the Company for these interests represents the fair market value thereof or that such consideration does not exceed the estimates of value. See "--Conflicts of Interest in the Formation Transactions and the Business of the Company--Substantial Benefits to Related Parties" below.

    The valuation of the Company has not been determined by a valuation of its assets, but instead has been determined by the Mendik Group and the Underwriters based upon a capitalization of the Company's pro forma adjusted Funds from Operations, estimated cash available for distribution and potential for growth, and the other factors discussed under "Underwriting." In determining the estimated initial public offering price, certain assumptions were made concerning the estimate of revenue to be derived from the Properties. See "Distributions." This methodology has been used because management believes that it is appropriate to value the Company as an ongoing business, rather than with a view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company. There can be no assurance that the price paid by the Company for its interests in the Properties and for its other assets will not exceed the fair market value of such assets, and it is possible that the market value of the Common Stock may exceed stockholders' proportionate share of the aggregate fair market value of such assets.


CONFLICTS OF INTEREST IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE
  COMPANY


    SUBSTANTIAL BENEFITS TO RELATED PARTIES. The Mendik Group (including Messrs. Mendik and Greenbaum, who are owners of Mendik Realty and senior executive officers of the Company) and Mendik/FW LLC (of which the Mendik Group is a member) will receive material benefits from the Formation Transactions that generally will not be received by other participants in the Formation Transactions. Because these persons were involved in structuring the Formation Transactions, they had the ability to determine the type and level of benefits they received. As such, these persons may have interests that conflict with the interests of other participants in the Formation Transactions and with the interests of persons acquiring Common Stock in the Offering. The type and level of benefits to be received by the Mendik Group might have been different if the Mendik Group had not participated in structuring the Formation Transactions. These benefits include, but are not limited to, the following: (i) receipt of
Units and shares of Common Stock (with a value of approximately $     million,
based on the assumed initial public offering price); (ii) receipt by the executive officers of the Company of options to purchase an aggregate of 700,000 shares of Common Stock under the Company's stock option plan at the initial public offering price, subject to certain vesting requirements; (iii) deferral of certain tax consequences to members of the Mendik Group from the conveyances of their interests in the Properties to the Company and from the Lock-out Provisions (see "--Inability to Sell or Reduce the Mortgage Indebtedness on Certain Properties" below); and (iv) entry by Messrs. Mendik and Greenbaum into employment agreements with the Company, and entry by the other five executive officers into employment-related agreements with the Company. See "Structure and Formation of the Company--Benefits to Related Parties" and "Management."



    FUTURE DEALINGS WITH AFFILIATES OF THE COMPANY. After the completion of the Offering and the Formation Transactions, the Mendik Group and an entity affiliated with two other directors of the Company will own an entity which will provide cleaning and related services to office properties, including the Company's properties. In addition, the Mendik Group will provide security services to office properties, including the Company's properties. Although the Company believes that the terms and conditions of the contracts pursuant to which these services will be provided, taken as a whole, will not be less favorable to the Company than those which could have been obtained from a third party providing comparable services, such contracts will not be the result of arm's length negotiations and, therefore, there can be no assurance to this effect. The Company has adopted certain policies relating to conflicts of interest. These policies include a resolution adopted by the Company's Board of Directors which requires all transactions in which executive officers or directors have a material conflicting interest to that of the Company to be approved by a majority of the disinterested directors or by the holders of a majority of the shares of Common Stock held by disinterested stockholders; however, the Board of Directors may elect to alter this resolution in the future. There can be no assurance, however, that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Policies with Respect to Certain Activities-- Conflict of Interest Policies."


    OUTSIDE INTERESTS OF OFFICERS AND DIRECTORS. Messrs. Mendik and Greenbaum will continue to own direct and indirect managing general partner interests in three of the Properties (Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue). In addition, certain officers and directors of the Company will continue to own direct and indirect interests in office properties and other real estate assets, and certain property services businesses, including businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as officers and directors of the Company. See "The Properties--Assets Not Being Transferred to the Company." For a discussion of the role of the Company's disinterested directors and the Company's policies and agreements designed to minimize any adverse effects from these conflicts of interest, see "Policies with Respect to Certain Activities--Conflict of Interest Policies."


    LEASING SERVICES PROVIDED TO OTHER PROPERTIES. After the completion of the Offering and the Formation Transactions, the Management Corporation (which will be controlled by the Mendik Group and not by the Company) will provide management and leasing services to properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest but in which the Company will not acquire an interest in the Formation Transactions). Certain conflicts of interest may result from the Management Corporation's providing leasing services both to properties in which the Company has an interest and other properties in which the Mendik Group has an interest.


    TAX CONSEQUENCES UPON THE SALE, REDUCTION IN MORTGAGE INDEBTEDNESS ON OR ACQUISITION OF PROPERTIES. Certain holders of Units may experience different and more adverse tax consequences compared to those experienced by holders of shares of Common Stock or other holders of Units upon the sale of, or reduction of mortgage indebtedness on, any of the Company's properties, or upon the acquisition by the Company of any additional properties. Therefore, such holders, including the Mendik Group and the Company, may have different objectives regarding the appropriate pricing and timing of any sale of, or reduction of mortgage indebtedness on, the Company's properties, and regarding the appropriate characteristics of additional properties to be considered for acquisition. Certain members of the Board of Directors of the Company initially will be holders of Units, and their status as holders of Units may influence the Company not to sell particular properties, or not to pay down mortgage indebtedness on particular properties, even though such sales or debt paydowns might otherwise be financially advantageous to the Company and its stockholders. Such status also may influence the Company not to acquire properties which do not have significant mortgage indebtedness (which may affect the type of potential acquisition properties that the Company pursues and may affect the level of the Company's leverage). See "--Inability to Sell or Reduce the Mortgage Indebtedness on Certain Properties" below.



    RISK OF LESS VIGOROUS ENFORCEMENT OF TERMS OF CONTRIBUTION AND OTHER AGREEMENTS. The Mendik Group has ownership interests in the Properties and in the other assets to be acquired by the Company. Following the completion of the Offering and the Formation Transactions, the Company, under the agreements relating to the contribution of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by Mendik/FW LLC. In addition, Messrs. Mendik and Greenbaum will enter into employment and noncompetition agreements with the Company pursuant to which they will agree, among other things, not to engage in certain business activities in competition with the Company. See "Management--Employment and Severance Agreements." To the extent that the Company chooses to enforce its rights under any of these contribution, employment and noncompetition agreements, it may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than it otherwise might because of its desire to maintain its ongoing relationship with the individual involved.

INABILITY TO SELL OR REDUCE THE MORTGAGE INDEBTEDNESS ON CERTAIN PROPERTIES



    In connection with the solicitation of approval of partners or members in the various Property-owning entities to transfer their interests to the Company, the Company agreed to certain restrictions relating to future capital transactions involving three of the Properties. Pursuant to the Lock-out Provisions, the Company may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) or, earlier than one year prior to its maturity, reduce the mortgage indebtedness on, Two Penn Plaza, 866 United Nations Plaza or Eleven Penn Plaza during the Lock-out Period without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (other than Units held by the Company). (This vote requirement does not apply to a sale of all or substantially all of the assets of the Operating Partnership, but such a transaction during the Lock-out Period generally would require the approval of the holders, as a group, of 75% of the aggregate Units originally issued with respect to Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza that remain outstanding (excluding Units held by the Company) unless the transaction would not result in the recognition of any gain for tax purposes with respect to such Units and certain other conditions are satisfied.) In addition, during the Lock-out Period, the Company is obligated to use commercially reasonable efforts, commencing one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Operating Partnership and the Company, with the least amount of principal amortization as is available on commercially reasonable terms) the mortgage indebtedness secured by each of these three Properties at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, the Company may not incur debt secured by any of these three Properties if the amount of the new debt would exceed the greater of 75% of the value of the Property securing the debt or the amount of existing debt being refinanced (plus costs associated therewith). Thus, the Lock-out Provisions materially restrict the Company from selling or otherwise disposing of or refinancing Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza without obtaining such consents. The Lock-out Provisions apply even if it would otherwise be in the best interest of the stockholders for the Company to sell one or more of these three Properties, reduce the outstanding indebtedness with respect to any of these Properties or not refinance such indebtedness on a nonrecourse basis at maturity, or increase the amount of indebtedness with respect to these three Properties.



    The Lock-out Provisions may impair the ability of the Company to take actions during the Lock-out Period that would otherwise be in the best interests of the Company's stockholders and, therefore, may have an adverse impact on the value of the Common Stock (relative to the value that would result if the Lock-out Provisions did not exist). In particular, the Lock-out Provisions could preclude the Operating Partnership (and thus the Company) from participating in certain major transactions that could result in a disposition of the Operating Partnership's assets or a change in control of the Company even though such disposition or change in control might be in the best interests of the stockholders.



    The Company anticipates that, in connection with future acquisitions of interests in properties in which the Company uses Units as consideration, the Company may agree to limitations on its ability to sell, or reduce the amount of mortgage indebtedness on, such acquired properties, which may increase the Company's leverage. Such limitations may impair the Company's ability to take actions that would otherwise be in the best interests of its stockholders and, therefore, may have an adverse impact on the value of the Common Stock (relative to the value that would result if such limitations did not exist). Such possible future limitations, together with the Lock-out Provisions, may restrict the ability of the Company to sell substantially all of its assets, even if such a sale would be in the best interests of its stockholders.


SUBSTANTIAL VACANT SPACE AT TWO PENN PLAZA

    Following the expiration of the lease for approximately 430,000 square feet of space at Two Penn Plaza with The Equitable Life Assurance Society of the United States ("Equitable") on October 31, 1996, Equitable relocated the operations that it had conducted at Two Penn Plaza to a building closer to its

Manhattan headquarters. The Company has entered into leases with respect to approximately 89,000 square feet of this space. The remaining available space constitutes approximately 23% of Two Penn Plaza's total rentable square feet and approximately 10% of the Company's pro rata share of total rentable square feet of the Properties. The annualized base rent with respect to such remaining available space in effect under the Equitable lease immediately prior to the expiration of such lease would be approximately $11.3 million, although the Company anticipates that annualized base rent with respect to such space will in the future be lower. The Company anticipates that substantial expenditures for tenant improvement costs and leasing commissions may be required in connection with any leasing of a significant portion of this space, as well as approximately 104,000 square feet of space occupied by Digital Equipment Corporation ("Digital") under a lease which expires on January 31, 1998. See "The Properties--Two Penn Plaza." The Company expects to establish an initial reserve of approximately $38 million for, among other things, tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, approximately $30 million of which will be allocated to cover these expenses at Two Penn Plaza (although these expenses could exceed the amount of such reserve). If the Company is unable to re-lease this space on a timely basis and on favorable terms, the Company's ability to make expected distributions to the Company's stockholders in the future could be adversely affected.


RELIANCE ON MAJOR TENANTS


    Two tenants (Mutual of New York and The Times Mirror Company) each accounted for more than 5% of the Company's pro rata share of Annual Escalated Rent Per Leased Square Foot (as defined below), and 20 tenants collectively accounted for approximately 55% of the Company's pro rata share of Annual Escalated Rent Per Leased Square Foot. See "The Properties--The Portfolio--Tenant Diversification." The Company would be adversely affected in the event of a bankruptcy or insolvency of, or a downturn in the business of, any major tenant which resulted in a failure or delay in such tenant's rent payments.


ACQUISITION RISKS


    In the future, the Company expects to acquire additional office properties, although the Company currently is not a party to any agreement or understanding relating to the acquisition of any additional properties. Acquisitions entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. The Company anticipates that certain of its acquisitions will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected. In addition, it is anticipated that acquisition risks may be heightened for acquisitions of Manhattan office properties due to the large size of many Manhattan office properties and the complexity of acquisition transactions in the Manhattan office market. See "--Other Risks of Ownership of Common Stock--Dependence on External Sources of Capital" below.


COMPETITION

    All of the Properties are located in highly developed areas of midtown Manhattan that include a large number of other office properties. Manhattan is by far the largest office market in the United States. The number of competitive office properties in Manhattan could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. These competing properties may be newer or better located. In addition, the Company may compete with other property owners that have greater resources than the Company. In particular, although currently no other publicly traded REITs have been formed primarily to own, operate and acquire Manhattan office properties, the Company may in the future compete with such other REITs. In addition, the Company may face competition from other real estate companies (including other REITs that currently invest in markets other than Manhattan) that have greater financial resources than the Company or that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake. The Company also will face competition from other real estate companies that provide management, leasing and other services similar to those to be provided by the Management Corporation.


RISKS OF PROPERTY MANAGEMENT BUSINESS

    On a pro forma basis for each of the year ended December 31, 1995 and the nine months ended September 30, 1996, approximately 2.4% of the Company's income before minority interest was provided by the management and leasing business that will be conducted by the Management Corporation. (See "Structure and Formation of the Company--The Operating Entities of the Company--The Management Corporation" for a description of the Company's management and leasing business.) Accordingly, the Company will be subject to the risks associated with this business. These risks include the risk that management and leasing contracts with third party property owners will not be renewed upon expiration (or will be canceled pursuant to cancellation options) or will not be renewed on terms at least as favorable to the Company as current terms, that the rental revenues upon which management and leasing fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties serviced by the Company, and that leasing activity generally will decline. Each of these developments could adversely affect the revenues of the Management Corporation and could adversely affect the ability of the Company to make expected distributions to its stockholders.

    In order to maintain its qualification as a REIT, the Company will not have voting control over the Management Corporation. It currently is anticipated that the Mendik Group will own 100% of the voting common stock of the Management Corporation. As a result, the Company will not have the ability to elect or remove any members of the board of directors of the Management Corporation, and, therefore, its ability to influence the day-to-day decisions of the Management Corporation will be limited. As a result, the board of directors or management of the Management Corporation may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely affect the ability of the Company to make expected distributions to the Company's stockholders.

REAL ESTATE INVESTMENT RISKS


    REAL ESTATE OWNERSHIP RISKS. Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income and ability to make distributions to its stockholders is dependent upon the ability of its property to generate income in excess of its requirements to meet operating expenses, including debt service and capital expenditures. The Company's income from office properties and the value of its properties may be significantly adversely affected by a number of factors, including national, state and local economic climates and real estate conditions (such as an oversupply of or a reduction in demand for office space in the area; the perceptions of tenants and prospective tenants of the safety, convenience and attractiveness of the Company's properties; the Company's ability to provide adequate management, maintenance and insurance; the quality, philosophy and performance of the Company's management; competition from comparable properties; the occupancy rate of the Company's properties; the ability to collect on a timely basis all rent from tenants; the effects of any bankruptcies or insolvencies of major tenants; the expense of periodically renovating, repairing and re-leasing space (including, without limitation, substantial tenant improvement costs and leasing costs of re-leasing office space); and increasing operating costs (including increased real estate taxes) which may not be passed through fully to tenants). In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with laws, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with equity investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) also may not be reduced if circumstances cause a reduction in income from a property. If any of the above occurred, the Company's ability to make expected distributions to its stockholders could be adversely affected.

    TENANT DEFAULTS AND BANKRUPTCY. Substantially all of the Company's income will be derived from rental income from its properties and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants at its properties failed to meet their lease obligations. If a tenant at a property in which the Company has an interest seeks the protection of the bankruptcy laws, such an action could result in delays in rental payments or in the rejection and termination of such tenant's lease, thereby causing a reduction in the Company's cash flow and, possibly, the amounts available for distribution to stockholders. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's cash flow and ability to make expected distributions to its stockholders could be adversely affected.



    RISKS OF LEASE RENEWAL AND RE-LEASING OF SPACE. The Company will be subject to the risk that upon expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations) may be less favorable than current lease terms. A significant block of space in the Company's portfolio recently became available as the result of the expiration of the lease with Equitable at Two Penn Plaza. See "-- Substantial Vacant Space at Two Penn Plaza" above and "The Properties--Two Penn Plaza." Although the Company has established an initial reserve for re-leasing expenses with respect to space at the Properties which takes into consideration the Company's views of both the current and expected business conditions in the appropriate markets, no assurance can be given that this reserve will be sufficient to cover such expenses or that the Company will have sufficient resources to cover the cost of re-leasing space at the Properties. In addition, leases on a total of approximately 6.3% and 9.5% of the total net rentable square feet in the Properties will expire in 1997 and in 1998, respectively.



    If the Company were unable promptly to re-lease or renew the leases for all or a substantial portion of this space, if the rental rates upon such renewal or re-leasing were significantly lower than anticipated or if the Company's reserve for these purposes proved inadequate, then the Company's cash flow and ability to make expected distributions to stockholders, and the market value of Two Penn Plaza, could be adversely affected.



    DEBT FINANCING. The Company is subject to the risks normally associated with debt financing, including the risk that the Company will generate insufficient funds to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interest rates on the Company's floating rate debt and the risk that the Company will not be able to repay or refinance existing indebtedness on its properties at maturity (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Because the Company currently anticipates that no significant portion of the principal of such indebtedness will be amortized prior to maturity and the Company does not expect to have sufficient funds on hand to repay all of such indebtedness at maturity, and because the Company is obligated under the Lock-out Provisions to use its commercially reasonable efforts during the Lock-out Period to refinance (on a nonrecourse basis) at maturity the mortgage indebtedness on three of the Properties (Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza) at not less than the principal amount outstanding, it likely will be necessary for the Company to refinance such mortgage indebtedness either through additional debt financings secured by individual properties or groups of properties or, in the case of debt with respect to Properties not subject to the Lock-out Provisions, by unsecured private or public debt offerings or by additional equity offerings. The mortgage indebtedness to be outstanding after the completion of the Offering with respect to each Property subject to the Lock-out Provisions matures well before the expiration of the Lock-out Period. See "The Properties--Mortgage Indebtedness." If prevailing interest rates or other factors at the time of refinancing of this (or other) indebtedness result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash flow from operations and the Company's ability to make expected distributions to its stockholders. If the Company were unable to secure refinancing of this (or other) indebtedness on acceptable terms, the Company could, subject to the Lock-out Provisions, be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and could adversely affect the cash flow available for distribution to stockholders.



    If one or more properties are mortgaged to secure payment of indebtedness and the Company is unable to generate funds to cover debt service, the mortgage securing such properties could be foreclosed upon by, or such properties could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to the Company. Although none of the Properties has been subject to bankruptcy or restructuring proceedings, during the downturn in the real estate market in the late 1980s and early 1990s, certain real estate assets (including three office properties in Manhattan) owned or controlled by partnerships affiliated with the Mendik Group did not generate sufficient cash flow to service the debt secured by such properties. As a result, the partnerships which owned or controlled certain of these properties filed with their lenders a consensual plan for protection under the Federal bankruptcy laws or transferred their properties to the lenders in satisfaction of the loans.


    ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to sell and purchase properties promptly in response to changes in economic or other conditions. In addition, the Code places limits on the Company's ability to sell properties held for fewer than four years, and the Lock-out Provisions impose certain special restrictions with respect to the sale of certain of the Properties during the Lock-out Period. These considerations could make it difficult for the Company to sell properties, even if a sale were in the best interests of the Company's stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES


    Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company or the Mendik Group, (ii) a material environmental condition with respect to any Property does not exist, or
(iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.



    The Company engaged an independent consulting firm, Law Engineering and Environmental Services, P.C. ("Law Engineering"), to perform Phase I environmental assessments on the Properties (with the exception of 570 Lexington Avenue, due to the Company's relatively small expected ownership interest therein and the structure of the acquisition of such interest) in order to assess existing environmental conditions. Under American Society of Testing of Materials Standards, a Phase I assessment consists of a site visit, a historical record review, interviews and a report, with the purpose of identifying potential environmental conditions associated with real estate. These assessments also include an evaluation of asbestos, polychlorinated biphenyls ("PCBs"), lead paint and lead in drinking water. These environmental assessments did not reveal any known environmental liability that the Company believes will have a material adverse effect on the Company's financial condition or results of operations or would represent a material environmental cost.

    The following summarizes certain environmental issues described in Law Engineering's reports. The description is, however, a summary only and does not include all information in the reports. Six Properties have asbestos containing materials ("ACMs") in ceiling, roofing, caulking, and/or floor tile or other materials. Law Engineering has advised the Company that, except in limited circumstances, removal of ACMs from these Properties is not necessary or advisable. The Company has programs in place to monitor ACMs at the Properties and to abate any localized areas as necessary. In addition, although there are no standards for lead in drinking water in commercial office buildings, Law Engineering also tested the water supply at each building and found lead levels in three of the buildings (Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue) in excess of the standards for residential properties recommended by the U.S. Environmental Protection Agency. The Company will continue to monitor and, if appropriate, address the conditions raised in Law Engineering's reports but does not believe that such conditions will have a material adverse effect on the financial condition of the Company.


LIMITS ON CHANGES IN CONTROL


    POTENTIAL EFFECTS OF OWNERSHIP LIMITATION. For the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made).



    To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Articles of Incorporation, as supplemented or amended (the "Charter"), subject to certain exceptions, authorizes the directors to take such actions as are necessary and desirable to preserve its qualification as a REIT and limits any person to direct or indirect ownership of no more than (i) 8.6% (the "Ownership Limit") in number or value of the outstanding shares of Common Stock, except for Mr. Mendik and FWM, L.P., each of which may own initially no more than 15% of the number of such outstanding shares, or (ii) 9.8% in number or value of outstanding shares of preferred stock of the Company, par value $.01 per share ("Preferred Stock") of any series of Preferred Stock. The Company's Board of Directors will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that, after giving effect to such increase, five beneficial owners of shares of Common Stock could beneficially own in the aggregate more than 49.5% of the outstanding shares of Common Stock. The Company's Board of Directors, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares or beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. See "Capital Stock--Restrictions on Transfer." The foregoing restrictions on transferability and ownership will continue to apply until (i) the Company's Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT, and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the stockholders of the Company.



    The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders. See "Capital Stock--Restrictions on Transfer."


    POTENTIAL EFFECTS OF STAGGERED BOARD. The Company's Board of Directors will be divided into three classes. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to effect a change in control of the Company, even if a tender offer or a change in control would be in the best interests of the stockholders.

    POTENTIAL EFFECTS OF ISSUANCE OF ADDITIONAL SHARES. The Company's Charter authorizes the Board of Directors to issue up to 100,000,000 shares of capital stock and to establish the preferences and rights of any capital stock issued. 90,000,000 of those shares will be classified as Common Stock and the remaining 10,000,000 shares will be classified as Preferred Stock. See "Capital Stock." Although the Board of Directors has no such intention to do so at the present time, it could establish a class or series of shares of stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.

    LIMITATIONS ON ACQUISITION OF AND CHANGES IN CONTROL PURSUANT TO MARYLAND LAW. Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. In particular, the MGCL provides that, unless exempted by action of the Board of Directors, certain "business combinations" between a Maryland corporation, such as the Company, and a stockholder holding 10% or more of the corporation's voting securities (an "Interested Stockholder") may not occur for a period of five years after such stockholder becomes an Interested Stockholder. Therefore, a business combination may be impeded or prohibited, even if such a combination were in the best interests of the Company's stockholders. The MGCL also provides that so-called "control shares" may be voted only upon the approval of two-thirds of the outstanding stock of the corporation exclusive of the control shares. Control shares are shares which, if aggregated with all other shares previously acquired by the acquiror, would entitle the acquiror to vote certain statutorily determined percentages of outstanding shares. Under certain circumstances, a Maryland corporation also may redeem the control shares and, in the event the control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. Therefore, a control share acquisition could be impeded and the attempt of any such transaction could be discouraged, even if it were in the best interests of the Company's stockholders. The Company has opted out of the business combination and control share provisions of the MGCL, but the Board of Directors may elect to adopt these provisions of the MGCL in the future.


IMMEDIATE AND SUBSTANTIAL DILUTION



    As set forth more fully under "Dilution," the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the estimated initial public offering price per share in the Offering. Accordingly, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $17.63 in the net tangible book value of the Common Stock from the estimated initial public offering price. See "Dilution."


TAX RISKS


    FAILURE TO QUALIFY AS A REIT. The Company intends to operate so as to qualify as a REIT for Federal income tax purposes. The Company expects to qualify initially as a REIT, but no assurance can be given that it will so qualify or be able to remain so qualified. Although the Company has only requested a ruling from the Internal Revenue Service (the "IRS") with regard to certain limited REIT qualification issues, the Company expects to qualify initially as a REIT and it has received an opinion of its tax counsel, Roberts & Holland LLP, that, based on certain assumptions and representations, the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and that the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the

IRS or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its stockholders. Because the Company has no history of operating so as to qualify as a REIT, there can be no assurance that the Company will do so successfully. See "Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify."



    If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its stockholders in computing its taxable income and would be subject to Federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. No assurance can be given, however, that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the Federal income tax consequences of such qualification. In addition, although the Company intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of stockholders holding at least a majority of all of the outstanding shares of Common Stock, to revoke the REIT election. See "Federal Income Tax Considerations."


    REIT MINIMUM DISTRIBUTION REQUIREMENTS; POSSIBLE INCURRENCE OF ADDITIONAL DEBT. In order to qualify as a REIT, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company may be subject to a nondeductible excise tax if the Company does not meet certain distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

    The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its stockholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses, and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which could require the Company to borrow funds or to sell assets to fund the costs of such items.


    CLASSIFICATION OF THE OPERATING PARTNERSHIP OR PROPERTY-OWNING ENTITIES AS ASSOCIATIONS TAXABLE AS CORPORATIONS FOR FEDERAL INCOME TAX PURPOSES; NEGATIVE IMPACT ON REIT STATUS. Although the Company has not requested, and does not expect to request, a ruling from the IRS regarding classification of the Operating Partnership and the Property-owning entities for Federal income tax purposes, the Company will receive an opinion of its tax counsel, Roberts & Holland LLP, stating that the Operating Partnership and the Property-owning entities will not be classified as corporations or associations taxable as corporations, for Federal income tax purposes. If the IRS were to challenge successfully the tax status of the Operating Partnership (or a Property-owning entity), such entity would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership (or a Property-owning entity) would reduce significantly the amount of cash available for distribution from the Operating Partnership to the Company and the Company's stockholders. See "Federal Income Tax Considerations--Other Tax Considerations-- Effect of Tax Status of Operating Partnership and Property-owning Entities on REIT Qualification."


    OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. In particular, the Company will derive a portion of its operating cash flow from the activities of the Management Corporation, which will be subject to Federal, state and local income tax. See "Federal Income Tax Considerations--Other Tax Considerations-- Management Corporation."

OTHER RISKS OF OWNERSHIP OF COMMON STOCK


    INFLUENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS. Upon the completion of the Offering, Mendik/FW LLC, the executive officers of the Company and two directors affiliated with FWM, L.P. collectively will beneficially own
approximately   % of the issued and outstanding shares of Common Stock and Units
(which will be exchangeable by the holders for cash or, at the election of the Company, shares of Common Stock on a one-for-one basis after up to two years). See "Principal Stockholders." Messrs. Mendik, Greenbaum, Delatour and Janes, all of whom have indirect interests in Mendik/FW LLC, will serve on the initial board of directors of the Company. In addition, Mr. Mendik will be Chairman of the Board and Chief Executive Officer and Mr. Greenbaum will be President and Chief Operating Officer of the Company. Accordingly, such persons will have substantial influence on the Company, which influence may not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval if all or a significant number of their Units are exchanged for shares of Common Stock. In addition, although there is no current agreement, understanding or arrangement for these stockholders to act together on any matter, these stockholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.



    ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK. Prior to the completion of the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained or that shares of Common Stock will be resold at or above the assumed initial public offering price. The initial public offering price of the Common Stock will be determined by agreement among the Company and the underwriters and may not be indicative of the market price for the Common Stock after the completion of the Offering. See "Underwriting."



    EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Beginning two years after the completion of the Offering (or less in certain circumstances), holders of Units may be able to sell shares of Common Stock received upon exercise of their redemption right in the public market pursuant to registration or available exemptions from registration. In addition, FWM II, L.P. and QIB may be able to sell the shares of Common Stock they are purchasing in the Concurrent Placements in the public market pursuant to registration or available exemptions from registration beginning one year and six months, respectively, after the completion of the Offering. Finally, a substantial number of shares of Common Stock will, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including shares of Common Stock reserved for issuance pursuant to options issued concurrently with the completion of the Offering, and these shares of Common Stock will be available for sale in the public market from time to time pursuant to exemptions from registration or upon registration. No prediction can be made about the effect that future sales of shares of Common Stock will have on the market price of the Common Stock.


    EFFECT ON COMMON STOCK PRICE OF MARKET CONDITIONS. As with other publicly traded equity securities, the value of the Common Stock will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the value of the Common Stock are the following:

the extent to which a secondary market develops for the Common Stock following the completion of the Offering; the extent of institutional investor interest in the Company; the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies); the Company's financial performance; and general stock and bond market conditions. Although the offering price of the Common Stock will be determined by the Company in consultation with the underwriters, there can be no assurance that the Common Stock will not trade below the offering price following the completion of the offering.



    EFFECT ON COMMON STOCK PRICE OF EARNINGS AND CASH DISTRIBUTIONS. It is generally believed that the market value of the equity securities of a REIT is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, shares of Common Stock may trade at prices that are higher or lower than the net asset value per share of Common Stock or per Unit. To the extent the Company retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of the Company's underlying assets, may not correspondingly increase the market price of the Common Stock. The failure of the Company to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of the Common Stock. If the market price of the Common Stock declined significantly, the Company might breach certain covenants with respect to future debt obligations, which breach might adversely affect the Company's liquidity and the Company's ability to make future acquisitions.


    EFFECT ON COMMON STOCK PRICE OF MARKET INTEREST RATES. One of the factors that will influence the price of the Common Stock will be the dividend yield on the Common Stock (as a percentage of the price of the Common Stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of Common Stock to expect a higher dividend yield, which would adversely affect the market price of the Common Stock.

    EFFECT ON COMMON STOCK PRICE OF UNRELATED EVENTS. As with other publicly traded equity securities, the value of the Common Stock will depend upon various market conditions, including conditions unrelated to the New York metropolitan economy, the Manhattan office market or real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, and shares of Common Stock may trade at prices below the Company's net asset value.


    DEPENDENCE ON EXTERNAL SOURCES OF CAPITAL. In order to qualify as a REIT under the Code, the Company generally is required each year to distribute at least 95% of its net taxable income (excluding any net capital gain). See "Federal Income Tax Considerations--Taxation of the Company-- Annual Distribution Requirements." Because of these distribution requirements, it is unlikely that the Company will be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, to fund future capital needs, the Company likely will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. (No proceeds of the Offering are expected to be used to acquire interests in additional properties in the future. See "Use of Proceeds.") The Company's access to third-party sources of capital will depend upon a number of factors, including the market's perception of the Company's growth potential and its current and potential future earnings and cash distributions and the market price of the Common Stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests in the Company, and additional debt financing may substantially increase the Company's leverage. See "Policies with Respect to Certain Activities--Financing Policies."


DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers, particularly Messrs. Mendik and Greenbaum. The loss of their services could have a material adverse effect on the operations of the

Company. Prior to the completion of the Offering, each of Messrs. Mendik and Greenbaum will enter into an employment agreement with the Company. See "Management--Employment and Severance Agreements."


UNINSURED LOSS


    The Company initially will carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) with respect to its properties with policy specifications and insured limits customarily carried for similar properties. Certain types of losses (such as from wars, environmental hazards and employee discrimination claims), however, may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of its properties, and may continue to be obligated on the mortgage indebtedness or other obligations related to the property. Any such loss may adversely affect the business of the Company and its financial condition and results of operations.



    It is anticipated that new owner's title insurance policies will not be obtained for any of the Properties in connection with the Formation Transactions. Each of the Properties (other than possibly Eleven Penn Plaza) is covered by existing title insurance policies insuring the interests of the Property-owning entities. (It is unclear whether an existing title insurance policy purchased with respect to Eleven Penn Plaza will afford coverage to the Company.) Further, each title insurance policy covering a Property (other than 1740 Broadway and Two Park Avenue) is for an amount which is less than the current value of the Property. In the event of a loss with respect to a Property relating to a title defect that is in excess of the amount of such title insurance policy, the Company could lose both its capital invested in and anticipated profits from such property.

                                  THE COMPANY


    The Company has been newly formed to continue and expand the real estate business of the Mendik Group, which is engaged in owning, managing, leasing, acquiring, renovating and redeveloping Manhattan office properties. Upon the completion of the Offering, the Company will own interests in seven Class A office Properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet and will manage 16 properties (including the Properties) located in the New York metropolitan area which contain approximately 10.0 million rentable square feet. The Company will be a fully-integrated, self-administered and self-managed real estate company and will be a REIT for Federal income tax purposes.



    Manhattan is the largest office market in the United States, and contains more rentable square feet than the next six largest U.S. central business district office markets combined. In addition, Manhattan is the headquarters to many of the leading corporations and service firms in the U.S., including more Fortune 500 companies (47) than any other U.S. city, three of the four largest U.S. commercial banks (over 325 international banks have offices in New York City, according to the Conference of State Banking Seminars), and 23 of the 25 largest U.S. securities firms. Upon completion of the Offering, the Company will be one of the largest owners and operators of Manhattan office properties and expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties.



    The Company intends to achieve growth through acquisitions and focused operating strategies, including proactive leasing efforts. The Company believes that opportunities exist to acquire interests in office properties in Manhattan on attractive terms, including at prices significantly below replacement cost. Notwithstanding the current favorable supply/demand fundamentals in the Manhattan office market, the Company believes that, in order to justify new construction in this market, asking base rents generally would have to increase at least 40% over current asking rents for Class A office space in midtown Manhattan (as estimated by Cushman & Wakefield), not taking into account any tax benefits that may apply. The Company believes that its experienced management team and its access to capital, as well as its ability to engage in transactions that offer sellers deferral of income taxes that otherwise would be due as a result of a cash sale, will provide it with significant advantages in pursuing acquisitions of office properties.



    In addition, the Company will market aggressively for re-lease a significant block of space (approximately 430,000 square feet) which recently has become available at Two Penn Plaza following the expiration of a lease with a single tenant. In that regard, the Company recently has leased approximately 89,000 square feet of this space and has entered into a non-binding letter of intent with a single prospective tenant with respect to an additional approximately 180,000 square feet of this space, although there can be no assurance that this letter of intent will result in an executed lease. See "The Properties--Two Penn Plaza." By re-leasing this block of space, the Company expects to increase the percent leased at the Properties from 89% as of December 31, 1996 (excluding 570 Lexington Avenue, which was acquired by the Company in late 1994 and in which the Company will own a 5.6% interest and which currently is being leased following an extensive redevelopment) to a level more comparable to the historical percent leased at the Properties, which has averaged in excess of 94% over the past five calendar years (excluding 570 Lexington Avenue).



    Bernard H. Mendik, the Chairman and Chief Executive Officer of the Company, has been involved in the real estate business for 40 years. Messrs. Mendik, Greenbaum, the President and Chief Operating Officer of the Company, and the other five executive officers of the Company have been actively involved in the Manhattan commercial office business for an average of over 20 years, including an average of over 17 years with the Mendik Group. The extensive experience of the Company's management provides the Company with a substantial base of information concerning Manhattan real estate dynamics, including submarket rent levels, operating, renovation and redevelopment costs, regulatory processes and other factors relevant to the acquisition, ownership and operation of Manhattan office
properties. Upon the completion of the Offering, approximately   % of the equity
of the Company will be beneficially owned by officers and directors of the Company and certain other affiliated parties.


    The Company initially intends to employ approximately 50 persons. Of such 50 employees, approximately 40 will be "home office" executive and administrative personnel and approximately 10 will be on-site management and administrative personnel. Immediately following the Offering and the Formation Transactions, the Company currently expects that none of its employees will be represented by a labor union.

    The Company is a Maryland corporation whose predecessor was incorporated in December 1995. The Company's executive offices are located at 330 Madison Avenue, New York, New York 10017 and its telephone number is (212) 557-1100.

                         BUSINESS AND GROWTH STRATEGIES

BUSINESS STRATEGY


    The Company's primary business objective is to maximize stockholder value by enhancing the value of the Company's assets, maximizing cash flow from operations and growing the Company's asset base. The Company intends to achieve this objective primarily by pursuing the following strategies:



    - PROVIDING A HIGH-QUALITY OFFICE ENVIRONMENT. The Company intends to continue to provide tenants at its properties (including any newly acquired properties) with a high quality office environment in terms of building systems, public spaces and tenant services and, in so doing, to retain existing tenants, attract new tenants and increase rental revenues, while achieving operating cost efficiencies attributable to the size and geographic concentration of its portfolio.



    - ACQUIRING INTERESTS IN ADDITIONAL OFFICE PROPERTIES. The Company intends to acquire direct or indirect interests in additional office properties, primarily in midtown Manhattan, at attractive equity returns, thereby taking advantage of the favorable supply/demand fundamentals that currently exist in the midtown Manhattan office market.



OPERATING STRATEGY



    The Company believes that the Mendik Group's commitment to and reputation for providing a high-quality office environment in terms of building systems, public spaces and tenant services have encouraged tenants to renew their leases, attracted new tenants to its properties and supported competitive rent levels. The Company intends to provide a high-quality office environment to its tenants by continuing the following operating strategies:



    MARKETING AND LEASING. The Company intends to utilize its market position and relationships with a broad array of brokers and tenants to continue its proactive marketing and leasing programs in order to maintain the historically high rate of occupancy achieved by the Properties. Where appropriate, the Company intends to continue to renew leases early and otherwise aggressively manage the tenant base of its properties by seeking, for example, to buy out or take back existing leases at opportune times, relocate tenants to create large blocks of space and otherwise coordinate and plan appropriate timing of lease expirations. Including leases renewed prior to expiration, the Mendik Group has re-leased approximately 58% of the space at the Properties since January 1993, with an average lease term of approximately 11 years. The Company believes that, in light of the relatively long-term nature of leases in the Manhattan office market, this level of leasing activity is above average as compared to that achieved by other owners of Manhattan office properties during such period. As a result of the Mendik Group's re-leasing efforts, leases covering approximately 29% of the leased space at the Properties (excluding 570 Lexington Avenue, in which the Company will own a 5.6% interest) expire after 2007, and in no single year are leases covering more than 10% of the leased space at the Properties (excluding 570 Lexington Avenue) scheduled to expire (in each case, assuming no tenants exercise renewal or cancellation options and no tenant bankruptcies or other tenant defaults).



    RENOVATION AND REDEVELOPMENT. The Mendik Group has committed considerable resources to maintaining and upgrading the appearance, operations and mechanical systems of its properties. The Company believes that the commitment of such resources generally has increased the income, long-term value and market appeal of the Properties.



    Pursuant to a recently completed renovation program which began in 1988, approximately $79 million was expended at the Properties for building improvements and equipment upgrades (excluding the costs of tenant improvements and the redevelopment costs associated with 570 Lexington Avenue), including installation of state-of-the-art steam absorbers to provide air conditioning, elevator computerization and refurbishment, lobby and facade renovation, security systems upgrades, sprinkler system installation, asbestos removal, window replacement and mechanical and electrical systems upgrades. As a result of this recently completed renovation program, the Company believes that the Properties have state-of-the-art infrastructure and are well positioned to compete with other Class A office properties in their respective submarkets, and relatively few capital projects remain to be undertaken at the Properties at this time. For each of 1997 and 1998, the Company's pro rata share (based on its ownership interest) of the projected cost of building improvements and equipment upgrades (excluding the costs of tenant improvements) at the Properties is approximately $690,000 (or approximately $0.20 per square foot). The Company expects such cost to be paid from existing cash reserves or net cash provided by operations. The Company similarly will commit resources to any newly acquired properties if appropriate to reposition such properties as first class buildings.



    TENANT RELATIONSHIPS. The Company will continue the Mendik Group's approach to identifying and responding quickly to tenant requirements. The Company will maintain personal contacts with its tenants and continue a program of regular tenant visits. In addition, the Company will continue the Mendik Group's approach of rotating its building managers through each of its properties in order to encourage a critical review of each property's facilities and tenant services. The Company also will continue the Mendik Group's approach of encouraging each of its employees to make suggestions relating to the enhancement of a building's appearance or its efficiency.



    IN-HOUSE PROPERTY SERVICES CAPABILITIES. The Company will provide a high-quality office environment to tenants and, as a result of the size and geographic concentration of its portfolio, expects to achieve operating cost efficiencies through its ability to maintain substantial in-house expertise. The Company's experienced staff has extensive property management experience and specific knowledge of a wide variety of Manhattan leasing and marketing practices, office building systems and equipment, and financing, accounting and computer systems. The Company's in-house property services capabilities, coupled with the cleaning (and related) services and security services to be provided by an entity affiliated with the Mendik Group with respect to the Properties, will encompass many facets of physical care and upkeep of the Company's properties.



ACQUISITION STRATEGY



    The Company will continue the Mendik Group's strategy of pursuing growth by owning, operating and acquiring office properties. The Company's experienced management team will utilize its extensive knowledge of the Manhattan office market to identify and evaluate acquisition opportunities. Upon completion of the Offering, the Company will be one of the largest owners and operators of Manhattan office properties and expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties.



    The Company believes that current supply/demand fundamentals in the Manhattan office market provide an attractive environment for owning, operating and acquiring Class A office properties. The Company believes that demand for Class A office space in the midtown Manhattan office market has increased recently because of consistent net private sector job growth, a strengthening New York metropolitan economy and an improving business environment and quality of life offered by New York City. At the same time, the supply of Class A office space in midtown Manhattan has remained virtually unchanged since 1992, and the Company believes that supply is unlikely to increase substantially over the near term primarily because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible given current market rental rates. As a result of increasing demand for Class A office space in midtown Manhattan and limited new supply of such space, vacancy rates in midtown Manhattan have declined in each of the last five years for office properties in midtown Manhattan have increased. See "New York Economy and Manhattan Office Market."



    The Company believes that opportunities exist to acquire interests in Manhattan office properties on attractive terms, including at prices significantly below replacement cost. The Company believes that its experienced management team and its access to capital, as well as its ability to use Units as consideration for acquisitions designed to afford sellers continued deferral of income taxes that otherwise would be due as a result of a cash sale, will provide it with significant advantages in pursuing acquisitions of office properties. In addition, the Company may, under certain circumstances, be able to structure acquisitions in a manner that qualifies for reduced rates under the New York State and New York City transfer tax laws, which reduced rates currently are applicable only to certain REIT transactions through October 1999.



    The Company intends to expand its portfolio of properties by acquiring interests in additional office properties, primarily in midtown Manhattan, although the Company currently is not a party to any agreement or understanding relating to the acquisition of any additional properties. In evaluating acquisitions of existing buildings, the Company will consider the building's location, the quality and condition of the building's structure, design, materials and construction, the building's market potential, operating and maintenance costs, occupancy rate, lease expirations, capital structure and cash flow, and other relevant factors. The Company will seek properties for acquisition that it believes are under-performing under current ownership and management (or that are over-leveraged), and that may permit the Company to realize improved performance through application of its management, renovation and redevelopment capabilities and its access to capital. There can, however, be no assurance that the Company will acquire any additional office properties. See "Risk Factors--Acquisition Risks" and "--Other Risks of Ownership of Common Stock--Dependence on External Sources of Capital."



    In pursuing acquisition opportunities, the Company believes that it will have certain competitive advantages, including the following:



    EXPERIENCED MANAGEMENT TEAM WITH EXTENSIVE LOCAL MARKET KNOWLEDGE. Messrs. Mendik and Greenbaum and the other five executive officers of the Company have been actively involved in owning, managing, leasing, acquiring, renovating and redeveloping Manhattan real estate for an average of over 20 years, including an average of over 17 years with the Mendik Group. The Company intends to continue to rely on its experienced personnel to identify and evaluate acquisition opportunities.



    The Company has extensive knowledge of the Manhattan office market as a result of its experience in acquiring, owning and operating major office properties primarily in Manhattan (and, to a lesser extent, in certain other parts of the New York metropolitan area) for 40 years, which experience provides the Company with a substantial base of information concerning submarket rent levels, operating, renovation and redevelopment costs, regulatory processes and other factors relevant to the acquisition of Manhattan office properties. This experience also should be beneficial in pursuing acquisition transactions involving Manhattan office properties, which the Company believes can be more complicated in light of the large size of Manhattan office properties and other factors unique to the Manhattan office market.



    ABILITY TO EFFECT UNIT TRANSACTIONS. The Company believes that its status as a publicly traded UPREIT will enhance its ability to acquire office properties by providing the Company with the ability to structure transactions using Units as consideration in order to provide sellers with increased liquidity and diversification, while affording sellers substantial deferral of income taxes that otherwise would be due as a result of a cash sale. Accordingly, the Company's ability to offer Units to sellers may create acquisition opportunities not otherwise available and may provide the Company with an advantage over potential competitors that are unable to offer tax-efficient consideration.



    In addition, the Mendik Group has a reputation for acquiring Manhattan office properties and repositioning them as attractive, well-managed and competitive properties characterized by a high level of tenant satisfaction. The Company believes that this reputation may enhance its ability to acquire additional properties in exchange for a continuing equity interest in the Company (through ownership of Units).



    ACCESS TO CAPITAL MARKETS. The Company believes that, as a result of its size and status as a public company, it should have better access to capital in the global capital markets than generally is available to private real estate companies. Access to substantial capital on attractive terms is important to completing acquisitions in the midtown Manhattan office market because properties in this market typically are larger and, as a result, property values (on an absolute basis) are higher than in other U.S. office markets. To the extent that the Company relies on consideration other than Units to acquire additional properties in the future, access to capital generally will be necessary for the Company to complete such acquisitions because, in order to qualify as a REIT, the Company generally is required each year to distribute at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements." The Company intends to deploy substantial capital by pursuing attractive acquisition opportunities.



    Because of the large size of typical acquisitions in the Manhattan office market, the Company expects to finance cash acquisitions through single-asset financing and, to a lesser extent, a revolving line of credit (the "Line of Credit") that the Company expects to obtain shortly after completion of the Offering. There can be no assurance that such financings will be obtained. The 1740 Broadway Property will be unencumbered by indebtedness after the completion of the Offering and the Formation Transactions and, therefore, the Company expects that this Property will be mortgaged as security in connection with the Line of Credit, although there can be no assurance that the Line of Credit will be obtained.



    FAVORABLE TRANSFER TAX TREATMENT. The Company may, under certain circumstances, be able to structure acquisitions in a manner that qualifies for reduced rates under recent amendments to the New York State and New York City transfer tax laws, which reduced rates are applicable only to certain REIT transactions through October 1999. Under these amendments, the rates were reduced 50% from 3.025% to 1.5125%, in the aggregate.



    FIRST PUBLICLY TRADED REIT FORMED PRIMARILY TO FOCUS ON MANHATTAN OFFICE MARKET. Upon completion of the Offering, the Company will be one of the largest owners and operators of Manhattan office properties and expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties. The Company believes that this status initially will be a significant competitive advantage in pursuing acquisitions using Units as consideration.


                                USE OF PROCEEDS


    The net cash proceeds to the Company from the Offering, after deducting the
estimated underwriting discount and estimated Offering expenses of $    , are
estimated to be approximately $   million (approximately $   million if the
Underwriters' overallotment option is exercised in full), based on an assumed initial public offering price of $22.00 per share. The net cash proceeds to the Company from the Concurrent Placements are expected to be approximately $39.2 million, based on an assumed initial public offering price of $22.00 per share.
In addition, the Company expects to acquire approximately $   million of cash
reserves from the Property-owning entities in connection with the Formation Transactions.



    The net cash proceeds of the Offering and the Concurrent Placements will be used by the Company as follows: (i) approximately $97.5 million for prepayment of certain mortgage indebtedness secured by the Properties, including approximately $6.6 million in interest rate swap agreement termination costs and other financing fees and expenses; (ii) approximately $91.3 million for payments to certain participants in the Formation Transactions for their direct or
indirect interests in the Properties; (iii) approximately $   million to fund a
portion of a $38 million initial reserve for tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, as well as for interest and operating costs relating to vacant space at the Properties and for general working capital needs; (iv)
approximately $   million to pay certain expenses incurred in connection with the Formation Transactions; and (v) approximately $2.2 million for payment to Mendik/FW LLC as partial consideration for the acquisition of the Mendik Group's management and leasing business, which cash corresponds to the Mendik Group's
income tax obligations associated with such transfer. The remaining $   million
of the Company's initial cash reserve will be funded from approximately $16.8 million of cash the Company expects to acquire from the Property-owning entities in connection with the Formation Transactions.

    If the Underwriters' overallotment option to purchase 1,372,500 shares of Common Stock is exercised in full, the Company expects to use the additional net cash proceeds (which will be approximately $28.1 million, based on the assumed initial public offering price) to acquire interests in additional office properties and for general corporate purposes. Currently, the Company is not a party to any agreement or understanding relating to the acquisition of any additional properties.



    Pending application of the net proceeds of the Offering, the Company will invest such portion of the net proceeds in interest-bearing accounts and/or short-term, interest-bearing securities which are consistent with the Company's intention to qualify for taxation as a REIT.



    Upon the completion of the Offering, third-party mortgage indebtedness secured by two of the Properties will be repaid. Approximately $74.1 million of the net proceeds of the Offering and the Concurrent Placements will be used to repay mortgage indebtedness secured by Two Penn Plaza. This indebtedness is scheduled to mature on May 10, 2000 and, as of December 31, 1996, its weighted average interest rate was 7.41%. In addition, approximately $16.8 million of the net proceeds of the Offering and the Concurrent Placements will be used to repay mortgage indebtedness secured by 866 United Nations Plaza. This indebtedness is scheduled to mature on December 31, 1998 (although the borrower has the right to extend the maturity date until December 31, 2000 if certain conditions are met) and, as of December 31, 1996, its weighted average interest rate was 7.60%.

                                 DISTRIBUTIONS



    Subsequent to the completion of the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The initial distribution, covering a partial quarter commencing on the date of completion of
the Offering and ending on March 31, 1997, is expected to be $   per share,
which represents a pro rata distribution based on a full quarterly distribution
of $   per share and an annual distribution of $   per share (or an annual
distribution rate of approximately    %, based on an assumed initial public
offering price of $22.00). The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised. The following discussion and the information set forth in the table and footnotes below should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.



    The Company intends initially to distribute annually approximately    % of
estimated Cash Available for Distribution. The estimate of Cash Available for Distribution for the 12 months ending September 30, 1997 is based upon pro forma Funds from Operations for the 12 months ended September 30, 1996, adjusted (i) for certain known events and/or contractual commitments that either have occurred or will occur subsequent to September 30, 1996 or during the 12 months ended September 30, 1996, but were not effective for the full 12 months, and
(ii) for certain non-GAAP adjustments consisting of (A) revisions to historical rent estimates from a GAAP basis to amounts currently being paid or due from tenants, (B) pro forma amortization of financing costs, and (C) an estimate of amounts anticipated for recurring tenant improvements, leasing commissions and capital expenditures. No effect was given to any changes in working capital resulting from changes in current assets and current liabilities (which changes are not anticipated to be material) or the amount of cash estimated to be used for (i) investing activities for acquisition and other activities (other than a reserve for capital expenditures, tenant improvements for renewing space and working capital) and (ii) financing activities. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions. Future distributions by the Company will be at the discretion of the Board of Directors. There can be no assurance that any distributions will be made or that the estimated level of distributions will be maintained by the Company.



    The Company anticipates that its distributions will exceed earnings and profits for Federal income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore, approximately 55% (or $0.92 per share) of the distributions anticipated to be paid by the Company for the 12-month period following the completion of the Offering will represent a return of capital for Federal income tax purposes and in such event will not be subject to Federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in his Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. The percentage of stockholder distributions that represents a nontaxable return of capital may vary substantially from year to year.



    The Code generally requires that a REIT distribute annually at least 95% of its net taxable income. See "Federal Income Tax Consequences--Taxation of the Company." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Company for the 12 months ended September 30, 1996, as adjusted for certain items in the following table, would have been approximately $30.7 million. The estimated Cash Available for Distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs under the Code. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Consequences--Taxation of Shareholders."


    The Company believes that its estimate of Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution, and the Company intends to maintain its initial distribution rate for the 12-month period following the completion of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. The Company's actual results of operations will be affected by a number of factors, including the revenue received from its properties, the operating expenses of the Company, interest expense, the ability of tenants of the Company's properties to meet their financial obligations and unanticipated capital expenditures. Variations in the net proceeds from the Offering and the Concurrent Placements as a result of a change in the initial public offering price or the exercise of the Underwriters' overallotment option may affect Cash Available for Distribution, the payout ratio based on Cash Available for Distribution and available reserves. No assurance can be given that the Company's estimate will prove accurate. Actual results may vary substantially from the estimate.



    The following table describes the calculation of pro forma Funds from Operations for the 12 months ended September 30, 1996 and the adjustments to pro forma Funds from Operations for the 12 months ended September 30, 1996 in estimating initial Cash Available for Distribution for the 12 months ending September 30, 1997:



                                                                                                        (DOLLARS IN
                                                                                                        THOUSANDS)
                                                                                                        -----------
Pro forma net income before minority interest for the year ended December 31, 1995....................   $  32,471
Pro forma net income before minority interest for the nine months ended
  September 30, 1995..................................................................................     (22,736)
Pro forma net income before minority interest for the nine months ended
  September 30, 1996..................................................................................      25,327
                                                                                                        -----------
Pro forma net income before minority interest for the 12 months ended September 30, 1996..............      35,062
  Plus: Pro forma real estate depreciation for the 12 months ended September 30, 1996 (1).............      12,106
  Plus: Pro forma amortization (excluding financing costs) for the 12 months ended
    September 30, 1996 (2)............................................................................       2,024
                                                                                                        -----------
Pro forma Funds from Operations for the 12 months ended September 30, 1996 (3)........................      49,192
Adjustments:
  Net increases in contractual rental income (4)......................................................       4,767
  Provision for lease expirations, assuming no renewals (5)...........................................     (16,063)
  Net effect of tenant relocation (6).................................................................         187
                                                                                                        -----------
Estimated adjusted pro forma Funds from Operations for the 12 months ending
  September 30, 1997..................................................................................      38,083
                                                                                                        -----------
  Net effect of straight-line rents (7)...............................................................      (1,787)
  Pro forma amortization of financing costs for the 12 months ended
    September 30, 1996 (8)............................................................................         330
  Estimated recurring capitalized tenant improvements and leasing commissions (9).....................      (5,212)
  Estimated recurring capital expenditures (10).......................................................        (693)
                                                                                                        -----------
Estimated Cash Available for Distribution for the 12 months ending
  September 30, 1997.......................................................................              $  30,721
                                                                                                        -----------
                                                                                                        -----------
  The Company's share of estimated Cash Available for Distribution (11)....................  $
                                                                                             ---------
                                                                                             ---------
  Minority interest's share of estimated Cash Available for Distribution...................  $
                                                                                             ---------
                                                                                             ---------
Total estimated initial annual cash distributions..........................................              $
                                                                                                        -----------
                                                                                                        -----------
  Estimated initial annual distribution per share (12).....................................              $
                                                                                                        -----------
                                                                                                        -----------
  Payout ratio based on estimated Cash Available for Distribution (13).....................                       %
                                                                                                        -----------
                                                                                                        -----------

------------------------


(1) Pro forma real estate depreciation for the year ended December 31, 1995 of $12,398 minus pro forma real estate depreciation for the nine months ended September 30, 1995 of $9,066 plus pro forma real estate depreciation for the nine months ended September 30, 1996 of $8,774.



(2) Pro forma amortization (excluding financing costs) for the year ended December 31, 1995 of $2,032 minus pro forma amortization (excluding financing costs) for the nine months ended September 30, 1995 of $1,517 plus pro forma amortization (excluding financing costs) for the nine months ended September 30, 1996 of $1,509.



(3) The Company generally considers Funds from Operations an appropriate measure of liquidity of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. "Funds from Operations" as defined by NAREIT means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's Funds from Operations are not comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Mendik Predecessors and the Company, Funds from Operations should be examined in conjunction with net income as presented in the combined financial statements and information included elsewhere in this Prospectus. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.



(4) Represents the net increases in contractual rental income from (i) new leases and renewals that were not in effect for the entire 12-month period ended September 30, 1996 of $1,893 and (ii) new leases and renewals that went into effect between October 1, 1996 and January 31, 1997 of $2,874.



(5) Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after September 30, 1996 unless a new or renewal lease has been entered into by January 31, 1997. Of the total decrease of $16,063, a reduction of $11,893 is the result of a $13,062 decrease in contractual rent from one tenant that has vacated space at Two Penn Plaza, net of expense reductions of $1,169. The remaining $4,170 decrease represents the loss in net rental income assuming all leases of space expiring between October 1, 1996 and September 30, 1997 for which no renewals or new leases have been entered into by January 31, 1997 expire in accordance with their terms and space covered by such expiring leases is not re-leased; the decrease is partially offset by a net increase of $176 of rental income from tenants on month-to-month leases which are assumed to continue throughout the period.



(6) As described in "The Properties--Eleven Penn Plaza," one tenant at Eleven Penn Plaza consolidated its operations by relocating to another Property as part of a corporate reorganization. The tenant is required to make certain payments to the Company through the remainder of the original lease term expiring in June 2001, including monthly rental payments. Under GAAP, the Company is required to record the present value of future rental payments as rental income at the time occupancy is surrendered rather than recording rental income as the rental payments are required to be made. Accordingly, pro forma Funds from Operations for the 12 months ended September 30, 1996 includes income from monthly rental payments and the present value of future rental payments for one floor surrendered in October 1995 totaling $4,752. The surrender of the remaining three floors in January 1997 will result in rental and interest income of $8,170 for the 12 months ending September 30, 1997 in accordance with GAAP, or an increase of $3,418 over the prior 12 months' income. During this same period, the Company will receive rental payments of only $4,939, consisting of aggregate monthly rental payments of $3,091 and a lump sum payment of $1,848. In order to reflect the effect of this differential, pro forma Funds from Operations for the 12 months ending September 30, 1997 has been reduced by $3,231. This results in a net adjustment for tenant relocation of $187. From 1998 through June 2001, the Company will receive aggregate monthly rental payments of $3,240 on an annual basis, the present value of which already has been included in rental income for the 12-month period ended September 30, 1996 (or will be included in rental income for the 12 months ending September 30, 1997) in accordance with GAAP and has been adjusted out of Funds from Operations for such years as described above. Accordingly, in reporting its Funds from Operations in 1998 through 2001, the Company will make an adjustment of $3,240 each year ($1,619 for 2001).



(7) Represents the effect of adjusting straight-line rental revenue included in pro forma net income from the straight-line accrual basis to amounts currently being paid or due from tenants.



(8) Pro forma amortization of financing costs for the year ended December 31, 1995 of $353 minus pro forma amortization of financing costs for the nine months ended September 30, 1995 of $265 plus pro forma amortization of financing costs for the nine months ended September 30, 1996 of $242. (Financing costs for these periods is $199,106, which is comprised of $113,000 of mortgage indebtedness secured by the Properties in which the Company will have a 100% interest and $86,106 which represents the Company's pro rata share of mortgage indebtedness secured by the Properties in which the Company will own a partial interest. See "The Properties--Mortgage Indebtedness."



(9) Reflects recurring tenant improvements and leasing commissions anticipated for the 12 months ending September 30, 1997 based on the weighted average tenant improvements and leasing commissions expenditures for renewed and retenanted space at the Properties incurred during 1993, 1994, 1995 and the nine months ended September 30, 1996, multiplied by the average annual square feet of leased space for which leases expire during the years ending December 31, 1997 through December 31, 2001. The weighted average annual per square foot cost of tenant improvements and leasing commissions expenditures is presented below:



                                                                                  NINE MONTHS
                                                                                     ENDED
                                                    YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                -------------------------------  -------------   WEIGHTED
                                                  1993       1994       1995         1996         AVERAGE
                                                ---------  ---------  ---------  -------------  -----------

Tenant improvements per square foot...........  $    8.22  $   25.13  $   14.46    $   19.90         $15.97
Leasing commissions per square foot...........       3.72       5.54       4.64         8.25           5.49
                                                ---------  ---------  ---------       ------    -----------
Total tenant improvements and leasing
  commissions.................................  $   11.94  $   30.67  $   19.10    $   28.15         $21.46
                                                ---------  ---------  ---------       ------    -----------
                                                ---------  ---------  ---------       ------    -----------
Average annual square feet for which leases expire during the years ending December 31, 1997
  through December 31, 2001...................................................................  x   242,891(a)
                                                                                                -----------
Total estimated annual recurring capitalized tenant improvements and leasing commissions......
                                                                                                     $5,212
                                                                                                -----------
                                                                                                -----------


    ----------------------------


    (a) The average annual square footage for which leases expire during the years ending December 31, 1997 through December 31, 2001 includes 42,674 square feet of underground parking garage space at 866 United Nations Plaza which is 100% leased to a single tenant under a lease which expires in December 2001.



    Excludes tenant improvement and leasing commission costs relating to approximately 401,000 feet of vacant space resulting from the expiration on October 31, 1996 of a lease for approximately 430,000 square feet with a single tenant at Two Penn Plaza, and the re-leasing of approximately 60,000 square feet at Two Penn Plaza on an "as is" basis. See "The Properties--Two Penn Plaza." The Company expects to establish an initial reserve of approximately $38 million for tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, as well as for interest and operating costs relating to vacant space and for general working capital needs. Approximately $30 million of this reserve will be escrowed with the lender at Two Penn Plaza to provide for the funding of these expenses at Two Penn Plaza.



(10) As a result of a recently completed renovation program which began in 1988, the Company has relatively few capital projects remaining to be undertaken at this time. For the 12 months ending September 30, 1997, the estimated cost of recurring building improvements and equipment upgrades and replacements (excluding costs of tenant improvements) at the Properties is approximately $693 and is based upon an annual estimated cost of $0.20 per square foot (based on the Company's pro rata share of the total rentable square feet at the Properties).



(11) The Company's share of estimated Cash Available for Distribution and estimated initial annual cash distributions to stockholders of the Company
    is based on its approximate    % aggregate partnership interest in the
    Operating Partnership.



(12) Based on a total of 11,194,318 shares of Common Stock to be outstanding after the Offering (9,150,000 shares to be sold in the Offering, assuming no exercise of the Underwriters' over-allotment option, 1,804,545 shares to be sold in the Concurrent Placements and 239,773 additional shares to be issued in the Formation Transactions).



(13) Calculated as estimated initial annual cash distributions to stockholders of the Company divided by the Company's share of estimated Cash Available for Distribution for the 12 months ending September 30, 1997. The payout
    ratio based on estimated adjusted pro forma Funds from Operations is    %.
    The Company expects that neither it nor any Property-owning entity will, until the completion of the Offering and the Formation Transactions, close the refinancing transactions with lenders with respect to the refinancing of mortgage indebtedness secured by any of the Properties or the interest rates applicable to any such mortgage indebtedness. See "The Properties--Mortgage Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources." The Company therefore may be adversely affected by increases in market interest rates prior to the completion of the Offering and the Formation Transactions. The Company anticipates that every 0.10% increase in the applicable market interest rate will result in an increase in the Company's
    pro rata Share of interest payments of approximately $     on an annualized
    basis, and a resulting increase in the payout ratio based on estimated Cash
    Available for Distribution of    %. After the completion of the Offering and
    the Formation Transactions, the Company expects that mortgage indebtedness secured by Two Park Avenue will have a floating interest rate. If the Company does not engage in a transaction to fix this rate, the Company anticipates that every 0.10% increase in the applicable market interest rate will result in an increase in interest payments of approximately
    $            on an annualized basis.

                                 CAPITALIZATION


    The following table sets forth the combined historical capitalization of the Mendik Predecessors as of September 30, 1996 and as adjusted to give effect to the Formation Transactions, the Offering, the Concurrent Placements and use of the net proceeds from the Offering and the Concurrent Placements as set forth under "Use of Proceeds." The information set forth in the table should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.


                                                                                             SEPTEMBER 30, 1996
                                                                                           -----------------------
                                                                                            COMBINED
                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------

                                                                                               (IN THOUSANDS)
Mortgage debt (1)........................................................................  $  208,879   $ 113,000
Minority interests in Operating Partnership..............................................         N/A      32,367
Stockholders' equity:
  Preferred Stock, $.01 par value; 10,000,000 shares authorized; none issued and
    outstanding..........................................................................      --          --
  Common Stock, $.01 par value; 90,000,000 shares authorized; 11,194,318 issued and
    outstanding (2)......................................................................      --             112
  Additional paid-in capital.............................................................      --          53,125
  Owners' equity.........................................................................      45,054      --
                                                                                           ----------  -----------
    Total owners'/stockholders' equity...................................................      45,054      53,237
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  253,933   $ 198,604
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------


(1) Mortgage debt excludes the Mendik Predecessors' and the Company's pro rata share of the mortgage debt secured by three Properties in which the Company will own non-controlling interests (Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue), which Properties will be accounted for under the equity method. Including the Company's pro rata share of such indebtedness, the Company's mortgage debt, as adjusted, would be approximately $198 million as of September 30, 1996. See "The Properties--Mortgage Indebtedness."



(2) Includes shares of Common Stock to be issued in the Offering and the Concurrent Placements. Does not include (i) 6,805,682 shares of Common Stock that may be issued upon the exchange of Units issued in connection with the Formation Transactions up to two years following the completion of the Offering, or (ii) 935,000 shares of Common Stock subject to options being granted concurrently with the Offering under the Company's stock option plans.

                                    DILUTION



    At September 30, 1996, the Company had a deficiency in net tangible book value attributable to continuing investors of approximately $105 million. After giving effect to (i) the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $22.00 per share) and the receipt by the Company of approximately $222 million in net proceeds from the Offering and the Concurrent Placements, after deducting the Underwriters' discounts and commissions and other estimated expenses of the Offering and the Concurrent Placements, (ii) the repayment of approximately $91 million of mortgage indebtedness secured by certain of the Properties, and (iii) the other Formation Transactions, the pro forma net tangible book value at September 30, 1996 would have been approximately $79 million, or $4.37 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $19.22 per share to the continuing investors (including Mendik/FW LLC and the Mendik Group) and an immediate dilution in pro forma net tangible book value of $17.63 per share of Common Stock to new investors. The following table illustrates this dilution:



Assumed initial public offering price per share............................             $   22.00
  Deficiency in net tangible book value per share prior to the Offering and the Concurrent Placements attributable to continuing investors
    (including Mendik/ FW LLC and the Mendik Group) (1)....................  $  (14.85)
Increase in net tangible book value per share attributable to the Offering
  and the Concurrent Placements (2)........................................  $   19.22
                                                                             ---------
Pro forma net tangible book value after the Offering and the Concurrent
  Placements (3)...........................................................             $    4.37
                                                                                        ---------
Dilution in net tangible book value per share of Common Stock to new
  investors (4)............................................................             $   17.63
                                                                                        ---------
                                                                                        ---------


------------------------


(1) Deficiency in net tangible book value per share prior to the Offering and the Concurrent Placements attributable to continuing investors (including the Mendik Group) is determined by dividing net tangible book value of the Company attributable to continuing investors (based on the September 30, 1996 net book value of the tangible assets (consisting of total assets less intangible assets consisting of deferred lease fees and loan costs and after payments for non-continuing partners' interests), net of liabilities to be assumed) by the sum of the number of shares of Common Stock (i) issued and outstanding, and (ii) issuable (upon the exchange of all Units to be issued) to continuing investors in the Formation Transactions.



(2) Based on an assumed initial public offering price of $22.00 per share and after deducting Underwriters' discounts and commissions and estimated expenses of the Offering, the Concurrent Placements and the Formation Transactions.



(3) Based on total pro forma net tangible book value of $79 million divided by the total number of shares of Common Stock outstanding after the completion of the Offering (11,294,318 shares), and excluding shares that may be issuable upon exercise of stock options. There is no impact on dilution attributable to the issuance of Common Stock in exchange for Units to be issued to the continuing investors (including Mendik/FW LLC and the Mendik Group) in the Formation Transactions because such Units would be exchanged for Common Stock on a one-for-one basis.



(4) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from an assumed initial public offering price of $22.00.



    The following table summarizes, on a pro forma basis giving effect to the Offering, the Concurrent Placements and the Formation Transactions, the number of shares of Common Stock to be sold by the Company in the Offering and the Concurrent Placements and the number of shares of Common Stock and Units to be issued to the continuing investors (including Mendik/FW LLC and the Mendik Group) in the

Formation Transactions, the deficiency in the net tangible book value as of September 30, 1996 of the assets contributed by the continuing investors (including Mendik/FW LLC and the Mendik Group) in the Formation Transactions and the net tangible book value of the average contribution per share based on total contributions.



                                                          COMMON STOCK/               CASH/           PURCHASE PRICE
                                                           UNITS ISSUED           BOOK VALUE OF        BOOK VALUE OF
                                                      ----------------------      CONTRIBUTIONS           AVERAGE
                                                       SHARES/                ----------------------   CONTRIBUTION
                                                        UNITS      PERCENT         $        PERCENT   PER SHARE/UNIT
                                                      ---------  -----------  -----------  ---------  ---------------
                                                            (IN THOUSANDS EXCEPT PERCENTAGES)
New investors in the Offering and the Concurrent
  Placements........................................     10,955        60.9%  $   221,807      259.1%    $   22.00(1)
Common Stock issued to continuing investors
  (including Mendik/FW LLC and the Mendik Group)....        240         1.3           841        1.0          3.50
Units issued to continuing investors (including
  Mendik/FW LLC and the Mendik Group)...............      6,805        37.8      (137,044  (2)    (160.1) $       20.14
                                                      ---------       -----   -----------  ---------
    Total...........................................     18,000       100.0%  $    85,604      100.0%
                                                      ---------       -----   -----------  ---------
                                                      ---------       -----   -----------  ---------


------------------------


(1) Before deducting Underwriters' discounts and commissions and other estimated expenses of the Offering, the Concurrent Placements and the Formation Transactions.



(2) Based on the September 30, 1996 net book value of the assets, adjusted for the Formation Transactions.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth unaudited pro forma financial and other information for the Company and combined historical financial information for the Mendik Predecessors. The following selected financial information should be read in conjunction with the financial statements and notes thereto contained in this Prospectus.

    The combined historical balance sheets as of December 31, 1995 and 1994 and statement of income for the years ended December 31, 1995, 1994 and 1993 of the Mendik Predecessors have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The combined historical balance sheet as of September 30, 1996 and statements of income for the nine months ended September 30, 1996 and 1995 have been derived from the unaudited historical combined financial statements of the Mendik Predecessors. In the opinion of the management of the Mendik Predecessors, all adjustments considered necessary for a fair presentation of the results of the interim periods have been included, and all adjustments are of a normal and recurring nature. The results of operations for the interim periods ending September 30, 1996 and 1995 are not necessarily indicative of the results to be obtained for the full fiscal year.


    Unaudited pro forma operating information for the year ended December 31, 1995 and the nine months ended September 30, 1996 is presented as if the completion of the Offering, the Concurrent Placements and the Formation Transactions occurred at the beginning of such periods and, therefore, incorporates certain assumptions that are described in the notes to the Pro Forma Condensed Consolidated Statements of Operations included elsewhere in this Prospectus. The unaudited pro forma balance sheet data is presented as if the aforementioned transactions had occurred on September 30, 1996.


    The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

        THE COMPANY (PRO FORMA) AND THE MENDIK PREDECESSORS (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                     -------------------------------------  -----------------------------------------------
                                                         HISTORICAL                                  HISTORICAL
                                                  ------------------------               ----------------------------------
                                                     1996         1995       PRO FORMA      1995        1994        1993
                                                  ----------  ------------  -----------  ----------  ----------  ----------
                                                                               1995
                                                                            -----------
                                      PRO FORMA                             (UNAUDITED)
                                     -----------
                                        1996
                                     -----------
                                     (UNAUDITED)
OPERATING DATA:
Revenues:
  Rental revenue...................   $  52,820   $   51,706  $     48,859   $  66,004   $   65,050  $   65,176  $   63,826
  Escalation and reimbursement
    revenues.......................       8,252        8,252         8,688      11,668       11,668      11,331      13,385
  Construction revenues from
    affiliates.....................      --               45           134      --              204         130         107
  Management revenues..............      --            3,013         3,968      --            5,671       5,061       4,160
  Leasing commissions..............      --              958           588      --              754       1,995       1,219
  Investment income................       1,768        1,282         1,346       2,698        2,096       1,357       1,263
  Dividend from subsidiary
    corporation....................         617       --           --              790       --          --          --
  Equity in net income
    of investees...................       2,605        1,585         1,753       6,152        4,138       1,307         751
                                     -----------  ----------  ------------  -----------  ----------  ----------  ----------
  Total revenues...................      66,062       66,841        65,336      87,312       89,581      86,357      84,711
                                     -----------  ----------  ------------  -----------  ----------  ----------  ----------
Expenses:
  Operating expenses...............      27,519       27,452        27,609      36,563       36,462      36,280      36,743
  Interest.........................       6,145       11,782        12,167       8,193       16,247      16,121      16,749
  Depreciation and amortization....       5,919        8,356         8,418       7,992       11,305      10,788      11,290
  Marketing, general and
    administrative.................       1,152        4,209         4,665       2,093        6,485       6,350       5,689
                                     -----------  ----------  ------------  -----------  ----------  ----------  ----------
  Total expenses...................      40,735       51,799        52,859      54,841       70,499      69,539      70,471
                                     -----------  ----------  ------------  -----------  ----------  ----------  ----------
Income before minority interest
  (2)..............................      25,327   $   15,042  $     12,477      32,471   $   19,082  $   16,818  $   14,240
                                                  ----------  ------------               ----------  ----------  ----------
                                                  ----------  ------------               ----------  ----------  ----------
  Minority Interest................       9,576                                 12,277
                                     -----------                            -----------
Income after minority interest.....   $  15,751                              $  20,194
                                     -----------                            -----------
                                     -----------                            -----------
Net income per share...............   $    1.41       --           --        $    1.80       --          --          --

BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.....................   $ 226,589   $  265,443       --           --       $  261,515  $  253,678  $  248,779
Real estate, after accumulated
  depreciation.....................     129,291      150,976       --           --          153,026     153,301     154,619
Total assets.......................     224,783      280,794       --           --          263,708     266,152     266,829
Mortgages payable..................     113,000      208,879       --           --          208,829     208,891     206,958
Minority interest..................      32,367          N/A           N/A      --              N/A         N/A         N/A
Owners' equity.....................      53,237       45,054       --           --           34,618      32,201      27,227

OTHER DATA:
Funds from Operations (3)..........   $  35,607   $   27,225  $     24,964   $  46,899   $   36,187  $   32,555  $   30,334
Net cash provided by operating
  activities.......................      --            8,914        16,671      --           24,296      23,600      15,786
Net cash provided by (used in)
  financing activities.............      --           (4,395)       (6,731)     --          (17,700)    (15,161)     (9,805)
Net cash provided by (used in)
  investing activities.............      --           (2,237)      (18,818)     --           (9,017)     (7,781)     (4,949)


                                         1992         1991
                                     ------------  ----------

OPERATING DATA:
Revenues:
  Rental revenue...................  $     64,573  $   64,872
  Escalation and reimbursement
    revenues.......................        14,941      14,604
  Construction revenues from
    affiliates.....................           254         411
  Management revenues..............         4,310       4,561
  Leasing commissions..............         1,977       2,489
  Investment income................           540         503
  Dividend from subsidiary
    corporation....................       --           --
  Equity in net income
    of investees...................         2,385       2,353
                                     ------------  ----------
  Total revenues...................        88,980      89,793
                                     ------------  ----------
Expenses:
  Operating expenses...............        64,417(1)     37,217
  Interest.........................        20,912      21,385
  Depreciation and amortization....        11,042       9,690
  Marketing, general and
    administrative.................         5,718       6,320
                                     ------------  ----------
  Total expenses...................       102,089      74,612
                                     ------------  ----------
Income before minority interest
  (2)..............................  $    (13,109) $   15,181
                                     ------------  ----------
                                     ------------  ----------
  Minority Interest................

Income after minority interest.....

Net income per share...............       --           --
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.....................  $    245,027  $  239,129
Real estate, after accumulated
  depreciation.....................       159,282     161,858
Total assets.......................       261,151     265,393
Mortgages payable..................       208,958     199,103
Minority interest..................           N/A         N/A
Owners' equity.....................        22,829       9,104
OTHER DATA:
Funds from Operations (3)..........  $     28,428  $   29,689
Net cash provided by operating
  activities.......................        19,872      14,113
Net cash provided by (used in)
  financing activities.............         1,296      (4,788)
Net cash provided by (used in)
  investing activities.............       (14,960)    (11,252)

------------------------


(1) At December 31, 1992, Two Park Company, the entity which owns Two Park Avenue, determined that its investment in Two Park Avenue had declined in value and deemed such decline to be other than temporary. Accordingly, Two Park Company wrote down its investment by $25 million in 1992.



(2) Based on 11,194,318 shares of Common Stock outstanding after the Offering.



(3) The Company generally considers Funds from Operations an appropriate measure of liquidity of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. "Funds from Operations" as defined by NAREIT means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's Funds from Operations are not comparable to Funds from Operations reported by other REITs that do not define that term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Mendik Group and the Company, Funds from Operations should be examined in conjunction with net income (loss) as presented in the audited combined financial statements and information included elsewhere in this Prospectus. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Reconciliation of Net Income and Funds from Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    The following discussion should be read in conjunction with the Selected Combined Financial Data, the Historical Combined Financial Statements and the Pro Forma Combined Balance Sheet and Combined Statement of Income of the Company contained in this Prospectus.



    The Combined Financial Statements of the Mendik Predecessors include financial data for three Property-owning entities and equity interests in four Property-owning entities and entities which provide management and leasing services to the Property-owning entities, the other office properties in which the Mendik Group owns an interest and unaffiliated third parties. Specifically, the Combined Financial Statements of the Mendik Predecessors include 100% of the net assets and results of operations of three Properties (Two Penn Plaza, 1740 Broadway and 866 United Nations Plaza), equity interests in four other properties (Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue) (which interests are accounted for under the equity method) and 100% of the net assets and results of operations of the affiliated companies which provide real estate management and leasing services to the Properties and to the other office properties in which the Mendik Group owns an interest, as well as to unaffiliated third parties.



RESULTS OF OPERATIONS


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED
  SEPTEMBER 30, 1995


    Rental revenue increased $2.8 million, or 5.8%, to $51.7 million from $48.9 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The increase was primarily due to increased rents on new leases replacing expiring and renewal leases that were at lower rents.



    Escalation and reimbursement revenues decreased by $436,000, or 5.0%, to $8.3 million from $8.7 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease primarily was attributable to a decrease in real estate taxes (tenants generally pay their pro rata share of increases in real estate taxes over a base year; however, with the decrease in real estate taxes, real estate tax escalation payments by tenants also decreased). In addition, recent new and renewed leases were signed with current base years, which generally are higher than base years in old leases that expired; as a result, real estate tax escalation payments declined.



    Management revenues decreased $1.0 million, or 24.1%, to $3.0 million from $4.0 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease in revenues is attributable to fees earned for special services and new business from Building Maintenance Service Corp., an affiliate of the Mendik Group, in 1995.


    Leasing commission revenues increased $370,000, or 62.9%, to $958,000 from $588,000 for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The increase in leasing commission revenues is primarily attributable to new leases signed at 570 Lexington Avenue.


    Investment income decreased $64,000, or 4.8%, to $1.3 million from $1.4 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.



    At September 30, 1996 and 1995, the Mendik Predecessors held non-controlling interests in four entities which have been accounted for under the equity method. Equity in net income of investees decreased $168,000, or 9.6%, to $1.6 million from $1.8 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease in equity in net income from the entity which owns Eleven Penn Plaza of $920,000 was partially offset by the decrease in equity in net loss from the entity which owns Two Park Avenue of $413,000 and the increase in equity in net income from the entity which owns 330 Madison Avenue of $392,000 for the period. The decline in equity in net income from the entity which owns Eleven Penn Plaza was primarily due to lease cancellation income recorded during the nine months ended September 30, 1995.



    Operating expenses increased $377,000, or 2.4%, to $16.0 million from $15.6 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The increase was due primarily to increased energy costs caused by the comparatively severe winter in New York City during the first quarter of 1996.



    Real estate taxes decreased $563,000, or 4.9%, to $11.0 million from $11.5 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease was due primarily to a reduction in property assessments and rates and a refund of real estate taxes previously paid with respect to prior taxable years.


    Interest expense decreased $385,000, or 3.2%, to $11.8 million from $12.2 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease was due primarily to the refinancing of $9.7 million of debt at 866 United Nations Plaza in January 1996 at a lower interest rate.

    Depreciation and amortization of $8.4 million was substantially unchanged for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.


    Marketing, general and administrative expenses decreased $456,000, or 9.8%, to $4.2 million from $4.7 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The decrease was principally a result of a reduction in professional fees related to landlord tenant matters at Two Penn Plaza.



    As a result of the foregoing, net income increased $2.5 million, or 20.6%, to $15.0 million from $12.5 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.


COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    Rental revenue decreased $126,000, or 0.2%, to $65.1 million from $65.2 million for the year ended December 31, 1995 compared to the year ended December 31, 1994.

    Escalation and reimbursement revenues increased $337,000, or 3.0%, from $11.3 million to $11.7 million for the year ended December 31, 1995 compared to the year ended December 31, 1994.


    Management revenues increased $610,000, or 12.1%, to $5.7 million from $5.1 million for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due primarily to the acquisition of new third-party contracts in early 1995 and the acquisition of 570 Lexington Avenue in October 1994.



    Leasing commission revenues decreased $1.2 million, or 62.2%, from $2.0 million to $754,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994 due to a decrease in leasing activity.



    Investment income increased by $739,000, or 54.5%, to $2.1 million from $1.4 million for the year ended December 31, 1995 compared to the year ended December 31, 1994 due to an increase in funds invested and higher rates.



    Equity in net income of investees increased $2.8 million, or 216.6%, to $4.1 million from $1.3 million for the year ended December 31, 1995 as compared to the year ended December 31, 1994. The increase in net income is related to an increase in equity in net income from the entity which owns Eleven Penn Plaza to $3.8 million from $699,000, (primarily attributable to an increase in lease cancellation income, including $2.6 million included in the three months ended December 31, 1995 from one tenant) and a decrease in equity in net loss from $690,000 to $349,000 from the entity which owns Two Park Avenue, which was partially offset by a decrease in equity in net income from the entity which owns 330 Madison Avenue to $816,000 from $1.3 million.

    Operating expenses increased $142,000, or 0.7%, to $20.5 million from $20.4 million for the year ended December 31, 1995 compared to the year ended December 31, 1994. Thus, the composition and amount of operating expenses remained substantially constant.

    Real estate taxes of $15.3 million were substantially identical for the years ended December 31, 1995 and December 31, 1994.

    Interest expense increased $126,000, or 0.8%, to $16.2 million from $16.1 million for the year ended December 31, 1995 compared to the year ended December 31, 1994.


    Depreciation and amortization increased $517,000, or 4.8%, to $11.3 million from $10.8 million for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due principally to a mortgage of $131 million recorded in 1995 secured by Two Penn Plaza, which resulted in an increase in amortization of mortgage costs of $650,000.


    Marketing, general and administrative expenses increased $135,000, or 2.1%, to $6.5 million from $6.4 million for the year ended December 31, 1995 compared to the year ended December 31, 1994.


    As a result of the foregoing, net income increased $2.3 million, or 13.4%, to $19.1 million from $16.8 million for the year ended December 31, 1995 compared to the year ended December 31, 1994.


COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993


    Rental revenue increased by $1.4 million, or 2.1%, to $65.2 million from $63.8 million for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase resulted from an increase in base rentals at each of the consolidated Properties.



    Escalation and reimbursement revenues decreased $2.1 million, or 15.3%, to $11.3 million from $13.4 million for the year ended December 31, 1994 compared to the year ended December 31, 1993. The decrease was primarily attributable to a decrease in real estate taxes (which are passed through to tenants) in 866 UN Plaza, Two Penn Plaza and 1740 Broadway and leases which have rolled over with more current base years for expenses.



    Management revenues increased $901,000, or 21.7%, to $5.1 million from $4.2 million for the year ended December 31, 1994 as compared to the year ended December 31, 1993. The increase was primarily attributable to a fee earned for special services and new business from Building Maintenance Service Corp., an affiliate of the Mendik Group.



    Leasing commissions revenues increased $776,000, or 63.7%, to $2.0 million from $1.2 million for the year ended December 31, 1994 as compared to the year ended December 31, 1993 due to an increase in leasing activity in two properties.



    Investment income increased by $94,000, or 7.4%, to $1.4 million from $1.3 million for the year ended December 31, 1994 as compared to the year ended December 31, 1993.



    Equity in net income of investees increased by $556,000, or 74.0%, to $1.3 million from $751,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. The increase was attributable to an increase in equity in net income in the entity which owns Eleven Penn Plaza of $685,000 and a decrease in equity in net loss of $192,000 from the entity which owns Two Park Avenue offset by a decrease in equity in net income in the entity which owns 330 Madison Avenue of $309,000.


    Operating expenses decreased $130,000, or 0.6%, to $20.4 million from $20.5 million for the year ended December 31, 1994 compared to the year ended December 31, 1993.

    Real estate taxes decreased $322,000, or 2.1%, to $15.3 million from $15.6 million for the year ended December 31, 1994 as compared to the year ended December 31, 1993. Real estate taxes decreased for each of the entities which own 866 UN Plaza, Two Penn Plaza and 1740 Broadway.



    Interest expense decreased $628,000, or 3.7%, to $16.1 million from $16.7 million for the year ended December 31, 1994 compared to the year ended December 31, 1993. The decrease was due to a small decrease in interest rates related to variable interest debt at 866 UN Plaza.


    Depreciation and amortization decreased $502,000, or 4.4%, to $10.8 million from $11.3 million for the year ended December 31, 1994 compared to the year ended December 31, 1993.


    Marketing, general and administrative expenses increased $661,000, or 11.6%, to $6.4 million from $5.7 million for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase was due primarily to additional expenses relating to the Management Company which was affected by increased management fee revenue and leasing commission revenue.



    As a result of the foregoing, net income increased $2.6 million, or 18.1%, to $16.8 million from $14.2 million for the year ended December 31, 1994 compared to the year ended December 31, 1993.


PRO FORMA OPERATING RESULTS

NINE MONTHS ENDED SEPTEMBER 30, 1996


    On a pro forma basis, combined net income for the nine months ended September 30, 1996 is $709,000 greater than the corresponding amount in the historical financial statements. The pro forma operating results for the nine months ended September 30, 1996 includes a minority share of income of $9.6 million whereas there is no minority interest in the corresponding historical period. On a pro forma basis, combined income (before deduction of minority interests) would have been $25.3 million for the nine months ended September 30, 1996, compared to historical net income of $15 million for the nine months ended September 30, 1996. Pro forma net income before minority interests increased by $10.3 million primarily attributable to a reduction in interest expense of $5.6 million. The balance of the increase of $4.7 million as compared to the historical income arises from a decrease in depreciation and amortization of $2.3 million, primarily attributable to the purchase of partners' interests in 1740 Broadway at an amount less than the historical book value of the property, an increase in equity in net income of investees of $1.0 million attributable to a decrease in interest expense due to a reduction in interest rate or the refinancing of debt related to the Company's investments in the entities which own Two Park Avenue and Eleven Penn Plaza, an increase in rental revenue of $1.1 million principally attributable to the straight-line rental income relating to the purchase of partners' interests in 1740 Broadway, an increase of $409,000 resulting from the restructuring of the management companies and the eliminating of certain nonrecurring income and expense items which offset an increase in cleaning expense of $105,000 due to contract changes and an increase in REIT marketing, general and administrative of $113,000.



    The Company, through the Operating Partnership, will own 95% of the equity in the Management Corporation and a note issued by the Management Corporation. The historical financial statements show the management and leasing operations on a combined basis while the pro forma financial statements show the Management Corporation on the equity basis. Consequently, the increase in income of $409,000 resulting from the restructure of the management companies is caused by the elimination of $703,000 of historical net income offset by an increase in equity in net income of the Management Corporation of $617,000 and an increase of $495,000 in interest income from note receivable of the Management Corporation. The Management Corporation's historical net income of $703,000 was adjusted for the following pro forma adjustments of (1) an increase in interest expense of $495,000 (on the Note Payable to the Operating Partnership), (2) an increase in taxes of $90,000, (3) offset by a reduction of $531,000 in nonrecurring officers' bonuses. Consequently, the net income available for dividends of the Management

Corporation on a pro forma basis is $649,000 of which 95% or $617,000 is attributable to an increase in equity of investee owned by the Operating Partnership.


YEAR ENDED DECEMBER 31, 1995


    On a pro forma basis, combined net income (before deduction of minority interests) would have been $32.5 million for the year ended December 31, 1995, compared to historical net income of $19.1 million for the year ended December 31, 1995. Pro forma net income before minority interests increased $13.4 million primarily attributable to a reduction in interest expense of $8.1 million. The balance of the increase of $5.3 million as compared to the historical income arises from a decrease in depreciation and amortization of $3.1 million and an increase in straight line rental income of $1 million, primarily attributable to the purchase of partners' interests in 1740 Broadway at an amount less than the historical book value of the property, an increase in rental revenue of $1 million attributable to the straight-line rental income relating to the purchase of partners' interests in 1740 Broadway, an increase in equity in net income of investees of $2.0 million resulting primarily from a decrease in interest expense due to a reduction in interest rate or the refinancing of debt related to the Company's investments in the entities which own Two Park Avenue and Eleven Penn Plaza which offset an increase in cleaning expense of $149,000 due to contract charges and an increase in REIT marketing, general and administrative expenses of $150,000 and a decrease of $440,000 resulting from the restructure of the Management Corporation.



    The Company, through the Operating Partnership, will own 95% of the equity of the Management Corporation and a note issued by the Management Corporation. The historical financial statements show the management and leasing operations on a combined basis while the pro forma financial statements show the Management Corporation on the equity basis. Consequently, the decease of $440,000 resulting from the restructure of management companies is caused by the elimination of $1.9 million of historical net income offset by an increase in equity in net income of the Management Corporation of $790,000 and an increase of $660,000 in interest income from note receivable of the Management Corporation. The Management Corporation's historical net income of $1.9 million was adjusted for the following pro forma adjustments of (1) a reduction of $1.2 million of nonrecurring management fee income, (2) an increase in interest expense of $660,000 on the note payable to the Operating Partnership, (3) an increase in taxes of $46,000, (4) offset by a reduction of $815,000 in nonrecurring officers' bonuses. Consequently, the net income available for dividends of the Management Corporation on a pro forma basis is $832,000 of which 95% or $790,000 is attributable to an increase in equity of investee owned by the Operating Partnership.


LIQUIDITY AND CAPITAL RESOURCES


    Upon completion of the Offering and the Formation Transactions and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company expects to have reduced the total mortgage debt secured by the three Properties that will be consolidated in the financial statements of the Company from approximately $209 million to approximately $113 million (including cancellation of certain indebtedness) and the Company's pro rata share of all mortgage debt secured by the Properties will decrease from $295 million to approximately $199 million. The $113 million of mortgage debt will be at a floating interest rate, but the Company expects to enter into interest rate swap agreements in order to fix its interest costs. Approximately $80 million of such mortgage debt will mature in May 2005 and approximately $33 million of such mortgage debt will mature in May 2004. There will be no principal amortization of this debt prior to maturity. Based on an estimated total market capitalization of $595 million, the Company's debt (including approximately $86 million of unconsolidated mortgage debt on properties in which the Company will have a minority interest), would represent approximately 33% of its total market capitalization (or 22% of its total market capitalization, excluding such unconsolidated mortgage debt). See "Policies with Respect to Certain Activities -- Financing Policies."



    After paying down mortgage debt as well as expenses of the Offering, the Concurrent Placements and the Formation Transactions, the Company expects to establish an initial reserve of approximately $38 million for tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, as well as for interest and operating costs relating to vacant space at the Properties and for general working capital needs. Approximately $30 million of this reserve will be escrowed with the lender at Two Penn Plaza to provide for the funding of these expenses at Two Penn Plaza. See "The Properties--Two Penn Plaza." The Company also anticipates that capital may be required (i) in connection with the re-leasing of certain space at Eleven Penn Plaza, (ii) in connection with the pay down and refinancing of the existing mortgage loan secured by 330 Madison Avenue, and (iii) in connection with the ongoing lease-up of 570 Lexington Avenue, although the actual amount of capital that may be needed for these transactions is not yet known. The Company will benefit from cash that is being held by certain of the Property-owning entities in which the Company will have a minority interest. As of September 30, 1996, the cash balances held by certain of these Property-owning entities was approximately $15.4 million, of which the Company's share on a pro forma basis would have been approximately $5.7 million.



    As a result of a recently completed renovation program (see "The Properties--The Portfolio-- Historical Capital Expenditures"), relatively few capital projects remain to be undertaken at the Properties over the next several years. For the nine months ended September 30, 1996 and the years ended 1995, 1994 and 1993, the cost of building improvements and equipment upgrades at the Properties (excluding 570 Lexington Avenue) was approximately $6.6 million, $8.1 million and $3.3 million, respectively. For each of 1997 and 1998, the Company's pro rata share (based on its ownership interest) of the projected cost of building improvements and equipment upgrades (excluding the cost of tenant improvements) at the Properties is approximately $690,000 (or approximately $0.20 per square foot, based on the Company's pro rata share of the total rentable square footage at the Properties). The Company expects such cost to be paid from existing cash reserves or net cash provided by operations.



    The Company's receivables have increased from $4.3 million at December 31, 1994 to $5.1 million at December 31, 1995 and to $6.1 million at September 30, 1996. The increase of approximately $0.8 million from December 31, 1994 to December 31, 1995 is primarily attributable to an increase in the amounts due from the Residential Towers pursuant to the terms of the reciprocal easement agreement at 866 U.N. Plaza. The increase of approximately $1.0 million from December 31, 1995 to September 30, 1996 is primarily due to an electric utility rebate receivable of $400,000 (collected prior to December 31, 1996) at Two Penn Plaza and another increase of approximately $900,000 in amounts due under the reciprocal easement agreements (attributable to shared capital improvements). At December 31, 1996, the amount due from the Residential Towers at 866 United Nations Plaza was approximately $130,000, a reduction of approximately $1.6 million from September 30, 1996.



    The Company expects to acquire properties in the future. See "Business and Growth Strategies-- Acquisition Strategy." Such acquisitions may require substantial capital commitments by the Company, either in the form of purchase price, pay down of existing debt secured by a target property, assumption of debt secured by such property or costs associated with the renovation or re-leasing of such property. The Company expects that a portion of such costs will be funded from draws under the Line of Credit, which the Company expects to have in place shortly after the completion of the Offering (although there can be no assurance that the Line of Credit will be obtained). However, in light of the substantial costs typically associated with acquisitions of Manhattan office properties, the Company expects that financings for such acquisitions are also likely to require single-asset financings secured by the target property.



    The Company believes that its initial cash reserves, the Company's share of reserves held by the Property-owning entities in which the Company has a non-controlling partial interest and net cash provided by operations will be sufficient to meet the Company's capital needs in the near term. In the long term, the Company expects that capital needs will be met through a combination of net cash provided by operations, borrowings and additional equity issuances.

    The Company expects to make distributions from Cash Available for Distribution, which the Company believes will exceed Cash Available for Distribution historically available because of the reduction in debt service expected to result from the repayment of indebtedness in connection with the Formation Transactions. Amounts accumulated for distribution, as well as the initial cash received by the Company upon completion of the Offering, will be invested by the Company primarily in short-term investments that are collateralized by securities of the United States government or any of its agencies, high-grade commercial paper and bank deposits, as well as other permitted investments. See "Distributions."



CASH FLOWS



    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED SEPTEMBER 30, 1995. Cash and cash equivalents were $14.2 million and $5.4 million at September 30, 1996 and 1995, respectively. Cash and cash equivalents increased $2.3 million during the nine months ended September 30, 1996, compared to a decrease of $8.9 million for the corresponding period in the prior year. The increase is attributable to a $16.6 million decrease in the net cash used in investing activities, from $18.8 million in 1995 to $2.2 million in 1996, and a $2.3 million decrease in net cash used in financing activities, from $6.7 million in 1995 to $4.4 million in 1996, offset by a $7.8 million decrease in net cash provided by operating activities, from $16.7 million in 1995 to $8.9 million in 1996. The decrease in the net cash used in investing activities is due primarily to an increase of net proceeds from net sales of securities over net purchases of securities of $14.4 million. The decrease in net cash used in financing activities is due primarily to a decrease in cash distributions to owners of $1.8 million. The decrease in cash provided by operating activities was attributable primarily to $5.9 million of cash transferred to a restricted cash account for payments of mortgage interest in 1996, an increase in deferred lease fees paid of $2.7 million and an increase in receivables of $1.3 million offset by an increase in net income of $2.6 million.



    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31,
1994. Cash and cash equivalents were $11.9 million and $14.3 million at December 31, 1995 and 1994, respectively. Cash and cash equivalents decreased $2.4 million during 1995, compared to an increase of $658,000 during 1994. The decrease is attributable to a $1.2 million increase in net cash used in investing activities from $7.8 million in 1994 to $9.0 million in 1995, and a $2.5 million increase in net cash used in financing activities from $15.2 million in 1994 to $17.7 million in 1995 offset by a $700,000 increase in net cash provided by operating activities, from $23.6 million in 1994 to $24.3 million in 1995. The increase in the net cash used in investing activities is due primarily to an increase of net purchases of securities over proceeds from net sales of securities of $1.3 million. The increase in net cash used in financing activities is due to an increase in net distribution to owners of $9.5 million offset by a decrease due to the change in fiscal year of $3.7 million and a decrease in deferred loan costs paid of $3.3 million. The increase in net cash provided by operating activities is due to an increase in net income of $2.3 million (due primarily to the increase in income from investees), a decrease of deferred lease fees paid of $600,000, an increase in accounts payable of $100,000 in 1995 as compared to a decrease of $1.5 million in 1994, and an increase of receivables of $500,000 in 1995 as compared to an increase of $2.4 million in 1994, offset by a decrease in prepaid expenses of $300,000 in 1995 compared to an decrease of $5.5 million in 1994.



    COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31,
1993. Cash and cash equivalents were $14.3 million and $13.7 million at December 31, 1994 and 1993, respectively. Cash and cash equivalents increased $658,000 during 1994 compared to a increase of $1.0 million during 1993. The lower increase in cash and cash equivalents is due to a $7.8 million increase in net cash provided by operating activities, from $15.8 million in 1993 to $23.7 million in 1994, offset by a $2.8 million increase in net cash used in investing activities, from $5.0 million in 1993 to $7.8 million in 1994, and a $5.3 million increase in the net cash used in financing activities, from $9.8 million in 1993 to $15.2 million in 1994. The increase in net cash provided by operating activities of $7.8 million is due to the increase in net income of $2.6 million, an increase in prepaid expenses in 1994 of $5.5 million, an increase in deferred rent of $800,000 in 1994 as compared to an increase of $3.5 million in 1993, and tenant acquisition costs of $1.7 million in 1993 as compared to $160,000 in 1994, offset by a decrease on accounts payable of $1.5 million in 1994 as compared to a decrease of $200,000 in 1993 and a decrease of deferred rents payable of $641,000 in 1994 as compared to an increase in 1993 of $500,000. The increase in cash used in investing activities of $2.8 million was due to an increase of $4.5 million in 1994 of building improvements over amounts paid in 1993, offset by the excess of purchases of securities over proceeds from sales of securities in 1993 of $1.5 million compared to an excess of sales proceeds in 1994 of $198,000. The increase in net cash used in financing activities of $5.4 million was due to the effect of the change in fiscal year of $3.7 million in 1994 and to loan costs placed in escrow of $3.6 million in 1994, offset by a decrease in net cash distributions of $2.0 million in 1994 as compared to 1993.



RECONCILIATION OF NET INCOME AND FUNDS FROM OPERATIONS



                                                  NINE MONTHS ENDED             YEAR ENDED
                                                  SEPTEMBER 30, 1996        DECEMBER 31, 1995
                                               ------------------------  ------------------------
                                                            HISTORICAL                HISTORICAL
                                                            -----------   PRO FORMA   -----------
                                                                         -----------
                                                PRO FORMA                (UNAUDITED)
                                               -----------
                                               (UNAUDITED)
                                                                 (IN THOUSANDS)
Net income before minority interest..........   $  25,327    $  15,042    $  32,471    $  19,082
  Plus: Depreciation and amortization........       5,919        8,356        7,992       11,305
  Less: Amortization of finance costs
       included above........................        (196)        (745)        (272)        (928)
  Plus: Share of depreciation and
       amortization of equity investees......       4,613        4,775        6,803        7,092
  Less: Share of amortization of finance
       costs of equity investees included
  above......................................         (56)        (203)         (95)        (364)
                                               -----------  -----------  -----------  -----------
Funds from Operations........................   $  35,607       27,225       46,899       36,187
                                               -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------


INFLATION

    Substantially all of the office leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of the leases provide for fixed base rent increases or indexed escalations. The Company believes that inflationary increases may be at least partially offset by the contractual rent increases described above.

                  NEW YORK ECONOMY AND MANHATTAN OFFICE MARKET



    UNLESS INDICATED OTHERWISE, INFORMATION CONTAINED HEREIN CONCERNING THE NEW YORK METROPOLITAN ECONOMY AND THE MANHATTAN OFFICE MARKET IS DERIVED FROM A REPORT COMMISSIONED BY THE COMPANY AND PREPARED BY ROSEN CONSULTING GROUP, A NATIONALLY KNOWN REAL ESTATE CONSULTING COMPANY, AND IS INCLUDED HEREIN (THE "ROSEN MARKET STUDY") WITH THE CONSENT OF ROSEN CONSULTING GROUP.



    The Company believes that the strength of the New York metropolitan economy and the current supply/demand fundamentals in the Manhattan office market provide an attractive environment for acquiring, owning and operating Class A office properties.


NEW YORK ECONOMY


    New York City is a leading international city with a large, dynamic and diverse economy. According to the U.S. Census Bureau, as of July 1994 the economy of the New York consolidated metropolitan statistical area was larger than the economies of the next two largest U.S. metropolitan areas combined (Los Angeles and Chicago), and larger than the economy of any individual state except California, based on aggregate personal income (which the Company believes is a good proxy for overall economic output). New York City's broad economic base and concentration of businesses create a "critical mass" which encourages companies and firms in the financial, legal, accounting, advertising, publishing, entertainment/broadcasting and retail sectors to establish and maintain a presence in New York City.



    After enduring a significant economic downturn in the late 1980s and early 1990s, the New York metropolitan area has experienced consistent economic growth over the past three years. Between 1994 and 1996, an average of approximately 39,000 net private sector jobs have been added each year, representing an annual growth rate of 1.2 to 1.4%, although total private sector employment in the New York metropolitan area remains significantly below its peak in 1988. Net private sector job creation in the New York metropolitan area is anticipated to continue at an average rate of 1% per annum, or approximately 30,000 private sector jobs per annum, through 1998. There can be no assurance however, that this expectation will be met.


    With its unique appeal, New York City is headquarters to many of the leading corporations and service firms in the U.S., including:

     - more Fortune 500 Companies (47) than any other U.S. city;


     - three of the four largest U.S. commercial banks (over 325 international banks have offices in New York City, according to the Conference of State Banking Seminars);


     - twenty-three of the 25 largest U.S. securities firms;


     - four of the 10 largest money managers in the U.S.;


     - twenty-seven of the 100 largest U.S. law firms (64 of the 100 largest U.S. law firms have offices in New York City);


     - four of the "Big Six" accounting firms;



     - four of the largest U.S. entertainment/media conglomerates; and



     - fifteen of the 17 largest U.S. advertising firms.



Part of New York City's appeal to employers is a highly educated work force--over 40% of Manhattan's residents over the age of 25 have received a college degree and nearly 20% have received a graduate or professional degree. In addition, with a population of approximately 7.4 million, including 169,000 households that have an annual income in excess of $150,000, New York City provides a large base of potential customers, which is of particular appeal to businesses providing goods and services.



    The continuing attractiveness of New York City to corporate America is evidenced by the recent commitments made to New York City by companies such as General Electric (which owns NBC), Viacom, Morgan Stanley, Credit Suisse First Boston, Mutual of New York (MONY), Value Line, General Motors and Travelers, all of which have either purchased office buildings for their own use or signed long-term leases to occupy office space within the last several years. New York City also has a strong and growing base of small businesses. According to the New York City Office of the Comptroller, small businesses (which are defined as businesses with fewer than 500 employees) comprise approximately 99.7% of all businesses in New York City and employ approximately 70.7% of the private sector work force. Between 1994 and 1995, small businesses added nearly 70,000 jobs to the New York City economy.



    New York City is an international financial and cultural capital that, in addition to housing the United Nations and numerous foreign missions, attracts tourism, is a center for international investment for many multinational corporations headquartered overseas. Such overseas companies are attracted to New York City in part because of its low office rental rates relative to other major cities worldwide. According to Richard Ellis Company's July 1996 survey, New York City ranks 14th in the world in terms of office rental rates, after such cities as Tokyo, London, Paris, Hong Kong and Singapore.


    New York City is the consummate "24-hour city," featuring a wide variety of restaurants, entertainment and cultural offerings, such as Broadway theater and productions at Carnegie Hall and Lincoln Center. In addition, many of the world's finest museums, including The Metropolitan Museum of Art, The Museum of Modern Art, The Guggenheim Museum, The Whitney Museum and The Museum of Natural History, are located in New York City. New York City is also home to major educational institutions, including Columbia University, New York University and Rockefeller University.


    The quality of life in New York City has improved with the implementation of various public/private ventures and government initiatives. For example, Business Improvement Districts ("BIDs"), which are public/private ventures that provide security, sanitation and other services within their boundaries, operate in the areas surrounding Grand Central Terminal, Pennsylvania Station ("Penn Station") and Times Square and in thirty-three additional areas within New York City. In addition, crime in New York City has declined dramatically in recent years, including 16% during 1996. Between 1993 and 1996, the seven felony categories declined a cumulative 39%, a greater decline than that experienced by any other large U.S. city during that period. In 1996, in terms of crimes reported per person, New York City ranked 142nd out of the 188 largest U.S. cities. In this regard, fewer crimes were reported per person in New York City than in such cities as Atlanta (1), Miami (6), and Detroit (15), as well as Memphis (37), Omaha (64) and Milwaukee (84).



    The New York City government is "reinventing" itself in an effort to streamline its operations and attract and retain businesses. For example, the New York Economic Development Council has been actively involved in encouraging businesses to remain in New York City. New York City also has recently reduced or eliminated numerous taxes, including the real property transfer tax, the unincorporated businesses tax, the commercial rent tax and the hotel occupancy tax. In addition, New York City was influential in eliminating the New York State real property gains tax. Even with the reduction or elimination of numerous taxes, the New York City government recently announced an estimated budget surplus for its current fiscal year in excess of $350 million, as a result of savings in operating expenses and improvements in the New York City economy.


MIDTOWN MANHATTAN OFFICE MARKET


    OVERVIEW. The Company believes that current supply/demand fundamentals in the midtown Manhattan office market provide an attractive environment for acquiring, owning and operating Class A Manhattan office properties. Specifically, the midtown Manhattan office market has the following favorable characteristics: (i) the Class A midtown Manhattan office market has experienced five consecutive years of positive calculated net absorption and declining vacancy rates; (ii) there have been virtually no new additions to the supply of office space in midtown Manhattan since 1992; and (iii) significant new office development is unlikely at the current time because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible given current market rental rates.

    According to Cushman & Wakefield Research Services ("Cushman & Wakefield"), the midtown Manhattan office market extends from West 30th and East 32nd Streets on the south to 70th Street on the north, and from the East River on the east to the Hudson River on the west.


    SIZE OF MARKET. The Manhattan office market is the largest office market in the U.S and contains more rentable square feet than the next six largest U.S. central business district office markets combined (Chicago, Washington, D.C., Boston, San Francisco, Philadelphia and Los Angeles). The following chart sets forth the size of the Manhattan office market and the size of the next six largest U.S. central business district office markets, as of September 30, 1996:


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL OFFICE INVENTORY
Central Business Districts
(as of September 30, 1996)
                                     Manhattan         Chicago  District of Columbia
                                        Boston   San Francisco
                                  Philadelphia     Los Angeles
Square Feet (Millions)                     360             119                    78         47         40         39         37
Sources: Cushman & Wakefield;
Barnes, Morris, Pardoe &
Foster;
Rosen Consulting

    DIVERSITY OF TENANT BASE. The midtown Manhattan office market attracts a diverse base of tenants across a wide range of industries. The following table sets forth employment by industry group in the United States as a whole and in midtown Manhattan, as of September 30, 1996:


                                                                                   EMPLOYMENT BY
                                                                                   INDUSTRY GROUP
                                                                                  ----------------
                                                                                  TOTAL   MIDTOWN
                                                                                  U.S.   MANHATTAN
                                                                                  -----  ---------
Services........................................................................   34.9%    41.9%
Retail Trade....................................................................   17.1     10.7
Manufacturing...................................................................   16.1     11.4
Transportation and Utilities....................................................    7.0      6.2
Construction....................................................................    7.0      1.2
Financial, Insurance and Real Estate............................................    6.4     18.6
Public Administration...........................................................    4.7      0.4
Wholesale Trade.................................................................    3.9      9.1
Agriculture.....................................................................    2.9      0.5
                                                                                  -----  ---------
                                                                                  100.0%   100.0%


Source: New York State Department of Labor

    HISTORICAL PERSPECTIVE. The midtown Manhattan office market experienced rapid growth both in demand for, and supply of, office space during the 1980s. A wave of new construction peaked in the late 1980s and, between 1985 and 1990, approximately 20 million square feet of space was delivered. However, as shown in the following chart, there has been very little new construction in the midtown Manhattan office market since 1992, and very little new construction is expected through 1998:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     NEW CONSTRUCTION OF OFFICE SPACE
MIDTOWN MANHATTAN (INCLUDES MIDTOWN SOUTH)
                                                  1980       1981       1982       1983       1984       1985       1986       1987
Square Feet (Millions)                         250,000  1,649,300  4,158,000  1,076,000  1,930,000  2,755,000  2,555,000  1,072,000
Sources: Real Estate Board of New York
(historical); Rosen Consulting Group
(estimates and projections)

     NEW CONSTRUCTION OF OFFICE SPACE
MIDTOWN MANHATTAN (INCLUDES MIDTOWN SOUTH)
                                                  1988       1989       1990       1991       1992       1993       1994       1995
Square Feet (Millions)                       1,925,000  4,532,000  4,804,000    110,000  2,188,755          0    170,000          0
Sources: Real Estate Board of New York
(historical); Rosen Consulting Group
(estimates and projections)

     NEW CONSTRUCTION OF OFFICE SPACE
MIDTOWN MANHATTAN (INCLUDES MIDTOWN SOUTH)
                                             1996 est.  1997 proj.  1998 proj.
Square Feet (Millions)                               0     103,000     112,000
Sources: Real Estate Board of New York
(historical); Rosen Consulting Group
(estimates and projections)


    In the late 1980s and early 1990s, as much of the new supply of office space was being delivered, the demand for space in the midtown Manhattan office market fell off abruptly as a result of the general downturn in the economy and subsequent corporate downsizings. As a result of the increase in inventory and the significant decrease in employment in Manhattan, Class A office vacancy rates in midtown Manhattan increased into the double digits, peaking at 17.6% in 1990.



    Over the last several years, however, conditions have begun to improve in the midtown Manhattan office market, as a result of the following factors: new jobs were created as the national and New York metropolitan economies recovered from their downturns; existing midtown Manhattan businesses experienced an increased need for office space; and some traditional downtown Manhattan tenants, such as banks and securities firms, moved to midtown in search of greater amenities and improved access to transportation.

    INCREASING DEMAND FOR MIDTOWN OFFICE SPACE. As of December 31, 1996, the Class A office vacancy rate in midtown Manhattan (direct and sublease) had fallen to 10.0% from a peak of 17.6% in 1990, as shown in the following chart:



                       SUMMARY OF TRENDS IN VACANCY RATES
                  AND NET ABSORPTION FOR CLASS A OFFICE SPACE
                               MIDTOWN MANHATTAN



                                                                                                           CUMULATIVE
                                                                                                      CALCULATED/FORECASTED
                                         PEAK VACANCY                                                    NET ABSORPTION
                                     --------------------                PERCENTAGE      PERCENTAGE         1991-1996
                                       YEAR       RATE       1996      POINT DECREASE     DECREASE          SF(000S)
                                     ---------  ---------  ---------  -----------------  -----------  ---------------------
Direct and Sublease (1)............       1990      17.6%      10.0%            7.6           43.2%            14,231

Direct (2).........................       1990      13.3%       8.1%            5.2           39.1%            10,946


------------------------


(1) Includes vacant space available for direct lease and for sublease.



(2) Includes vacant space available for direct lease only.



Sources: Cushman & Wakefield; Rosen Consulting Group (calculations and forecasts).



    Tenants generating strong demand for midtown office space include those in the advertising, printing and publishing, financial services, legal services and communications industries. As a result of the demand generated by these and other tenants, combined with a lack of projected new construction through 1998 (see below), Rosen Consulting Group projects that the Class A midtown Manhattan vacancy rate (direct and sublease) will continue to fall to 7.9% in 1998, and the Direct Asking Rental Rate (which represents the weighted average of asking rental rates for direct Class A office space) in midtown Manhattan will exceed $40 for the first time since 1990, as shown in the following chart:


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     OFFICE VACANCY RATES AND DIRECT
Asking Rental Rates for Class A Office
Space
Midtown Manhattan
                                                 1991       1992       1993       1994       1995  1996 est.  1997 proj.  1998 proj.
Direct Vacancy Rate                             13.0%      12.8%      13.1%      10.5%       9.5%       8.5%        7.3%        6.3%
Direct and Sublease Vacancy Rate                 4.3%       4.0%       2.9%       2.3%       2.6%       2.3%        1.9%        1.6%
Direct Asking Rental Rate                      $38.94     $35.82     $34.28     $34.84     $34.90     $36.16      $37.89      $40.28
                                                17.3%      16.8%      16.0%      12.8%      12.1%      10.8%        9.2%        7.9%
Sources: Real Estate Board of New York
(historical); Rosen Consulting Group
(estimates and projections)

    Since 1991, the midtown Manhattan office market has experienced significant growth in gross leasing activity. (Gross leasing activity equates to all of the leases signed in the market, including renewals of existing leases and moves within the market. Rosen Consulting Group believes that gross leasing activity is a good measure of the overall health of the market for office space.) As shown in the following chart, gross leasing activity has exceeded 14 million square feet each year since 1991 and exceeded 18 million square feet in 1996:


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       GROSS OFFICE LEASING ACTIVITY
                                 Midtown Manhattan (includes Midtown South)
                                                                       1991       1992       1993       1994       1995  1996 est.
Square Feet (Millions)                                                 11.8       14.6       15.7       17.4       16.8       17.5
Source: Rosen Consulting Group


    In addition, calculated net absorption of direct Class A office space in midtown Manhattan has been positive since 1991 (except in 1993) and surged in 1994, reaching 4.6 million square feet. Net absorption in 1996 is estimated to reach 1.7 million square feet and projected to remain relatively steady through 1998, as shown in the following chart:

                               [CHART]

    LIMITED SUPPLY OF NEW OFFICE SPACE. The Company expects the supply of Class A office space in the midtown Manhattan market to remain relatively stable for the foreseeable future because there are relatively few sites available for construction, the lead time required for construction typically exceeds three years and new construction generally is not economically feasible at current market rental rates. Virtually no new construction of office space in midtown Manhattan is anticipated in the near term, with the exception of one development containing approximately 1.6 million square feet, scheduled to be delivered in 1999, which has substantial grandfathered tax benefits. (The Company does not believe that this property will have a material impact on the market because it represents less than 1% of the total Class A midtown office space in midtown Manhattan. In the absence of tax incentives, the Company believes that rents generally would have to increase significantly to justify the cost of new construction. Assuming development costs of $300-$350 per square foot (as estimated by Cushman & Wakefield), a market base rent of at least $50 per square foot would be needed to make construction economically viable. This suggests that, in order to justify new construction, market base rents (not taking into account any tax benefits that may apply) generally would have to increase to at least 40% more than current asking rents for Class A office space in midtown Manhattan (as estimated by Cushman & Wakefield).


    POSITIVE OUTLOOK FOR EFFECTIVE RENTAL RATES. As discussed above, the Company anticipates continued growth in the demand for Class A office space in the midtown Manhattan office market and relatively little new supply of such space being delivered over the next several years. Accordingly, the Company believes that vacancy rates among Class A properties in the midtown Manhattan office market should continue to decrease, which the Company believes should result in increased rental rates and decreased re-leasing costs in well-managed, well-located Class A office properties, such as the Properties. However, there can be no assurance that any of these expectations will be met.

SUBMARKETS


    Cushman & Wakefield broadly divides the midtown Manhattan office market into three submarkets: Midtown West; Grand Central; and Plaza. Three Properties (Two Penn Plaza, 1740 Broadway and Eleven Penn Plaza) are located in the Midtown West submarket; two Properties (Two Park Avenue and 330 Madison Avenue) are located in the Grand Central submarket; and two Properties (866 United Nations Plaza and 570 Lexington Avenue) are located in the Plaza submarket.

    MIDTOWN WEST SUBMARKET. Cushman & Wakefield considers the Midtown West submarket to be the area from 30th Street to 47th Street, west of Fifth Avenue, and the area from 47th Street to 70th Street, west of Seventh Avenue. The Midtown West submarket contains approximately 42.4 million square feet of Class A office space. Located within the Midtown West submarket is Penn Station, the busiest train station in the United States, and Port Authority Bus Terminal, the main bus terminal in Manhattan. Also located within the Midtown West submarket is Times Square (the theater district), which currently is undergoing a major redevelopment, and the Garment District (the center for fashion design and clothing manufacturing in New York City).



    Conditions in the Midtown West submarket have improved dramatically since 1991. The vacancy rate for Class A office space has fallen from 20.1% in 1991 to 9.9% as of September 30, 1996, as shown in the following chart:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Midtown West Submarket
                                                                              1991       1992       1993       1994       1995
Direct Vacancy Rate                                                          16.3%      14.1%      11.7%       9.2%       8.9%
Direct and Sublease Vacancy Rate                                              3.8%       2.0%       1.7%       1.7%       2.7%
Direct Asking Rental Rate                                                   $37.94     $34.26     $31.00     $30.21     $31.25
                                                                             20.1%      16.1%      13.4%      10.9%      11.6%
Source: Cushman & Wakefield

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Midtown West Submarket
                                                                              3Q96
Direct Vacancy Rate                                                           8.3%
Direct and Sublease Vacancy Rate                                              1.6%
Direct Asking Rental Rate                                                   $31.42
                                                                              9.9%
Source: Cushman & Wakefield


    Following the Formation Transactions and the Offering, the Company expects to have a presence in the Midtown West submarket through a 100% interest in each of Two Penn Plaza and 1740 Broadway and a 49.9% interest in Eleven Penn Plaza. For more information regarding Two Penn Plaza, 1740 Broadway and Eleven Penn Plaza, see "The Properties--Two Penn Plaza," "--1740 Broadway" and "--Eleven Penn Plaza," respectively.



    GRAND CENTRAL SUBMARKET. Cushman & Wakefield considers the Grand Central submarket to be the area from 32nd Street to 47th Street, from Fifth Avenue to the East River. The Grand Central submarket contains approximately 43.3 million square feet of Class A office space. Located within the Grand Central submarket is Grand Central Terminal, the second busiest train station in the United States.

    Office market conditions in the Grand Central submarket have improved notably during the past several years. The vacancy rate for Class A office space has fallen from 18.8% in 1993 to 13.0% as of September 30, 1996, as shown in the following chart:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Grand Central Submarket
                                                                              1991       1992       1993       1994       1995
Direct Vacancy Rate                                                          13.4%      14.6%      16.0%      13.9%      13.0%
Direct and Sublease Vacancy Rate                                              4.1%       3.5%       2.8%       1.8%       2.6%
Direct Asking Rental Rate                                                   $34.60     $32.75     $31.14     $31.59     $32.33
                                                                             17.5%      18.1%      18.8%      15.7%      15.6%
Source: Cushman & Wakefield

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Grand Central Submarket
                                                                              3Q96
Direct Vacancy Rate                                                          10.8%
Direct and Sublease Vacancy Rate                                              2.2%
Direct Asking Rental Rate                                                   $33.31
                                                                             13.0%
Source: Cushman & Wakefield

    Following the Formation Transactions and the Offering, the Company expects to have a presence in the Grand Central submarket through a 40% interest in Two Park Avenue and an approximate 25% interest in 330 Madison Avenue. For more information regarding Two Park Avenue and 330 Madison Avenue, see "The Properties--Two Park Avenue" and "--330 Madison Avenue," respectively.


    PLAZA SUBMARKET. Cushman & Wakefield considers the Plaza submarket to be the area from 47th Street to 65th Street, Seventh Avenue to the East River. The Plaza submarket is the largest of the Midtown submarkets, containing approximately 83.2 million square feet of Class A office space.

    The Plaza submarket has experienced marked improvement during the past several years. The vacancy rate for Class A office space fell from 16.3% in 1992 to 9.9% as of September 30, 1996, as shown in the following table:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Plaza Submarket
                                                                              1991       1992       1993       1994       1995
Direct Vacancy Rate                                                          11.1%      11.3%      12.4%       9.3%       8.0%
Direct and Sublease Vacancy Rate                                              4.6%       5.0%       3.3%       2.9%       2.5%
Direct Asking Rental Rate                                                   $42.30     $38.87     $37.96     $39.66     $39.14
                                                                             15.7%      16.3%      15.7%      12.2%      10.5%
Source: Cushman & Wakefield

OFFICE VACANCY RATES AND DIRECT ASKING RENTAL RATES FOR CLASS A OFFICE
                                 SPACE
Plaza Submarket
                                                                              3Q96
Direct Vacancy Rate                                                           7.5%
Direct and Sublease Vacancy Rate                                              2.4%
Direct Asking Rental Rate                                                   $39.93
                                                                              9.9%
Source: Cushman & Wakefield


    The only scheduled construction projects in the Plaza submarket are a build-to-suit 112,000 square foot tower for the mission of the Federal Republic of Germany, which is building its headquarters near the United Nations, and a build-to-suit 103,000 square foot building for the parent corporation of Louis Vuitton.



    Following the Formation Transactions and the Offering, the Company expects to have a presence in the Plaza submarket through a 100% interest in 866 United Nations Plaza and a 5.6% interest in 570 Lexington Avenue. For more information regarding 866 United Nations Plaza and 570 Lexington Avenue, see "The Properties--866 United Nations Plaza" and "--570 Lexington Avenue," respectively.



    Information contained in this section contains "forward-looking statements" relating to the future performance of the New York economy and the Manhattan office market. Actual results may differ materially from those set forth herein as the result of a number of factors, including, without limitation, the national and regional economic climate (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, infrastructure quality and New York State and New York City budgetary constraints) and priorities and conditions in the national, regional and Manhattan office markets (such as over supply of or reduced demand for office space, and increased telecommuting).



GENERAL TERMS OF LEASES IN THE MANHATTAN OFFICE MARKET



    Leases entered into for space in the midtown Manhattan office market typically contain terms which may not be contained in leases in other U.S. office markets. The initial term of leases entered into for space in excess of 10,000 square feet in the midtown Manhattan office market generally is ten to 15 years. The tenant often will negotiate an option to extend the term of the lease for one or two renewal periods of five years each. The base rent during the initial term often will provide for agreed upon increases periodically over the term of the lease. Base rent for renewal terms, and base rent for the final years of a long-term year lease (in those leases which do not provide an agreed upon rent during such final years), often is based upon a percentage of the fair market rental value of the premises (determined by binding arbitration in the event the landlord and the tenant are unable to mutually agree upon the fair market value) but not less than the base rent payable at the end of the prior period. Leases typically do not provide for increases in rent based upon increases in the consumer price index.



    n addition to base rent, the tenant also generally will pay the tenant's pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters' wage rate in effect during a base year.



    Electricity is most often supplied by the landlord either on a submetered basis or rent inclusion basis (I.E., a fixed fee is included in the rent for electricity, which amount may increase based upon increases in electricity rates or increases in electrical usage by the tenant). Base building services other than electricity (such as heat, air-conditioning and freight elevator service during business hours, and base building cleaning) typically are provided at no additional cost, with the tenant paying additional rent only for services which exceed base building services or for services which are provided other than during normal business hours.



    In a typical lease for a new tenant, the landlord, at its expense, will deliver the premises with all existing improvements demolished and any asbestos abated. The landlord also typically will provide a tenant improvement allowance, which is a fixed sum which the landlord will make available to the tenant to reimburse the tenant for all or a portion of the tenant's initial construction of its premises. Such sum typically is payable as work progresses, upon submission of invoices for the cost of construction. However, in certain leases (most often for relatively small amounts of space), the landlord will construct the premises for the tenant.

                                 THE PROPERTIES

THE PORTFOLIO


    GENERAL. Upon the completion of the Offering, the Company will own interests in seven office Properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet. See "Structure and Formation of the Company--Formation Transactions." Cushman & Wakefield has classified each of the Properties as Class A, which it defines as buildings which meet three or more of the following criteria: centrally located; professionally managed and maintained; attract high-quality tenants and command upper-tier rental rates; and are modern structures or have been modernized to successfully compete with newer buildings. Each of the Properties includes at least a small amount of retail space on its lower floors, as well as basement/storage space. One Property (866 United Nations Plaza) includes an underground parking garage which is leased to a single tenant. The Company believes that each of the Properties is adequately covered by property and liability insurance.



    The Company will have less than a majority of the ownership interests in the partnerships that own Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue. The Company will not act as the direct managing general partner of any such Properties. With respect to three of the Properties (Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue), Mr. Mendik will be the managing general partner (or co-managing general partner), directly or indirectly, of the entities which own those Properties. However, by reason of the provisions of the existing partnership agreements (or the new agreements to be executed concurrently with the completion of the Offering) governing the entities which own interests in all four of these Properties, the Company will be unable to effect certain actions with respect to these Properties (including actions regarding management, sale, refinancing and the timing and amount of distributions), but the Company will have approval rights with respect to significant actions affecting these Properties. In addition, certain "buy-sell" rights, rights of first refusal and/or forced sale rights exist with respect to each of these Properties. See "--Eleven Penn Plaza," "--Two Park Avenue," "--330 Madison Avenue" and "--570 Lexington Avenue" below.

    The following table sets forth certain information with respect to each of the Properties as of December 31, 1996:


                                                                                                ANNUAL
                                                                                                  NET
                                                                            ANNUAL             EFFECTIVE
                        THE                                                ESCALATED             RENT
                     COMPANY'S                                             RENT PER               PER
                     OWNERSHIP                         TOTAL                LEASED              LEASED
                     INTEREST                        RENTABLE  PERCENT      SQUARE              SQUARE
                     AFTER THE                YEAR    SQUARE   LEASED        FOOT                FOOT
PROPERTY             OFFERING   SUBMARKET     BUILT  FEET (1)    (1)        (1)(2)              (1)(3)
-------------------- ---------  ---------     -----  --------- -------     ---------         -------------

Two Penn Plaza......   100.0%   Midtown       1968   1,474,526   69.0%(5)    $27.99(5)       $    25.79  (5)
                                  West

1740 Broadway.......   100.0    Midtown       1950     551,301  100.0         32.85              33.26
  (The MONY                       West
  Building)

866 United Nations     100.0     Plaza        1966     384,815   97.3         31.29              27.53
  Plaza.............

Eleven Penn Plaza       49.9    Midtown       1923     956,280   95.5         27.64              21.49
  (6)...............              West

Two Park Avenue         40.0     Grand        1928     946,697   97.8         23.59              19.01
  (6)...............             Central

330 Madison Avenue      24.8     Grand        1963     770,828   96.5         34.77              31.10
  (6)...............             Central

570 Lexington Avenue     5.6(7)  Plaza        1930     433,342    33.5 (8)    29.38(8)          --
  (6)...............
                                                     --------- -------     ---------            ------

TOTAL/WEIGHTED                                       5,517,789 (6   89.0%(6)(9)   $29.00(6)(9)    $25.47(6)(9)
  AVERAGE...........
                                                     --------- -------     ---------            ------
                                                     --------- -------     ---------            ------

PROPERTY                  SIGNIFICANT TENANTS (4)
--------------------  --------------------------------
Two Penn Plaza......  Digital Equipment (12%)
1740 Broadway.......  Mutual of New York (48%);
  (The MONY             William Douglas McAdams (11%)
  Building)
866 United Nations    Bear Stearns (17%)
  Plaza.............
Eleven Penn Plaza     Times Mirror (24%);
  (6)...............    General Mills (16%)
Two Park Avenue       Times Mirror (30%);
  (6)...............    Smith Barney (11%)
330 Madison Avenue    BDO Seidman (15%)
  (6)...............
570 Lexington Avenue  (8)
  (6)...............
TOTAL/WEIGHTED
  AVERAGE...........


------------------------


(1) Includes, in the aggregate, 158,123 square feet of retail space (which, as of December 31, 1996, was 92.0% leased to 48 tenants) and 151,839 square feet of basement and storage space (which, as of December 31, 1996, was 74.7% leased to 48 tenants). Also includes 42,674 square feet of underground parking garage space at 866 United Nations Plaza (which, as of December 31, 1996, was 100% leased to an independent garage operator).



(2) As used throughout this Prospectus, Annual Escalated Rent Per Leased Square Foot represents the annualized monthly base rent in effect (after giving effect to any contractual increases in monthly base rent that have occurred up to December 31, 1996) including annualized monthly tenant pass-throughs of operating and other expenses (but excluding tenant electricity costs) under each lease executed as of December 31, 1996, or, if such monthly rent has been reduced by a temporary rent concession, the monthly rent that would have been in effect at such date in the absence of such concession presented on a per leased square foot basis.



(3) As used throughout this Prospectus, Annual Net Effective Rent Per Leased Square Foot represents the annualized monthly base rent for the nine months ended September 30, 1996 (or, where applicable, for the 12 months ended December 31 for years ended prior to 1996) including monthly tenant pass-throughs of operating and other expenses (but excluding tenant electricity costs), presented on a straight-line basis in accordance with GAAP, minus amortization of tenant improvement costs and leasing commissions, if any, paid or payable by the Mendik Group during such period presented on a per leased square foot basis.



(4) Percentage shown represents significant tenant's percentage of square footage leased at the Property. For a discussion of the material terms of the leases with these tenants, see "--The Portfolio--Tenant Diversification" below.



(5) A lease with respect to approximately 430,000 square feet at Two Penn Plaza expired on October 31, 1996. The Company has entered into a non-binding letter of intent with respect to approximately 180,000 square feet and leases with respect to approximately 89,000 square feet of this space. See "The Properties--Two Penn Plaza."



(6) Information with respect to Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue is presented without regard to the effect of the Company's partial interests in such Properties. The Company's pro rata share of total rentable square feet of the Properties, taking into account such partial interests, is 3,481,447 square feet.



(7) The Company will have certain rights to receive additional cash flow from the operations of 570 Lexington Avenue under certain circumstances. See "--570 Lexington Avenue" below.



(8) 570 Lexington Avenue was acquired in 1994 with substantially all of the building unoccupied at that time. The building has been redeveloped and currently is being leased.



(9) Excludes 570 Lexington Avenue.

    HISTORICAL OCCUPANCY. The Properties historically have achieved consistently high occupancy rates in comparison to the overall midtown Manhattan office market, as shown in the following table:


                                                            PERCENT        OCCUPANCY RATE OF
                                                         LEASED AT THE      CLASS A MIDTOWN
                                                          PROPERTIES       MANHATTAN OFFICE
YEAR-END                                                      (1)           PROPERTIES (2)
-------------------------------------------------------  -------------  -----------------------
1996...................................................        89.0%(3)            91.9%
1995...................................................        95.5%               90.5%
1994...................................................        95.0%               89.5%
1993...................................................        93.0%               86.9%
1992...................................................        94.4%               87.2%


------------------------


(1) Includes space for leases that were executed as of the relevant date. Percent Leased at the Properties is the weighted average for all of the Properties (excluding 570 Lexington Avenue) as of the relevant date, treating Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue as if they were 100% owned by the Company.



(2) Includes vacant space available for direct lease, but does not include vacant space available for sublease; including vacant space available for sublease would reduce the occupancy rate as of each date shown. Source:
    Cushman & Wakefield. Cushman & Wakefield has classified each of the Properties as Class A office properties.



(3) A lease with respect to approximately 430,000 square feet at Two Penn Plaza expired on October 31, 1996. The Company has entered into leases with respect to approximately 89,000 square feet of this space and has entered into a non-binding letter of intent with a single prospective tenant with respect to an additional approximately 180,000 square feet of this space, although there can be no assurance that this letter of intent will result in an executed lease. By re-leasing this block of space, the Company expects to increase the Percent Leased at the Properties to a level more comparable to the historical Percent Leased at the Properties, which has averaged in excess of 94% over the past five calendar years (excluding 570 Lexington Avenue).



    LEASE EXPIRATIONS. Leases at the Properties, as at many other Manhattan office properties, typically extend for a term of ten or more years, compared to typical lease terms of 5-10 years in other large U.S. office markets. Including leases renewed prior to expiration, the Mendik Group has re-leased approximately 58% of the space at the Properties since 1993, with an average lease term of approximately 11 years. The Company believes that, in light of the relatively long-term nature of leases in the Manhattan office market, this level of leasing activity is above average compared to that achieved by other owners of Manhattan office properties during such period. As a result of the Mendik Group's re-leasing efforts, leases covering approximately 29% of the leased space at the Properties expire after 2007, and in no single year are leases covering more than 10% of the leased space at the Properties scheduled to expire (in each case, assuming no tenants exercise renewal or cancellation options and no tenant bankruptcies or other tenant defaults).

    The following table sets out a schedule of the annual lease expirations at the Properties (excluding 570 Lexington Avenue) with respect to leases in place as of December 31, 1996 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                                                                          ANNUAL
                                                                                                      ESCALATED RENT
                                                         SQUARE                           ANNUAL        PER LEASED
                                         NUMBER OF     FOOTAGE OF    PERCENTAGE OF    ESCALATED RENT  SQUARE FOOT OF
                                      EXPIRING LEASES   EXPIRING   TOTAL SQUARE FEET   OF EXPIRING    EXPIRING LEASES
YEAR OF LEASE EXPIRATION                    (1)        LEASES (1)         (1)         LEASES (1)(2)       (1)(3)
------------------------------------  ---------------  ----------  -----------------  --------------  ---------------
1997................................            68        319,716            6.3%     $   10,672,225     $   33.38(5)
1998................................            46        481,873            9.5          15,403,296         31.97
1999................................            57        425,150            8.4          12,472,477         29.34
2000................................            23        144,963            2.8           4,596,738         31.71
2001................................            22(6)     440,403(6)           8.7(6)     14,713,226(6)        33.41(6)
2002................................            13        224,974            4.4           7,389,091         32.84
2003................................            19        257,305            5.1           7,344,509         28.54
2004................................            15        164,546            3.2           4,909,298         29.84
2005................................            19        285,789            5.6           9,334,094         32.66
2006................................            19        325,689            6.4           8,804,745         27.03
2007 and thereafter.................            37      1,456,525           28.6          35,635,438         24.47
                                               ---     ----------         ------      --------------        ------
SUBTOTAL/WEIGHTED AVERAGE...........           338      4,526,933           89.0%     $  131,275,137     $   29.00
                                                                                      --------------        ------
                                                                                      --------------        ------
Unleased at 12/31/96................                      557,514           11.0
                                                       ----------         ------
TOTAL...............................                    5,084,447          100.0%
                                                       ----------         ------
                                                       ----------         ------

                                          ANNUAL
                                      ESCALATED RENT
                                        PER LEASED
                                      SQUARE FOOT OF
                                      EXPIRING LEASES
                                         WITH WITH
                                      FUTURE STEP-UPS
YEAR OF LEASE EXPIRATION                  (1)(4)
------------------------------------  ---------------
1997................................     $   33.38(5)
1998................................         31.97
1999................................         29.59
2000................................         31.80
2001................................         32.37(6)
2002................................         33.98
2003................................         32.07
2004................................         34.24
2005................................         37.10
2006................................         32.61
2007 and thereafter.................         32.44
                                            ------
SUBTOTAL/WEIGHTED AVERAGE...........     $   32.59
                                            ------
                                            ------
Unleased at 12/31/96................
TOTAL...............................


------------------------

(1) Excludes 570 Lexington Avenue. In addition, the Company will own partial interests in Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue. Information in this table is presented without regard to the effect of such partial interests.



(2) Annual Escalated Rent of Expiring Leases, as used throughout this Prospectus, represents the annualized monthly base rent in effect (after giving effect to any contractual increases in annualized monthly base rent that have occurred up to December 31, 1996) including monthly tenant pass-throughs of operating and other expenses (but excluding tenant electricity costs) under each lease executed as of December 31, 1996, which expires in the applicable year or, if such monthly rent has been reduced by a temporary rent concession, the monthly rent that would have been in effect at such date in the absence of such concession.



(3) Annual Escalated Rent Per Leased Square Foot of Expiring Leases, as used throughout this Prospectus, represents Annual Escalated Rent of Expiring Leases, as described in footnote (2) above, on a per leased square foot basis.



(4) Annual Escalated Rent Per Leased Square Foot of Expiring Leases With Future Step-Ups represents Annual Escalated Rent Per Leased Square Foot of Expiring Leases, as described in footnote (3) above, adjusted to reflect contractual increases in monthly base rent that occur after December 31, 1996.



(5) For comparison purposes, the Direct Weighted Average Rental Rate for the direct Class A midtown Manhattan office market, according to Cushman & Wakefield (as adjusted by the Company to weight the representation of the Properties, excluding 570 Lexington Avenue and without regard to the Company's partial interests in four of the Properties, in the Penn Station, West Side, Murray Hill, United Nations and Grand Central submarkets), was $31.16 as of December 31, 1996. The Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A office space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class A properties in various locations within the midtown Manhattan office market, and, therefore, may not be representative of asking or actual rental rates at the Properties.



(6) Includes an underground parking garage at 866 United Nations Plaza comprising 42,674 square feet. As of December 31, 1996, the Annual Escalated Rent Per Leased Square Foot for the underground parking garage space was $16.29.

    TENANT DIVERSIFICATION. The Properties currently are leased to over 330 tenants which are engaged in a variety of businesses, including financial services, investment banking, publishing, computer technology, health care services, accounting and law. The following table sets forth information regarding the leases with respect to the 20 largest tenants at the Properties (excluding 570 Lexington Avenue), based on the amount of square footage leased by such tenants as of December 31, 1996:



                                                                      REMAINING   TOTAL RENTABLE    PERCENTAGE OF
                                                                     LEASE TERM    SQUARE FEET    AGGREGATE LEASED
                                                PROPERTY              IN MONTHS        (1)         SQUARE FEET (1)
                                      -----------------------------  -----------  --------------  -----------------
100% OWNED PROPERTIES
Mutual of New York ("MONY").........  1740 Broadway                         199         263,948             5.8%
Ogden Services Corp. ...............  Two Penn Plaza                        133         132,023             2.9
Digital Equipment Corp. ............  Two Penn Plaza                         13         103,908(2)           2.3
UHC Management Co., Inc. ...........  Two Penn Plaza                         49          69,137(2)           1.5
Madison Square Garden...............  Two Penn Plaza                        100          67,023             1.5
Bear Stearns........................  866 United Nations Plaza               10          64,710             1.4
William Douglas McAdams.............  1740 Broadway                         131          62,774             1.4
Forest Electric Corp. ..............  Two Penn Plaza                        109          57,217             1.3
George B. Buck Consulting...........  Two Penn Plaza                         18          55,344             1.2

PARTIAL INTEREST PROPERTIES
Times Mirror........................  Two Park Avenue/                   164/54         513,684            11.3
                                      Eleven Penn Plaza
R.H. Macy & Co. Inc. ...............  Eleven Penn Plaza                      72         153,588             3.4
BDO Seidman.........................  330 Madison Avenue                    165         114,122             2.5
Smith Barney Inc. ..................  Two Park Avenue                        17          99,839             2.2
Bank Julius Baer....................  330 Madison Avenue                    102          67,322             1.5
Crowthers McCall Inc. ..............  Eleven Penn Plaza                     158          62,239             1.4
Herrick Feinstein LLP...............  Two Park Avenue                       165          61,337             1.4
Nortel Communications...............  330 Madison Avenue                     18          58,026             1.3
Schiefeflin & Somerset Co. .........  Two Park Avenue                       109          55,685             1.2
Executive Office Network............  Eleven Penn Plaza                     183          51,886             1.1
Donald J. Fager & Associates........  Two Park Avenue                        33          49,232             1.1
                                                                     -----------  --------------            ---

TOTAL/WEIGHTED AVERAGE..............                                        108       2,163,044            47.7%
                                                                     -----------  --------------            ---
                                                                     -----------  --------------            ---


------------------------


(1) The Company will own partial interests in Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue. Information with respect to Total Rentable Square Feet for each significant tenant listed for these Properties represents the entire space leased (without adjustment to reflect the Company's partial interest in the Property). In addition, information with respect to Percentage of Aggregate Leased Square Feet is based on the total rentable square footage at the Properties (excluding 570 Lexington Avenue), without adjustment to reflect the Company's partial interest in any Property.



(2) As of December 31, 1996, Digital Equipment Corp. ("Digital") leased approximately 178,000 square feet in Two Penn Plaza under leases that expire on January 31, 1998. Digital has subleased approximately 53,000 square feet to UHC Management Company, Inc., a health services company ("UHC"), and the Company has entered into a direct lease with UHC for the space UHC currently is subleasing from Digital, which direct lease will take effect upon the expiration of UHC's sublease with Digital and will expire on January 31, 2001. In addition, Digital has subleased approximately 21,000 square feet to Apartus Technology, a technology company ("Apartus"), and the Company has entered into a direct lease with Apartus for the space Apartus currently is subleasing from Digital, which direct lease will take effect upon the expiration of Apartus' sublease with Digital and will expire on January 31, 2003. See "--Two Penn Plaza" below.



    LEASE DISTRIBUTION. The following table sets forth information relating to the distribution of the Company's leases (excluding leases with respect to 570 Lexington Avenue), based on rentable square feet under lease, as of December 31, 1996:



                                                                                                                  PERCENTAGE OF
                                                                                   PERCENTAGE OF                    AGGREGATE
                                                                                     AGGREGATE                      PORTFOLIO
                                                                    TOTAL LEASED     PORTFOLIO        ANNUAL         ANNUAL
                                      NUMBER OF   PERCENT OF ALL    SQUARE FEET    LEASED SQUARE  ESCALATED RENT    ESCALATED
SQUARE FEET UNDER LEASE              LEASES (1)     LEASES (1)          (1)          FEET (1)          (1)          RENT (1)
-----------------------------------  -----------  ---------------  --------------  -------------  --------------  -------------
2,500 or less......................         130           38.5%          135,531           3.0%   $    3,579,457          2.7%
2,501-5,000........................          63           18.6           223,410           4.9         5,894,204          4.5
5,001-7,500........................          29            8.6           178,922           4.0         5,411,946          4.1
7,501-10,000.......................          22            6.5           192,464           4.3         5,820,882          4.4
10,001-20,000......................          38           11.2           557,809          12.3        15,757,597         12.0
20,001-40,000......................          26            7.7           741,968          16.4        22,701,674         17.3
40,000-75,000......................          22            6.5         1,168,746          25.8        33,568,689         25.6
75,000+............................           8            2.4         1,328,083          29.3        38,540,688         29.4
                                          -----          -----     --------------        -----    --------------        -----
TOTAL..............................         338          100.0%        4,526,933         100.0%   $  131,275,137        100.0%
                                          -----          -----     --------------        -----    --------------        -----
                                          -----          -----     --------------        -----    --------------        -----


------------------------


(1) Excludes 570 Lexington Avenue. In addition, the Company will own partial interests in Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue. Information in this table is presented without regard to the effect of such partial interests.



    TENANT RETENTION AND EXPANSIONS. The Company believes that the Mendik Group's commitment to and reputation for providing a high-quality office environment in terms of building systems, public spaces and tenant services has encouraged tenants to renew their leases, attracted new tenants to the Properties and supported competitive rent levels. The Company will continue the Mendik Group's approach to identifying and responding quickly to tenant requirements. The Company will establish personal contacts with its tenants and maintain a program of regular tenant visits. In addition, the Company will continue the Mendik Group's approach of rotating its building managers through each of its properties in order to encourage a critical review of each property's facilities and tenant services. The Company also will continue the Mendik Group's approach of encouraging each of its employees to make suggestions relating to the enhancement of a building's appearance or efficiency.



    The Company's success in this area is demonstrated in part by the number of existing tenants which have re-leased space, leased additional space to support their expansion needs or moved to other space within the Company's portfolio. For example, in 1995 the Mendik Group was able to facilitate The Times Mirror Company's consolidation of its operations by permitting it to relocate to Two Park Avenue the operations it previously conducted at Eleven Penn Plaza. See "--Eleven Penn Plaza" below.

    HISTORICAL LEASE RENEWALS. The following table sets forth certain historical information regarding tenants at the Properties who renewed an existing lease at or prior to the expiration of such lease:


                                                                                                   TOTAL/
                                                                                                  WEIGHTED
                                                                                                  AVERAGE
                                                       1993       1994       1995       1996     1993-1996
                                                     ---------  ---------  ---------  ---------  ----------
Number of leases expired during calendar year......         83         84         82         65         314
Number of leases renewed...........................         39         53         51         47         190
Percentage of leases renewed.......................       47.0%      63.1%      62.2%      72.3%       60.5%
Aggregate rentable square footage of expiring
  leases...........................................    658,122    485,331    687,704    902,394   2,733,551
Aggregate rentable square footage of lease
  renewals.........................................    366,939    200,983    493,096    389,523   1,450,541
Percentage of expiring rentable square footage
  renewed..........................................       55.8%      41.4%      71.7%      43.2%(1)       53.1%(1)


------------------------


(1) If the effect of the expiration on October 31, 1996 of the 430,000 square foot lease with Equitable at Two Penn Plaza were excluded, the percentage of expiring rentable square footage renewed for 1996 and 1993-1996 would be 82.4% and 63.0%, respectively.



    HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS. Including leases renewed prior to expiration, the Mendik Group has re-leased approximately 58% of the space at the Properties since 1993 with an average lease term of approximately 11 years. The following table sets forth certain historical information regarding tenant improvement and leasing commission costs for tenants at the Properties (excluding 570 Lexington Avenue) during this period:



                                                                                                                     TOTAL/
                                                                                                    JANUARY 1 TO    WEIGHTED
                                                                                                    SEPTEMBER 30,   AVERAGE
                                                                     1993       1994       1995         1996       1993-1996
                                                                   ---------  ---------  ---------  -------------  ----------
RENEWALS
  Number of leases...............................................         39         53         51           33           176
  Square feet (1)................................................    366,939    200,983    493,096      338,712     1,399,730
  Tenant improvement costs per square foot (2)...................  $    0.71  $   12.84  $    6.61    $   11.12    $     6.25
  Leasing commission costs per square foot (2)...................  $    2.04  $    4.66  $    4.25    $    9.52    $     5.02
                                                                   ---------  ---------  ---------  -------------  ----------
    Total tenant improvement and leasing commission costs per
      square foot (2)............................................  $    2.75  $   17.50  $   10.86    $   20.64    $    11.27
                                                                   ---------  ---------  ---------  -------------  ----------
                                                                   ---------  ---------  ---------  -------------  ----------
NEW LEASES
  Number of leases...............................................         46         36         31           20           133
  Square feet (1)................................................    222,969    386,989    220,219      149,645       979,822
  Tenant improvement costs per square foot (2)...................  $   23.24  $   35.75  $   30.11    $   29.09    $    30.14
  Leasing commission costs per square foot (2)...................  $    6.85  $    6.26  $    5.51    $    6.05    $     6.23
                                                                   ---------  ---------  ---------  -------------  ----------
    Total tenant improvement and leasing commission costs per
      square foot (2)............................................  $   30.09  $   42.01  $   35.62    $   35.14    $    36.37
                                                                   ---------  ---------  ---------  -------------  ----------
                                                                   ---------  ---------  ---------  -------------  ----------
TOTAL
  Number of leases...............................................         85         89         82           53           309
  Square feet (1)................................................    589,908    587,972    713,315      488,357     2,379,552
  Tenant improvement costs per square foot (2)...................  $    8.22  $   25.13  $   14.46    $   19.90    $    15.97
  Leasing commission costs per square foot (2)...................  $    3.72  $    5.54  $    4.64    $    8.25    $     5.49
                                                                   ---------  ---------  ---------  -------------  ----------
    Total tenant improvement and leasing commission costs per
      square foot (2)............................................  $   11.94  $   30.67  $   19.10    $   28.15    $    21.46
                                                                   ---------  ---------  ---------  -------------  ----------
                                                                   ---------  ---------  ---------  -------------  ----------


------------------------

(1) Represents 100% of the leases signed during the period.


(2) Represents the Company's pro rata share of expenditures (including 49.9% of expenditures at Eleven Penn Plaza, 40% of expenditures at Two Park Avenue and 24.8% of the expenditures at 330 Madison Avenue).

    HISTORICAL CAPITAL EXPENDITURES. Since 1988, approximately $79 million has been expended at the Properties (excluding 570 Lexington Avenue) for building improvements and equipment upgrades (excluding the costs of tenant improvements), including installation of state-of-the-art steam absorbers to provide air conditioning, elevator computerization and refurbishment, lobby and facade renovation, security systems upgrades, sprinkler system installation, asbestos removal, window replacement and mechanical and electrical systems upgrades. As a result of this recently completed renovation program, the Company believes that the Properties have state-of-the-art infrastructure and are well positioned to compete with other Class A office properties in their respective submarkets, relatively few capital projects remain to be undertaken over the next several years. For each of 1997 and 1998, the projected cost of building improvements and equipment upgrades (excluding the costs of tenant improvements) at the Properties is approximately $690,000 (or $0.20 per square foot), which cost is expected to be paid from operating cash flows or cash reserves.


    The following table sets forth information regarding historical capital expenditures at the Properties (excluding 570 Lexington Avenue) since 1988:


                                      1988        1989        1990        1991     1992    1993    1994    1995    1996    TOTAL
                                     -------     -------     -------     -------  ------  ------  ------  ------  ------  -------
                                                                            (IN THOUSANDS)
Two Penn Plaza.....................  $   722     $ 1,734     $   529     $ 4,656  $  930  $  857  $2,103  $3,249  $1,943  $16,723
1740 Broadway......................       (1)         (1)         (1)        291   1,081      64      32     871     702    3,041
866 United Nations Plaza...........      349         609         999          50     100     726      42     533     345    3,753
Eleven Penn Plaza..................      462       4,501       4,426       3,264   2,772      76     147      50   2,159   17,857
Two Park Avenue....................    7,835       3,571       3,010         433     837     126   1,176   1,205     376   18,569
330 Madison Avenue.................    2,859         894       6,094       2,710     669   1,500   1,593   2,166   1,054   19,539
                                     -------     -------     -------     -------  ------  ------  ------  ------  ------  -------
    Total..........................  $12,227     $11,309     $15,058     $11,404  $6,389  $3,349  $5,093  $8,074  $6,579  $79,482
                                     -------     -------     -------     -------  ------  ------  ------  ------  ------  -------
                                     -------     -------     -------     -------  ------  ------  ------  ------  ------  -------


------------------------


(1) The Mendik Group acquired 1740 Broadway in 1990.



    UNCONSOLIDATED PROPERTIES. The following table sets forth certain information related to the four Properties in which the Company will own less than a majority of the interests (which interests will be accounted for under the equity method of accounting):



                    SELECTED OPERATING STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                  RENTAL AND
                                     OWNERSHIP       OTHER      INTEREST    DEPRECIATION AND      OTHER     NET INCOME
                                     INTEREST       REVENUE      EXPENSE      AMORTIZATION      EXPENSES      (LOSS)
                                   -------------  -----------  -----------  -----------------  -----------  -----------
Eleven Penn Plaza................        49.90%    $  31,952    $   7,223       $   4,655       $  12,575    $   7,499
Two Park Avenue..................        40.00        23,896        7,534           7,549          11,519       (2,706)
330 Madison Avenue...............        24.75        26,913        7,337(2)         5,042         12,802        1,732
570 Lexington Avenue.............         5.58         4,428        3,584             431           5,419       (5,006)

                                      FUNDS FROM
                                      OPERATIONS
                                    CONTRIBUTION TO
                                    THE COMPANY (1)
                                   -----------------
Eleven Penn Plaza................      $   5,892
Two Park Avenue..................          1,865
330 Madison Avenue...............          3,183
570 Lexington Avenue.............            (51)


------------------------

(1) Represents the Funds from Operations Contribution to the Company from each Property included in Funds from Operations, before minority interest of holders of Units, as set forth in "Selected Financial Information."


(2) Each of the amount of mortgage payable outstanding and the interest rate with respect to this loan currently is in dispute. See "The Properties--330 Madison Avenue."

                       SELECTED BALANCE SHEET INFORMATION
                            AS OF SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                         CASH AND
                                         OWNERSHIP       RENTAL         SHORT TERM        TOTAL     MORTGAGE     INTEREST
                                         INTEREST     PROPERTY, NET   INVESTMENTS (1)    ASSETS      PAYABLE     RATE (2)
                                       -------------  -------------  -----------------  ---------  -----------  -----------
Eleven Penn Plaza....................        49.90%     $  34,859        $   5,701      $  69,318   $  75,713         9.25
Two Park Avenue......................        40.00        150,257            4,141        173,008      65,000        10.03
330 Madison Avenue...................        24.75         49,995            5,413         77,681      90,204(3)       8.59(3)
570 Lexington Avenue.................         5.58         35,800              174         47,703      --           --


                                        MATURITY
                                          DATE
                                       -----------
Eleven Penn Plaza....................     1/31/99
Two Park Avenue......................    12/19/98
330 Madison Avenue...................    10/30/99
570 Lexington Avenue.................      --


------------------------

(1) Does not necessarily reflect the cash expected to be outstanding as of the completion of the Offering.

(2) Effective rate for 1996.


(3) Each of the amount of mortgage payable outstanding and the interest rate with respect to this loan currently is in dispute. See "The Properties--330 Madison Avenue."



TWO PENN PLAZA



    Two Penn Plaza is a 32-story office building that sits directly atop Penn Station and occupies the entire block front on the west side of Seventh Avenue between 31st and 33rd Streets (adjacent to Madison Square Garden). Built in 1968, Two Penn Plaza features approximately 1,475,000 rentable square feet (including approximately 29,600 square feet of retail space and approximately 27,800 square feet of storage space) and a large floor plate of approximately 55,000 square feet, which floor plate the Company believes makes the building well-suited for large corporate tenants. The Mendik Group acquired the leasehold interest in Two Penn Plaza in 1978 and the fee interest in 1980.



    As of December 31, 1996, approximately 69.0% of the rentable square footage in Two Penn Plaza was leased. The office space was 68.7% leased and the retail space was 88.1% leased. The following table sets forth certain information with respect to the Property at the end of each of the past five years.



                                                                  ANNUAL NET
                                             ANNUAL ESCALATED   EFFECTIVE RENT
                                              RENT PER LEASED     PER LEASED
YEAR-END                  PERCENT LEASED        SQUARE FOOT       SQUARE FOOT
----------------------  -------------------  -----------------  ---------------

1996..................            69.0%          $   27.99         $   25.79(1)
1995..................            93.7%          $   28.62         $   25.83
1994..................            94.2%          $   27.75         $   25.36
1993..................            96.0%          $   26.23         $   24.76
1992..................            94.7%          $   28.77         $   25.76


------------------------


(1) Information is as of September 30, 1996.

    Equitable, a large life and health insurance company, leased approximately 430,000 square feet under a lease which expired on October 31, 1996. Equitable relocated the operations that it conducted at Two Penn Plaza to a building closer to its Manhattan headquarters. The Company has executed leases with respect to approximately 89,000 square feet of this space, including a lease with respect to approximately 60,000 square feet with Madison Square Garden, which operates the Madison Square Garden sports and entertainment facility, which commenced on December 1, 1996 and ends on January 31, 2008, and a lease with respect to approximately 29,000 square feet with Dean Witter Reynolds Inc., a large investment bank and brokerage house, for a period of approximately eight years.



    The Company also has entered into a signed letter of intent with respect to approximately 180,000 square feet of space with Information Builders, Inc., a large privately held software company ("IBI"), for a period of approximately 15 years. The Company anticipates that a lease will be executed with IBI in the near future pursuant to the signed letter of intent, although there can be no assurance that such a lease will be executed. The Mendik Group currently is marketing the remaining 160,000 square feet of the former Equitable space.



    As of December 31, 1996, one tenant leased space representing 10% or more of the Property's rentable square feet. Digital, a large computer systems company, leased approximately 178,000 square feet in the building under leases that expire on January 31, 1998. Digital has subleased approximately 53,000 square feet to UHC, a health services company. The Company has entered into a direct lease with UHC for the space UHC currently is subleasing from Digital, which direct lease will take effect upon the expiration of UHC's sublease with Digital and will expire on January 31, 2001. (As of December 31, 1996, UHC leased an additional approximate 16,000 square feet in the building on a direct basis from the Company under a lease which also expires on January 31, 2001.) In addition, Digital has subleased approximately 21,000 square feet to Apertus, a technology company. The Company has entered into a direct lease with Apertus for the space Apertus currently is subleasing from Digital, which direct lease will take effect upon the expiration of Apertus' sublease with Digital and will expire on January 31, 2003.



    The following table sets out a schedule of the annual lease expirations at Two Penn Plaza for leases executed as of December 31, 1996 with respect to each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                            SQUARE                      ANNUAL
                                                           FOOTAGE                     ESCALATED    ANNUAL ESCALATED
                                            NUMBER OF         OF       PERCENTAGE       RENT OF      RENT PER LEASED
             YEAR OF LEASE                  EXPIRING       EXPIRING     OF TOTAL       EXPIRING      SQUARE FOOT OF
              EXPIRATION                     LEASES         LEASES     SQUARE FEET      LEASES       EXPIRING LEASES
             -------------               ---------------  ----------  -------------  -------------  -----------------
1997...................................            17         55,520          3.8%   $   1,509,679      $   27.19(1)
1998...................................            10        206,708         14.0        6,507,948          31.48
1999...................................            15        107,946          7.3        3,026,099          28.03
2000...................................             9         54,531          3.7        1,428,465          26.20
2001...................................             5         82,541          5.6        2,583,815          31.30
2002...................................             2         15,437          1.0          380,825          24.67
2003...................................             5         67,651          4.6        1,638,211          24.22
2004...................................             3         39,991          2.7        1,057,708          26.45
2005...................................             3         80,671          5.5        2,933,269          36.36
2006...................................             1         57,217          3.9        1,411,789          24.67
2007 and thereafter....................             8        249,831         16.9        6,019,086          24.09
                                                   --
                                                          ----------        -----    -------------         ------
SUBTOTAL/WEIGHTED AVERAGE..............            78      1,018,044         69.0%   $  28,496,894      $   27.99
                                                   --
                                                                                     -------------         ------
Unleased at 12/31/96...................                      456,482(2)        31.0
                                                          ----------        -----
TOTAL..................................                    1,474,526        100.0%
                                                          ----------        -----
                                                          ----------        -----

                                         ANNUAL ESCALATED
                                          RENT PER LEASED
                                          SQUARE FOOT OF
                                          EXPIRING LEASES
             YEAR OF LEASE                  WITH FUTURE
              EXPIRATION                     STEP-UPS
             -------------               -----------------
1997...................................      $   27.19(1)
1998...................................          31.48
1999...................................          28.08
2000...................................          26.44
2001...................................          24.48
2002...................................          28.40
2003...................................          26.61
2004...................................          29.94
2005...................................          41.39
2006...................................          29.15
2007 and thereafter....................          29.80
                                                ------
SUBTOTAL/WEIGHTED AVERAGE..............      $   29.86
                                                ------
Unleased at 12/31/96...................
TOTAL..................................


------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A Penn Station submarket (which, according to Cushman & Wakefield, is the area bounded by 30th Street on the south, 35th Street on the north, the Hudson River on the west and

    Seventh Avenue on the east) was $31.47 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at Two Penn Plaza.



(2) Includes approximately 341,000 square feet which remains vacant following the expiration of the lease with Equitable for approximately 430,000 square feet which expired on October 31, 1996.



    Since 1988, approximately $16 million has been spent on various capital improvements to Two Penn Plaza, which improvements the Mendik Group believes have enhanced the building's competitiveness. In 1990, the building's main entrance (on Seventh Avenue) was renovated and made more prominent by resetting the stairs leading up to the entrance at a 45 DEG. angle to the street. At the same time, the plaza area surrounding the building was renovated to create an enhanced sense of security and control for tenants by encircling the north and south sides with a decorative wrought iron fence (bordered by approximately 75 new trees). In 1991, the building's security systems were upgraded with the addition of a message center for incoming package deliveries (to restrict access to the building by outside messengers). In 1992, the entire sidewalk surrounding the plaza area was replaced. In 1995, installation of a sprinkler system throughout the entire building was completed. In addition, in 1995-96, the building's air conditioning equipment was replaced with new high pressure steam absorbers, which have improved operating efficiency, reduced operating costs and enabled the building to operate without the use of certain chlorofluorocarbons, the production of which is prohibited by Federal law because of suspected links to the depletion of the atmosphere's ozone layer. (Chlorofluorocarbons continue to be used by a majority of the commercial office buildings in the United States.) Madison Square Garden paid approximately 30% of the cost of this project pursuant to an air cooling operating agreement under which Two Penn Plaza provides air conditioning and refrigeration to Madison Square Garden in exchange for reimbursement. Also in 1995-96, the building's elevators were refurbished and were computerized to improve operating efficiency.



    The Penn Plaza area has been enhanced in recent years through the efforts of the 34th Street Business Improvement District Partnership (the "34th Street BID"), a public-private partnership which provides street cleaning services, security personnel and other community services to businesses in the area. In addition, the 34th Street BID has considered undertaking certain capital projects in the Penn Plaza area. The 34th Street BID is funded through special assessments collected by New York City from property owners which are similar to real estate taxes. (These charges then may be passed on to tenants to the extent permitted under applicable leases.) The 34th Street BID is governed by an independent board of directors comprised of public officials and private citizens. Mr. Mendik was involved in the establishment of the 34th Street BID.



    The Penn Plaza area also has been enhanced in recent years by the redevelopment efforts completed by certain of the Property's neighbors. Several years ago, Madison Square Garden completed a redevelopment which included the installation of skyboxes and the construction of new "V.I.P." entrances on 31st and 33rd Streets, at a total cost of approximately $200 million. Long Island Railroad recently completed a renovation of its portion of Penn Station, including a new main entrance on 34th Street, at a cost of approximately $70 million. In addition, AMTRAK currently is considering converting the General Post Office, located on Eighth Avenue between 31st and 33rd Streets, into a new AMTRAK train station, a project for which Congress has to date allocated $25 million.



    The Company currently is exploring the possibility of developing additional retail space at Two Penn Plaza (on the building's plaza). The Company believes that the development of additional retail space may, depending upon the amount of space developed, provide the Company with a source of increased cash flow. There can be no assurance, however, that any such additional retail space will be developed. In addition, New Jersey Transit currently is considering building a new entrance to Penn Station near the corner of Seventh Avenue and 31st Street, which would utilize a portion of the plaza area surrounding the Two Penn Plaza building in exchange for consideration with respect to which the Company currently is engaged in discussions with New Jersey Transit. The Company also is engaged in discussions with AMTRAK regarding AMTRAK's use of a portion of the Two Penn Plaza premises for emergency ventilation in exchange for consideration to be negotiated.



    The aggregate undepreciated tax basis of depreciable real property at Two Penn Plaza for Federal income tax purposes was $110,261,639 as of December 31, 1995. Depreciation and amortization are computed for Federal income tax purposes on the declining balance or straight-line methods over lives which range from 15 to 39 years. As of December 31, 1995, the aggregate undepreciated tax basis of depreciable personal property associated with Two Penn Plaza for Federal income tax purposes was $1,240,756. Depreciation and amortization are computed on the double declining balance method or straight-line method over lives which range from 5 to 7 years.


    The current real estate tax rate for all Manhattan office properties is $10.252 per $100 of assessed value. The total annual tax for Two Penn Plaza at this rate for the 1996-97 tax year, including the 34th Street BID tax of $330,309, is $8,121,829 (at a taxable assessed value of $76,000,000).


1740 BROADWAY (THE MONY BUILDING)



    1740 Broadway (The MONY Building) is a 27-story office building which occupies the entire block front on the east side of Broadway between 55th and 56th Streets. Built in 1950, 1740 Broadway features approximately 551,000 rentable square feet (including approximately 15,000 square feet of retail space and approximately 10,800 square feet of basement and storage space) and floor plates that range from approximately 7,000 to 31,000 square feet, which floor plates the Company believes make the building well-suited for large corporate tenants. The Mendik Group acquired 1740 Broadway in 1990.



    As of December 31, 1996, 100% of the rentable square footage in 1740 Broadway was leased (including space for leases that were executed as of December 31, 1996). The following table sets forth certain information with respect to the Property at the end of each of the past five years:



                                                                                    ANNUAL NET
                                                                                     EFFECTIVE
                                                                ANNUAL ESCALATED       RENT
                                                                 RENT PER LEASED    PER LEASED
YEAR-END                                       PERCENT LEASED      SQUARE FOOT      SQUARE FEET
---------------------------------------------  ---------------  -----------------  -------------
1996.........................................         100.0%        $   32.85       $     33.26(1)
1995.........................................         100.0%        $   34.85       $     34.77
1994.........................................         100.0%        $   33.57       $     34.92
1993.........................................         100.0%        $   33.32       $     35.29
1992.........................................          98.0%        $   30.79       $     34.84


------------------------


(1) Information is as of September 30, 1996.



    As of December 31, 1996, two tenants leased 10% or more of the Property's rentable square feet. Mutual of New York ("MONY"), a large life insurance company, leased approximately 264,000 square feet (approximately 48% of the building) under three leases, one for approximately 16,000 square feet (which expires in February 1998), one for approximately 29,500 square feet (which expires in December 2000), and one for approximately 218,500 square feet (which expires in May 2016). MONY also has options to lease additional space at the Property.



    In addition, as of December 31, 1996, William Douglas McAdams, Inc., a pharmaceutical advertising company, leased approximately 63,000 square feet under a lease that expires in December 2007.

    The following table sets out a schedule of the annual lease expirations at 1740 Broadway with respect to leases executed as of December 31, 1996 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                          SQUARE                        ANNUAL
                                                         FOOTAGE                       ESCALATED    ANNUAL ESCALATED
                                          NUMBER OF         OF       PERCENTAGE OF      RENT OF      RENT PER LEASED
            YEAR OF LEASE                 EXPIRING       EXPIRING    TOTAL LEASED      EXPIRING      SQUARE FOOT OF
             EXPIRATION                    LEASES         LEASES      SQUARE FEET       LEASES       EXPIRING LEASES
            -------------              ---------------  ----------  ---------------  -------------  -----------------
1997.................................             5          8,175           1.5%    $     322,170      $   39.41(1)
1998.................................             2         23,171           4.2           964,123          41.61
1999.................................             3         47,180           8.5         1,913,184          40.55
2000.................................             1         29,567           5.4         1,114,131          37.68
2001.................................             0              0           0.0                 0           0.00
2002.................................             0              0           0.0                 0           0.00
2003.................................             2         44,431           8.1         1,850,613          41.65
2004.................................             2         55,904          10.1         1,714,228          30.66
2005.................................             0              0           0.0                 0           0.00
2006.................................             0              0           0.0                 0           0.00
2007 and thereafter..................             6        342,873          62.2        10,229,210          29.83
                                                 --
                                                        ----------         -----     -------------         ------
SUBTOTAL/WEIGHTED AVERAGE............            21        551,301         100.0%    $  18,107,659      $   32.85
                                                 --
                                                                                     -------------         ------
Unleased at 12/31/96.................                            0             0
                                                        ----------         -----
TOTAL................................                      551,301         100.0%
                                                        ----------         -----
                                                        ----------         -----

                                       ANNUAL ESCALATED
                                        RENT PER LEASED
                                        SQUARE FOOT OF
                                        EXPIRING LEASES
            YEAR OF LEASE                 WITH FUTURE
             EXPIRATION                    STEP-UPS
            -------------              -----------------
1997.................................      $   39.41(1)
1998.................................          41.61
1999.................................          42.18
2000.................................          37.68
2001.................................           0.00
2002.................................           0.00
2003.................................          47.78
2004.................................          36.47
2005.................................           0.00
2006.................................           0.00
2007 and thereafter..................          40.41
                                              ------
SUBTOTAL/WEIGHTED AVERAGE............      $   40.64
                                              ------
Unleased at 12/31/96.................
TOTAL................................


------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A West Side submarket (which, according to Cushman & Wakefield, is the area bounded by 42nd Street on the south, 57th Street on the north, the Hudson River on the west and Seventh Avenue on the east) was $31.92 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class A properties in various locations within the West Side submarket, and, therefore, may not be representative of asking or actual rental rates at 1740 Broadway.



    In addition to an estimated $40 million renovation completed by MONY when it owned the building in the 1980s, approximately $3 million has been spent since 1990 on various capital improvements to 1740 Broadway. In 1991, the building's security systems were upgraded with the addition of closed circuit television cameras and a message center for incoming package deliveries (to restrict access to the building by outside messengers). In 1993, a computerized energy management system was installed to reduce energy consumption and costs. In addition, in 1996, the building's air conditioning equipment was replaced with new high pressure steam absorbers that are expected to improve operating efficiency and reduce operating costs. This upgrade will allow the building to operate without the use of certain chlorofluorocarbons, the production of which, as of 1996, is prohibited by Federal law. Sprinklers are installed throughout the entire building.



    The aggregate undepreciated tax basis of depreciable real property at 1740 Broadway for Federal income tax purposes was $68,855,672 as of December 31, 1995. Depreciation and amortization are computed on the declining balance or straight-line methods over 39 years. The aggregate undepreciated tax basis of depreciable personal property associated with 1740 Broadway for Federal income tax purposes was $9,694 as of December 31, 1995. Depreciation and amortization are computed on the double declining balance method or straight-line method over lives which range from 5 to 7 years.

    The current real estate tax rate for all Manhattan office properties is $10.252 per $100 of assessed value. The total annual tax for 1740 Broadway at this rate for the 1996-97 tax year is $3,871,104 (at an assessed value of $37,759,500).

866 UNITED NATIONS PLAZA


    866 United Nations Plaza is a 6-story office building which occupies the entire block front on the east side of First Avenue between 48th and 49th Streets. Built in 1966, 866 United Nations Plaza features approximately 385,000 rentable square feet (including an underground parking garage comprising approximately 42,700 square feet and approximately 28,500 square feet of retail space) and floor plates that range from approximately 28,000 to 65,000 square feet. 866 United Nations Plaza also features views of the East River and United Nations Park. Two residential co-operative towers sit atop 866 United Nations Plaza (the "Residential Towers") and share the use and cost of a common mechanical plant pursuant to the terms of a reciprocal easement agreement (the "866 U.N. Reciprocal Easement Agreement"). Neither the Company nor the Mendik Group (nor any of its affiliates) own any interest in the Residential Towers. The Mendik Group acquired the leasehold interest in 866 United Nations Plaza in 1978 and the fee interest in 1985.


    The building received the Building Owners and Managers Association (New
York) Operating Office Building of the Year Award for 1994-95 (100,000-500,000 Square Feet Category) (which award is "[p]resented to an office building in recognition of physical attractiveness, efficiency of operation and the impact it has had on the metropolitan business community").


    As of December 31, 1996, approximately 97.3% of the rentable square footage in 866 United Nations Plaza was leased. The office space was 98.4% leased, the parking garage was 100% leased (to an independent garage operator) and the retail space was 80.6% leased. The following table sets forth certain information with respect to the Property at the end of each of the past five years:



                                                                                    ANNUAL NET
                                                                                     EFFECTIVE
                                                                ANNUAL ESCALATED       RENT
                                                                 RENT PER LEASED    PER LEASED
YEAR-END                                       PERCENT LEASED      SQUARE FOOT      SQUARE FOOT
---------------------------------------------  ---------------  -----------------  -------------
1996.........................................          97.3%        $   31.29       $     27.53(1)
1995.........................................          95.6%        $   30.78       $     28.06
1994.........................................          96.2%        $   30.88       $     28.97
1993.........................................          94.9%        $   32.29       $     30.18
1992.........................................          98.6%        $   34.50       $     32.85


------------------------


(1) Information is as of September 30, 1996.



    As of December 31, 1996, two tenants leased 10% or more of the Property's rentable square feet. Bear Stearns & Co., Inc., a large investment bank ("Bear Stearns"), leased approximately 64,700 square feet under a lease that expires in October 1997, which space was subleased to the United Nations. The Company does not believe that Bear Stearns or its subtenant will remain in the building following the expiration of the lease. In addition, Classic Parking Corporation, a large, independent parking garage operator, operated the building's underground parking garage containing approximately 42,700 square feet (which is used by the general public, including tenants of the Residential Towers and visitors to the United Nations) under a lease that expires in December 2001.



    Because of its proximity to the United Nations, 866 United Nations Plaza counted 32 foreign consulates and missions among its tenants as of December 31, 1996, including the Missions of Japan, Finland, Saudi Arabia and Kazakhstan.



    The following table sets out a schedule of the annual lease expirations at 866 United Nations Plaza with respect to leases executed as of December 31, 1996 for each of the next ten years and thereafter

(assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                          SQUARE                        ANNUAL
                                                         FOOTAGE                       ESCALATED    ANNUAL ESCALATED
                                          NUMBER OF         OF       PERCENTAGE OF      RENT OF      RENT PER LEASED
            YEAR OF LEASE                 EXPIRING       EXPIRING    TOTAL LEASED      EXPIRING      SQUARE FOOT OF
             EXPIRATION                    LEASES         LEASES      SQUARE FEET       LEASES       EXPIRING LEASES
            -------------              ---------------  ----------  ---------------  -------------  -----------------
1997.................................            20         86,318          22.5%    $   3,097,671      $   35.89(1)
1998.................................            19         49,409          12.8         1,570,823          31.79
1999.................................            10         30,515           7.9           964,092          31.59
2000.................................            10         21,878           5.7           658,710          30.11
2001.................................             5         58,856(2)         15.3       1,435,829(2)         24.40
2002.................................             4         17,870           4.6           590,894          33.07
2003.................................             4         16,676           4.3           561,195          33.65
2004.................................             2          4,676           1.2           136,177          29.12
2005.................................             3         13,447           3.5           389,196          28.94
2006.................................             2         40,372          10.5         1,269,493          31.44
2007 and thereafter..................             2         34,384           9.0         1,039,732          30.24
                                                 --
                                                        ----------         -----     -------------         ------
SUBTOTAL/WEIGHTED AVERAGE............            81        374,401          97.3%    $  11,713,812      $   31.29
                                                 --
                                                                                     -------------         ------
Unleased at 12/31/96.................                       10,414           2.7
                                                        ----------         -----
TOTAL................................                      384,815         100.0%
                                                        ----------         -----
                                                        ----------         -----

                                       ANNUAL ESCALATED
                                        RENT PER LEASED
                                        SQUARE FOOT OF
                                        EXPIRING LEASES
            YEAR OF LEASE                 WITH FUTURE
             EXPIRATION                    STEP-UPS
            -------------              -----------------
1997.................................      $   35.89(1)
1998.................................          31.79
1999.................................          31.59
2000.................................          30.11
2001.................................          26.09
2002.................................          34.30
2003.................................          34.14
2004.................................          30.36
2005.................................          31.36
2006.................................          34.06
2007 and thereafter..................          38.32
                                              ------
SUBTOTAL/WEIGHTED AVERAGE............      $   32.76
                                              ------
Unleased at 12/31/96.................
TOTAL................................


------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A United Nations submarket (which, according to Cushman & Wakefield, is the area bounded by 39th Street on the south and 49th Street on the north and between Second Avenue on the west and the East River on the east) was $31.40 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class A properties in various locations within the United Nations submarket, and, therefore, may not be representative of asking or actual rental rates at 866 United Nations Plaza.



(2) Includes an underground parking garage comprising 42,674 square feet. As of December 31, 1996, the Annual Escalated Rent Per Leased Square Foot for the underground parking garage space was $16.29.



    Since 1988, approximately $4 million has been spent on various capital improvements to 866 United Nations Plaza. In 1996, the building's air conditioning equipment was replaced with new high pressure steam absorbers that are expected to improve operating efficiency and reduce operating costs, and will allow the building to operate without the use of certain chlorofluorocarbons, the production of which, as of 1996, is prohibited by Federal law. In conjunction with the installation of the new steam absorbers, the building's computerized energy management system currently is scheduled to be replaced in late 1996. Pursuant to the terms of the 866 U.N. Reciprocal Easement Agreement, the Residential Towers paid approximately two-thirds of the cost of the installation of the new steam absorbers and will pay approximately two-thirds of the cost of the installation of the energy management system. In addition, in 1996, the building's security systems were upgraded with the addition of an electronic card access system, closed circuit television cameras and a message center for incoming package deliveries (to restrict access to the building by outside messengers). As of December 31, 1996, sprinklers were installed in approximately 80% of the building.



    The aggregate undepreciated tax basis of depreciable real property at 866 United Nations Plaza for Federal income tax purposes was $24,135,840 as of December 31, 1995. Depreciation and amortization are computed on the declining balance or straight-line methods over lives which range from 15 to 39 years. The aggregate undepreciated tax basis of depreciable personal property associated with 866 United Nations Plaza for Federal income tax purposes was $449,468 as of December 31, 1995. Depreciation and amortization are computed on the double declining balance method or straight-line method over lives which range from 5 to 10 years.

    The current real estate tax rate for all Manhattan office properties is $10.252 per $100 of assessed value. The total annual tax for 866 United Nations Plaza at this rate for the 1996-97 tax year is $2,629,638 (at an assessed value of $25,650,000).


ELEVEN PENN PLAZA (49.9% INTEREST)



    Eleven Penn Plaza is a 26-story office building which occupies the entire block front on the east side of Seventh Avenue between 31st and 32nd Streets (across Seventh Avenue from Two Penn Plaza and Penn Station). Built in 1923, Eleven Penn Plaza features approximately 956,000 rentable square feet (including approximately 25,700 square feet of retail space and approximately 63,200 square feet of basement and storage space) and floor plates that range from approximately 16,000 to 52,000 square feet, which floor plates the Company believes make the building well-suited for large corporate tenants. The Mendik Group acquired a 50% interest in Eleven Penn Plaza in 1980 and the remaining 50% interest in 1981.


    The building has been awarded the Building Owners and Managers Association (New York) Historic Office Building of the Year Award for 1996-97 (which award is "[p]resented to an office building of at least 50 years, which has demonstrated a commitment to preserving its historical integrity while modernizing to accommodate the latest advances in real estate technology").


    As of December 31, approximately 95.5% of the rentable square footage in Eleven Penn Plaza was leased (including space for leases that were executed as of December 31, 1996). The office space was 95.5% leased and the retail space was 98.5% leased. The following table sets forth certain information with respect to the Property at the end of each of the past five years.



                                                                                    ANNUAL NET
                                                                                     EFFECTIVE
                                                                ANNUAL ESCALATED       RENT
                                                                 RENT PER LEASED    PER LEASED
YEAR-END                                       PERCENT LEASED      SQUARE FOOT      SQUARE FOOT
---------------------------------------------  ---------------  -----------------  -------------
1996.........................................          95.5%        $   27.64        $   21.49(1)
1995.........................................          95.9%        $   24.59        $   22.73
1994.........................................          94.1%        $   24.42        $   23.77
1993.........................................          88.2%        $   24.39        $   23.90
1992.........................................          88.6%        $   29.76        $   29.24


------------------------


(1) Information is as of September 30, 1996.



    Two tenants at Eleven Penn Plaza leased over 10% of the rentable square footage as of December 31, 1996. The Times Mirror Company, a publishing company ("Times Mirror"), leased approximately 226,000 square feet. In 1995, Matthew Bender & Company, Incorporated ("Matthew Bender"), a publisher of law-related textbooks and a wholly owned subsidiary of Times Mirror, entered into an agreement with the Mendik Group with respect to its lease for approximately 226,000 square feet (which expires in June 2001). As a part of its downsizing and restructuring, Times Mirror desired to consolidate its New York operations by relocating the operations conducted by Matthew Bender at Eleven Penn Plaza to Two Park Avenue, where an affiliate of Matthew Bender conducted operations. Accordingly, Times Mirror assumed all the obligations of Matthew Bender under the lease as modified, and Times Mirror subleased approximately 185,000 square feet of the premises to the Mendik Group. The Mendik Group currently is marketing this space at a rental in excess of the sublease rental.



    The Company recently has entered into a non-binding letter of intent with respect to leasing approximately 154,000 square feet with Federated Department Stores, Inc., a large retailing company, for approximately 15 years, although there can be no assurance that this letter of intent will result in an executed lease.

    In addition, as of December 31, 1996, R.H. Macy & Co., Inc., a large retailing company ("R.H. Macy"), occupied approximately 153,500 square feet under a lease originally between the Mendik Group and General Mills, Inc. ("General Mills") that expires in December 2002, which lease General Mills assigned to R.H. Macy in 1985. (General Mills remains liable under the lease.)



    The following table sets out a schedule of the annual lease expirations at Eleven Penn Plaza with respect to leases executed as of December 31, 1996 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                          SQUARE                        ANNUAL
                                                         FOOTAGE                       ESCALATED    ANNUAL ESCALATED
                                          NUMBER OF         OF       PERCENTAGE OF      RENT OF     RENT PER LEASED
            YEAR OF LEASE                 EXPIRING       EXPIRING    TOTAL LEASED      EXPIRING      SQUARE FOOT OF
             EXPIRATION                    LEASES         LEASES      SQUARE FEET       LEASES      EXPIRING LEASES
            -------------              ---------------  ----------  ---------------  -------------  ----------------
1997.................................            18         20,502           2.1%    $     281,445     $    13.73(1)
1998.................................             8         11,383           1.2           215,251          18.91
1999.................................            15         96,419          10.1         2,294,205          23.79
2000.................................             1          1,958           0.2            48,705          24.87
2001.................................             6        252,720          26.4         9,300,960          36.80
2002.................................             2        157,256          16.4         5,257,358          33.43
2003.................................             3         52,973           5.5         1,073,341          20.26
2004.................................             0              0           0.0                 0           0.00
2005.................................             5         46,808           4.9         1,382,819          29.54
2006.................................             4         57,865           6.1         1,278,990          22.10
2007 and thereafter..................             8        215,684          22.6         4,115,583          19.08
                                                 --
                                                        ----------         -----     -------------       --------
SUBTOTAL/WEIGHTED AVERAGE............            70        913,568          95.5%    $  25,248,657     $    27.64
                                                 --
                                                                                     -------------       --------
Unleased at 12/31/96.................                       42,712           4.5
                                                        ----------         -----
TOTAL................................                      956,280         100.0%
                                                        ----------         -----
                                                        ----------         -----

                                       ANNUAL ESCALATED
                                       RENT PER LEASED
                                        SQUARE FOOT OF
                                       EXPIRING LEASES
            YEAR OF LEASE                WITH FUTURE
             EXPIRATION                    STEP-UPS
            -------------              ----------------
1997.................................     $    13.73(1)
1998.................................          18.91
1999.................................          23.79
2000.................................          24.87
2001.................................          36.80
2002.................................          33.53
2003.................................          23.81
2004.................................           0.00
2005.................................          33.92
2006.................................          32.14
2007 and thereafter..................          24.81
                                            --------
SUBTOTAL/WEIGHTED AVERAGE............     $    30.07
                                            --------
Unleased at 12/31/96.................
TOTAL................................


------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A Penn Station submarket (which, according to Cushman & Wakefield, is the area bounded by 30th Street on the south, 35th Street on the north, the Hudson River on the west and Seventh Avenue on the east) was $31.47 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). Therefore, the Direct Weighted Average Rental Rate may not be representative of asking or actual rental rates at Eleven Penn Plaza.



    Since 1988, approximately $18 million has been spent on various capital improvements to Eleven Penn Plaza. In 1989, the main entrance to the building (on Seventh Avenue) was renovated and reclad with rose-colored granite, and the building's limestone facade was cleaned and framed with decorative, architectural bronze panels. Also in 1989, the building's electrical system was upgraded. The building's security systems were upgraded with the addition in 1989 of closed circuit television cameras and in 1990 of a message center for incoming package deliveries (to restrict access to the building by outside messengers). In 1991, windows throughout the building were replaced and the building's elevators were computerized to improve operating efficiency. In 1992, the building's security systems were upgraded with the installation of an electronic card access system which enhanced control of perimeter entry points into the building. In addition, the building's air conditioning equipment is in the process of being replaced with new high pressure steam absorbers at a cost of approximately $2 million, which replacement has been planned since

1994. These new steam absorbers are expected to improve operating efficiency and reduce operating costs, and will allow the building to operate without the use of certain chlorofluorocarbons, the production of which, as of 1996, is prohibited by Federal law. As of September 30, 1996, sprinklers were installed with respect to approximately 70% of the building.


    The Penn Plaza area has been enhanced in recent years through the efforts of the 34th Street BID and the redevelopment efforts completed by certain of the Property's neighbors. See "--Two Penn Plaza" above.


    Following the closing of the Offering and the Formation Transactions, the Company will own approximately 49.9% of the economic interest in Eleven Penn Plaza. The Company will not, either directly or indirectly, act as the managing general partner of the Property-owning entity and thus will not have control over the day-to-day operation and management of Eleven Penn Plaza. Rather, Mr. Mendik will be the managing general partner and will direct the day-to-day operation and management of Eleven Penn Plaza. However, the Company will have approval rights with respect to significant actions affecting the Property.



    Pursuant to the partnership agreements governing Eleven Penn Plaza Company (the Property-owning entity) and the direct and indirect partners thereof, the consent of a majority of the interests of the partners who made cash investments in the Property, together with the consent of the managing general partner, is required in order to sell the Property. In addition, such consents are required in order to refinance the Property, other than in the six-month period immediately preceding the maturity of any financing, during which period the managing general partner has the right to cause Eleven Penn Plaza Company to enter into a refinancing in an amount not greater than the outstanding balance of the loan being refinanced. The Company will be subject to the partnership agreements as they presently exist. However, because the Company is the holder of the majority of the interests of the partners who made cash investments in the Property, no sale or financing of the Property may be entered into without the consent of the Company, except that the Company may not unreasonably withhold its consent to a refinancing of the Property.



    In addition, the partnership agreements governing Eleven Penn Plaza Company provide that if a sale of the Property is consented to as set forth above, any partner which did not consent to the proposed sale has a right of first refusal to purchase the interests of the consenting partners for a purchase price based on an offer to purchase the Property which the managing general partner is prepared to accept. As a result, if the Company consents to the sale of Property, and the other direct and indirect partners in Eleven Penn Plaza Company do not consent, the Company may be required to sell its interests in Eleven Penn Plaza Company to such other partners.



    As described above, the Mendik Group will retain an interest in Eleven Penn Plaza following the Offering, and the Company will have a right of first refusal with respect to such interest for a period of ten years following the completion of the Offering. See "--Assets Not Being Transferred to the Company" below.


TWO PARK AVENUE (40% INTEREST)


    Two Park Avenue is a 29-story, vintage Art Deco office building which occupies the entire block front on Park Avenue between 32nd and 33rd Streets. Built in 1928, Two Park Avenue features approximately 947,000 rentable square feet (including approximately 32,000 square feet of retail space and approximately 11,500 square feet of basement and storage space) and floor plates that range from approximately 25,000 to 44,000 square feet, which floor plates the Company believes make the building well-suited for large corporate tenants. Designed by renowned architect Ely Jacques Kahn, the building features an ornate lobby, with decorative arches, vaulted ceilings, elegant chandeliers and marble floors. Two Park Avenue is four blocks east of Penn Station and nine blocks south of Grand Central Terminal, and has in-building access to a main subway line (the IRT line). The Mendik Group acquired Two Park Avenue in 1986.

    As of December 31, 1996, approximately 97.8% of the rentable square footage in Two Park Avenue was leased (including space for leases that were executed as of December 31, 1996). The office space was 98.0% leased and the retail space was 89.7% leased. The following table sets forth certain information with respect to the Property at the end of each of the past five years:



                                                                              ANNUAL NET
                                                         ANNUAL ESCALATED   EFFECTIVE RENT
                                                          RENT PER LEASED     PER LEASED
YEAR-END                              PERCENT LEASED        SQUARE FOOT       SQUARE FOOT
----------------------------------  -------------------  -----------------  ---------------
1996..............................            97.8%          $   23.59         $   19.01(1)
1995..............................            97.3%          $   22.94         $   20.83
1994..............................            92.1%          $   24.01         $   21.61
1993..............................            89.2%          $   23.86         $   22.33
1992..............................            92.1%          $   24.46         $   23.16


------------------------


(1) Information is as of September 30, 1996.



    As of December 31, 1996, two tenants leased 10% or more of the Property's rentable square feet. Times Mirror leased approximately 287,000 square feet in Two Park Avenue under two leases that expire in September 2010. In addition, Smith Barney, Inc., a large investment bank/brokerage house, leased approximately 99,800 square feet in the building under a lease that expires in May 1998.



    The following table sets out a schedule of the annual lease expirations at Two Park Avenue with respect to leases executed as of December 31, 1996 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults).


                                                          SQUARE                        ANNUAL
                                                         FOOTAGE                       ESCALATED    ANNUAL ESCALATED
                                          NUMBER OF         OF       PERCENTAGE OF      RENT OF      RENT PER LEASED
            YEAR OF LEASE                 EXPIRING       EXPIRING    TOTAL LEASED      EXPIRING      SQUARE FOOT OF
             EXPIRATION                    LEASES         LEASES      SQUARE FEET       LEASES       EXPIRING LEASES
            -------------              ---------------  ----------  ---------------  -------------  -----------------
1997.................................             2         43,885           4.7     $   1,466,387      $   33.41(1)
1998.................................             4        116,466          12.3         3,368,597          28.92
1999.................................             6         99,746          10.6         2,790,447          27.98
2000.................................             1             75           0.0             1,530          20.40
2001.................................             4         23,912           2.5           574,822          24.04
2002.................................             1          2,150           0.2            72,084          33.53
2003.................................             1          4,818           0.5           102,872          21.35
2004.................................             5         42,632           4.5         1,171,434          27.48
2005.................................             3         42,757           4.5           918,197          21.47
2006.................................             6        120,359          12.7         3,089,285          25.67
2007 and thereafter..................             8        428,736          45.3         8,280,699          19.31
                                                 --
                                                        ----------         -----     -------------         ------
SUBTOTAL/WEIGHTED AVERAGE............            41        925,536          97.8%    $  21,836,354      $   23.59
                                                 --
                                                                                     -------------         ------
Unleased at 12/31/96.................                       21,161           2.2
                                                        ----------         -----
TOTAL................................                      946,697         100.0%
                                                        ----------         -----
                                                        ----------         -----

                                       ANNUAL ESCALATED
                                        RENT PER LEASED
                                        SQUARE FOOT OF
                                        EXPIRING LEASES
            YEAR OF LEASE                 WITH FUTURE
             EXPIRATION                    STEP-UPS
            -------------              -----------------
1997.................................      $   33.41
1998.................................          28.92
1999.................................          28.17
2000.................................          20.40
2001.................................          24.27
2002.................................          39.48
2003.................................          24.35
2004.................................          29.18
2005.................................          24.96
2006.................................          31.36
2007 and thereafter..................          28.10
                                              ------
SUBTOTAL/WEIGHTED AVERAGE............      $   28.70
                                              ------
Unleased at 12/31/96.................
TOTAL................................

------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A Murray Hill submarket (which, according to Cushman & Wakefield, generally runs from 32nd Street on the south to 39th Street on the north and from Fifth Avenue on the west to the East River on the east) was $28.08 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class A properties in various locations within the Murray Hill submarket, and, therefore, may not be representative of asking or actual rental rates at Two Park Avenue.



    Since 1988, approximately $18 million has been spent on various capital improvements to the Property. In 1989, the building's elevators were computerized to improve operating efficiency. The building's security systems were upgraded in 1989 with the installation of an electronic card access system, which enhanced control of perimeter entry points into the building, and in 1991 with the installation of a message center for incoming package deliveries (to restrict access to the building by outside messengers). The building's electrical, plumbing and heating systems were upgraded in 1989-90. In 1990, new tenant storefronts were added. The building's air conditioning units generally have been replaced with individual air-conditioning package units as new leases have been signed in the building. Sprinklers have been installed throughout the entire building.



    The area surrounding Grand Central Terminal has been enhanced in recent years through the efforts of the Grand Central Business Improvement District Partnership (the "Grand Central BID"), a public-private partnership which provides street cleaning services, security personnel and other community services to businesses in the area. The Grand Central BID is funded through special real estate assessments collected by New York City similar to real estate taxes collected from property owners. (These charges then may be passed on to tenants to the extent permitted under applicable leases). In addition, the Grand Central BID has undertaken certain capital projects in the district, including a program for improved street illumination and sidewalk beautification. The Grand Central BID is governed by an independent board of directors comprised of public officials and private citizens. Mr. Mendik participated in the organization of the Grand Central BID, and an executive officer of Mendik Realty (Michael M. Downey) currently serves on its board of directors.



    Following the completion of the Offering and the Formation Transactions, the Company will own approximately 40% of the economic interests in Two Park Avenue. Unless the Company and the other partner in the partnership which owns Two Park Avenue jointly agree to appoint one of them as the managing general partner of such partnership, the Company will be the co-managing general partner of Two Park Avenue and all decisions with respect to the day-to-day operation and management of Two Park Avenue (including approval of the annual budget for the Property and the undertaking of all leasing transactions) will require the consent of both the Company and the other partner in Two Park Avenue. In addition, all decisions regarding the sale or other disposition of Two Park Avenue or the refinancing of the Property will require the consent of the Company, except that the Company may not unreasonably withhold its approval to a proposed refinancing of the Property.



    Pursuant to the partnership agreement of Two Park Company (the Property-owning entity), each partner has the right to implement "buy-sell" provisions. The Company, as an indirect partner in Two Park Company, will be subject to the partnership agreement as it presently exists. Accordingly, if the other partner in Two Park Company (which other partner is a publicly held real estate limited partnership) exercises its buy-sell rights, the Company could be compelled either to sell its interest in the applicable partnership to such other partner, for the purchase price set forth in such other partner's notice exercising its buy-sell rights, or to purchase the interests of the other partners in such partnership for an amount based on such price. In addition, under the partnership agreement of Two Park Company, if either partner receives a bona fide offer to purchase its interest in Two Park Company (which such partner is willing to accept), such partner must give the other partner a right of first refusal to purchase the partnership interest on the same terms and conditions as the bona fide offer.


    The Mendik Group will retain certain general partner and limited partner interests in the publicly held partnership that owns a 60% interest in Two Park Avenue following the Offering and the Formation Transactions, and the Company will have a right of first refusal with respect to such general partner interest for a period of up to ten years following the Offering. The Company will have no such rights with respect to the Mendik Group's limited partner interests in Two Park Avenue and in the publicly held partnership that owns a 60% interest in Two Park Avenue. See "--Assets Not Being Transferred to the Company" below.


330 MADISON AVENUE (24.8% INTEREST)


    330 Madison Avenue is a 41-story office building which occupies the entire block front on the west side of Madison Avenue between 42nd and 43rd Streets, one block from Grand Central Terminal. Built in 1963, 330 Madison Avenue features approximately 771,000 rentable square feet (including approximately 18,900 square feet of retail space and approximately 28,000 square feet of basement and storage space) and floor plates that range from approximately 8,600 to 37,000 square feet, which floor plates the Company believes makes the building well-suited for large corporate tenants. In addition, the tower floors of the building offer 360 DEG. views of the Manhattan skyline. The Mendik Group acquired 330 Madison Avenue in 1979.



    As of December 31, 1996, approximately 96.5% of the rentable square footage in 330 Madison Avenue was leased (including space for leases executed as of December 31, 1996). The office space was 96.4% leased and the retail space was 100.0% leased. The following table sets forth certain information with respect to the Property at the end of each of the past five years:



                                                                               ANNUAL NET
                                                                                EFFECTIVE
                                                           ANNUAL ESCALATED       RENT
                                                            RENT PER LEASED    PER LEASED
YEAR-END                                PERCENT LEASED        SQUARE FOOT      SQUARE FOOT
------------------------------------  -------------------  -----------------  -------------
1996................................            96.5%          $   34.77       $     31.10(1)
1995................................            93.2%          $   30.87       $     27.77
1994................................            97.3%          $   30.20       $     29.94
1993................................            91.9%          $   36.40       $     36.41
1992................................            98.9%          $   36.16       $     36.06


------------------------


(1) Information is as of September 30, 1996.



    As of December 31, 1996, one tenant leased 10% or more of the Property's rentable square feet. B.D.O. Seidman, an accounting and consulting firm, leased approximately 114,000 square feet at 330 Madison Avenue under a lease that expires in September 2010. The Company's headquarters also are located at this Property.

    The following table sets out a schedule of the annual lease expirations at 330 Madison Avenue with respect to leases executed as of December 31, 1996 for each of the next ten years and thereafter (assuming that no tenants exercise renewal or cancellation options and that there are no tenant bankruptcies or other tenant defaults):


                                                          SQUARE                        ANNUAL
                                                         FOOTAGE                       ESCALATED    ANNUAL ESCALATED
                                          NUMBER OF         OF       PERCENTAGE OF      RENT OF      RENT PER LEASED
            YEAR OF LEASE                 EXPIRING       EXPIRING    TOTAL LEASED      EXPIRING      SQUARE FOOT OF
             EXPIRATION                    LEASES         LEASES      SQUARE FEET       LEASES       EXPIRING LEASES
            -------------              ---------------  ----------  ---------------  -------------  -----------------
1997.................................             6        105,316          13.7%    $   3,994,873      $   37.93(1)
1998.................................             3         74,736           9.7         2,776,554          37.15
1999.................................             8         43,344           5.6         1,484,450          34.25
2000.................................             1         36,954           4.8         1,345,197          36.40
2001.................................             2         22,374           2.9           817,800          36.55
2002.................................             4         32,261           4.2         1,087,930          33.72
2003.................................             4         70,756           9.2         2,118,277          29.94
2004.................................             3         21,343           2.8           829,751          38.88
2005.................................             5        102,106          13.2         3,710,613          36.34
2006.................................             6         49,876           6.4         1,755,188          35.19
2007 and thereafter..................             5        185,017          24.0         5,951,128          32.17
                                                 --
                                                        ----------         -----     -------------         ------
SUBTOTAL/WEIGHTED AVERAGE............            47        744,083          96.5%    $  25,871,761      $   34.77
                                                 --
                                                        ----------                   -------------         ------
UNLEASED AT 12/31/96.................                       26,745           3.5
                                                        ----------         -----
TOTAL................................                      770,828         100.0%
                                                        ----------         -----
                                                        ----------         -----

                                       ANNUAL ESCALATED
                                        RENT PER LEASED
                                        SQUARE FOOT OF
                                        EXPIRING LEASES
            YEAR OF LEASE                 WITH FUTURE
             EXPIRATION                    STEP-UPS
            -------------              -----------------
1997.................................      $   37.93(1)
1998.................................          37.15
1999.................................          34.39
2000.................................          36.40
2001.................................          36.55
2002.................................          38.32
2003.................................          33.66
2004.................................          47.41
2005.................................          41.00
2006.................................          38.98
2007 and thereafter..................          39.08
                                              ------
SUBTOTAL/WEIGHTED AVERAGE............      $   38.19
                                              ------
UNLEASED AT 12/31/96.................
TOTAL................................


------------------------


(1) For comparison purposes, according to Cushman & Wakefield, the Direct Weighted Average Rental Rate for the direct Class A Grand Central submarket (which, according to Cushman & Wakefield, is the area bounded by 39th Street on the south, 47th Street on the north, Fifth Avenue on the west and Second Avenue on the east, excluding Park Avenue north of 44th Street) was $33.33 as of December 31, 1996. Direct Weighted Average Rental Rate represents the weighted average of asking rental rates for direct Class A space. Asking rental rates generally are higher than actual rental rates (which generally are not publicly available). In addition, the Direct Weighted Average Rental Rate represents a large number of Class A properties in various locations within the Grand Central submarket, and, therefore, may not be representative of asking or actual rental rates at 330 Madison Avenue.

    Since 1988, approximately $20 million has been spent on various capital improvements to 330 Madison Avenue. In 1989, a new main roof was installed. In 1990, the cooling tower was retrofitted and refurbished and all of the building's exterior signage was replaced and standardized. In 1991, the building's marble lobby was renovated. Also, in 1991, the building's security systems were upgraded with the addition of an electronic card access system, closed circuit television cameras and a message center for incoming package deliveries (to restrict access to the building by outside messengers). In 1993-1994, the building's elevators were computerized to improve operating efficiency. In 1996, the building's air conditioning equipment was replaced with new high pressure steam absorbers that are expected to improve operating efficiency and reduce operating costs, and will allow the building to operate without the use of certain chlorofluorocarbons, the production of which, as of 1996, is prohibited by Federal law. A central sprinkler system was installed and sprinklers are being installed in tenant spaces as leases expire and new leases are signed (as of December 31, 1996, sprinklers were installed in approximately 84% of the building). As of December 31, 1996, accessible asbestos had been removed from approximately 85% of the building. The remaining accessible asbestos in the building, including "spray-on" asbestos on the deck of certain floors, currently is scheduled to be removed as space on such floors becomes vacant, at an estimated cost, based on current market conditions, of $3.5 million (of which cost the Company will be responsible for 24.8%).


    The Grand Central submarket has been enhanced in recent years through the efforts of the Grand Central BID. See "--Two Park Avenue" above.


    Following the completion of the Offering and the Formation Transactions, the Company will own approximately 24.8% of the economic interests in 330 Madison Avenue. The Company will not act as the managing general partner of the Property. Rather, Mr. Mendik will be the managing general partner, directly or indirectly, of the entity which owns 330 Madison Avenue and will direct the day-to-day operation and management of 330 Madison Avenue. However, the Company will have approval rights with respect to significant actions affecting the Property.



    Pursuant to the partnership agreement for 330 Madison Company (the Property-owning entity), each partner has the right to implement "buy-sell" provisions. The Company, as an indirect partner in 330 Madison Company, will be subject to the partnership agreement as it presently exists. Accordingly, if the other partner in 330 Madison Company exercises its buy-sell rights, the Company could be compelled either to sell its interest in the applicable partnership to such other partner, for the purchase price set forth in such other partner's notice exercising its buy-sell rights, or to purchase the interests of the other partners in such partnership for an amount based upon such price.



    As described above, the Mendik Group will retain a general partner interest in 330 Madison Avenue following the Offering and the Formation Transactions, and the Company will have a right of first refusal with respect to such interest for a period of up to ten years following the Offering. See "--Assets Not Being Transferred to the Company" below.



    330 Madison Company (the entity that owns 330 Madison Avenue) currently is disputing the principal balance of the loan secured by an unrecorded first mortgage on 330 Madison Avenue. Under the loan agreement, 330 Madison Company has exercised its right to capitalize interest payments due to the lender; however, 330 Madison Company and the lender disagree as to the rate at which interest has been capitalized and, accordingly, as to the outstanding principal balance. As of December 31, 1996, 330 Madison Company believes that the outstanding principal balance of the loan was approximately $79 million, whereas the lender believes such amount was approximately $94 million. If, in connection with the resolution of this dispute, the lender and 330 Madison Company agree that the principal amount of the loan may be satisfied by payment of an amount less than the amount the lender believes is then due under the loan, the amount of such discount, if any, will be allocated among the partners in 330 Madison Company, including M 330 Associates, which owns a 25% interest in 330 Madison Company. With respect to the amount allocated to M 330 Associates (in which the Company will have an approximate 99% interest), a portion will be allocated to the current partners in M 330 Associates (including the managing general partner of M 330 Associates, which is an affiliate of the Mendik Group) and a portion will be allocated to the Company (as the successor to the partners in M 330 Associates).

570 LEXINGTON AVENUE (5.6% INTEREST)


    570 Lexington Avenue is a 49-story vintage Art Deco office building located between 50th and 51st Streets, four blocks from the proposed northern entrance to Grand Central Station. Built in 1930, 570 Lexington Avenue features approximately 433,000 rentable square feet (including approximately 8,300 square feet of retail space and approximately 10,500 square feet of basement and storage space) and floor plates that range from approximately 3,500 to 17,250 square feet, which floor plates the Company believes make the building well-suited for tenants seeking full floor identity, particularly in the tower floors of the building. In addition, the tower floors of the building offer
360 DEG. views of the Manhattan skyline. Formerly the headquarters of the General Electric Company, the exterior of 570 Lexington Avenue was designated a New York City landmark in 1985.



    In November 1994, the Mendik Group acquired this substantially unoccupied property and a $40 million redevelopment of the building (including tenant improvements) is now being undertaken. As of December 31, 1996, approximately $19.3 million had been expended at the Property for tenant improvements, to upgrade building systems and refurbish public spaces, and for certain other expenses related to the Property. The remaining redevelopment costs will be incurred primarily to refurbish tenant space.



    The $40 million to cover redevelopment costs is being contributed by 570 Lexington Associates, L.P., which owns a 50% interest in 570 Lexington Company L.P. (the entity that owns 570 Lexington Avenue). The Mendik Group owns an approximate 11.2% interest in 570 Lexington Associates. As a result of its 11.2% interest in 570 Lexington Associates, the Company will be contractually committed to invest an additional amount of up to $2.3 million which represents its pro rata portion of the remaining redevelopment costs to be funded by 570 Lexington Associates. 570 Lexington Associates currently is discussing with certain lenders the possibility of obtaining financing, in lieu of providing the remaining required capital.



    The redevelopment of the building is being conducted in cooperation with the New York City Landmarks Preservation Commission. The building's exterior, vestibule, lobby and elevator cabs have been restored to their original grandeur and the elevators have been computerized to improve operating efficiency. In addition, certain features that were contemplated by the building's original architect but were never installed, such as chandeliers and the lobby's ornate gate, have been crafted and installed. The building is being modernized with the refurbishment of existing or installation of new air conditioning units on substantially all floors and the renovation of restrooms on numerous floors in anticipation of leasing activity. In addition, the building's security systems were upgraded with the installation of closed circuit television cameras and an electronic card access system, which enhanced control of perimeter entry points into the building. It is anticipated that a message center for incoming package deliveries (to restrict access to the building by outside messengers) will be installed when the building is more fully leased up. As of December 31, 1996, sprinklers were installed with respect to approximately 20% of the building.



    As a result of this redevelopment, the building has received the following awards: (i) The National Trust for Historic Preservation Honor Award for 1996;
(ii) 1996 New York Landmarks Preservation Commission Preservation Achievement Award; (iii) 1995-96 Building Owners and Managers Association (New York) Award for Excellence for Historic Building of the Year; and (iv) 1995 New York Landmarks Conservancy Lucy G. Moses Preservation Award. In October 1995, following completion of a substantial portion of the building's capital projects, the Mendik Group commenced efforts to market and lease space in the building to prospective tenants and, as of December 31, 1996, approximately 33.5% of the rentable square footage in the building was leased. No tenant currently leases 10% or more of the rentable square feet of the building. Substantially all of the leases relating to the Property expire in 2006 and beyond, although certain of the leases permit tenants to cancel their leases on the fifth anniversary of the date that the tenant first paid rent (upon payment of a cancellation fee).


    Following the completion of the Offering and the Formation Transactions, the Company will own approximately 11.2% of the direct economic interests in 570 Lexington Associates, which in turn owns 50% interest in 570 Lexington Company, L.P. (the entity that owns 570 Lexington Avenue). As a result, the Company will be entitled to approximately 11.2% of the cash distributed by 570 Lexington Company, L.P. to 570 Lexington Associates, L.P. (which is a general partner of 570 Lexington Company, L.P.). However, under the terms of the partnership agreement governing 570 Lexington Associates, L.P., after the investors in 570 Lexington Associates, L.P. (including the Company) achieve certain rates of return on their investments, the Company will receive certain preferential payments with respect to further distributions made by 570 Lexington Company, L.P. to 570 Lexington Associates, L.P. such that the Company will receive up to a maximum of approximately 33.4% of such further distributions (taking account of both the Company's preferential payments as well as its 11.2% interest).



    In addition, the Company, as a general partner, directly or indirectly, of the entity which owns the Property, will have significant influence over the day-to-day management and operations of 570 Lexington Avenue. As described below, the Company will also have certain rights with respect to sales, financings or other dispositions of the Property or of interests in the Property.



    Subject to certain restrictions contained in the partnership agreements of 570 Lexington Company, L.P. as well as 570 Lexington Associates, L.P., the Company may propose a financing of either 570 Lexington Associates, L.P. or 570 Lexington Company, L.P. Upon such proposal, the other partner in 570 Lexington Company, L.P. or 570 Lexington Associates, L.P., as the case may be, not making such proposal must either propose alternative financing or participate in the originally proposed financing.



    In addition, pursuant to the partnership agreement for 570 Lexington Company, L.P., if after April 1, 1998 some but not all of the partners wish to sell all or any part of 570 Lexington Avenue, any general partner may require the Property to be offered for sale on an all-cash basis. In such event, any partner or its affiliate may elect to present an all-cash offer for the Property and, if such offer is the highest all-cash offer received by 570 Lexington Company, L.P., such partner will have the right to purchase the interests of the other partners for a purchase price based upon such all-cash offer. Pursuant to the partnership agreement for 570 Lexington Associates, L.P., either general partner may elect to compel the sale of 570 Lexington Avenue pursuant to the rights described above. If a general partner (or affiliate thereof) of 570 Lexington Associates, L.P. presents the highest all-cash offer to 570 Lexington Company, L.P., then such partner will be required to purchase the interests of the other partners in 570 Lexington Associates, L.P. as well as the interests of the other partners in 570 Lexington Company, L.P.


MORTGAGE INDEBTEDNESS


    Upon completion of the Offering, the Company expects to have outstanding approximately $113 million of indebtedness secured by two of the three Properties that will be consolidated in the financial statements of the Company. The four Properties in which the Company will own an interest but which will not be consolidated in the financial statements of the Company are expected to secure approximately $231 million of additional indebtedness.


    The Company currently is negotiating with each of its lenders (and the Property-owning entities are negotiating with each of their lenders) regarding the terms of the indebtedness that will be outstanding after the Offering. The following table sets forth the mortgage debt of the Company expected to be outstanding after completion of the Offering and the Formation Transactions and the Company's best estimate of the expected terms of such indebtedness. The table also shows the Company's percentage of debt expected to be secured by Properties that will not be consolidated in the financial statements of the Company, based on the Company's expected ownership interest in the Property.

  MORTGAGE INDEBTEDNESS TO BE OUTSTANDING AFTER THE COMPLETION OF THE OFFERING
                             (DOLLARS IN THOUSANDS)



                                                                  COMPANY'S    COMPANY'S                     COMPANY'S
                                                                  SHARE OF      SHARE OF                     SHARE OF
                                   ESTIMATED         COMPANY      EXPECTED     ESTIMATED      ESTIMATED      ESTIMATED
                                    INTEREST       PERCENTAGE     PRINCIPAL      ANNUAL        MATURITY     BALANCE AT
PROPERTY                              RATE          OWNERSHIP      BALANCE    DEBT SERVICE       DATE        MATURITY
------------------------------  ----------------  -------------  -----------  ------------  --------------  -----------
100% OWNED PROPERTIES:
Two Penn Plaza................          7.25%(1)        100.0%    $  80,000    $    5,800(1) May 2005        $  80,000
866 United Nations Plaza......          7.25%(1)        100.0%       33,000         2,393(1) December 2004      33,000
                                                                 -----------  ------------                  -----------
    Total 100% Owned
      Properties:.............                                    $ 113,000    $    8,193                    $ 113,000
                                                                 -----------  ------------                  -----------
PARTIAL INTEREST PROPERTIES:
Eleven Penn Plaza.............          8.00%(1)         49.9%    $  27,445    $    2,542   February 2007    $  22,166
                                           9.25%         49.9%       10,545           975   February 1999       10,545
Two Park Avenue...............          7.25%(1)         40.0%       26,000         1,885(1) February 2000      26,000
330 Madison Avenue(2).........             9.85%         24.8%       13,612(2)       1,340(2) October 1999      13,612(2)
                                LIBOR + .625%            24.8%        9,667(2)         643(2) October 1999      11,138(2)
                                                                 -----------  ------------                  -----------
    Total Partial Interest
      Properties..............                                    $  87,269    $    7,385                    $  83,461
                                                                 -----------  ------------                  -----------
      Total...................                                    $ 200,269    $   15,578                    $ 196,461
                                                                 -----------  ------------                  -----------
                                                                 -----------  ------------                  -----------


------------------------

(1) Estimated based upon current market interest rates.

(2) Each of the amount of the principal balance and interest rate with respect to this loan currently is in dispute. See "The Properties--330 Madison Avenue."



LINE OF CREDIT



    The Company currently is engaged in discussions with various lenders regarding the establishment of a revolving Line of Credit that will be used to facilitate acquisitions and for working capital purposes. Although the Company expects that the Line of Credit will be established shortly after the completion of the Offering, there can be no assurance at this time as to whether the Company will be successful in obtaining the Line of Credit, or, if the Line of Credit is established, the terms governing the Line of Credit.


PROPERTY MANAGEMENT AND LEASING


    The Company (through the Management Corporation and the Management LLC) will conduct its management and leasing business largely in the same manner as it currently is conducted by the Mendik Group. The Mendik Group currently provides management and leasing services for 16 properties (including the Properties) in the New York metropolitan area. The Mendik Group currently has an ownership interest in 14 of these 16 office properties.


    The Mendik Group's management and leasing business is an established office property management and leasing business with extensive experience. The Mendik Group has been managing and leasing Manhattan office properties since 1978.

    The Company will continue the Mendik Group's approach of identifying and responding quickly to tenant requirements. The Company will establish personal contacts with its tenants and maintain a program of regular tenant visits. In addition, the Company will continue the Mendik Group's approach of rotating its building managers through each of its properties in order to encourage a critical review of each property's facilities and tenant services. The Company also will continue the Mendik Group's approach of encouraging each of its employees to make suggestions relating to the enhancement of a building's appearance or efficiency.

    The Mendik Group has established various committees to address issues facing real estate owners and operators, including recycling, telecommunications, electricity and similar topics. Each committee is comprised of building management personnel who report to the head of operations. This committee system will enhance the Company's ability to remain up to date with respect to developments in the industry.



    The Mendik Group believes that its commitment to providing first class, cost-effective property services, combined with the continual enhancement of the appearance and efficiency of its office properties, have encouraged tenants to renew their leases, attracted new tenants and supported competitive rent levels. The Company will continue to rely on this experienced management and leasing team to provide cost-efficient, superior services at its properties.



    After the completion of the Offering and the Formation Transactions, the Company (through the Management Partnership) will provide management and leasing services for properties in which the Company owns a 100% interest. In addition, it is anticipated that the Company (through the Management Corporation) will provide management and leasing services for properties in which the Company owns a partial interest (including Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue) and will provide management and leasing services for properties in which the Company owns no interest, including properties owned by entities in which the Mendik Group owns an interest or serves as managing partner or managing member which are not being included in the Formation Transactions. See "Certain Relationships and Transactions."


EMPLOYEES


    The Company initially intends to employ approximately 50 persons. Of such 50 employees, approximately 40 will be "home office" executive and administrative personnel and approximately 10 will be on-site management and administrative personnel. Following the completion of the Offering and the Formation Transactions, the Company currently expects that none of its employees will be represented by a labor union.



TRANSFER OF PROPERTIES



    The Properties will be acquired by the Company (through the Operating Partnership) pursuant to agreements for contribution of interests (each a "Transfer Agreement"). The acquisitions are subject to all of the terms and conditions of such agreements. The holders of interests in the Property-owning entities (which own partial or complete interests in the individual Properties) will transfer their interests to entities controlled by the Company for cash or Units. The Company will assume all the rights, obligations and responsibilities of the contributors of interests. The transfer of ownership interests in each Property is subject to the completion of the Offering. Any working capital or other cash balance outstanding at the Property-owning entity immediately prior to the completion of the Offering will be acquired by the Company.



    The Transfer Agreements generally contain representations only with respect to the ownership of the interests by the holders thereof and certain other limited matters. Pursuant to a Supplemental Representations and Warranties Agreement (the "Supplemental Agreement"), Mendik/FW LLC will agree to indemnify the Company against certain breaches of representations and warranties made by Mendik/FW LLC with respect to the Properties and the management and leasing businesses being transferred to the Company for a period of one year following the completion of the Offering. The maximum aggregate liability of Mendik/FW LLC under the Supplemental Agreement is limited to $20 million, with no liability being assumed until the aggregate liability exceeds $250,000. Recourse for any liabilities under the Supplemental Agreement will be limited to Units received by Mendik/FW LLC in the Formation Transactions. Mendik/FW LLC will pledge an aggregate of $20 million of Units (based on the initial public offering price of shares of Common Stock) to secure its indemnification obligations under the Supplemental Agreement.


ASSETS NOT BEING TRANSFERRED TO THE COMPANY


    PROPERTY INTERESTS. In addition to the interests of the Mendik Group in the Properties which are being acquired by the Company, the Mendik Group also owns interests in several other properties in Manhattan and in other parts of the New York metropolitan area as well as indirect interests in three of the Properties (Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue) which the Company will not acquire at the time of the completion of the Offering and the Formation Transactions. Except for passive investment interests and interests in properties that are not of the same type as the Properties (E.G., retail property) the Company will have an option to acquire each of these interests from the Mendik Group for ten years after the Closing of the Offering at a price determined by a formula specified in the applicable option agreement. The Company also will have a right of first refusal during such ten-year period to match any bona fide third party offer acceptable to the Mendik Group, in its sole discretion, for the interests of the Mendik Group in these properties as well as certain of the passive investment interests of the Mendik Group in other office properties. Any such option rights or rights of first refusal will be subject to fiduciary duties and contractual obligations owed or owing in the future by the Mendik Group, including any consent rights or any limitations imposed by applicable partnership agreements or financing or other agreements, and the Company will not have any such options or rights of first refusal with respect to any property-level transactions involving any of these properties. Any exercise by the Company of its rights with respect to these interests will require the approval of a majority of the disinterested directors of the Company. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."



    MIDTOWN MANHATTAN OFFICE PROPERTIES. The Company will not acquire certain indirect general partner interests owned by the Mendik Group in two of the Properties (Eleven Penn Plaza and 330 Madison) at the time of the Offering and the Formation Transactions. These interests will not be acquired because the required consent to transfer such interests was not obtained. However, the Company will have the option right and the right of first refusal described above with respect to these interests.



    The Mendik Group also owns indirect interests in two midtown Manhattan office properties (3301 West 34th Street and certain interests in Two Park Avenue) through Mendik Real Estate Limited Partnership, a publicly held real estate limited partnership (the "Mendik RELP"). The Company will not acquire these interests at the time of the Offering and the Formation Transactions because it is impractical to obtain all of the consents necessary from the public investors in the RELP to effect such a transaction. However, as described above, the Company will have an option to acquire the general partner interests of the Mendik Group in the Mendik RELP as well as in the partnerships which, directly or indirectly, own these properties and will have a right of first refusal with respect to any proposed transfer of these general partner interests. The Company will not have any options or rights of first refusal with respect to the proposed transfer of any limited partner interests held by the Mendik Group in the Mendik RELP or in such partnerships because such interests are passive investments and the Company does not consider the Mendik Group's limited partner interests in such partnerships to be material.



    Another office property in Midtown Manhattan in which the Mendik Group owns an interest (909 Third Avenue) which will not be acquired by the Company at the time of the Offering and the Formation Transactions was excluded because the value of such interest cannot be determined adequately and will depend on the outcome of certain discussions with major tenants and/or lenders at the property. The Company will have the option right and the right of first refusal described above with respect to this interest.



    The Mendik Group also owns indirect interests in three other midtown Manhattan office properties through passive investments in partnerships controlled by persons not affiliated with the Mendik Group. In two of these properties (521 Fifth Avenue and 570 Seventh Avenue), the Mendik Group owns a minority, non-controlling general partner interest, and in the remaining property (11 West 42nd Street) the Mendik Group interest is a passive limited partner interest. For ten years after the completion of the Offering, the Company will have the right of first refusal described above with respect to any proposed transfer of these interests, but the Company will not have any direct option to acquire the Mendik Group's interest in these properties.



    The Mendik Group also owns an interest in a relatively small, boutique office building located in midtown Manhattan (689 Fifth Avenue). The Company believes that, because of its size and its primary suitability to upscale retail tenants (the building is known as the Elizabeth Arden Building), this building is not of the same type as the properties initially to be included in the Company's portfolio. Accordingly, the Company will not have any option right or rights of first refusal with respect to this interest.



    DOWNTOWN MANHATTAN OFFICE PROPERTIES. The Mendik Group owns interests in two downtown Manhattan office properties (20 Broad Street and 100 Church Street). These interests will not be acquired by the Company at the time of the completion of the Offering and the Formation Transactions because, in the case of 20 Broad Street, the value of the interest cannot be determined adequately and will depend on the outcome of certain discussions with major tenants and/or lenders at the property, and, in the case of 100 Church Street, because the property currently is the subject of a contract for sale with a third party unaffiliated with the Mendik Group. The Company will have an option right and a right of first refusal as described above with respect to the Mendik Group's interests in both of these properties.



    OTHER PROPERTIES. In addition to the office properties in Manhattan described above, the Mendik Group owns interests in certain office properties located in other parts of the New York metropolitan area as well as interests in certain non-office properties located in Manhattan and elsewhere in the New York metropolitan area. The Company will not acquire these interests in connection with the Offering and the Formation Transactions because these properties are not of the same type as the properties initially to be included in the Company's portfolio and, in certain cases, because the interests of the Mendik Group are passive investments in properties in which the Mendik Group does not have a controlling interest and does not act as the managing general partner. In certain cases (depending on the nature of the property and the nature of the interest held by the Mendik Group in such property), the Company will have the option right and/or the right of first refusal described above with respect to such interests.



    SERVICE BUSINESS INTERESTS. The Company will not acquire at the time of the completion of the Offering any interest in certain office property service businesses currently conducted by the Mendik Group. These services include office cleaning (and related) services and security services with respect to the Company's properties and properties in which the Company will not own any interest, as well as facilities management services with respect to third parties. The interests in these service businesses are not being transferred to the Company at the time of the completion of the Offering in order to maintain the Company's qualification as a REIT for Federal income tax purposes or because the Company does not believe such services are directly related or material to the Company's business strategy.



    The Company requested a ruling from the IRS in order to permit the Company to provide cleaning (and related) services with respect to properties in which the Company has an ownership interest. The Company subsequently received indications, however, that a favorable ruling would not be forthcoming. Accordingly, after the completion of the Offering, the Company expects to retain an entity owned by the Mendik Group and an affiliate of RMB Realty to provide cleaning and related services for the Company's properties. With respect to properties in which the Company will have a 100% interest, cleaning and related services will be provided to the Company at the actual cost of payroll and supplies. With respect to properties in which the Company will have less than a 100% interest, cleaning and related services will be provided on the same terms as they are currently provided. In addition, the cleaning entity will have the non-exclusive right to provide above-standard cleaning and related services to individual tenants at the Company's properties at competitive rates that are separately negotiated with tenants, which agreements will be cancellable by tenants on 30 days' prior written notice. The cleaning entity will provide such services to individual tenants pursuant to agreements on customary terms and for terms not in excess of one year. See "Certain Relationships and Transactions."

    With respect to the three Properties in which the Company will own a 100% interest, the Company expects these services to be provided under contracts with the Mendik Group that will have an initial five-year term, but will be terminable by either party upon 30 days' notice. With respect to the four Properties in which the Company will own less than a 100% interest, the Company expects these services to be provided under the existing contracts with the Mendik Group. Any actions with respect to the contracts to provide these services that may be taken by the Company in the future will need to be approved by a vote of the disinterested members of the Board of Directors of the Company. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."



    After the completion of the Offering, certain employees of the Management LLC will supervise the provision of cleaning and related services and security services by the Mendik Group with respect to the Company's properties in which the Company will own a 100% interest.


COMPETITION


    All of the Properties are located in highly developed areas of midtown Manhattan that include a large number of other office properties. (Manhattan is by far the largest office market in the United States.) The number of competitive office properties in Manhattan could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. These competing properties may be newer or better located. In addition, the Company may compete with other property owners that have greater resources than the Company. In particular, although currently no other publicly traded REITs have been formed primarily to own, operate and acquire Manhattan office properties, the Company may in the future compete with other such REITs. In addition, the Company may face competition from other real estate companies (including other REITs that currently invest in markets other than Manhattan) that have greater financial resources than the Company or that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake. The Company also will face competition from other real estate companies that provide management, leasing and other services similar to those to be provided by the Management Corporation.


REGULATION

    GENERAL. Office properties in Manhattan are subject to various laws, ordinances and regulations, including regulations relating to common areas. The Company believes that each Property has the necessary permits and approvals to operate its business.

    AMERICANS WITH DISABILITIES ACT. The Company's properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Company's properties where such removal is readily achievable. The Company believes that the Properties are in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures with respect to the Properties to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and the Company will continue to assess its properties and to make alterations as appropriate in this respect.


    ENVIRONMENTAL MATTERS. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. See "Risk Factors; Conflicts of Interest--Risks of Operation--Possible Environmental Liabilities."


LEGAL PROCEEDINGS


    The Company currently is not a party to any legal proceedings. The Property-owning entities and the Mendik Group are parties to a variety of legal proceedings relating to their ownership of Properties and the Mendik Group's activities with regard to its management and leasing business, respectively, arising in the ordinary course of business. Because the Company is acquiring the Properties subject to associated liabilities, it may therefore become a successor party-in-interest to certain of these proceedings as a result of the Formation Transactions. The Company believes that substantially all of this liability is covered by insurance. All of these matters, taken together, are not expected to have a material adverse impact on the Company.



    Two affiliated entities which are partners in certain partnerships in which the Mendik Group serves as managing general partner (including the partnership which currently owns Eleven Penn Plaza) and the individual principal in such affiliated entities filed a lawsuit against Mr. Mendik and Mendik Realty on November 21, 1994 in the U.S. District Court (S.D.N.Y.). After the completion of the Offering and the Formation Transactions, the Company will be a partner with such affiliated entities in the partnership which owns Eleven Penn Plaza, and these affiliated entities will have a right of first refusal in certain circumstances with respect to a proposed sale of Eleven Penn Plaza. See "--Eleven Penn Plaza" above. The lawsuit alleges, among other things, fraud, breach of fiduciary duty and breach of contract by Mr. Mendik and Mendik Realty in connection with, in part, an agreement executed by Mr. Mendik and one of such partners, pursuant to which such partner has a right to a portion of the distributions received by Mr. Mendik with respect to certain partnerships (in each of which the Mendik Group serves as managing general partner) and businesses. The lawsuit originally included claims regarding distributions with respect to the partnership which currently owns Eleven Penn Plaza, but the claims with respect such partnership were dismissed because, under the terms of the partnership agreement of such partnership, such claims are required to be submitted to arbitration. To date, no arbitration proceeding has been commenced asserting such claims with respect to the partnership which currently owns Eleven Penn Plaza. The disputes which remain relate, in part, to which distributions fall within the ambit of the agreement between Mr. Mendik and such partner and whether the calculations of the portions of such distributions which are payable to the partner are accurate. Mr. Mendik and Mendik Realty do not believe that such lawsuit reasonably would be expected to have a material adverse effect on Mr. Mendik or Mendik Realty. Mr. Mendik and Mendik Realty have agreed to indemnify and hold harmless the Company against any expenses or liabilities that may be incurred by the Company in connection with any such litigation and arbitration.



    On January 14, 1997, two individual investors in Mendik RELP, the publicly held limited partnership that owns a 60% interest in Two Park Avenue, filed a class action suit in the Supreme Court for the County of New York on behalf of all investors in Mendik RELP alleging, among other things, that Mr. Mendik and certain of his affiliated entities which act as the general partner of Mendik RELP breached their fiduciary and contractual duties to the limited partners in Mendik RELP by agreeing to transfer a 40% interest in Two Park Avenue to the Company and not providing the investors in Mendik RELP with the opportunity to transfer their interests as well. The suit claims that the Company and Mendik RELP have different investment objectives with respect to Two Park Avenue and that the control which the Company will have with respect to the operation and management of Two Park Avenue following the Offering and the Formation Transactions will effectively prevent Mendik RELP from liquidating its interest in Two Park Avenue. The named plaintiffs in the suit are seeking a declaration that the class action is proper and other declarative and equitable relief, including an injunction against the completion of the Offering and the Formation Transactions. Mendik/FW LLC has agreed to indemnify and hold harmless the Company against any expenses or liabilities that may be incurred by the Company in connection with any such litigation.

                                   MANAGEMENT

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS


    The Board of Directors of the Company will be expanded immediately following the completion of the Offering to include the director nominees named below, each of whom has been nominated for election and has consented to serve. Upon election of the director nominees, a majority of directors will not be employees or affiliates of the Company or the Mendik Group. Pursuant to the Company's Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.


    The following table sets forth certain information with respect to the directors, director nominees and executive officers of the Company immediately following the completion of the Offering:

NAME                                      AGE                                    POSITION
------------------------------------     -----     --------------------------------------------------------------------

Bernard H. Mendik...................          67   Chairman of the Board and Chief Executive Officer (term will expire
                                                     1999)
David R. Greenbaum..................          45   President, Chief Operating Officer and Director (term will expire
                                                     1997)
Thomas R. Delatour, Jr..............          42   Director (term will expire 1999)
William S. Janes....................          43   Director (term will expire 1998)
David B. Cornstein..................          58   Director Nominee (term will expire 1999)
Lawrence S. Huntington..............          61   Director Nominee (term will expire 1998)
Morris W. Offit.....................          59   Director Nominee (term will expire 1997)
Spencer M. Partrich.................          56   Director Nominee (term will expire 1997)
Leonard N. Stern....................          58   Director Nominee (term will expire 1998)
Christopher G. Bonk.................          42   Senior Vice President and Chief Financial Officer
Michael M. Downey...................          55   Senior Vice President--Operations
John J. Silberstein.................          36   Senior Vice President--Acquisitions
David L. Sims.......................          50   Senior Vice President--Leasing
Kevin R. Wang.......................          39   Senior Vice President--Leasing


    BERNARD H. MENDIK has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation. Mr. Mendik has been an owner, manager and developer of office and commercial properties in the New York metropolitan and surrounding areas since 1957. He has been Chairman of the Board of Directors of Mendik Realty since 1990. He was President and sole shareholder of Mendik Realty from its founding in 1978 until 1990. Mr. Mendik is involved with various charitable, philanthropic and civic organizations. He has been Chairman of the Board of Governors of the Real Estate Board of New York since 1992. Mr. Mendik serves as a Trustee of the New York Law School (of which he is former Chairman), the Jewish Guild's Nursing Home for the Aged Blind, the Montefiore Medical Center, The Bronx High School of Science Foundation, The City College Fund and the Real Estate Advisory Board of Baruch College. He is the Director of the Gracie Mansion Conservancy, a member of the Board of Regents of the Cathedral Church of Saint John the Divine, former Chairman of the Jewish Guild for the Blind, a member emeritus of the Character and Fitness Committee for Admission to the New York Bar Association and past adjunct professor at New York University's Real Estate Institute.

Mr. Mendik is Mayor Giuliani's designee Board Member of the New York Hall of Science, a member of the Mayor's Business Advisory Council and a member of the Mayor's Commission on Youth Empowerment Services. He also is a 1993 recipient of the Ellis Island Medal of Honor. He is a member of the New York Bar and holds honorary Doctor of Laws degrees from the New York Law School and the City College of the City University of New York. Mr. Mendik also is involved with numerous organizations which focus on issues facing both New York City and the New York real estate community. He is a Trustee of the Realty Advisory Board, the Realty Foundation of New York and the Fifth Avenue Association. He also is a Director of the Downtown-Lower Manhattan Association, Inc., a partner of the New York City Partnership and a member of the Speaker's Legislative Advisory Commission on the Homeless. In May 1996, Mayor Giuliani conferred upon Mr. Mendik The City of New York's Fiorello H. LaGuardia Award for civic achievement. Mr. Mendik received a B.B.A. degree from the City College of New York and a J.D. degree from the New York Law School.



    DAVID R. GREENBAUM has been the President and Chief Operating Officer and a Director of the Company since its formation. Mr. Greenbaum is responsible for acquisitions and the overall management, financing and leasing activities of the property portfolio of the Company. He has been President of Mendik Realty since 1990. He was Executive Vice President of Mendik Realty from 1982 until 1990. Prior to joining Mendik Realty, Mr. Greenbaum was a tax attorney with the New York law firm of Weil, Gotshal & Manges. Mr. Greenbaum is a member of the Board of Directors of the Real Estate Board of New York and Co-Chairman of its Economic Development Committee. In addition, he is a member of the Board of Trustees and is the Treasurer of the Citizens Budget Commission and Chairman of its Economic Development Committee. Mr. Greenbaum has been appointed by Mayor Giuliani to the Board of the New York City Industrial Development Authority. He is a past Treasurer of the Grand Central BID and the 34th Street BID and was selected by the New York City Partnership to participate in the 1994-95 David Rockefeller Fellows Program. Mr. Greenbaum is a member of the Board of Trustees of the Jewish Guild for the Blind and the Jewish Guild's Nursing Home for the Aged Blind. He is a member of the New York University Real Estate Institute's Advisory Board. Mr. Greenbaum received a B.A. degree from the University of Rochester and a J.D. degree from the University of Chicago.


    THOMAS R. DELATOUR, JR. has over 19 years of experience providing financial advice to participants in the real estate industry. Mr. Delatour joined RMB Realty in 1988 and presently serves as an executive officer and director. He also serves as an executive officer and director of FWM Genpar, Inc., the general partner of FWM, L.P. In addition, Mr. Delatour serves as a director of Paragon Group, Inc., a publicly traded REIT headquartered in Dallas, Texas. Mr. Delatour served as the Vice President--Finance, Southeast Region for Lincoln Property Company from 1981 to 1987. He also served from 1993 to 1996 as a director of Carr Realty Corporation (now known as CarrAmerica Realty Corporation), a publicly traded REIT headquartered in Washington, D.C. In addition, he is Chairman--Urban Development/Mixed Use Council for The Urban Land Institute. Mr. Delatour earned a B.B.A. degree from the University of Texas.


    WILLIAM S. JANES has over 19 years of experience providing financial advice to participants in the real estate industry. Mr. Janes joined RMB Realty in 1991 and presently serves as an executive officer and director. He also serves as an executive officer of FWM Genpar, Inc., the general partner of FWM, L.P. In addition, Mr. Janes serves as a director of Paragon Group, Inc., a publicly traded REIT headquartered in Dallas, Texas, as well as a director of CapStar Hotel Company, a publicly traded corporation headquartered in Washington, D.C. Prior to joining RMB Realty, Mr. Janes was with Lincoln Property Company from 1984 to 1989, serving as Regional General Partner and overseeing development operations in the mid-Atlantic region. Mr. Janes maintains professional affiliations as a member of NAREIT, the Society of Industrial and Office Realtors, the Urban Land Institute and the Washington Board of Realtors. He also is on the Development Committee of the Washington National Cathedral. Mr. Janes earned a B.A. degree from Bowdoin College.

    DAVID B. CORNSTEIN has been Chairman of the Board of Directors of Finlay Enterprises, Inc., a publicly traded company which is the largest operator of licensed fine jewelry departments in the United States and France, since May 1993 and a director of that company and its wholly-owned subsidiary since December 1988. Mr. Cornstein also is Chairman and Chief Executive Officer of Finlay International. In addition, Mr. Cornstein is Chairman of What A World!, Inc., a publicly traded company specializing in the retail sale of nature related products. Mr. Cornstein is involved with various charitable, philanthropic and civic organizations, and currently is the chairman of the New York City Off-Track Betting Commission and the New York State Senate Advisory Commission on the Future of New York City. Mr. Cornstein is the Vice Chairman of the Economic Development Corporation of New York City, a member of the New York State Advisory Council on State Productivity, and a member of the Mayor's Business Advisory Council. Mr. Cornstein received a B.A. degree from Lafayette University and an M.B.A. degree from New York University Business School.


    LAWRENCE S. HUNTINGTON has been Chairman of the Board of Fiduciary Trust Co. International since 1983 and Chief Executive Officer since 1973. He became President in 1970 and has been affiliated with the company since 1961 when he joined the investment department. Mr. Huntington is active in numerous civic and business organizations and currently serves as Chairman of the St. Luke's-Roosevelt Hospital Center. He also serves as Chairman of The New York Law School and has served a term as Chairman of the New York City Citizen's Budget Commission, a fiscal watchdog agency. Mr. Huntington also is a former Chairman of the World Wildlife Fund. He is a member of the NASD International Markets Advisory Board and served for ten years as a member of the New York State Common Retirement Fund Investment Committee. He is a Director of Princeton Packet, Inc., the publisher of a local weekly newspaper. Mr. Huntington received a B.A. degree from Harvard College and a L.L.B. degree from the New York Law School.



    MORRIS W. OFFIT has been Chief Executive Officer of OFFITBANK, a limited purpose trust company whose core business is investment management services, since 1990. Prior to the formation of OFFITBANK'S predecessor in 1983, Mr. Offit was associated with the Julius Baer Group in Zurich, where as a Director of Baer Holding Ltd., he was responsible for its U.S. investment operations. Mr. Offit began his career at Mercantile Safe Deposit and Trust Company in Baltimore in 1960. In 1968 he joined Salomon Brothers, where he was a General Partner for 10 years. Mr. Offit is a trustee of The Johns Hopkins University, where he served as Chairman from 1990 to 1996, and is a trustee of the Jewish Museum, where he served as Chairman from 1987 to 1991. In 1983, Mr. Offit served as Adjunct Professor of Finance at the Columbia Graduate School of Business, where he lectured on the secondary capital markets. He has lectured widely at investment seminars and graduate schools of business and international affairs. Mr. Offit received a B.A. degree and an Honorary Doctor of Humane Letters degree from The Johns Hopkins University and an M.B.A. degree from the Wharton School of the University of Pennsylvania.


    SPENCER M. PARTRICH has over 30 years of experience in the acquisition, development and management of real estate. He is the Co-owner and a Director of Lautrec, Ltd., a property management company founded in 1976 which is the largest privately held owner/operator of manufactured housing communities in the United States. He was President and Chief Operating Officer of that company from 1976 to 1986. Lautrec currently has over 20,000 manufactured home sites and 6,000 apartment units under management in addition to over 1,000 acres of land under various stages of development for residential, commercial and manufactured housing use. Mr. Partrich also has served on the Board of Directors of Arbor Drugs, Inc., a publicly traded drug store chain, since 1988. He is a member of the Michigan Bar Association. Mr. Partrich received B.A. and J.D. degrees from Wayne State University.
    LEONARD N. STERN is the Chairman, Chief Executive Officer and sole stockholder of The Hartz Group, Inc., a company that manufactures and distributes pet supplies and owns over 30 million square feet of commercial space, primarily in the New Jersey Meadowlands, as well as a variety of other major real estate developments, including the construction of 667 Madison Avenue and the Soho Grand Hotel in Manhattan. In addition, The Hartz Group owns THE VILLAGE VOICE, a New York weekly publication, and L.A. WEEKLY, a Los Angeles weekly newspaper. Mr. Stern currently is a member of the Board of Trustees of the Rite Aid Corporation, a publicly traded company. He has been a member of the Board of Trustees of New York University, as well as a member of New York City Partnership, Inc., Chemical Bank's Lower Manhattan Advisory Board and the Regional Banking Advisory Board. Mr. Stern received B.S. and M.B.A. degrees from New York University.


    CHRISTOPHER G. BONK has been Senior Vice President and Chief Financial Officer of the Company since its formation. Mr. Bonk is responsible for all financing and accounting matters for the Company. He has been Senior Vice President of Mendik Realty since 1981 and Chief Financial Officer of Mendik Realty since 1994. Prior to joining Mendik Realty, Mr. Bonk was a Financial Manager in the real estate group of The Equitable Life Assurance Society of the United States. Mr. Bonk received a B.S. degree in Business Administration from the University of Akron.


    MICHAEL M. DOWNEY has been Senior Vice President--Operations of the Company since its formation. Mr. Downey is responsible for operations, management and construction for the Company. He has been Senior Vice President of Operations for Mendik Realty since 1984. Mr. Downey joined Mendik Realty in 1978 as Chief Engineer and also has served as Building Manager and Vice President. Prior to joining Mendik Realty, Mr. Downey worked in the real estate field for several other companies, including Alcoa Aluminum and Citibank. Mr. Downey has served as President and Assistant Secretary to the Chairman of both the Finance and Waste Management Committees of BOMA (the Building Owners' and Managers' Association) of New York. Mr. Downey also has served as Chair of the Management Division of the Real Estate Board of New York and presently serves as Chair of the Codes and Regulations Committee. The Realty Advisory Board also has appointed him as a permanent Member of the Union Labor Negotiating Committee. In addition, Mr. Downey serves on the New York City Council's Legislative Advisory Commission on the Homeless and belongs to the Association of Energy Engineers.


    JOHN J. SILBERSTEIN has been Senior Vice President--Acquisitions of the Company since its formation. Mr. Silberstein assists Mr. Greenbaum in the overall management, finance and leasing of the property portfolio of the Company, and also is responsible for acquisitions. He has been Senior Vice President and General Counsel of Mendik Realty since 1990 and was Vice President and General Counsel from 1989 until 1990. Prior to joining Mendik Realty, Mr. Silberstein was a real estate attorney with the New York law firm of Skadden, Arps, Slate, Meagher & Flom. Mr. Silberstein received a B.A. degree from Brown University and a J.D. degree from New York University School of Law.

    DAVID L. SIMS has been Senior Vice President--Leasing of the Company since its formation. Mr. Sims is responsible for overseeing and directing leasing in various of the Company's properties. He has been Senior Vice President of Leasing for Mendik Realty since 1984. Prior to joining Mendik Realty, Mr. Sims served as Assistant Vice President (Leasing) for Olympia and York and as a mortgage/sales broker for Omni Funding Corporation. Mr. Sims is a lecturer at New York University's Real Estate Institute. Mr. Sims received a B.A. degree from Syracuse University.

    KEVIN R. WANG has been Senior Vice President--Leasing of the Company since its formation. Mr. Wang is responsible for overseeing and directing leasing in various of the Company's properties. He has been Senior Vice President of Leasing for Mendik Realty since 1985. Prior to joining Mendik Realty, Mr. Wang served as Vice President of Cross & Brown, a commercial real estate brokerage firm in New York City. Mr. Wang is currently Chairman of the General Meetings Committee and a past Co-Chairman of the Seminar Committee of the Real Estate Board of New York. He also is a past president of the New York Chapter of the National Association of Industrial and Office Parks and a past chairman of The Young Men's/Women's Real Estate Association of New York and the recipient of the latter organization's Young Man of the Year Award for 1980. Mr. Wang is a lecturer at New York University's Real Estate Institute, a member of the New York University Real Estate Round Table and a member of the Cornell University Real Estate Council. Mr. Wang received a B.S. degree from Cornell University.

COMMITTEES OF THE BOARD OF DIRECTORS


    EXECUTIVE COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish an Executive Committee. Subject to the Company's conflict of interest policies, the Executive Committee will be granted the authority to acquire and dispose of real estate and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions). The Executive Committee initially will consist of Messrs. Mendik and Greenbaum and at least two additional directors.


    AUDIT COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee initially will consist of two or more independent directors.


    COMPENSATION COMMITTEE. Promptly following the completion of the Offering, the Board of Directors will establish a Compensation Committee consisting of at least two independent directors to establish remuneration levels for executive officers of the Company and to implement and administer the Company's stock option plans and any other incentive programs.



    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.


COMPENSATION OF DIRECTORS


    The Company intends to pay its non-employee directors annual compensation of $12,000 for their services. In addition, non-employee directors will receive a fee of $1,000 for each Board of Directors meeting attended (in person or by telephone). Non-employee directors will receive an additional fee of $500 for each committee meeting attended (in person or by telephone), unless the committee meeting is held on the day of a meeting of the Board of Directors. Non-employee directors also will be reimbursed for reasonable expenses incurred to attend director and committee meetings. Compensation and fees may be paid to non-employee directors in the form of cash or Common Stock, at the election of each such director. Officers of the Company who are directors will not be paid any director's compensation or fees. Pursuant to the Company's Non-employee Director Stock Option Plan, non-employee directors will receive, upon initial election to the Board of Directors, an option to purchase 5,000 shares of Common Stock (at the initial public offering price or, if elected following the completion of the Offering, at the prevailing market price) which will vest after 11 months. The plan also will provide for automatic grants of options to non-employee directors at certain other times.

EXECUTIVE COMPENSATION


    The following table sets forth the annual base salary rates and other compensation expected to be paid in 1997 to the Company's Chief Executive Officer and each of the Company's other executive officers.


                                                                                        1997 BASE       OPTIONS
                                                                                       SALARY RATE     ALLOCATED
NAME                                                         TITLE                         (1)            (2)
-----------------------------------------  -----------------------------------------  --------------  ------------
Bernard H. Mendik........................  Chairman of the Board and                    $  200,000        225,000
                                             Chief Executive Officer

David R. Greenbaum.......................  President and Chief Operating Officer           300,000        225,000

Christopher G. Bonk......................  Senior Vice President and                       200,000         50,000
                                             Chief Financial Officer

Michael M. Downey........................  Senior Vice President--Operations               200,000         50,000

John J. Silberstein......................  Senior Vice President--Acquisitions             200,000         50,000

David L. Sims............................  Senior Vice President--Leasing                  200,000         50,000

Kevin R. Wang............................  Senior Vice President--Leasing                  200,000         50,000

------------------------


(1) Does not include bonuses that may be paid to the above individuals. See "--Incentive Compensation" below.



(2) Upon the effective date of the Offering, options to purchase a total of 900,000 shares of Common Stock will be granted to officers and other employees of the Company under the Company's stock option plan at a price equal to the initial public offering price. See "--Stock Option Plan" below."


                       OPTION GRANTS IN FISCAL YEAR 1997


                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                            PERCENT OF TOTAL                                          ANNUAL RATES OF SHARE
                                               OPTIONS TO                                             PRICE APPRECIATION FOR
                                               BE GRANTED        EXERCISE                                  OPTION TERM
                              OPTIONS TO      TO EMPLOYEES         PRICE           EXPIRATION       --------------------------
NAME                         BE GRANTED(1)   IN FISCAL YEAR    PER SHARE (2)          DATE               5%           10%
---------------------------  -------------  -----------------  -------------  --------------------  ------------  ------------
Bernard H. Mendik..........      225,000             25.0%       $   22.00       February   , 2007  $  3,113,028  $  7,889,025
David R. Greenbaum.........      225,000             25.0%           22.00       February   , 2007     3,113,028     7,889,025
Christopher G. Bonk........       50,000              5.6%           22.00       February   , 2007       691,784     1,753,116
Michael M. Downey..........       50,000              5.6%           22.00       February   , 2007       691,784     1,753,116
John J. Silberstein........       50,000              5.6%           22.00       February   , 2007       691,784     1,753,116
David L. Sims..............       50,000              5.6%           22.00       February   , 2007       691,784     1,753,116
Kevin R. Wang..............       50,000              5.6%           22.00       February   , 2007       691,784     1,753,116


------------------------


(1) The options for one-third of the covered shares (disregarding fractional shares, if any) will become exercisable on each of the first, second and third anniversaries of the date of the grant.



(2) Based on the assumed initial public offering price. The exercise price per share will be the initial public offering price.

EMPLOYMENT AND SEVERANCE AGREEMENTS


    Each of Messrs. Mendik and Greenbaum will enter into an employment agreement with the Company which will be effective as of the completion of the Offering. The employment agreements of Messrs. Mendik and Greenbaum will have an initial term of three years and will provide for automatic one-year extensions following the expiration of the initial term. For the first year of the term, the employment agreements of Messrs. Mendik and Greenbaum provide for an initial annual base compensation in the amounts set forth in the Executive Compensation table, with the amount of any initial bonus to be determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and the amount of any bonus will be determined by the Compensation Committee (but the base compensation will not be less than the base compensation paid in the first year).


    The employment agreements of Messrs. Mendik and Greenbaum entitle the executives to participate in the Company's stock option plan (each executive initially will be allocated the number of stock options set forth in the Executive Compensation table) and to receive certain other insurance and pension benefits. In addition, in the event of a termination of employment by the Company without "cause," a termination of employment by the executive for "cause," or a termination of employment in connection with a "change in control" of the Company (as such terms are defined in the respective employment agreements), the terminated executive will be entitled to (i) a single severance
payment in an amount equal to $         , and (ii) continued receipt of certain
benefits, including medical insurance, life and disability insurance and participation in all pension, 401(k) and other employee plans and benefits established by the Company for its executive officers for a specified period of time following the date of termination.



    In addition, Messrs. Bonk, Downey, Silberstein, Sims and Wang will enter into agreements with the Company which will provide that, in the event of a termination of their employment by the Company without "cause," a termination by the executive for "cause," or a termination in connection with a "change in control" of the Company (as such terms are defined in the respective agreements), the terminated executive will be entitled to a single severance
payment in an amount equal to $         .


NONCOMPETITION AGREEMENTS


    Messrs. Mendik and Greenbaum will enter into noncompetition agreements with the Company which will be effective as of the completion of the Offering. The noncompetition agreements of Messrs. Mendik and Greenbaum will prohibit them, under certain circumstances, from competing with the Company during the initial term of their employment agreement and for a one-year period after termination of employment. In addition, Messrs. Bonk, Downey, Silberstein, Sims and Wang will enter into agreements which will prohibit them, under certain circumstances, from competing with the Company during the term of their employment with the Company.



STOCK OPTION PLAN



    Prior to the completion of the Offering, the Company intends to adopt the 1997 Employee Stock Option, Restricted Stock, Restricted Stock Rights and Stock Appreciation Rights Plan (the "Employee Plan") for the purpose of attracting and retaining highly qualified executive officers, directors and employees.



    The Employee Plan will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Employee Plan will be administered by the Compensation Committee and will provide for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 1,600,000 shares of Common Stock to executive or other key employees of the Company. Stock options may be granted in the form of "incentive stock options" as defined in Section 422 of the Code, or non-statutory stock options, and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.


    The Employee Plan also provides for the issuance of stock appreciation rights which generally will entitle a holder to receive cash or stock, as determined by the Compensation Committee at the time of exercise, equal to the difference between the exercise price and the fair market value of the Common Stock. In addition, the Employee Plan permits the Company to issue shares of restricted stock or restricted stock rights to executive or other key employees upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion.


INCENTIVE COMPENSATION PLAN

    Prior to the completion of the Offering, the Company intends to establish an incentive compensation plan for key officers of the Company and the Company's subsidiaries and affiliates. This plan will provide for payment of cash bonuses to participating officers after an evaluation of the officer's performance and the overall performance of the Company has been completed. The Chief Executive Officer will make recommendations to the Compensation Committee of the Board of Directors, which will make the final determination for the award of bonuses in its sole discretion. The Compensation Committee will determine the amount of such bonuses, if any, for the Chief Executive Officer in its sole discretion.

401(K) PLAN

    Effective upon the completion of the Offering, the Company intends to establish The Mendik Company Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate.

    The 401(k) Plan will permit eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently intends to continue the Mendik Group's policy of matching employee contributions up to 5% of salary.

LIMITATION OF LIABILITY AND INDEMNIFICATION


    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.


    The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer, or (ii) any individual who, while a director of the Company and at the request of the Company serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member, partner or trustee of such corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability which such persons may incur by reason of his status as a present or former stockholder, director or officer of the Company. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity, or
(ii) any individual who while a director of the Company and at the request of the Company serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member, partner or trustee of such corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and the Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith, or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws, and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.


    The Partnership Agreement also provides for indemnification and advance of expenses of the Company and its officers and directors to the same extent indemnification and advance of expenses is provided to officers and directors of the Company in the Charter and Bylaws, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Charter. See "Partnership Agreement--Liability and Indemnification."

                     STRUCTURE AND FORMATION OF THE COMPANY


THE OPERATING ENTITIES OF THE COMPANY

    Following the completion of the Offering and the Formation Transactions, the operations of the Company will be carried on through the Operating Partnership. The Formation Transactions were designed to (i) enable the Company to raise the necessary capital to acquire the Properties, repay certain mortgage indebtedness secured by certain of the Properties and establish a working capital reserve,
(ii) provide a vehicle for future acquisitions, (iii) enable the Company to comply with certain requirements under the Code (and the regulations thereto) relating to REITs, and (iv) preserve certain tax advantages for certain participants in the Formation Transactions.


    THE OPERATING PARTNERSHIP. Following the completion of the Offering and the Formation Transactions, substantially all of the Company's assets will be held by, and its operations conducted through, the Operating Partnership and its subsidiaries and affiliates. The Company is the sole general partner of the Operating Partnership and will have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership. Except with respect to the Lock-out Provisions, limited partners generally will have only limited consent rights. See "Partnership Agreement." The Board of Directors of the Company will manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved or terminated. The Operating Partnership cannot be dissolved for a period of 50 years without the consent of the limited partners, except in connection with a sale of all or substantially all of its assets, which also requires the consent of the limited partners. See "Partnership Agreement." The Company's limited and general partner interests in the Operating Partnership will entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company's percentage interest therein and will entitle the Company to vote on substantially all matters requiring a vote of the limited partners.



    Following the completion of the Offering and the Formation Transactions, the
Company initially will own an approximate   % interest in the Operating
Partnership. Certain participants in the Formation Transactions, including the Mendik Group and Mendik/FW LLC, will own the remaining Units. The Operating Partnership anticipates that it will acquire additional properties in exchange for Units in the future, in which case partners in the partnerships that own such properties will become limited partners of the Operating Partnership.



    After the completion of the Offering and the Formation Transactions, the Operating Partnership expects to make regular quarterly cash distributions to its partners (including the Company) in proportion to their percentage interests in the Operating Partnership. The Company, in turn, will pay cash dividends to its stockholders in an amount per share of Common Stock equal to the amount distributed by the Operating Partnership per Unit. In addition, after a holding period of up to two years following the completion of the Offering, and at any time thereafter (for as long as the Operating Partnership is in existence and subject to compliance with the securities laws and the ownership limits of the Company's organizational documents), limited partners in the Operating Partnership will be able to have their Units redeemed by the Operating Partnership. In the event that the Company elects to acquire Units in exchange for shares of Common Stock upon the exercise of a redemption right by a limited partner, each such acquisition will increase the Company's percentage ownership interest in the Operating Partnership and will decrease the aggregate percentage ownership interest of the limited partners in the Operating Partnership.



    THE MANAGEMENT CORPORATION. In order to maintain the Company's qualification as a REIT while realizing income from management contracts with third parties, all of the management and leasing operations with respect to properties in which the Company will own less than a 100% interest (initially, Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue) and properties in which the Company will not own any interest will be conducted through the Management Corporation.

The Company, through the Operating Partnership, will own 100% of the non-voting common stock (representing 95% of the total equity) of the Management Corporation, and a note issued by the Management Corporation. Through dividends on its equity interest and debt service payments on the note, the Operating Partnership expects to receive substantially all of the cash flow from the Management Corporation's operations. All of the voting common stock of the Management Corporation (representing 5% of the total equity) will be held by the Mendik Group. This controlling interest will give the Mendik Group the power to elect all directors of the Management Corporation.



    THE MANAGEMENT LLC. All of the management and leasing operations with respect to properties in which the Company will own a 100% interest (initially, Two Penn Plaza, 866 United Nations Plaza and 1740 Broadway) will be conducted through the Management LLC. The Operating Partnership will own a 99% interest in the Management LLC. The Management Corporation will own the remaining 1% interest.


FORMATION TRANSACTIONS


    The following Formation Transactions have been consummated or will be consummated concurrently with the completion of the Offering.



 - The Company was formed as a Delaware corporation in December 1995 and was reincorporated as a Maryland corporation in December 1996.



 - The Operating Partnership was formed as a Delaware limited partnership in December 1996.



 - Certain partners in (or members of) certain Property-owning entities (not including the Mendik Group) have agreed to contribute direct or indirect ownership interests in such Property-owning entities to the Company in exchange for Units and shares of Common Stock with a value of approximately $29.5 million (or 7.5% of the total equity of the Company immediately following the completion of the Offering), based on the assumed initial public offering price.



 - The Mendik Group has agreed to contribute direct or indirect ownership interests in the Property-owning entities in exchange for Units with a value of approximately $15.0 million (or 3.8% of the total equity of the Company), based on the assumed initial public offering price.



 - Certain partners who own interests in 330 Madison Avenue prior to the completion of the Formation Transactions will have the right to receive Units from the Company with respect to the amount of the discount, if any, agreed to by the current lender with respect to that Property in connection with the repayment of the loan secured by that Property.



 - Certain partners in certain Property-owning entities (not including the Mendik Group) have agreed to sell to the Company the remaining direct or indirect ownership interests in such Property-owning entities for approximately $91.3 million in cash.



 - Mendik/FW LLC will transfer the management and leasing business of the Mendik Group with respect to Properties in which the Company will have a 100% ownership interest to the Management LLC (in which the Company will own substantially all of the economic interest), as a contribution in respect of its interest in the Operating Partnership.



 - The Mendik Group will transfer the management and leasing business of the Mendik Group with respect to properties in which the Company will have a partial ownership interest or no ownership interest to the Management Corporation (in which the Company will own substantially all of the economic interest), in exchange for shares of Common Stock with a value of approximately $5.2 million, based on the assumed initial public offering price, as well as approximately $2.2 million in cash, which cash corresponds to the Mendik Group's income tax obligations associated with such transfer.

 - FWM II, L.P. has agreed to purchase 954,545 shares of Common Stock (representing an investment of approximately $21.0 million, based on the assumed initial public offering price) in the FWM Placement at the initial public offering price. FWM II, L.P. may be able to sell the shares of Common Stock it is purchasing in the FWM Placement in the public market pursuant to registration or available exemptions from registration beginning one year after the completion of the Offering.



 - QIB will purchase 850,000 shares of Common Stock (representing an investment of approximately $18.7 million, based on the assumed initial public offering price) in the QIB Placement at the initial public offering price. QIB may be able to sell the shares of Common Stock it is purchasing in the QIB Placement in the public market pursuant to registration or available exemptions from registration beginning six months after the completion of the Offering.



 - The Company will use approximately $91 million of the net proceeds of the Offering and the Concurrent Placements to repay certain mortgage indebtedness secured by two of the Properties.



 - The Company will refinance with its existing lenders approximately $113 million of indebtedness secured by Two Penn Plaza and 866 United Nations Plaza, and approximately $5 million of indebtedness secured by Two Penn Plaza is expected to be forgiven by the lender.



 - The Company expects to establish an initial reserve of approximately $38 million for tenant improvement costs and leasing commissions expected to be incurred in connection with the re-leasing of space at the Properties, as well as for interest and operating costs relating to vacant space at the Properties and for general working capital needs.


CONSEQUENCES OF THE OFFERING AND THE FORMATION TRANSACTIONS

    The Offering and the Formation Transactions will have the following consequences:

 - The Operating Partnership directly or indirectly will own substantially all of the interests in the Properties currently owned by the Mendik Group and its affiliates.


 - The purchasers of the Common Stock offered in the Offering will own approximately 81% of the outstanding Common Stock.



 - The Company will be the general partner of, and will own approximately    %
    of the ownership interests in, the Operating Partnership.



    If all limited partners in the Operating Partnership were to exchange their Units for Common Stock immediately after the completion of the Offering (notwithstanding the provision of the Partnership Agreement which prohibits such exchange for up to two years following the completion of the Offering), but subject to the Ownership Limit, then the participants in the Formation
Transactions would beneficially own approximately   % of the outstanding shares
of Common Stock.



    See "Risk Factors--Conflicts of Interests in the Formation Transactions and the Business of the Company--Substantial Benefits to Related Parties" and "Principal Stockholders."



BENEFITS TO RELATED PARTIES


    The Mendik Group and Mendik/FW LLC will realize certain material benefits in connection with the Formation Transactions and the Offering, including the following:


 - The Mendik Group will receive Units in consideration for its interests in the Properties with a total value of approximately $15.0 million, based on the assumed initial public offering price (representing approximately 3.8% of the total equity of the Company). The net book value of such assets is
    approximately $(    ) million (or $    million less than the value to be
    received by the Mendik Group with respect to such assets).

 - Mendik/FW LLC will receive shares of Common Stock in consideration for the Mendik Group's management and leasing business with a value of approximately $5.2 million, based on the assumed initial public offering price, as well as approximately $2.2 million in cash, which cash corresponds to the Mendik Group's income tax obligations associated with such transfer. The net book value of such assets is approximately $790,000 (or approximately $6.6 million less than the value to be received by the Mendik/FW LLC with respect to such assets).



 - Mendik/FW LLC owns an interest in the Operating Partnership that initially
    will have a value of approximately $    million, based on the assumed
    initial public offering price.



 - Messrs. Mendik and Greenbaum will enter into employment agreements with the Company, and the other five executive officers will enter into employment-related agreements with the Company. See "Management--Employment and Severance Agreements." In addition, the Company will grant to Messrs. Mendik and Greenbaum and the other five executive officers of the Company options to purchase an aggregate of 700,000 shares of Common Stock at the initial public offering price under the Company's stock option plan, subject to certain vesting requirements. See "Management."



 - The structure of the Company was designed in part to provide the Mendik Group and others with the ability to transfer their interests in certain of the Properties to the Operating Partnership in exchange for Units, which results in deferral of income tax liabilities that would otherwise result from the sale of such interests (or the sale of such Properties).



 - The Mendik Group will receive all of the voting stock of the Management Corporation (representing a 5% equity interest therein).


 - Pursuant to the Lock-out Provisions, the Company will be restricted in its ability to sell, or reduce the amount of mortgage indebtedness on, three of the Properties (Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza) for up to 15 years following the completion of the Offering, which could enable certain participants in the Formation Transactions (including the Mendik Group) to defer certain tax consequences associated with the Formation Transactions.

    See "Risk Factors--Conflicts of Interests in the Formation Transactions and the Business of the Company," "Management" and "Certain Relationships and Transactions."


                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


    The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and its affiliates without the consent of the holders of Units as provided in the Partnership Agreement, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, and (iii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding shares of Common Stock.

INVESTMENT POLICIES

    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Company will conduct all of its investment activities through the Operating Partnership and its affiliates. The Company's primary business objective is to maximize stockholder value by growing the Company's asset base, enhancing the value of its assets and maximizing cash flow from operations. More specifically, the Company intends to (i) acquire interests in additional office properties, primarily in midtown Manhattan, at attractive equity returns, thereby taking advantage of the favorable supply/demand fundamentals that currently exist in the Manhattan office

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market, and (ii) continue to provide tenants at its properties with a high quality office environment in terms of building systems, public spaces and tenant services and, in so doing, to retain existing tenants, attract new tenants and increase rental revenues while achieving operating cost efficiencies attributable to the size and geographic concentration of its portfolio. For a discussion of the Properties and the Company's acquisition strategy and operating strategy, see "The Properties" and "Business and Growth Strategies."



    The Company expects to pursue its investment objectives primarily through the direct or indirect ownership by the Operating Partnership of the Properties and other acquired office properties. The Company currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in development projects as well. Furthermore, the Company currently intends to invest in or develop commercial office properties, primarily in midtown Manhattan. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. The Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for Federal income tax purposes. In addition, the Company may purchase or lease income-producing commercial properties and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate or other properties, in whole or in part, if and when circumstances warrant.



    The Company also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, may add flexibility in structuring its portfolio. While the Company currently does not have any plans to invest in joint ventures or partnerships with affiliates of the Company, Messrs. Mendik and Greenbaum own interests in several office properties in Manhattan and in other parts of the New York metropolitan area that the Company may consider acquiring in the future. In addition, the Company may in the future consider acquiring additional interests in those Properties in which the Company owns less than a 100% interest (Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue). The Company will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.



    Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments also are subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").


    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests consistent with the Company's qualification as a REIT. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it would be in the Company's interest to do so. The Company also may acquire mortgages in connection with the acquisition by the Company of economic interests in properties. Investments in real estate mortgages are subject to the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable an investor to recoup its full investment.

    SECURITIES OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs, securities of other entities engaged in real estate

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
activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations--Taxation of the Company." No such investment will be made, however, unless the Board of Directors determines that the proposed investment would not cause the Company or the Operating Partnership to be an "investment company" within the meaning of the 1940 Act. The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities if such investments would be consistent with the Company's investment policies.

DISPOSITION POLICIES

    The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. The tax consequences of the disposition of the Properties may, however, influence the decision of certain directors and executive officers of the Company who hold Units as to the desirability of a proposed disposition. See "Risk Factors--Conflicts of Interests in the Formation Transactions and the Business of the Company."


    Any decision to dispose of a Property must be approved by a majority of the Board of Directors (and in accordance with the applicable partnership agreement). In addition, under the Lock-out Provisions contained in the Partnership Agreement, the Company may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) Two Penn Plaza, 866 United Nations Plaza or Eleven Penn Plaza during the Lock-out Period without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (other than Units held by the Company). The Lock-out Provisions apply even if it would otherwise be in the best interest of the stockholders for the Company to sell one or more of these three Properties.


FINANCING POLICIES


    As a general policy, the Company intends to limit its total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness, so that at the time any debt is incurred, the Company's debt-to-total market capitalization ratio does not exceed 50%. Upon the completion of the Offering and the Formation Transactions, the debt-to-total market capitalization ratio of the Company will be approximately 33% (including the Company's pro rata share of unconsolidated indebtedness). The Charter and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase its debt-to-total market capitalization ratio beyond the limits described above. If this policy were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to stockholders.


    The Company has established its debt policy relative to the total market capitalization of the Company computed at the time the debt is incurred, rather than relative to the book value of its assets, a ratio that is frequently employed, because it believes the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Moreover, due to fluctuations in the value of the Company's portfolio of properties over time, and since any measurement of the Company's total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness incurred, to total market capitalization is made only at the time debt is incurred, the debt to total market capitalization ratio could exceed the 50% level.

    The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

    Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the debt-to-total market capitalization ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders.

CONFLICT OF INTEREST POLICIES


    The Company has adopted certain policies and entered into noncompetition agreements with Messrs. Mendik and Greenbaum designed to eliminate or minimize certain potential conflicts of interest. These policies include a resolution adopted by the Company's Board of Directors which requires all transactions in which executive officers or directors have a material conflicting interest to that of the Company to be approved by a majority of the disinterested directors or by the holders of a majority of the shares of Common Stock held by disinterested stockholders. In addition, the Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that may fail to reflect fully the interests of all stockholders.


INTERESTED DIRECTOR AND OFFICER TRANSACTIONS

    Under Maryland law, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which a director is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof if (i) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (ii) the transaction or contract is fair and reasonable to the Company.


    Under Delaware law (where the Operating Partnership is formed), the Company, as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions also are subject to the duties of care and loyalty that the Company, as general partner, owes to limited partners in the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement). Such transactions include, but are not limited to, the provision of office property management and leasing and other fee-based services by the Management Corporation to properties in which the Mendik Group or its affiliates have an ownership interest but which are not owned by the Company, the acquisition of properties or interests in properties by the Company from the Company's directors or executive officers or entities in which they have an interest, the provision of cleaning (and related) services to the Properties by an entity owned by the Mendik Group and an affiliate of RMB Realty or the provision of security services to the Properties by the Mendik Group. The Company will adopt a policy which requires that all contracts and transactions between the Company, the Operating Partnership or any of its subsidiaries, on the one hand, and a director or executive officer of the Company or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, the Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although the Board of Directors will have no obligation to do so.


BUSINESS OPPORTUNITIES; NONCOMPETITION ARRANGEMENTS


    Pursuant to Maryland law, each director is obligated to offer to the Company any business opportunity (with certain limited exceptions) that comes to him and that the Company reasonably could be expected to have an interest in pursuing. After the Formation Transactions, the Mendik Group will continue to own interests in a number of office properties as well as entities that will provide cleaning (and related) services to office properties (and certain tenants thereof) and security services to office properties, including the Properties. See "The Company--Assets Not Being Transferred to the Company." The Company will not have any interest in these properties or businesses. Messrs. Mendik and Greenbaum will enter into agreements with the Company that require them, as long as they are directors or executive officers of the Company, not to acquire (other than as passive investors) any office properties within a specified geographical area except through the Company. Messrs. Mendik and Greenbaum also generally will agree, subject to any preexisting, contractual or fiduciary obligations Messrs. Mendik or Greenbaum may owe to existing partnerships or other entities, to grant a right of first refusal to the Company in connection with any proposed sale of any interests in office properties that they now own (other than their interests in the Company and certain passive investments). See "The Properties--Assets Not Being Transferred to the Company."


POLICIES WITH RESPECT TO OTHER ACTIVITIES


    The Company and the Operating Partnership have authority to offer Common Stock, Preferred Stock, Units, preferred Units or options to purchase capital stock or Units in exchange for property and to repurchase or otherwise acquire its Common Stock or Units or other securities in the open market or otherwise and may engage in such activities in the future. Except in connection with the Formation Transactions, the Company has not issued Common Stock, Units or any other securities in exchange for property or any other purpose, and the Board of Directors has no present intention of causing the Company to repurchase any Common Stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Capital Stock--Preferred Stock." The Company has not engaged in trading, underwriter or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purposes of exercising control, and does not intend to do so. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the regulations promulgated by the IRS thereunder (the "Treasury Regulations")), the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT and such determination is approved by a majority vote of the Company's stockholders, as required by the Charter. The Company has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

FORMATION TRANSACTIONS


    The terms of the acquisitions of interests in the Properties and the acquisition of the Mendik Group's management and leasing business by the Operating Partnership are described in "Structure and Formation of the Company--The Formation Transactions."


MANAGEMENT AND LEASING SERVICES


    The Mendik Group provides management and leasing services with respect to the Properties. The aggregate amount of fees paid to the Mendik Group for such services was approximately $3.7 million in 1993, $3.2 million in 1994 and $3.5 million in 1995. After the completion of the Offering, the Company (through the Management Corporation and the Management LLC) will continue to provide management and leasing services for the Properties.



    The Mendik Group has provided management and leasing services with respect to certain properties in which the Mendik Group has interests but in which the Company will not acquire an interest in the Formation Transactions. The aggregate amount of fees paid by the owners of such properties to the Mendik Group was approximately $3.0 million in 1993, $4.7 million in 1994 and $3.6 million in 1995. After the completion of the Offering, the Company (through the Management Corporation) expects to continue to provide management and leasing services to such properties. With respect to properties in which the Company will have less than a 100% interest, management and leasing services will be provided immediately after the completion of the Offering on the same terms as they are currently provided.


    The cost of management services generally is passed through to tenants as part of the operating expense escalation clause under leases.

CLEANING SERVICES


    The Mendik Group provides cleaning and related services with respect to the Properties. The Mendik Group currently is reimbursed for the direct cost of such services plus an amount to cover a portion of overhead costs. The cost of cleaning and related services generally is passed through to tenants as part of the operating expense escalation clause under leases. The Mendik Group also provides additional services directly to tenants on a separately negotiated basis. The aggregate amount of reimbursement to the Mendik Group for services provided (excluding services provided directly to tenants) was approximately $12.6 million in 1993, $12.2 million in 1994 and $13.8 million in 1995. After the completion of the Offering, the Company expects to retain an entity owned by the Mendik Group and an affiliate of RMB Realty to provide cleaning and related services for the Company's properties. With respect to properties in which the Company will have a 100% interest, the cost to the Company with respect to the cleaning and related services will be a direct pass-through of the cost of payroll and supplies. With respect to properties in which the Company will have less than a 100% interest, cleaning and related services will be provided on the same terms as they are currently provided. In addition, the cleaning entity will continue to have the non-exclusive opportunity to provide cleaning and related services to individual tenants at the Company's properties on a basis separately negotiated with any tenant seeking such additional services. The cleaning entity will provide such services to individual tenants pursuant to agreements on customary terms (including at market rates) and for terms not in excess of one year.


ENGINEERING AND PREVENTIVE MAINTENANCE SERVICES


    As part of its cleaning and related services business, the Mendik Group provides engineering and preventive maintenance services with respect to the Properties. The Mendik Group was reimbursed for the direct cost of such services in the aggregate amount of approximately $3.7 million in 1993, $3.8 million in

1994 and $4.7 million in 1995. These amounts generally are billed to tenants as part of the operating expense, escalations and a portion of such costs are recouped by the Property-owning entity from the tenants. After the completion of the Offering, the Mendik Group expects to provide engineering and preventive maintenance services for the Properties and will be reimbursed for the direct payroll cost of such services.

SECURITY SERVICES


    The Mendik Group provides security services with respect to the Properties. The Mendik Group currently is reimbursed for the direct cost of such services plus an amount to cover a portion of overhead costs. The aggregate amount of reimbursements for such services was approximately $2.3 million in 1993, $2.5 million in 1994 and $2.5 million in 1995. After the completion of the Offering, the Mendik Group will continue to provide security services for the Company's properties and will be reimbursed for the direct payroll cost of such services plus an amount to cover a portion of overhead costs. With respect to properties in which the Company will have less than a 100% interest, security services will be provided on the same terms as they are currently provided.


    The cost of security services is generally passed through to tenants as part of the operating expense clause under leases.

                             PARTNERSHIP AGREEMENT


    THE FOLLOWING SUMMARY OF THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE OPERATING PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.


OPERATIONAL MATTERS

    GENERAL. Holders of Units (other than the Company in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each Unit generally will receive distributions in the same amount paid on each share of Common Stock. See "Distributions."

    Holders of Units will have the rights to which limited partners are entitled under the Partnership Agreement and, to the extent not limited by the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Units have not been and are not expected to be registered pursuant to any Federal or state securities laws or listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.

    PURPOSES, BUSINESS AND MANAGEMENT. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

    The Company, as the general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership, subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the

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
operation, management or control of the business of the Operating Partnership by virtue of being a holder of Units.

    The Company may not conduct any business other than the business of the Operating Partnership without the consent of the holders of a majority of the limited partnership interests (not including the limited partnership interests held by the Company in its capacity as a limited partner in the Operating Partnership).

    DISTRIBUTIONS. The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined below), as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash.


    BORROWING BY THE OPERATING PARTNERSHIP. The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. The Company also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions in an amount sufficient to permit the Company, as long as it qualifies as a REIT, to avoid the payment of any Federal income tax. See "Policies with Respect to Certain Activities--Financing Policies." Pursuant to the Lock-out Provisions, the Operating Partnership may not, earlier than one year prior to its maturity, repay the mortgage indebtedness on Two Penn Plaza or 866 United Nations Plaza and may not consent to any such prepayment of mortage indebtedness on Eleven Penn Plaza (except for the indebtedness secured by the second mortgage on Eleven Penn Plaza which may be repaid in whole or in part at anytime) and 866 United Nations Plaza during the Lock-out Period without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company) unless the repayment is in connection with either a refinancing of the outstanding debt (on a basis that is nonrecourse to the Operating Partnership and the Company, provides for the least amount of principal amortization that is available on commercially reasonable terms and permits certain guarantees by the holders of the Units originally with respect to the affected Property) or an involuntary sale pursuant to foreclosure of a mortgage securing the debt (or other similar event). In addition, during the Lock-out Period, the Company is obligated to use commercially reasonable efforts, commencing one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Operating Partnership and the Company provides for the least amount of principal amortization that is available on commercially reasonable terms and permits certain guarantees by the holders of the Units originally with respect to the affected Property) the mortgage indebtedness secured by each of these three Properties at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, the Company may not incur debt secured by any of these three Properties if the amount of the new debt would exceed the greater of 75% of the value of the Property securing the debt or the amount of existing debt being refinanced (plus the costs associated therewith).


    REIMBURSEMENT OF THE COMPANY; TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES. The Company will not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses it incurs relating to the ongoing operation of the Company and

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
offerings of Units or shares of Common Stock (or rights, options, warrants or convertible or exchangeable securities).

    Except as expressly permitted by the Partnership Agreement, affiliates of the Company will not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

    SALES OF ASSETS. Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold, subject to the Lock-out Provisions. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding Units (including Units held by the Company), but also is subject to the Lock-out Provisions.


    Under the Lock-out Provisions, the Operating Partnership may not sell or otherwise dispose of Two Penn Plaza, 866 United Nations Plaza or Eleven Penn Plaza (or any direct or indirect interest therein) during the Lock-out Period (except pursuant to a sale or other disposition of all or substantially all of the Operating Partnership's assets approved as described below, an involuntary sale pursuant to foreclosure of a mortgage secured by one of these Properties or a bankruptcy proceeding, and certain transactions, including a "Section 1031 like-kind exchange," that would not result in the recognition of any gain for tax purposes by the holders of Units issued in the Formation Transactions with respect to these Properties) without, in the case of each such Property, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership who immediately prior to the completion of the Formation Transactions owned direct or indirect interests in such Property that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company). Under the Lock-out Provisions, a sale or other disposition of all or substantially all of the assets of the Operating Partnership during the Lock-out Period generally would require the approval of the holders, as a group, of 75% of the aggregate Units originally issued with respect to Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza that remain outstanding (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company). The consent requirement under the Lock-out Provisions, however, would not apply in the event of a merger or consolidation involving the Operating Partnership and substantially all of its assets if (i) the transaction would not result in the recognition of any gain with respect to the Units originally issued with respect to Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza, (ii) the Lock-out Provisions would continue to apply with respect to each of these three Properties, and
(iii) the surviving entity agrees to a number of restrictions and conditions for the benefit of the holders of such Units designed to preserve the benefit of certain provisions and restrictions in the Partnership Agreement for the holders of such Units.


    NO REMOVAL OF THE GENERAL PARTNER. The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership with or without cause (unless neither the General Partner nor its parent entity is a "public company," in which case the General Partner may be removed for cause).

    ISSUANCE OF LIMITED PARTNERSHIP INTERESTS. The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue Units to the Company, to the limited partners or to other persons for such consideration and upon on such terms and conditions as the Company deems appropriate. The Operating Partnership also may issue partnership interests in different series or classes, which may be senior to the Units. If Units are issued to the Company, then the Company must issue shares of Common Stock and must contribute to the Operating Partnership the proceeds received by the Company from such issuance. In addition, the Company may cause the Operating Partnership to issue to the Company partnership interests in different series or classes of equity securities, which may be senior to the Units, in connection with an offering of securities of the Company having substantially similar rights upon the contribution of the proceeds therefrom to the Operating Partnership. Consideration for partnership interests may be cash or any property or other assets permitted by the Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.


    AMENDMENT OF THE PARTNERSHIP AGREEMENT. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and limited partners (including the Company) holding a majority of the Units. Certain provisions regarding, among other things, the rights and duties of the Company as general partner or the dissolution of the Operating Partnership, may not be amended without the approval of a majority of the Units not held by the Company. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments that would affect the fundamental rights of a limited partner must be approved by the Company and each limited partner that would be adversely affected by such amendment. In addition, any amendment that would affect the Lock-out Provisions with respect to Two Penn Plaza, 866 United Nations Plaza or Eleven Penn Plaza during the Lock-out Period would require, in the case of each such Property affected by the Amendment, the consent of holders of 75% of the Units originally issued to limited partners in the Operating Partnership of such Property Partnership that remain outstanding at the time of such vote (whether held by the original recipient of such Units or by a successor or transferee of the original recipient, but excluding Units held by the Company).


    DISSOLUTION, WINDING UP AND TERMINATION. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Operating Partnership's assets and properties (subject to the Lock-out Provisions during the Lock-out Period); (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act; (iv) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than the Company) may vote to continue the Operating Partnership and substitute a new general partner in place of the Company); and (v) on or after January 1, 2046, at the option of the Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

LIABILITY AND INDEMNIFICATION


    LIABILITY OF THE COMPANY AND LIMITED PARTNERS. The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement and the Act, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his Units. The Operating Partnership will operate in a manner that the Company deems reasonable, necessary or appropriate to preserve the limited liability of the limited partners.


    EXCULPATION AND INDEMNIFICATION OF THE COMPANY. The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating

Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith.

    The Partnership Agreement also provides for indemnification (including, in certain circumstances, the advancement of expenses) of the Company, the directors and officers of the Company and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses that are actually (or will be) incurred by such person in connection with a proceeding in which any such person is involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFERS OF INTERESTS


    RESTRICTIONS ON TRANSFER OF THE COMPANY'S INTEREST. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership, except in connection with a merger or sale of all or substantially all of its assets, in which (i) the limited partners in the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of shares of Common Stock, and
(ii) such transaction has been approved by the holders of a majority of the interests in the Operating Partnership (including interests held by the Company). (The Company initially will hold a majority of the Units and thus would control the outcome of this vote.) The Lock-out Provisions do not apply to a sale or other transfer by the Company of its interests as a partner in the Operating Partnership, but they would apply to transfers of assets of the Operating Partnership undertaken during the Lock-out Period in connection with or as part of any such transaction by the Company. See "--Operational Matters--Sales of Assets" above.



    RESTRICTIONS ON TRANSFERS OF UNITS BY LIMITED PARTNERS. For up to two years after the completion of the Offering, a limited partner may not transfer any of his rights as a limited partner without the consent of the Company, which consent the Company may withhold in its sole discretion. Any attempted transfer in violation of this restriction will be void AB INITIO and without any force or effect. Beginning two years after the completion of the Offering, limited partners (other than the Company) will be permitted to transfer all or any portion of their Units without restriction as long as they satisfy certain requirements set forth in the Partnership Agreement. In addition, limited partners will be permitted to dispose of their Units following the expiration of up to a two-year period following the completion of the Offering by exercising the redemption right described below. See "--Redemption of Units" below.


    The right of any permitted transferee of Units to become a substituted limited partner is subject to the consent of the Company, which consent the Company may withhold in its sole and absolute discretion. If the Company does not consent to the admission of a transferee of Units as a substituted limited partner, then the transferee will succeed to all economic rights and benefits attributable to such Units (including the redemption right described below), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

    REDEMPTION OF UNITS. Subject to certain limitations, holders of Units (other than the Company) have the right to have each of their Units redeemed by the Operating Partnership at any time beginning two years after the completion of the Formation Transactions. Unless the Company elects to assume and perform the Operating Partnership's obligation with respect to the redemption right, as described below, the limited partner will receive cash from the Operating Partnership in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose will be equal to the average of the closing trading price of a share of Common Stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the Operating Partnership of exercise of the redemption right. In lieu of the Operating Partnership's acquiring the Units for cash, the Company will have the right (except as described below, if the Common Stock is not publicly traded) to elect to acquire the Units directly from a limited partner exercising the redemption right, in exchange for either cash or shares of Common Stock, and, upon such acquisition, the Company will become the owner of such Units. The redemption generally will occur on the tenth business day after the notice to the Operating Partnership, except that no redemption or exchange can occur if delivery of shares of Common Stock would be prohibited either under the provisions of the Company's Charter designed primarily to protect the Company's qualification as a REIT or under applicable Federal or state securities laws as long as the shares of Common Stock are publicly traded. In this regard, Mendik/FW LLC and entities that it controls are prohibited from exercising the redemption right with respect to Units that they hold if the issuance by the Company to them of shares of Common Stock in satisfaction of the redemption right would be prohibited under the special restrictions contained in the Charter that are applicable to their acquisition and ownership of shares of Common Stock. See "Capital Stock--Restrictions on Transfer--Ownership Limits."



    In the event that the Common Stock is not publicly traded but another entity whose stock is publicly traded owns more than 50% of the capital stock of the Company (referred to as the "Parent Entity"), the redemption right will be determined by reference to the publicly traded stock of the Parent Entity and the Company will have the right to elect to acquire the Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Stock is not publicly traded and there is no Parent Entity with publicly traded stock, the redemption right will be based upon the fair market value of the Operating Partnership's assets at the time the redemption right is exercised (as determined in good faith by the Company based upon a commercially reasonable estimate of the amount that would be realized by the Operating Partnership if each asset of the Operating Partnership were sold to an unaffiliated purchaser in an arm's length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction), and the Company and the Operating Partnership will be obligated to satisfy the redemption right in cash (unless the redeeming partner, in such partner's sole and absolute discretion, consents to the receipt of Common Stock), payable on the thirtieth business day after notice was given to the Operating Partnership of exercise of the redemption right.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of Common Stock (or Common Stock for which Units are exchangeable) by
(i) each director (and director nominee) of the Company, (ii) each executive officer of the Company, (iii) all directors (including director nominees) and officers of the Company as a group, and (iv) each person or entity which is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the completion of the Offering. Except as indicated below, all of such Common Stock is owned directly, and the indicated person or entity has sole voting and investment power. The extent to which a person will hold shares of Common Stock as opposed to Units is set forth in the footnotes below.



                                                                      NUMBER OF
                                                                  SHARES AND UNITS                      PERCENT OF
                                                                    BENEFICIALLY       PERCENT OF       ALL SHARES
NAME OF BENEFICIAL OWNER                                                OWNED        ALL SHARES (1)    AND UNITS (2)
----------------------------------------------------------------  -----------------  ---------------  ---------------
FW/Mendik REIT, L.L.C. (3)......................................                                 %                %
Mendik Holdings LLC (4).........................................
FWM, L.P. (4)...................................................
FWM II, L.P. (5)................................................
QIB(5)..........................................................
Bernard H. Mendik (6)...........................................
David R. Greenbaum (7)..........................................
Thomas R. Delatour, Jr. (8).....................................
William S. Janes (9)............................................
David B. Cornstein..............................................
Lawrence S. Huntington..........................................
Morris W. Offit.................................................
Spencer M. Partrich.............................................
Leonard N. Stern................................................
Christopher G. Bonk (10)........................................
Michael M. Downey (10)..........................................
John J. Silberstein (10)........................................
David L. Sims (10)..............................................
Kevin R. Wang (10)..............................................
All directors, director nominees and executive officers as a group (14 persons)............................................


------------------------

*   Less than 1%.


(1) Assumes 11,194,318 shares of Common Stock outstanding immediately following the completion of the Offering. Assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.



(2) Assumes a total of 18,000,000 shares of Common Stock and Units outstanding immediately following the completion of the Offering (11,194,318 shares of Common Stock and 6,805,682 Units, which Units may be redeemed for cash or shares of Common Stock under certain circumstances). Assumes that all Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that all of the Units held by other persons are redeemed for shares of Common Stock.


(3) FW/Mendik REIT, L.L.C. is a Delaware limited liability company comprised of two members, Mendik Holdings LLC, which is indirectly controlled by Messrs. Mendik and Greenbaum, and FWM, L.P., which is controlled by Mr. Delatour.

(4) Represents       Units which will be held by Mendik/FW LLC.



(5) Represents shares of Common Stock to be purchased from the Company pursuant to the Concurrent Placements.



(6) Includes       Units which will be held by Mendik/FW LLC. Also includes
    237,500 shares of Common Stock in which Mr. Mendik will have a beneficial interest.



(7) Includes       Units which will be held by Mendik/FW LLC. Also includes
    237,500 shares of Common Stock in which Mr. Greenbaum will have a beneficial interest.



(8) Includes       Units which will be held by Mendik/FW LLC. Also includes
    954,545 shares of Common Stock to be purchased from the Company pursuant to the FWM Placement, all of which will be held by FWM II, L.P.


(9) Mr. Janes owns an economic interest in FWM, L.P., but he disclaims beneficial ownership of any Units or shares of Common Stock which will be held by Mendik/FW LLC or FWM II, L.P.


(10) Includes       Units which will be held by Mendik/FW LLC, in which the
    individual will have a beneficial interest.


                                 CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, $.01 par value, of which 90,000,000 shares initially are designated as shares of Common Stock. Under the Company's Charter, the Board of Directors has authority to issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors may determine and as may be evidenced by Articles Supplementary to the Charter adopted by the Board of Directors. The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters is not and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of Maryland law and the Company's Charter.

COMMON STOCK


    Each holder of shares of Common Stock is entitled to one vote at stockholders' meetings for each share of Common Stock held. Neither the Charter nor the By-Laws provides for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be classified and issued, holders of shares of Common Stock are entitled to receive, pro-rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are entitled to share, pro-rata, in any other distributions to the stockholders. The Company intends to pay quarterly dividends on the shares of Common Stock following the Offering. The Company will depend upon distributions from the Operating Partnership to fund its dividends to stockholders. See "Partnership Agreement."


    There will be no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on the payment of dividends.

    Holders of shares of Common Stock will not have any preemptive rights or other rights to subscribe for additional shares of any capital stock (or convertible, exchangeable or similar securities) of the Company.

PREFERRED STOCK

    The Board of Directors is empowered by the Company's Charter to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class of series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


RESTRICTIONS ON TRANSFER

    OWNERSHIP LIMITS. The Company's Charter contains certain restrictions on the number of shares of capital stock that individual stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in number or value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Company's Charter contains restrictions on the acquisition of shares of capital stock, including shares of Common Stock, which restrictions are intended primarily to ensure compliance with the Code.


    Subject to certain exceptions to be specified in the Charter, no holder is permitted to own, or to be deemed to own by virtue of the attribution provisions of the Code, more than (i) 8.6% in number or value of the issued and outstanding shares of Common Stock or (ii) 9.8% in number or value of the issued and outstanding shares of any series of Preferred Stock (collectively, the "Ownership Limit"). Although each of Bernard H. Mendik and FWM, L.P. may exceed the Ownership Limit immediately after the Offering through the ownership of shares of Common Stock that they receive in connection with the Formation Transactions ("Excluded Holders"), they are permitted to continue to hold the number of shares of Common Stock (plus the number of shares of Common Stock they may acquire upon redemption of Units, the exercise of stock options pursuant to a stock option plan or upon foreclosure on a pledge of shares of Common Stock or Units) they so receive provided that such holdings do not exceed 15% in number or value of the issued and outstanding shares of Common Stock (such amount being the "Excluded Holder Limit"). However, in the case of FWM, L.P., if, through FWM, L.P.'s ownership of Common Stock, any individual (as defined in the Code to include certain entities) is deemed to own beneficially shares of Common Stock in excess of the Ownership Limit, then the Excluded Holder Limit with respect to FWM, L.P. will be reduced to a percentage of outstanding shares of Common Stock of the Company as would result in such individual not being considered to own beneficially shares of Common Stock in excess of the Ownership Limit.



    The Board of Directors of the Company will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that, after giving effect to such increase, five beneficial owners of shares of Common Stock could beneficially own in the aggregate more than 49.5% of the outstanding shares of Common Stock. With a ruling from the IRS or an opinion of counsel satisfactory to the Board of Directors (or such other information as it determines to be necessary), the Board of Directors could, in its sole and absolute discretion, waive the Ownership Limit or the Excluded

Holder Limit with respect to a holder if such holder's ownership would not then or in the future jeopardize the Company's status as a REIT.


    If any stockholder attempts to transfer shares of Common Stock to a person and either the transfer would result in the Company's failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable Ownership Limit or Excluded Holder Limit, the shares of Common Stock purported to be transferred will be automatically transferred to a charitable trust for the benefit of a charitable organization named by a trustee (the "Trustee"). The Trustee will be appointed by the Company but will not be affiliated with the Company. In addition, if any person were to hold shares of Common Stock in excess of the applicable Ownership Limit or Excluded Holder Limit, the shares of Common Stock that exceed the Ownership Limit or Excluded Holder Limit, as the case may be, would be automatically transferred to a charitable trust for the benefit of a charitable organization in the same manner as described above. Such person would not receive dividends or distributions with respect to the shares of Common Stock that exceed the Ownership Limit or Excluded Holder Limit, as applicable, and would not be entitled to vote such shares. In addition, the Trustee would be required to sell such shares of Common Stock within 20 days of receiving notice from the Company that such shares of Common Stock had been transferred to the trust. Upon such sale, the interest of the trust in the shares of Common Stock would terminate, and the purported transferee of such shares of Common Stock would receive the lesser of (1)(x) the price per share of Common Stock paid by such transferee for such shares of Common Stock in the purported transfer that resulted in the transfer of the shares of Common Stock to the trust or, (y) if the purported transferee acquired such shares of Common Stock for less than market value at the time of the purported transfer, a price per share of Common Stock equal to the price per share of Common Stock of the Company on the NYSE on the day of the purported transfer, or (2) the price per share received by the Trustee in the sale. The Company would be permitted to repurchase such shares of Common Stock on such terms and conditions as the Trustee deemed appropriate. If the Company repurchased the shares of Common Stock, it would be permitted to pay for the shares with Units.


    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    Every owner (or deemed owner) of more than 5% (or such lower percentage as required by the Code or regulations thereunder) in number or value of the issued and outstanding shares of capital stock, including shares of Common Stock, must file a written notice with the Company containing the information specified in the Charter no later than January 30 of each year. In addition, each stockholder will be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect on the Company's status as a REIT of such stockholder's direct, indirect and constructive ownership of shares of Common Stock.


    The foregoing ownership limitations may have the effect of preventing or hindering any attempt to acquire control of the Company without the consent of the Board of Directors by preventing the acquisition of shares of Common Stock by a person or entity or a group of persons or entities acting in concert in excess of the Ownership Limit or the Excluded Holder Limit, as applicable, regardless of whether such acquisition by a particular person, entity or group would jeopardize the Company's status as a REIT and regardless of whether such a change of control might be in the best interests of the Company's stockholders.

    CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF THE COMPANY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND THE CHARTER AND BYLAWS OF THE COMPANY, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.


    The Charter and the bylaws of the Company (the "Bylaws") contain certain provisions that could make more difficult an acquisition or change in control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Charter and the Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See also "Capital Stock--Restrictions on Transfer."


CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS


    The Company's Charter provides for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. The term of office of the first class of directors will expire at the 1997 annual meeting of stockholders; the term of the second class of directors will expire at the 1998 annual meeting of stockholders; and the term of the third class will expire at the 1999 annual meeting of stockholders. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the holders of a majority of the shares of Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting.



    The Company's Charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than the Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the stockholders by a majority of the votes entitled to be cast for the election of directors. A vote of stockholders holding at least two-thirds of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under the Charter, the power to amend the Bylaws of the Company is vested exclusively in the Board of Directors, and the stockholders do not have any power to adopt, alter or repeal the Bylaws absent amendment to the Charter to confer such power. These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.


    Because the Board of Directors will have the power to establish the preferences and rights of additional series of capital stock without stockholder vote, the Board of Directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors, however, currently does not contemplate the issuance of any series of capital stock other than shares of Common Stock.

    See "Management--Directors, Director Nominees and Executive Officers" for a description of the limitations on liability of directors of the Company and the provisions for indemnification of directors and officers provided for under applicable Maryland law and the Charter.

BUSINESS COMBINATION STATUTE

    The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period.


    For this purpose, "interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation, and affiliates and associates of the Maryland corporation (which are, generally, any entities controlling, controlled by, or under common control with, the Maryland corporation) which owned beneficially, directly or indirectly, 10% or more of the outstanding voting stock of such Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has opted out of the business combination provisions of the MGCL, but the Board of Directors may elect to adopt these provisions of the MGCL in the future.


CONTROL SHARE ACQUISITION STATUTE


    Maryland law imposes certain limitations on the voting rights in a "control share acquisition." The MGCL considers a "control share acquisition" to occur at each of the 20%, 33 1/3% and 50% acquisition levels, and requires the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to capital stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made by means of the submission of an "acquiring person statement," but only if the acquiring person (i) posts a bond for the cost of a meeting (not including the expenses of opposing approval of the voting rights) and (ii) submits a definitive financing agreement with respect to the proposed control share acquisition to the extent that financing is not provided by the acquiring person. In addition, unless its charter or bylaws provide otherwise, the statute gives a Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the corporation within 10 days following an actual control share acquisition.


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

Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring persons having majority voting power, then minority stockholders have certain appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Company has opted out of the control share provisions of the MGCL, but the Board of Directors may elect to adopt these provisions of the MGCL in the future.


AMENDMENTS TO THE CHARTER


    The Charter, including its provisions on classification of the Board of Directors, restrictions on transferability of shares of Common Stock and removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, the provisions of the Charter relating to authorized shares of stock and the classification and reclassification of shares of Common Stock and Preferred Stock may be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS


    The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(A) pursuant to the Company's notice of the meeting, (B) by the Board of Directors or (C) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (A) pursuant to the Company's notice of the meeting,
(B) by the Board of Directors or (C) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.


ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS


    The business combination provisions and the control share acquisition provisions of the MGCL, in each case if they ever became applicable to the Company, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interests.


RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

    The Charter authorizes the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights, which might have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of the Company or any other corporation.

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
                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL


    Upon the completion of the Offering, the Company will have outstanding 11,194,318 shares of Common Stock (12,566,818 shares if the Underwriters' overallotment option is exercised in full). In addition, 6,805,682 shares of Common Stock are reserved for issuance upon exchange of Units. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Capital Stock--Restrictions on Transfer." The shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in redemption of Units (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.



    In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also are subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


    The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and two years rather than three years for "non-affiliates" who desire to sell such shares under Rule 144(k)). If such proposed amendment were enacted, the "restricted securities" would become freely tradeable (subject to any applicable contractual restrictions) at these earlier dates.


    In connection with the Offering, the Mendik Group and certain affiliates thereof have agreed, subject to certain exceptions, for a period of two years from the date of this Prospectus, not to sell, pledge or otherwise dispose of any shares of Common Stock acquired by the Mendik Group upon redemption of Units without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, FWM, L.P., FWM II, L.P., and certain other affiliates of RMB Realty have agreed, subject to certain exceptions, (i) for a period of one year from the date of this Prospectus, not to sell, pledge or otherwise dispose of any shares of Common Stock acquired in the FWM Placement without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated or (ii) for a period of two years from the date of this Prospectus, without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell, pledge or otherwise dispose of any shares of Common Stock received upon redemption of Units. Each of these restrictions, however, will not apply to any Units or other shares of Common Stock purchased or otherwise acquired by the Mendik Group, FWM, L.P., FWM II, L.P., any other affiliate of RMB Realty or QIB following the completion of the Offering. QIB also has agreed, subject to certain exceptions, for a period of six months from the date of this Prospectus, not to sell, pledge or otherwise dispose of any shares of Common Stock acquired in the QIB Placement. See "Underwriting."

    The Company has established various stock option plans for the purpose of attracting and retaining highly qualified directors, executive officers and other key employees. See "Management--Stock Option Plan" and "--Compensation of Directors." The Company intends to issue options to purchase approximately 935,000 shares of Common Stock to directors, executive officers and certain key employees prior to the completion of the Offering and has reserved 815,000 additional shares for future issuance under these plans. Prior to the expiration of the initial 12-month period following the completion of the Offering, the Company expects to file a registration statement with the Commission with respect to the shares of Common Stock issuable under these plans, which shares may be resold without restriction, unless held by affiliates.



    Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the New York Stock Exchange is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors--Other Risks of Ownership of Common Stock" and "Partnership Agreement-- Transfer of Interests."


REGISTRATION RIGHTS


    The Company has granted the participants in the Formation Transactions who received Units in the Formation Transactions and the purchasers of shares of Common Stock in the Concurrent Placements certain registration rights with respect to the shares of Common Stock owned by them or acquired by them in connection with the exercise of the redemption right under the Partnership Agreement. These registration rights require the Company to register all such shares of Common Stock upon request. The Company will bear expenses incident to its registration requirements under the registration rights, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL


    The following discussion summarizes Federal income tax considerations that are generally applicable to all stockholders. The specific tax consequences of owning Common Stock will vary for stockholders because of the different circumstances of stockholders. Therefore, it is imperative that a stockholder review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of owning Common Stock.



    The information in this section and the opinions of Roberts & Holland LLP are based on the Code, existing and proposed Treasury Regulations thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. The Company and the Operating Partnership do not plan to obtain any rulings from the IRS concerning any tax issue with respect to the Company, with a few exceptions relating to the Company's qualification as a REIT. Thus, no assurance can be provided that the opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. The following description does not constitute tax advice.



    This summary does not give a detailed discussion of state, local or foreign tax considerations. Except where indicated, the discussion below describes general Federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized Federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.



    The following description and the opinions of Roberts & Holland LLP described below specifically do not address the income tax consequences of owning Common Stock for (i) Messrs. Mendik and Greenbaum, (ii) any present or former employee of the Mendik Group, or (iii) Mendik/FW LLC or any affiliate thereof.


    As used in this section, the term "Company" refers solely to The Mendik Company, Inc. and the term "Operating Partnership" refers solely to The Mendik Company, L.P.


    STOCKHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH STOCKHOLDERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.


TAXATION OF THE COMPANY


    GENERAL. The Company will make an election to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ending December 31, 1997. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner. Although the Company has been structured to be treated as a REIT and a ruling has been requested from the IRS relating to certain limited REIT qualification issues, no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.



    Roberts & Holland LLP will provide the Company with an opinion letter in connection with the Offering to the effect that, commencing with the Company's taxable year ending December 31, 1997, and assuming that the actions contemplated herein are completed in a timely fashion, the Company will be organized in conformity with the requirements for qualification as a REIT and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion will be based on various assumptions relating to the organization and operation of the Company, the Operating Partnership, the Property-owning entities, and the Management LLC, the Management Corporation (together with the Management LLC, the "Management Entities") and will be conditioned upon certain representations made by the Company, the Operating Partnership and the Management Entities as to certain relevant factual matters, including matters related to the organization and expected manner of operation of the Company, the Operating Partnership, the Property-owning entities and the Management Entities. Moreover, such qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and diversity of stock ownership, the various qualification tests imposed under the Code (discussed below). Roberts & Holland LLP will not review compliance with these tests on a continuing basis. No assurance can be given that the Company will satisfy such tests on a continuing basis. See "-- Failure to Qualify," below.



    The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.



    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income and excise tax in certain circumstances, including the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property held primarily for sale to customers in the ordinary course of business acquired by foreclosure or otherwise on default of a loan secured by the property) or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% gross income test or the 95% gross income test (both of which are discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over (in general terms) the sum of (i) the amounts actually distributed and (ii) the amounts on which the Company was subject to tax for such calendar year. Seventh, if the Company acquires any asset from a C corporation (I.E., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a "REIT" as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Section 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company anticipates issuing sufficient shares of Common Stock in the Offering with sufficient diversity of ownership to allow the Company to satisfy conditions (v) and (vi) immediately following the Offering. In addition, the Company's Charter will include restrictions regarding the transfer of its shares of capital stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi), above. See "Capital Stock--Restrictions on Transfer."


    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year will be the calendar year.


    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for Federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. (A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporate existence.) Similarly, a single member limited liability company owned by the REIT or by the Operating Partnership is disregarded as a separate entity for Federal income tax purposes.



    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that for purposes of the gross income tests and assets tests the REIT will be deemed to be entitled to the income of the partnership attributable to the REIT's capital interest in the partnership. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of gross income of the Operating Partnership (including assets, liabilities and gross income of the Property-owning entities and the Management LLC) will be treated as assets, liabilities and items of gross income of the Company for purposes of applying the requirements described herein.



    INCOME TESTS. In order to maintain qualification as a REIT, three gross income tests must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, gain from the sale or other disposition of stock or securities held for less than one year (I.E., short-term gain), gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of Properties and other assets acquired in the Formation Transactions will be deemed to have commenced on the date of the Formation Transactions.



    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."



    The Company anticipates that no more than a DE MINIMIS amount of its gross annual income will be considered attributable to the rental of personal property and that none of its gross annual income will be considered attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Whether the Company derives significant income from Related Party Tenants depends upon the application of certain complex ownership attribution rules. The Company intends to take steps to determine whether it receives rent from Related Party Tenants; the Company does not anticipate that more than 2- 1/2% of its gross annual income will be from Related Party Tenants.



    Finally, in order for rents received with respect to a property to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" (as defined in Section 856 of the Code) from whom the Company derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Operating Partnership and the Management Entities will not initially provide any services with respect to the Properties (other than management-type services).


    The Company believes that the aggregate amount of nonqualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.


    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet any such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its Federal Corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed in "--General" above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income. Moreover, these relief provisions are unavailable with regard to the 30% gross income test.



    ASSET TESTS. The Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (I.E., at least five-year) public debt offering of the Company), cash, cash items and government securities. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Third, of the investments not included in the 75% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities. These asset tests must generally be met at or within 30 days after the end of any quarter in which the Company acquires (directly or indirectly) assets not included in the 75% asset class, including each time the Company increases its ownership interest in the Operating Partnership or the Management Corporation.



    The Operating Partnership will own all of the non-voting stock of the Management Corporation, which stock represents 95% of the equity of the Management Corporation, and will hold a note from the Management Corporation. See "Structure and Formation of the Company--The Operating Entities of the Company--The Management Corporation." By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of the Operating Partnership, including the securities of the Management Corporation described above. The Operating Partnership will not own more than 10% of the voting securities of the Management Corporation and, therefore, the Company will not own more than 10% of the voting securities of the Management Corporation. In addition, the Company and the Management Corporation believe that the Company's pro rata share of the value of the securities of the Management Corporation will not exceed, as of the completion of the Offering, 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the anticipated operating cash flows of the Management Corporation. There can be no assurance, however, that the IRS will not contend that the value of the securities of the Management Corporation exceeds the 5% value limitation. Roberts & Holland LLP, in rendering its opinion regarding the qualification of the Company as a REIT, will rely on the conclusions of the Company and its senior management as to the value of the securities of the Management Corporation.


    As noted above, the 5% value requirement must be satisfied at or within 30 days after the end of each quarter during which the Company increases its (direct or indirect) ownership of securities of the Management Corporation (including as a result of increasing its interest in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Corporation.

    Although currently the IRS will not rule regarding compliance with the 10% voting securities test, in the opinion of Roberts & Holland LLP the Company's proposed structure will meet the current statutory requirements.


    SPECIAL DISTRIBUTION REQUIREMENT. Because the Company was incorporated in 1995 but will not elect to be taxed as a REIT until its taxable year beginning January 1, 1997, it will not have been a REIT for all its taxable years. The Code provides that, in the case of a corporation which was not taxed as a REIT for all of its taxable years beginning after February 28, 1986, such corporation may be taxed as a REIT for a taxable year only if, as of the close of such taxable year, it has no earnings and profits accumulated in any non-REIT year. The Company believes that it will have no earnings and profits for its taxable year ending December 31, 1996. However, the Company will request its accountants to review its earnings and profits for such taxable year and also for its taxable year ending December 31, 1997. The Company will make appropriate distributions of any earnings and profits to comply with this requirement.



    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the Company timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income of such year, (ii) 95% of its REIT capital gain income for such year and
(iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such amounts over (in general terms) the sum of (i) the amounts actually distributed and (ii) the amounts on which the Company was taxed for such calendar year.



    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in the computing of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions to its partners of amounts sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income of the Company, or due to an excess of nondeductible expenses such as principal amortization or capital expenditures over noncash deductions such as depreciation. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.


    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends and any applicable penalties would be computed with respect to this amount.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


    Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will the Company be required to make distributions. If the Company makes distributions, such distributions will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction.


TAXATION OF STOCKHOLDERS

    TAXATION OF DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of a stockholder's shares of Common Stock. To the extent that such distributions exceed the stockholder's adjusted basis in its shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the stockholder.


    Any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, if the dividend is actually paid by the Company during January of the following calendar year.


    Stockholders may not include in their individual income tax returns net operating losses or capital losses of the Company. In addition, distributions from the Company and gain from the disposition of shares of Common Stock will not be treated as "passive activity" income and, therefore, stockholders will not be able to use passive losses to offset such income.

    In general, any loss upon a sale or exchange of shares of Common Stock by a stockholder which has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.


    BACKUP WITHHOLDING. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.



    In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders which fail to certify their nonforeign status to the Company. See "--Taxation of Foreign Stockholders" below.


    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the dividend income from the Company Stock will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.


    For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.


    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."



    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), AND (ii) EITHER (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, OR (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A DE MINIMIS exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company does not expect to be classified as a "pension held REIT."


    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares of Common Stock, including any reporting requirements.

    ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests (discussed below) and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to foreign stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 (or its future equivalent) with the Company claiming that the distributions are "effectively connected" income.

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
    Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.


    RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of the Company, which are not treated as attributable to the gain from disposition by the Company of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its shares of Common Stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.



    CAPITAL GAIN DIVIDENDS. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. However, if the Company designates as a capital gain dividend a distribution made prior to the day the Company actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Stockholder) such distribution is not subject to withholding under FIRPTA; rather, the Company must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Stockholder's U.S. tax liability.



    COMMON STOCK SALES. Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of shares of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and, therefore, the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of Common Stock is treated as "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

    If the Company were not a domestically-controlled REIT, whether or not a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA would depend on whether or not the shares of Common Stock were regularly traded on an established securities market (such as the NYSE, on which the shares of Common Stock have been approved for listing, subject to official notice of issuance, and on the size of the selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of shares of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares of Common Stock may be required to withhold 10% of the gross purchase price.


    PROPOSED REGULATIONS. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

OTHER TAX CONSIDERATIONS


    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND PROPERTY-OWNING ENTITIES ON REIT QUALIFICATION. All of the Company's significant investments are held through the Operating Partnership. The Operating Partnership holds interests in the Properties through the Property-owning entities. The Operating Partnership and Property-owning entities involve special tax considerations. These tax considerations include (i) allocations of income and expense items of the Operating Partnership and Property-owning entities, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership and Property-owning entities as partnerships or entities that are disregarded as entities separate from their owners (as opposed to associations taxable as corporations) for income tax purposes and (iii) the taking of actions by the Operating Partnership or any of the Property-owning entities that could adversely affect the Company's qualification as REIT.



    Roberts & Holland LLP will render an opinion, based on certain representations of the Company and the Operating Partnership, that neither the Operating Partnership nor any of the Property-owning entities will be treated for tax purposes as an association taxable as a corporation. If, however, the Operating Partnership or any of the Property-owning entities were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.



    The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for classification as a REIT. In this regard, the Company will control the operation of the Operating Partnership through its rights as the sole general partner of the Operating Partnership.



    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes (I.E., the partnership's basis is equal to the adjusted basis of the contributing partner in the property), rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership will be funded by way of contributions of appreciated property to the Operating Partnership in the Formation Transactions. Consequently, the Operating Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code and the regulations thereunder (the "Section 704(c) Regulations").



    As a result of these special rules, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes with respect to Properties contributed to the Operating Partnership with a Book-Tax Difference than the amount of such deductions that would be allocated to them if such Properties had a tax basis equal to their fair market value at the time of contribution. In the event of the disposition of any of the contributed Properties which have a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to the contributing partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation as well as gains attributable to recapture of depreciation actually claimed by the Company, if any, occurring after the completion of the Offering. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and outline three methods which may be considered reasonable for these purposes. Because the Operating Partnership intends to use the "traditional method" (one of the three methods described in the Section 704(c) Regulations), the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of the Formation Transactions. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements" above. These allocations could also result in a higher portion of distributions being taxed as dividends than would have occurred if all Properties were to have had a tax basis equal to their fair market value at the time of the Formation Transactions.



    MANAGEMENT CORPORATION. A portion of the amounts to be used by the Operating Partnership to fund distributions to partners is expected to come from the Management Corporation, through payments on the note issued by the Management Corporation and dividends on non-voting stock of the Management Corporation to be held by the Operating Partnership. The Management Corporation will not qualify as a REIT and thus will pay Federal, state and local income taxes on its net income at normal corporate rates. To the extent that the Management Corporation is required to pay Federal, state and local income taxes, the cash available for distribution to the Company's stockholders will be reduced accordingly.


    As described above, the value of the securities of the Management Corporation held by the Operating Partnership cannot exceed 5% of the value of the Operating Partnership's assets at a time when the Company is considered to acquire additional securities of the Management Corporation. See "--Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Management Corporation to increase the size of its business unless the value of the assets of the Operating Partnership is increasing at a commensurate rate.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

    This discussion is intended only as a summary of certain tax consequences of the Offering and is not a substitute for careful tax planning with a tax professional. The tax consequences are in many cases uncertain and may vary depending on an investor's individual circumstances. Accordingly, investors are urged to consult with their tax advisors about the Federal, state, local and foreign tax consequences of the Offering.

                              ERISA CONSIDERATIONS


    THE FOLLOWING IS A SUMMARY OF MATERIAL CONSIDERATIONS ARISING UNDER THE EMPLOYEES' RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), AND THE PROHIBITED TRANSACTIONS PROVISIONS OF SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO A PROSPECTIVE PURCHASER (INCLUDING WITH RESPECT TO THE DISCUSSION CONTAINED IN "--STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA," TO A PROSPECTIVE PURCHASER THAT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, ANOTHER TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS PLAN, OR AN INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA")). THE DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF ERISA OR SECTION 4975 OF THE CODE THAT MAY BE RELEVANT TO PARTICULAR PROSPECTIVE PURCHASERS (INCLUDING EMPLOYEE BENEFIT PLANS SUBJECT TO ERISA, OTHER TAX QUALIFIED PLANS AND IRAS) OR MATERIAL CONSIDERATIONS RELATING TO PROSPECTIVE PURCHASERS THAT ARE GOVERNMENTAL PLANS, CHURCH PLANS OR OTHER EMPLOYEE BENEFIT PLANS THAT ARE EXEMPT FROM ERISA OR
SECTION 4975 OF THE CODE BUT THAT MAY BE SUBJECT TO STATE LAW REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.



    A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS PLAN, AN IRA, A CHURCH PLAN OR A GOVERNMENTAL PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF THE COMMON STOCK BY SUCH PLAN OR IRA.



EMPLOYMENT BENEFIT PLANS, TAX-QUALIFIED PENSION, PROFIT SHARING OR STOCK BONUS
  PLANS AND IRAS



    Each fiduciary of an employee benefit plan subject to ERISA (an "ERISA Plan") should carefully consider whether an investment in the Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (i) prudent and in the interests of the participants and beneficiaries of the ERISA Plan, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the governing documents of the ERISA Plan. In addition, a fiduciary of an ERISA Plan should not cause or permit such ERISA Plan to enter into transactions prohibited under Section 406 of ERISA or Section 4975 of the Code. In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's investment portfolio for which the fiduciary has responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's investment portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history, the terms of the management agreements and leasing agreements being transferred from the Mendik Group to the Management Entities, the fact that certain investment properties may not have been identified yet, other matters described under "Risk Factors" and the possibility of UBTI. See "Federal Income Tax Consequences--Taxation of Stockholders."


    The fiduciary of an ERISA Plan, an IRA or a qualified pension, profit sharing or stock bonus plan which is not subject to ERISA (a "Non-ERISA Plan") but is subject to Section 4975 of the Code ("Other Plans") should ensure that the purchase of Common Stock will not constitute a prohibited transaction under ERISA or the Code.

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STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA


    THE FOLLOWING SECTION DISCUSSES CERTAIN PRINCIPLES THAT APPLY IN DETERMINING WHETHER THE FIDUCIARY REQUIREMENTS OF ERISA AND THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE APPLY TO AN ENTITY BECAUSE ONE OR MORE INVESTORS IN THE ENTITY'S EQUITY INTERESTS IS AN ERISA PLAN OR OTHER PLAN. AN ERISA PLAN FIDUCIARY SHOULD ALSO CONSIDER THE RELEVANCE OF THESE PRINCIPLES TO ERISA'S PROHIBITION ON IMPROPER DELEGATION OF CONTROL OVER OR RESPONSIBILITY FOR "PLAN ASSETS" AND ERISA'S IMPOSITION OF CO-FIDUCIARY LIABILITY ON A FIDUCIARY WHO PARTICIPATES IN, PERMITS (BY ACTION OR INACTION) THE OCCURRENCE OF, OR FAILS TO REMEDY A KNOWN BREACH BY ANOTHER FIDUCIARY.



    If the assets of the Company are deemed to be assets of an ERISA Plan ("plan assets"), (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Company's assets and (ii) persons who exercise any authority or control over the Company's assets, or who provide investment advice to the Company, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Stock. The United States Department of Labor (the "DOL"), which has certain administrative responsibility over ERISA Plans and Other Plans, has issued a regulation defining plan assets for certain purposes (the "DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly-offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not significant.


    The DOL Regulation defines a "publicly-offered security" as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the SEC (the "registration period"), after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and the Company intends to register the Common Stock under the Exchange Act within the registration period.

    The DOL Regulation provides that a security is "widely-held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.


    The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulation further provides that where a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are "freely transferable." The Offering will not impose a minimum investment requirement. The restrictions on transfer enumerated in the DOL Regulation as ordinarily not affecting a finding that the securities are "freely transferable" include: (i) any restriction on or prohibition against any transfer or assignment that would result in a termination or reclassification of the Company for Federal or state tax purposes, or that would otherwise violate any state or Federal law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the Company, (iii) any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the DOL Regulation as not affecting free transferability, (iv) any administrative procedure that established an effective date, or an event (such as completion of the Offering) prior to which a transfer or assignment will not be effective, (v) any prohibition against transfer or assignment to an ineligible or unsuitable investor, and (vi) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Charter on the transfer of Common Stock are of the type of restrictions on transfer generally permitted under the DOL Regulation or are not otherwise material and should not result in the failure of the Common Stock to be "freely transferable" within the meaning of the DOL Regulation. See "Capital Stock --Restrictions on Transfer." The Company also believes that certain restrictions on transfer that derive from the securities laws, from contractual arrangements with the Underwriters in connection with the Offering and from certain provisions should not result in the failure of the Common Stock to be "freely transferable." See "Underwriting" and "Certain Provisions of Maryland Law and the Company's Charter and Bylaws." Furthermore, the Company is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not included among those enumerated as not affecting their free transferability under the DOL Regulation, and the Company does not expect to impose in the future (or to permit any person to impose on its behalf) any other limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.


    Assuming (i) that the Common Stock is "widely held" within the meaning of the DOL Regulation and (ii) that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the Company believes that, under the DOL Regulation, the Common Stock should be considered "publicly-offered securities" and, therefore, that the assets of the Company should not be deemed to be plan assets of any ERISA Plan or Other Plan that invests in the Common Stock.

    The DOL Regulation will also apply in determining whether the assets of the Operating Partnership will be deemed to be plan assets. The partnership interests in the Operating Partnership will not be publicly offered securities. Nevertheless, if the Common Stock constitutes publicly offered securities, the Company believes that the indirect investment in the Operating Partnership by ERISA Plans or Other Plans through their ownership of the Common Stock will not cause the assets of the Operating Partnership to be treated as plan assets.

                                  UNDERWRITING


    Subject to the terms and conditions in the United States purchase agreement (the "U.S. Purchase Agreement") among the Company and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 1,372,500 shares to the International Managers (as defined below), the Company has agreed to sell to each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Lehman Brothers Inc., PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated, and UBS Securities LLC are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective names.



                                                                                     NUMBER
             UNDERWRITER                                                           OF SHARES
--------------------------------------------------------------------------------  ------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.........................................................
Bear, Stearns & Co. Inc.........................................................
Dean Witter Reynolds Inc........................................................
Lehman Brothers Inc.............................................................
PaineWebber Incorporated........................................................
Legg Mason Wood Walker, Incorporated............................................
UBS Securities LLC..............................................................
                                                                                  ------------
           Total................................................................    7,777,500
                                                                                  ------------
                                                                                  ------------



    The Company has also entered into a purchase agreement (the "International Purchase Agreement," and together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Bear, Stearns International Limited, Dean Witter International Limited, Lehman Brothers International, PaineWebber International (U.K.) Ltd., Legg Mason Wood Walker, Incorporated, and UBS Limited are acting as lead managers. Subject to the terms and conditions set forth in the International Purchase Agreement and concurrently with the sale of 7,777,500 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 1,372,500 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.


    In each Purchase Agreement, the several U.S. Underwriters and the several International Managers have agreed, respectively, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of shares of Common Stock pursuant to the U.S. Purchase Agreement and the International Purchase Agreement are conditioned upon each other.

    The U.S. Representatives have advised the Company that the U.S. Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $   per share. The U.S.
Underwriters may allow, and such dealers may re-allow, a discount not in excess
of $   per share on sales to certain other brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has been informed that the U.S. Underwriters and the International Managers have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to non-United States and non-Canadian persons, except in each case for transactions pursuant to such agreement.


    The Company has granted to the U.S. Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 1,166,625 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the U.S. Underwriters' initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 205,875 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.



    At the request of the Company, the U.S. Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to certain employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered by this Prospectus.



    In the Purchase Agreements, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provision, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



    The Company and the Operating Partnership have agreed, subject to certain exceptions, for a period of one year from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any Unit or any securities convertible into or exercisable or exchangeable for Common Stock or Units, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or Units, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or Units or other securities, in cash or otherwise.



    In connection with the Offering, the Mendik Group and certain affiliates thereof have agreed, subject to certain exceptions, for a period of two years from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any Units, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or Units, whether any such swap or transaction is to be settled by delivery of Common Stock or Units or other securities, in cash or otherwise. In addition, FWM, L.P., FWM II, L.P., certain other affiliates of RMB Realty and QIB have agreed to a similar restriction with respect to any shares of Common Stock acquired in the Concurrent Placements, for a period of one year (or, in the case of QIB, six months) from the date of this Prospectus, and, with respect to any shares of Common Stock received in exchange for Units, for a period of two years from the date of this Prospectus. The Company has granted certain registration rights pursuant to which purchasers of shares in the Concurrent Placements may require the Company to file a registration statement with the Commission with respect to sales of such shares.


    The Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be dividend yields and financial characteristics of publicly traded REITs that the Company and the U.S. Representatives believe to be comparable to the Company, the expected results of operations of the Company (which will be based on the results of operations of the Properties and the management and leasing business in recent periods), estimates of the future business potential and earnings prospects of the Company as a whole and the current state of the real estate market in the Company's primary markets and the economy as a whole.



    The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.


    An affiliate of UBS Securities LLC represents an investor in one of the Properties whose interest will not be acquired by the Company. Affiliates of Lehman Brothers Inc. own a general partner interest in the RELP and through the RELP an approximate 0.45% interest in the entity which owns Two Park Avenue.


    The Company will pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated an advisory fee equal to 0.75% of the gross proceeds received from the sale of Common Stock to public investors in the Offering for financial advisory services rendered in connection with the Company's formation as a REIT. In addition, the Company will pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated a placement agent fee equal to 1% of the gross proceeds received from the sale of Common Stock in the QIB Placement.


                                    EXPERTS

    The balance sheet of The Mendik Company, Inc. as of September 30, 1996 and the combined financial statements of the Mendik Predecessors as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Rosen Market Study was prepared for the Company by Rosen Consulting Group, which is a real estate consulting firm with significant expertise relating to the New York metropolitan area economy and midtown Manhattan office market and the various submarkets therein. Information relating to the New

York economy and the Manhattan office market set forth in "New York Economy and Manhattan Office Market" is derived from the Rosen Market Study and is included in reliance upon the Rosen Consulting Group's authority as experts on such matters.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain matters of New York law will be passed upon for the Company by Proskauer, Rose, Goetz and Mendelsohn LLP, New York, New York. Certain tax matters will be passed upon for the Company by Roberts & Holland LLP, New York, New York. In addition, the description of Federal income tax consequences under the heading "Federal Income Tax Consequences" is based upon the opinion of Roberts & Holland LLP. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.


                             ADDITIONAL INFORMATION


    The Company has filed with the Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission as its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company intends to file an application to list the Common Stock on the New York Stock Exchange and, if the Common Stock is listed on the New York Stock Exchange, similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


    The Company intends to furnish its stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                           GLOSSARY OF SELECTED TERMS


    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:


    "ACMS" means asbestos containing materials.



    "ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended.


    "ADA" means the Americans with Disabilities Act, as amended.


    "ANNUAL ESCALATED RENT PER LEASED SQUARE FOOT" means the annualized monthly base rent in effect (after giving effect to any contractual increases in monthly base rent that have occurred up to December 31) including monthly tenant pass-throughs of operating and other expenses (but excluding tenant electricity costs) under each lease executed as of December 31, 1996, or, if such monthly rent has been reduced by a temporary rent concession, the monthly rent that would have been in effect at such date in the absence of such concession.



    "ANNUAL ESCALATED RENT OF EXPIRING LEASES" means annualized monthly base rent for the nine months ended September 30, 1996 (or, where applicable, for the twelve months ended December 31 for years ended prior to 1996) including monthly tenant pass-throughs of operating and other expenses (but excluding electricity costs), presented on a straight-line basis in accordance with GAAP, minus amortization of tenant improvement costs and leasing commissions, if any, paid or payable by the Mendik Group during such period, presented on a per leased square foot basis.



    "ANNUAL ESCALATED RENT PER LEASED SQUARE FOOT OF EXPIRING LEASES" means Annual Escalated Rent of Expiring Leases on a per square foot basis.



    "ANNUAL ESCALATED RENT PER LEASED SQUARE FOOT OF EXPIRING LEASES WITH FUTURE STEP-UPS" means Annualized Escalated Rent Per Leased Square Foot of Expiring Leases, adjusted to reflect contractual increases in monthly base rent that occur after December 31, 1996.



    "ANNUAL NET EFFECTIVE RENT PER LEASED SQUARE FOOT" means, (i) for leases in effect at the time the relevant Property was acquired, the amount obtained by dividing the remaining lease payments under the lease by the number of months remaining under the lease and multiplying the result by 12; and (ii) for leases executed after the relevant Property was acquired, the amount obtained by dividing all lease payments under the lease by the number of months in the lease and multiplying the result by 12. Such amounts were in all cases adjusted for tenant improvement costs and leasing commissions, if any, paid or payable by the Mendik Group.



    "BIDS" means Business Improvement Districts (public/private ventures that provide security, sanitation and other services within their boundaries).



    "BOOK-TAX DIFFERENCE" means the difference between the fair market value of a contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.



    "BYLAWS" means the Company's bylaws, as supplemented or amended.


    "CHARTER" means the Company's articles of incorporation, as supplemented or amended.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means shares of the Company's Common Stock, $.01 par value per share.

    "COMPANY" means The Mendik Company, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership), and the predecessors thereof or, as the context may require, The Mendik Company, Inc. only or the Operating Partnership only.

    "CONCURRENT PLACEMENTS" means the FWM Placement and the QIB Placement, collectively.



    "CUSHMAN & WAKEFIELD" means Cushman & Wakefield Research Services.



    "DIRECT WEIGHTED AVERAGE RENTAL RATE" means the weighted average of asking rental rates for a particular market or submarket.


    "DOL" means the United States Department of Labor.


    "DOL REGULATION" means the regulation issued by the DOL defining Plan Assets for certain purposes.


    "EMPLOYEE PLAN" means the Company's 1997 Employee Stock Option and Restricted Stock Plan.

    "EQUITABLE" means The Equitable Life Assurance Society of the United States.

    "ERISA" means the Employees' Retirement Income Security Act of 1974, as amended.

    "ERISA PLAN" means an employee benefit plan subject to ERISA.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCLUDED HOLDER LIMIT" means the Existing Holders' limit not exceeding 15% in number or value of the issued and outstanding shares of Common Stock.


    "EXCLUDED HOLDERS" means Bernard H. Mendik and FWM, L.P., a Texas limited partnership, with respect to the ownership of shares of Common Stock or the ownership of Units that either holder receives in connection with the Formation Transactions and which may exceed the Ownership Limit immediately after the Offering.


    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.


    "FORMATION TRANSACTIONS" means the transactions described in "Structure and Formation of the Company--Formation Transactions."



    "FWM PLACEMENT" means the sale of 954,545 shares of restricted Common Stock to FWM II, L.P.


    "401(K) PLAN" means The Mendik Company Section 401(k) Savings/Retirement
Plan.

    "FUNDS FROM OPERATIONS" means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.


    "GAAP" means generally accepted accounting principals.


    "GRAND CENTRAL BID" means the Grand Central Business Improvement District Partnership.


    "INTERESTED STOCKHOLDER" means, with respect to the business combination provisions of the MGCL, any person who beneficially owns 10% or more of the voting power of a corporation's shares.



    "INTERNATIONAL MANAGERS" means Merrill Lynch International, Bear, Stearns International Limited, Dean Witter International Ltd., Lehman Brothers International, PaineWebber International (U.K.) Ltd., Legg Mason Wood Walker, Incorporated and UBS Limited.



    "INTERNATIONAL OFFERING" means the concurrent offering outside the United States and Canada of an aggregate of 1,372,500 shares of Common Stock of the Company.


    "INTERNATIONAL PURCHASE AGREEMENT" means the agreement among the Company and the International Managers.

    "INTERSYNDICATE AGREEMENT" means the agreement entered into by the U.S. Underwriters and the International Managers providing for the coordination of their activities.

    "IRA" means an individual retirement account or annuity.

    "IRS" means the United States Internal Revenue Service.

    "LAW ENGINEERING" means Law Engineering and Environmental Services, P.C.


    "LINE OF CREDIT" means the revolving line of credit which the Company expects to establish in order to facilitate acquisitions of properties and for working capital purposes.


    "LOCK-OUT PERIOD" means the period, up to 15 years following the completion of the Offering, during which the Lock-out Provisions will be in effect.


    "LOCK-OUT PROVISIONS" means the limitations on the ability of the Company to sell, or reduce the amount of mortgage indebtedness on, three of the Properties (Two Penn Plaza, 866 United Nations Plaza and Eleven Penn Plaza) for up to 15 years following the completion of the Offering, except in certain circumstances.



    "MANAGEMENT CORPORATION" means the corporation to which the Mendik Group will transfer its management and leasing business with respect to Properties in which the Company has a partial ownership interest or no ownership interest.



    "MANAGEMENT ENTITIES" means the Management Corporation and the Management
LLC.



    "MANAGEMENT LLC" means the limited liability company to which the Mendik Group will transfer its management and leasing business with respect to Properties in which the Company has a 100% interest.



    "MENDIK GROUP" means Mendik Realty and Messrs. Mendik and Greenbaum and the entities affiliated with Mendik Realty, including the Property-owning entities but excluding Mendik/FW LLC.


    "MENDIK/FW LLC" means FW/Mendik REIT, L.L.C., a Delaware limited liability company in which Messrs. Mendik and Greenbaum and two additional members of the Company's Board of Directors have an indirect financial interest.

    "MENDIK PREDECESSORS" consists of 100% of the net assets and results of operations of three Properties (Two Penn Plaza, 1740 Broadway and 866 United Nations Plaza), equity interests in four other Properties (Eleven Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue) and 100% of the net assets and results of operations of the affiliated entities which conduct the management and leasing business of the Mendik Group.

    "MENDIK REALTY" means Mendik Realty Company, Inc., a New York corporation.


    "MENDIK RELP" Means Mendik Real Estate Limited Partnership, a publicly held limited partnership that owns a 60% interest in Two Park Avenue.


    "MGCL" means the Maryland General Corporation Law.


    "NAREIT" means the National Association of Real Estate Investment Trusts.


    "1940 ACT" means the Investment Company Act of 1940, as amended.

    "NON-ERISA PLAN" means a qualified pension, profit sharing or stock bonus plan not subject to ERISA.

    "NON-U.S. STOCKHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "OFFERING" means this offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

    "OPERATING PARTNERSHIP" means The Mendik Company, L.P., a Delaware limited partnership.

    "OTHER PLANS" means an IRA and a Non-ERISA Plan.

    "OWNERSHIP LIMIT" means the ownership limit of no more than (i) 8.6% in number or value of the outstanding shares of Common Stock or (ii) 9.8% in number or value of outstanding shares of any series of Preferred Stock.


    "PARENT ENTITY" means an entity whose stock is publicly traded and which owns more than 50% of the capital stock of the Company.


    "PARTNERSHIP AGREEMENT" means the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.


    "PCBS" means polychlorinated biphenyls.


    "PENN STATION" means Pennsylvania Station (which is located in midtown Manhattan), the busiest train station in the United States.


    "PLAN ASSETS" means the assets of the Company deemed to be assets of an ERISA Plan.

    "PREFERRED STOCK" means one or more classes of Preferred Stock of the Company as designated and issued by the Board of Directors from time to time.

    "PROPERTIES" means the seven Class A properties located in midtown Manhattan in which the Company will own interests upon completion of the Offering.

    "PURCHASE AGREEMENTS" means the U.S. Purchase Agreement and the International Purchase Agreement.


    "QIB" means               .



    "QIB PLACEMENT" means the sale of 850,000 shares of restricted Common Stock
to               .


    "REIT" means a real estate investment trust as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.


    "RELATED PARTY TENANT" means, for purposes of determining whether rents received by the Company will qualify as "rents from real property" for satisfying the gross income requirements for a REIT, a tenant in which the Company, or an owner of 10% or more of the Company, directly or constructively has at least a 10% ownership interest.



    "RESTRICTED SHARES" means the shares of Common Stock received by the participants in the Formation Transactions or acquired by any participant in the Formation Transactions as a result of the redemption of Units.


    "RMB REALTY" means RMB Realty, Inc., a Texas corporation.


    "ROSEN MARKET REPORT" means the report commissioned by the Company and prepared by the Rosen Consulting Group, a nationally known real estate consulting company.


    "SECTION 704(C) REGULATIONS" means the regulations promulgated by the IRS under Section 704(c) of the Code.


    "SECURITIES ACT" means the Securities Act of 1933, as amended.



    "34TH STREET BID" means the 34th Street Business Improvement District Partnership.


    "TREASURY REGULATIONS" means the regulations promulgated by the IRS under the Code.


    "TRUSTEE" means the trustee appointed by the Company, but not affiliated with the Company, who will name a charitable trust for the benefit of a charitable organization to receive any shares of Common Stock purportedly transferred to a stockholder in violation of the applicable Ownership Limit or Existing Holder Limit.


    "UBTI" means unrelated business taxable income.

    "UNDERWRITERS" means the underwriters of the Offering for whom the International Managers and the U.S. Underwriters are acting as representatives.

    "UNITS" means units of partnership interest in the Operating Partnership.

    "UPREIT" means a REIT conducting business through a partnership.


    "U.S. OFFERING" means the public offering in the United States and Canada of an aggregate of 7,777,500 shares of Common Stock of the Company.


    "U.S. PURCHASE AGREEMENT" means the agreement among the Company and the U.S. Underwriters.

    "U.S. REPRESENTATIVES" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Lehman Brothers Inc., PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated and UBS Securities LLC.

    "U.S. UNDERWRITERS" means the underwriters in the United States and Canada.

                         INDEX TO FINANCIAL STATEMENTS


THE MENDIK COMPANY, INC.

Pro Forma Combined Financial Statements (unaudited)..................................        F-2
  Pro Forma Combined Balance Sheet as of September 30, 1996..........................        F-3
  Pro Forma Combined Statement of Income for the Nine Months Ended September 30,
    1996.............................................................................        F-4
  Pro Forma Combined Statement of Income for the Year Ended December 31, 1995........        F-5
  Notes to Pro Forma Combined Financial Statements...................................        F-6
Historical
  Report of Independent Auditors.....................................................       F-10
  Balance Sheet as of September 30, 1996.............................................       F-11
  Notes to Balance Sheet.............................................................       F-12

THE MENDIK PREDECESSORS

Combined Financial Statements:
  Report of Independent Auditors.....................................................       F-15
  Combined Balance Sheets as of September 30, 1996 (unaudited) and
    December 31, 1995 and 1994.......................................................       F-16
  Combined Statements of Income for the Nine Months Ended September 30, 1996 and 1995
    (unaudited) and the Years Ended December 31, 1995, 1994 and 1993.................       F-17
  Combined Statements of Owners' Equity for the Nine Months Ended September 30, 1996
    (unaudited) and the Years Ended December 31, 1995, 1994 and 1993.................       F-18
  Combined Statements of Cash Flows for the Nine Months Ended September 30, 1996 and
    1995 (unaudited) and the Years Ended December 31, 1995, 1994 and 1993............       F-19
  Notes to the Combined Financial Statements.........................................       F-20
Schedule III:
  Real Estate and Accumulated Depreciation as of December 31, 1995...................       F-31

                            THE MENDIK COMPANY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


    The unaudited pro forma financial and operating information as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 and the year ended December 31, 1995 is presented as if the Offering and the Formation Transactions consisting of three Office Property Entities (1740 Broadway, 866 U.N. Plaza and Two Penn Plaza), the Management Corporation and interests in four partnerships all had occurred on September 30, 1996 with respect to the combined balance sheet and at the beginning of each of the periods presented for the combined statements of income. The pro forma records acquisitions of non-sponsor interests at the purchase price of the interests and records contributed interests at historical carryover basis of the contributing partners. The pro forma September 30, 1996 balance sheet information also gives effect to the recording of minority interests for Operating Partnership Units, as if these transactions occurred on September 30, 1996.


    The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

                            THE MENDIK COMPANY, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                       ELIMINATION OF
                                                         HISTORICAL      MANAGEMENT
                                                           MENDIK        COMPANIES        PRO FORMA      COMPANY
                                                        PREDECESSORS        (A)          ADJUSTMENTS    PRO FORMA
                                                        ------------   --------------   -------------   ---------
ASSETS
Commercial real estate properties, at cost
  Land................................................    $ 30,814        $--            $ 13,414
                                                                                          (20,372)      $  23,856
  Building and improvements...........................     234,629         --              61,568
                                                                                          (93,464)        202,733
  Equipment, automobiles, furniture and fixtures......       6,245         (4,502)            (41)          1,702
                                                        ------------   --------------   -------------   ---------
                                                           271,688         (4,502)        (38,895)        228,291
    Less--Accumulated depreciation....................     119,719         (3,711)        (17,171)         98,837
                                                        ------------   --------------   -------------   ---------
                                                           151,969           (791)        (21,724)(B)     129,454
Cash and available-for-sale securities................      46,855         (1,640)        (91,804)(B)
                                                                                          214,820(C)
                                                                                           (6,630)(D)
                                                                                          (90,879)(E)
                                                                                          (29,851)(F)
                                                                                           (2,200)(G)      38,671
Receivables...........................................       6,122         (2,016)         --               4,106
Related party receivable..............................       2,336         --              --               2,336
Deferred rents receivable.............................      26,097         --              (8,408)(B)      17,689
Prepaid expenses......................................       5,725            (62)         --               5,663
Investment in partnerships............................      19,081         --              (1,644)(B)      17,437
Tenant acquisition costs..............................       7,191         --              (7,139)(B)          52
Deferred lease fees and loan costs, net...............      13,848           (677)         (2,235)(H)
                                                                                            1,130(D)
                                                                                           (5,052)(B)       7,014
Security deposits.....................................       1,570         --              --               1,570
Investment in management corporation..................      --             --                 791(J)          791
Note receivable from management                             --             --                  --          --
  corporation.........................................
                                                        ------------   --------------   -------------   ---------
                                                          $280,794        $(5,186)       $(50,825)      $ 224,783
                                                        ------------   --------------   -------------   ---------
                                                        ------------   --------------   -------------   ---------
LIABILITIES AND EQUITY
Liabilities
  Mortgage notes payable..............................    $208,879        $--            $(95,879)(E)   $ 113,000
  Tenant acquisition costs payable....................       5,249         --                (537)(B)       4,712
  Accounts payable and accrued expenses...............       8,800           (145)         --               8,655
  Accounts payable to related parties.................         250         --              --                 250
  Excess of distributions and share of losses               10,610         --              --              10,610
    over investments in partnership...................
  Deferred rents......................................         289         --              --                 289
  Security deposits...................................       1,663         --              --               1,663
                                                        ------------   --------------   -------------   ---------
                                                           235,740           (145)        (96,416)        139,179
Minority interest in Operating Partnership............      --             --              32,367(I)       32,367
Equity................................................      45,054         (5,041)       (135,234)(B)      53,237
                                                                                            5,000(E)
                                                                                           (2,200)(G)
                                                                                          214,820(C)
                                                                                           (5,500)(D)
                                                                                           (2,235)(I)
                                                                                          (32,367)(I)
                                                                                          (29,851)(F)
                                                                                              791(J)
                                                        ------------   --------------   -------------   ---------
                                                          $280,794        $(5,186)       $(50,825)      $ 224,783
                                                        ------------   --------------   -------------   ---------
                                                        ------------   --------------   -------------   ---------

                            THE MENDIK COMPANY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                     ELIMINATION
                                                      HISTORICAL         OF
                                                        MENDIK       MANAGEMENT       PRO FORMA          COMPANY
                                                     PREDECESSORS   COMPANIES (K)    ADJUSTMENTS        PRO FORMA
                                                     ------------   -------------   -------------      ------------
Revenues
  Rental revenue...................................    $51,706         $   (32)      $  1,146(R)         $   52,820
  Escalation and reimbursement revenues............      8,252          --             --                     8,252
  Construction revenues from affiliates............         45             (45)        --                   --
  Management revenues..............................      3,013          (3,013)        --                   --
  Leasing commissions..............................        958            (958)        --                   --
  Investment income................................      1,282              (9)           495(L)              1,768
  Equity in net income of management corporation...     --              --                617(N)                617
  Equity in net income of investees................      1,585          --              1,020(Q)              2,605
                                                     ------------   -------------   -------------      ------------
Total operating revenues...........................     66,841          (4,057)         3,278                66,062
                                                     ------------   -------------   -------------      ------------
Expenses
  Operating expenses...............................     15,958             (38)           105(M)             16,025
  Real estate taxes................................     10,975          --             --                    10,975
  Rent expense to an affiliate.....................        519          --             --                       519
  Interest.........................................     11,782          --             (5,637)( O )           6,145
  Depreciation and amortization....................      8,356            (146)        (2,291)(P)             5,919
  Marketing, general and administrative............      4,209          (3,170)           113(S)              1,152
                                                     ------------   -------------   -------------      ------------
                                                        51,799          (3,354)        (7,710)               40,735
                                                     ------------   -------------   -------------      ------------
Income before minority interests...................    $15,042         $  (703)        10,988                25,327
                                                     ------------   -------------
                                                     ------------   -------------
Minority interest in Operating Partnership.........                                    (9,576)(T)            (9,576)
                                                                                    -------------      ------------
Net income.........................................                                  $  1,412            $   15,751
                                                                                    -------------      ------------
                                                                                    -------------      ------------
Pro Forma Common Shares Outstanding Before
  Conversion of Operating Partnership units........                                                      11,194,000
                                                                                                       ------------
                                                                                                       ------------
Income Per Share...................................                                                      $     1.41
                                                                                                       ------------
                                                                                                       ------------

                            THE MENDIK COMPANY, INC.



                     PRO FORMA COMBINED STATEMENT OF INCOME



                      NINE MONTHS ENDED SEPTEMBER 30, 1995



                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                     ELIMINATION
                                                      HISTORICAL         OF
                                                        MENDIK       MANAGEMENT       PRO FORMA          COMPANY
                                                     PREDECESSORS   COMPANIES (K)    ADJUSTMENTS        PRO FORMA
                                                     ------------   -------------   -------------      ------------
Revenues
  Rental revenue...................................    $48,859         $   (33)      $  1,110(R)         $   49,936
  Escalation and reimbursement revenues............      8,688          --             --                     8,688
  Construction revenues from affiliates............        134            (134)        --                   --
  Management revenues..............................      3,968          (3,968)        --                   --
  Leasing commissions..............................        588            (588)        --                   --
  Investment income................................      1,346             (56)           495(L)              1,785
  Equity in net income of management corporation...     --              --                466(N)                466
  Equity in net income of investees................      1,753          --              1,375(Q)              3,128
                                                     ------------   -------------   -------------      ------------
Total operating revenues...........................     65,336          (4,779)         3,446                64,003
                                                     ------------   -------------   -------------      ------------
Expenses
  Operating expenses...............................     15,581             (44)            (3)(M)            15,534
  Real estate taxes................................     11,538          --             --                    11,538
  Rent expense to an affiliate.....................        490          --             --                       490
  Interest.........................................     12,167          --             (6,022)( O )           6,145
  Depreciation and amortization....................      8,418            (135)        (2,219)(P)             6,064
  Marketing, general and administrative............      4,665          (3,282)           113(S)              1,496
                                                     ------------   -------------   -------------      ------------
                                                        52,859          (3,461)        (8,131)               41,267
                                                     ------------   -------------   -------------      ------------
Income before minority interests...................    $12,477         $(1,318)        11,577                22,736
                                                     ------------   -------------
                                                     ------------   -------------
Minority interest in Operating Partnership.........                                    (8,596)(T)            (8,596)
                                                                                    -------------      ------------
Net income.........................................                                  $  2,981            $   14,140
                                                                                    -------------      ------------
                                                                                    -------------      ------------
Pro Forma Common Shares Outstanding Before
  Conversion of Operating Partnership units........                                                      11,194,000
                                                                                                       ------------
                                                                                                       ------------
Income Per Share...................................                                                      $     1.26
                                                                                                       ------------
                                                                                                       ------------

                            THE MENDIK COMPANY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                     ELIMINATION
                                                      HISTORICAL         OF
                                                        MENDIK       MANAGEMENT      PRO FORMA         COMPANY
                                                     PREDECESSORS   COMPANIES (K)   ADJUSTMENTS       PRO FORMA
                                                     ------------   -------------   -----------      ------------
Revenues
  Rental revenue...................................    $65,050         $   (40)      $    994(R)       $   66,004
  Escalation and reimbursement revenue.............     11,668          --             --                  11,668
  Construction revenues from affiliates............        204            (204)        --                 --
  Management revenues..............................      5,671          (5,671)        --                 --
  Leasing commissions..............................        754            (754)        --                 --
  Investment income................................      2,096             (58)           660(L)            2,698
  Equity in net income of management
    corporation....................................     --              --                790(N)              790
  Equity in income of investees....................      4,138          --              2,014(Q)            6,152
                                                     ------------   -------------   -----------      ------------
Total operating revenues...........................     89,581          (6,727)         4,458              87,312
                                                     ------------   -------------   -----------      ------------
Expenses
  Operating expenses...............................     20,524             (48)           149(M)           20,625
  Real estate taxes................................     15,281          --             --                  15,281
  Rent expense to an affiliate.....................        657          --             --                     657
  Interest.........................................     16,247          --             (8,054)(O)           8,193
  Depreciation and amortization....................     11,305            (247)        (3,066)( P )         7,992
  Marketing, general and administrative............      6,485          (4,542)           150(S)            2,093
                                                     ------------   -------------   -----------      ------------
                                                        70,499          (4,837)       (10,821)             54,841
                                                     ------------   -------------   -----------      ------------
Income before minority interest....................    $19,082         $(1,890)        15,279              32,471
                                                     ------------   -------------
                                                     ------------   -------------
Minority interest in Operating Partnership.........                                   (12,277)(T)         (12,277)
                                                                                    -----------      ------------
Net income.........................................                                  $  3,002          $   20,194
                                                                                    -----------      ------------
                                                                                    -----------      ------------
Pro forma Common Shares Outstanding Before
  Conversion of Operating Partnership units........                                                    11,194,000
                                                                                                     ------------
                                                                                                     ------------
Income Per Share...................................                                                    $     1.80
                                                                                                     ------------
                                                                                                     ------------

                            THE MENDIK COMPANY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

1--ADJUSTMENTS TO THE PRO FORMA COMBINED BALANCE SHEET


    The adjustments to the Pro Forma Condensed Combined Balance Sheet as of September 30, 1996 are as follows:



(A)        To reflect adjustments required to record the Company's investments in the
           Management Corporation under the equity method of accounting as a result of non-controlling interests held after the formation transactions. See (J)
           below.
(B)        Acquisition of non-continuing partners interests in 1740 Broadway, 2 Park
           Avenue and 570 Lexington Avenue properties recorded at their cash purchase price:

                                                                                         PARTNERS   NET REDUCTION
                                                                                         SHARE OF    OF HISTORIC
                                                                             PURCHASE      BOOK       CARRYING
                                                                               PRICE       VALUE        VALUE
                                                                            -----------  ---------  -------------
             1740 BROADWAY
             Property and improvements....................................   $  74,982   $  96,706    $  21,724
             Tenant acquisition costs.....................................                   7,139        7,139
             Deferred lease fees and loan costs...........................                   5,052        5,052
             Deferred rents receivable....................................                   8,408        8,408
             2 PARK AVENUE AND 570 LEXINGTON AVENUE
             Investment in partnership....................................      16,285      17,929        1,644
                                                                            -----------  ---------  -------------
             Total cash purchase price/book value.........................      91,267   $ 135,234    $  43,967
                                                                                         ---------  -------------
                                                                                         ---------  -------------
             Payment of tenant acquisition cost payable relating to
               acquisition of 1740 Broadway...............................         537
                                                                            -----------
             Total cash payments..........................................   $  91,804
                                                                            -----------
                                                                            -----------



(C)        Sale of 10,954,545 shares of common stock in the offering and concurrent offerings:
           Proceeds from offering........................................................  $ 241,000
           Costs associated with offering and formation transactions.....................    (26,180)
                                                                                           ---------
                                                                                           $ 214,820
                                                                                           ---------
                                                                                           ---------
(D)        Refinancing of existing debt
           Costs associated with new debt origination....................................  $  (1,130)
           Interest rate swap breakage fees arising from repayment of debt in the
             formation transaction.......................................................     (5,500)
                                                                                           ---------
                                                                                           $  (6,630)
                                                                                           ---------
                                                                                           ---------
(E)        Reduction of certain mortgage loans
           Payment of mortgage loans.....................................................  $  90,879
           Partial forgiveness of debt repaid............................................      5,000
                                                                                           ---------
                                                                                           $  95,879
                                                                                           ---------
                                                                                           ---------
(F)        Preformation distributions of excess working capital to the partners/owners of
             The Mendik Predecessors.....................................................  $  29,851
                                                                                           ---------
                                                                                           ---------
(G)        Cash distributed in connection with acquisition of stock and note receivable
           from management corporation (See (J) below)...................................  $   2,200
                                                                                           ---------
                                                                                           ---------
(H)        Write off deferred loan fees relating to mortgages to be repaid...............  $  (2,235)
                                                                                           ---------
                                                                                           ---------

                            THE MENDIK COMPANY, INC.

                                  (UNAUDITED)
                                 (IN THOUSANDS)

1--ADJUSTMENTS TO THE PRO FORMA COMBINED BALANCE SHEET (CONTINUED)

(I)        To establish minority interests



                                                                                                  UNITS/SHARES      %
                                                                                                  ------------  ---------
           Units issued to continuing investors.................................................    6,805,682       37.81%
           Common stock issued to new and continuing investors..................................   11,194,318       62.19
                                                                                                  ------------  ---------
                                                                                                   18,000,000         100%
                                                                                                  ------------  ---------
                                                                                                  ------------  ---------

           Total equity and minority interest...................................................                $  85,604
           Percentage applicable to units issued................................................                    37.81%
                                                                                                                ---------
           Minority interest....................................................................                $  32,367
                                                                                                                ---------
                                                                                                                ---------



(J)        Investments in stock of management corporation
           To reflect investment in nonvoting common stock representing the book value of equipment transferred to management corporation accounted for on the equity
           method........................................................................  $     791
                                                                                           ---------
                                                                                           ---------



2-- ADJUSTMENTS TO THE PRO FORMA COMBINED STATEMENTS OF INCOME



(K)        To reflect adjustments required to record the Company's investments in the
             Management Corporation under the equity method of accounting as a result of noncontrolling interests held after the formation transactions. See (N)
             below.



                                                                             NINE MONTHS                  NINE MONTHS
                                                                                ENDED       YEAR ENDED       ENDED
                                                                            SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                                                1996           1995          1995
                                                                            -------------  ------------  -------------
(L)        Investment income
           Interest income from notes receivable from Management
             Corporation..................................................   $       495    $      660    $       495
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(M)        Increase in operating expenses
           Net increase in cleaning expense due to contract changes.......   $       105    $      149    $        (3)
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(N)        Equity in proforma net income of Management Corporation after adjustments principally for elimination of nonrecurring
             officer's bonuses, reduction for income taxes and interest expense incurred on the note payable to the Company (see (L)
             above) and elimination in 1995 of nonrecurring management fee
             income.......................................................   $       617    $      790    $       466
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(O)        Decrease in interest expense
           Decrease in interest expense due to repayments of loans........   $   (11,782)   $  (16,247)   $   (12,167)
           Increase in interest expense related to the newly originated
             debt.........................................................         6,145         8,193          6,145
                                                                            -------------  ------------  -------------
                                                                             $    (5,637)   $   (8,054)   $    (6,022)
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(P)        Decrease in depreciation and amortization

                            THE MENDIK COMPANY, INC.

                                  (UNAUDITED)
                                 (IN THOUSANDS)


2-- ADJUSTMENTS TO THE PRO FORMA COMBINED STATEMENTS OF INCOME (CONTINUED)



                                                                             NINE MONTHS                  NINE MONTHS
                                                                                ENDED       YEAR ENDED       ENDED
                                                                            SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                                                1996           1995          1995
                                                                            -------------  ------------  -------------
           Decrease in depreciation and amortization due to the book value in excess of purchase price of partners' interests relating
             to 1740 Broadway property....................................   $    (1,742)   $   (2,410)   $    (1,742)
           Net decrease for loan fee amortization related to the original
             debt.........................................................          (670)         (817)          (598)
           Increase for amortization of new loan costs....................           121           161            121
                                                                            -------------  ------------  -------------
                                                                             $    (2,291)   $   (3,066)   $    (2,219)
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(Q)        Increase in equity in net income of investors
           Reduction of financing costs--Two Park Avenue property.........   $        84    $      196    $        58
           Decrease in interest expense due to refinancing of Two Park
             Avenue property debt.........................................         1,956         3,009          2,282
           Increase in interest expense due to newly originated Two Park
             Avenue property debt.........................................        (1,414)       (1,885)        (1,414)
           Decrease in depreciation--Two Park Avenue property.............            43            58             43
           Increase in depreciation--570 Lexington Avenue
             property.....................................................           (13)          (18)           (13)
           Decrease in interest expense due to refinancing of Eleven Penn
             Plaza property debt..........................................         2,659         3,604          2,714
           Increase in interest expense due to newly originated Eleven
             Penn Plaza property debt.....................................        (2,358)       (3,141)        (2,358)
           Reduction of financing costs--Eleven Penn Plaza
             property.....................................................            63           191             63
                                                                            -------------  ------------  -------------
                                                                             $     1,020    $    2,014    $     1,375
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(R)        Rental revenue
           Adjustment of straight-line income resulting from the
             application of the purchase method of accounting for the
             purchase of partners' interests related to 1740 Broadway
             property.....................................................   $     1,146    $      994    $     1,110
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(S)        Marketing general and administrative expenses
           Net increase in REIT marketing general and administrative
             expenses.....................................................   $       113    $      150    $       113
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------
(T)        Minority interest in Operating Partnership
           Net income before minority interest............................   $    25,327    $   32,471    $    22,736
           Continuing investors' minority interest in the Company.........        37.810%       37.810%        37.810%
                                                                            -------------  ------------  -------------
                                                                             $     9,576    $   12,277    $     8,596
                                                                            -------------  ------------  -------------
                                                                            -------------  ------------  -------------

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  The Mendik Company, Inc.

    We have audited the accompanying balance sheet of The Mendik Company Inc., as of September 30, 1996. This balance sheet is the responsibility of the management of The Mendik Company, Inc. Our responsibility is to express an opinion on the balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet presents fairly, in all material respects, the financial position of The Mendik Company, Inc. as of September 30, 1996 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

New York, New York
November 6, 1996

                            THE MENDIK COMPANY, INC.

                                 BALANCE SHEET

                                    (NOTE 1)

                                                                                                     SEPTEMBER 30,
                                                                                                         1996
                                                                                                     -------------
ASSETS
Cash (NOTE 2)......................................................................................   $   510,000
                                                                                                     -------------
Total assets.......................................................................................   $   510,000
                                                                                                     -------------
                                                                                                     -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and contingencies (NOTE 4).............................................................   $   --
Common stock, $.01 par value, 90,000,000 shares authorized, 10,000 shares issued and outstanding
  (NOTE 3).........................................................................................       --
Paid in capital....................................................................................       500,000
Retained earnings (NOTE 3).........................................................................        10,000
                                                                                                     -------------
Total liabilities and stockholders' equity.........................................................   $   510,000
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                            THE MENDIK COMPANY, INC.

                             NOTES TO BALANCE SHEET

                               SEPTEMBER 30, 1996

1. ORGANIZATION AND FORMATION TRANSACTIONS

    The Mendik Company, Inc. (the "Company") is a Maryland corporation whose predecessor was incorporated in December 1995 to continue, through The Mendik Company, L.P. (the "Operating Partnership") and other companies (the "Subsidiary Companies"), the ownership, development, acquisition, leasing and management operations of certain office property entities and affiliated real estate management and leasing entities under common control ("The Mendik Company").

    Subject to approval by the owners of The Mendik Predecessors, pursuant to a certain Confidential Solicitation of Consents and Private Placement Memorandum, the Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to an initial public offering of common stock (the "Offering"). In addition, the Company may enter into: (i) one or more concurrent private placements, (ii) various refinancing transactions and
(iii) a line of credit agreement to facilitate future acquisitions and to finance leasing and capital improvement expenditures. The Company intends to qualify and will elect to be taxed as a real estate investment trust ("REIT") for federal income tax purposes for the period ending December 31, 1997. To maintain qualification as a REIT the Company must, among other things, distribute to its stockholders at least 95% of its REIT taxable income. The Company will be self-administered and self-managed and will conduct all of its business activities through the Operating Partnership and the Subsidiary Companies. The Company, which will be the sole general partner of the Operating Partnership, will have control over the management of the Operating Partnership. In addition, the Operating Partnership will own substantially all of the economic interests in the Subsidiary Companies.


    The following related transactions are expect to occur in connection with the Offering:



     - The Company will contribute the net proceeds from the Offering to the Operating Partnership in exchange for Units in the Operating Partnership.



     - The Operating Partnership will acquire 100% of the ownership interests in three properties from The Mendik Predecessors. Two of the properties (Two Penn Plaza and 866 United Nations Plaza) will be obtained in exchange for Units in the Operating Partnership and common stock of the Company. Certain non sponsors' interests in the third property (1740 Broadway) will be acquired for cash and the remaining interests will be acquired in exchange for Units in the Operating Partnership. The interests acquired in exchange for Units or common stock from continuing investors will be recorded at carryover basis and interests acquired in exchange for cash will be recorded at the purchase price.



     - The Operating Partnership will also acquire interests in four partnerships that own interests in four additional properties that are currently managed by The Mendik Predecessors. Interests in two of the partnerships (Eleven Penn Plaza Company and 330 Madison Company) will be acquired in exchange for Units in the Operating Partnership. Certain non sponsors' interests in the other two partnerships (570 Lexington Company, L.P. and Two Park Company) will be acquired for cash and the remaining interests will be acquired in exchange for Units in the Operating Partnership. The interests acquired in exchange for Units from continuing investors will be recorded at carryover basis and interests acquired in exchange for cash will be recorded at the purchase price.

                            THE MENDIK COMPANY, INC.

                               SEPTEMBER 30, 1996

1. ORGANIZATION AND FORMATION TRANSACTIONS (CONTINUED)

     - The Operating Partnership will acquire substantially all of the economic interests in the Subsidiary Companies which currently conduct The Mendik Predecessors' office management and leasing businesses.


     - The Operating Partnership will repay or refinance, in full or part, certain indebtedness secured by the properties and will enter into a line of credit agreement.

     - The remaining cash from the Offering will be used to establish an initial reserve for leasing costs and capital expenditures and general working capital needs.

    The actual amount of net proceeds, the per share selling price of the common stock and the number of shares of common stock that may be sold in the Offering will not be determined until the consummation of the Offering. As a result, the number of Units the Company would own of the Operating Partnership or the Company's ownership percentage of the Operating Partnership cannot be determined until such Offering is completed.

2. CASH

    All of the Company's cash is deposited in an interest bearing checking account at one bank which is insured by the Federal Deposit Insurance Corporation up to $100,000.

3. STOCKHOLDERS' EQUITY

COMMON STOCK

    The authorized capital stock of the Company will consist of 100,000,000 shares of capital stock, $.01 par value, of which 90,000,000 shares initially will be designated as shares of Common Stock. Under the Company's Charter, the Board of Directors will have authority to issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors may determine.

RETAINED EARNINGS

    The Company has not engaged in any operations from inception in 1995 through September 30, 1996. Retained earnings on the accompanying balance sheet at September 30, 1996 represents interest earned from inception (December 1995) to September 30, 1996 on cash on deposit at a bank (see Note 2).

4. COMMITMENTS AND CONTINGENCIES


STOCK OPTION AND RESTRICTED STOCK PLANS AND INCENTIVE COMPENSATION PLAN


    The Company intends to adopt stock option and restricted stock plans designed to attract, retain and motivate executive officers of the Company and other key employees. The plans will authorize the issuance of shares of Common Stock pursuant to options granted under the plans. In addition, the plans will

                            THE MENDIK COMPANY, INC.

                               SEPTEMBER 30, 1996

4. COMMITMENTS AND CONTINGENCIES (CONTINUED) authorize issuance of restricted shares of Common Stock at no cost to employees, with such vesting requirements as the Compensation Committee of the Board of Directors determines to be advisable.


    The Company intends to establish an incentive compensation plan for key officers of the Company and its subsidiaries and affiliates. This plan will provide for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of the Company. The Compensation Committee of the Board of Directors will make the determination for the award of bonuses.



    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" establishes a fair value method of accounting for stock-based compensation, such as option plans, but does not require that the new method be adopted. The Company may elect to follow the methodology in APB Opinion No. 25, "Accounting for Stock Issued to Employees", whereby the compensation expense is measured as the difference between the exercise price of the option and the stock price on the measurement date with the fair value of options disclosed in the footnotes in the financial statements. SFAS No. 123 is not expected to adversely affect the Company's future reported results.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners, Members and Stockholders of
 The Mendik Predecessors

    We have audited the accompanying combined balance sheets of The Mendik Predecessors as of December 31, 1995 and 1994, and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended December 31, 1995. We have also audited the financial statement schedule listed on the Index to Financial Statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of The Mendik Predecessors' management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Mendik Predecessors at December 31, 1995 and 1994, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.

                                          Ernst & Young LLP


New York, New York
June 14, 1996, except for the last
paragraph of Note 8, which is
as of January 14, 1997

                            THE MENDIK PREDECESSORS

                            COMBINED BALANCE SHEETS

                                    (NOTE 1)


                                                                             (UNAUDITED)        DECEMBER 31,
                                                                            SEPTEMBER 30,  ----------------------
                                                                                1996          1995        1994
                                                                            -------------  ----------  ----------
                                                                                       (IN THOUSANDS)
ASSETS
Commercial real estate properties, at cost (NOTE 4)
  Land....................................................................   $    30,814   $   30,814  $   30,814
  Buildings and improvements..............................................       234,629      230,701     222,864
  Equipment, autos, furniture and fixtures................................         6,245        6,235       6,301
                                                                            -------------  ----------  ----------
                                                                                 271,688      267,750     259,979

  Less accumulated depreciation...........................................       119,719      113,668     105,350
                                                                            -------------  ----------  ----------
                                                                                 151,969      154,082     154,629

  Cash and cash equivalents...............................................        14,181       11,899      14,320
  Restricted cash.........................................................         5,943       --          --
  Available-for-sale securities (NOTE 1)..................................        26,731       19,863      18,114
  Receivables.............................................................         6,122        5,057       4,336
  Related party receivables...............................................         2,336        3,817       4,136
  Deferred rents receivable (NOTE 6)......................................        26,097       26,176      26,069
  Prepaid expenses........................................................         5,725          283       4,223
  Investment in partnerships (NOTE 2).....................................        19,081       22,280      21,962
  Tenant acquisition costs (NOTE 3).......................................         7,191        7,670       8,309
  Deferred lease fees and loan costs, less accumulated
    amortization of $16,717 (1996), $14,659 (1995) and $12,564
    (1994)................................................................        13,848       10,903       8,466
  Security deposits.......................................................         1,570        1,678       1,588
                                                                            -------------  ----------  ----------
Total assets..............................................................   $   280,794   $  263,708  $  266,152
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------

LIABILITIES AND OWNERS' EQUITY
  Mortgage notes payable (NOTE 4).........................................   $   208,879   $  208,829  $  208,891
  Tenant acquisition costs payable (NOTE 3)...............................         5,249        6,290       7,284
  Accounts payable and accrued expenses...................................         8,800        4,580       4,813
  Accounts payable to related parties.....................................           250          595         442
  Excess of distributions and share of losses over investments in
    partnership (NOTE 2)..................................................        10,610        6,847      10,607
  Deferred rents..........................................................           289          178         233
  Security deposits.......................................................         1,663        1,771       1,681
                                                                            -------------  ----------  ----------
Total liabilities.........................................................       235,740      229,090     233,951

Owners' equity............................................................        45,054       34,618      32,201
                                                                            -------------  ----------  ----------
Commitments and other comments (NOTES 5, 6 AND 8)
Total liabilities and owners' equity......................................   $   280,794   $  263,708  $  266,152
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------


                            See accompanying notes.

                            THE MENDIK PREDECESSORS

                         COMBINED STATEMENTS OF INCOME

                                    (NOTE 1)


                                                     (UNAUDITED)
                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                 --------------------  -------------------------------
                                                   1996       1995       1995       1994       1993
                                                 ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Revenues
  Rental revenue (NOTE 6)......................  $  51,706  $  48,859  $  65,050  $  65,176  $  63,826
  Escalation and reimbursement revenues (NOTE
    6).........................................      8,252      8,688     11,668     11,331     13,385
  Construction revenues from affiliates........         45        134        204        130        107
  Management revenues, including $2,722 and
    $3,575 (nine months ended September 30,
    1996 and 1995, respectively), $5,173
    (1995), $4,641 (1994) and $3,671 (1993)
    from affiliates............................      3,013      3,968      5,671      5,061      4,160
  Leasing commissions, including $524 and $406
    (nine months ended September 30, 1996 and
    1995, respectively), $555 (1995), $1,929
    (1994) and $979 (1993) from affiliates.....        958        588        754      1,995      1,219
  Investment income............................      1,282      1,346      2,096      1,357      1,263
  Equity in net income of investees (NOTE 2)...      1,585      1,753      4,138      1,307        751
                                                 ---------  ---------  ---------  ---------  ---------
Total revenues.................................     66,841     65,336     89,581     86,357     84,711
                                                 ---------  ---------  ---------  ---------  ---------
Expenses
  Operating expenses, including $7,643 and
    $7,426 (nine months ended September 30,
    1996 and 1995, respectively), $10,251
    (1995), $9,350 (1994), and $9,548 (1993) to
    affiliates.................................     15,958     15,581     20,524     20,382     20,512
  Real estate taxes............................     10,975     11,538     15,281     15,276     15,598
  Rent expense to affiliates...................        519        490        657        622        633
  Interest (NOTE 4)............................     11,782     12,167     16,247     16,121     16,749
  Depreciation and amortization................      8,356      8,418     11,305     10,788     11,290
  Marketing, general and administrative........      4,209      4,665      6,485      6,350      5,689
                                                 ---------  ---------  ---------  ---------  ---------
Total expenses.................................     51,799     52,859     70,499     69,539     70,471
                                                 ---------  ---------  ---------  ---------  ---------
Net income.....................................  $  15,042  $  12,477  $  19,082  $  16,818  $  14,240
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------


                            See accompanying notes.

                            THE MENDIK PREDECESSORS

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                    (NOTE 1)


                                                                                                    (IN THOUSANDS)
                                                                                                    --------------
BALANCE AT JANUARY 1, 1993 (MARCH 31, 1993 AS TO TWO PENN PLAZA ASSOCIATES L.P. AND 1740 BROADWAY
  ASSOCIATES, L.P.)...............................................................................    $   22,829
    Owners' (distributions).......................................................................        (9,880)
    Owners' contributions.........................................................................            38
    Net income for the year ended December 31, 1993...............................................        14,240
                                                                                                         -------
BALANCE AT DECEMBER 31, 1993 (MARCH 31, 1994 AS TO TWO PENN PLAZA ASSOCIATES L.P. AND 1740
  BROADWAY ASSOCIATES, L.P.)......................................................................        27,227
    Adjustment for change in fiscal year (NOTE 1).................................................        (3,655)
                                                                                                         -------
    Balance at December 31, 1993..................................................................        23,572
    Owners' (distributions).......................................................................        (8,698)
    Owners' contributions.........................................................................           920
    Unrealized loss on available-for-sale securities..............................................          (411)
    Net income for the year ended December 31, 1994...............................................        16,818
                                                                                                         -------
  BALANCE AT DECEMBER 31, 1994....................................................................        32,201
  Owners' (distributions).........................................................................       (18,190)
  Owners' contributions...........................................................................           893
  Adjustment to unrealized loss on available-for-sale securities..................................           632
  Net income for the year ended December 31, 1995.................................................        19,082
                                                                                                         -------
BALANCE AT DECEMBER 31, 1995......................................................................        34,618
  Owners' (distributions) (Unaudited).............................................................        (4,539)
  Owners' contributions (Unaudited)...............................................................           163
  Adjustment to unrealized gain on available-for-sale securities (Unaudited)......................          (230)
  Net income for the nine months ended September 30, 1996 (Unaudited).............................        15,042
                                                                                                         -------
BALANCE AT SEPTEMBER 30, 1996 (UNAUDITED).........................................................    $   45,054
                                                                                                         -------
                                                                                                         -------


                            See accompanying notes.

                            THE MENDIK PREDECESSORS

                       COMBINED STATEMENTS OF CASH FLOWS

                                    (NOTE 1)


                                                              (UNAUDITED)
                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                          --------------------  -------------------------------
                                                            1996       1995       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net Income..............................................  $  15,042  $  12,477  $  19,082  $  16,818  $  14,240
Adjustments:
  Depreciation and amortization.........................      8,356      8,418     11,305     10,788     11,290
  Equity in net income of investees.....................     (1,585)    (1,753)    (4.138)    (1,307)      (751)
  Deferred rents receivable.............................       (213)        (5)       304       (782)    (3,453)
Changes in operating assets and liabilities:
  Restricted cash.......................................     (5,943)    --         --         --         --
  Receivables...........................................       (983)       410       (803)        97     (2,546)
  Related party receivables.............................      1,362      1,239        319     (2,454)      (401)
  Tenant acquisition costs..............................     --         --         --           (160)    (1,707)
  Prepaid expenses......................................     (5,442)    (5,452)       340      5,509       (144)
  Deferred lease fees...................................     (3,609)      (881)    (1,179)    (1,827)    (1,089)
  Accrued interest receivable...........................       (187)      (335)        13       (157)       (11)
  Tenant acquisition costs payable......................     (1,041)      (517)      (994)      (757)        16
  Accounts payable and accrued expenses.................      3,478      3,007        (51)    (1,877)      (215)
  Accounts payable to related parties...................       (432)       (57)       153        350         70
  Deferred rents........................................        111        120        (55)      (641)       527
  Security deposits.....................................        108         (1)       (90)       (72)      (209)
  Security deposits payable.............................       (108)         1         90         72        169
                                                          ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...............      8,914     16,671     24,296     23,600     15,786
                                                          ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Additions to land, buildings and improvements...........     (3,838)    (3,411)    (7,886)    (8,142)    (3,632)
Purchases of equipment, autos, furniture and fixtures...       (124)       (43)       (60)      (144)      (424)
Contributions to partnership investments................       (864)      (327)      (587)      (339)    --
Distributions from partnership investments..............      1,340        646        646        646        646
Proceeds from sales of securities.......................     18,270     13,258     36,201     22,936     34,474
Purchases of securities.................................    (17,021)   (28,941)   (37,331)   (22,738)   (36,013)
                                                          ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities...................     (2,237)   (18,818)    (9,017)    (7,781)    (4,949)
                                                          ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Proceeds from mortgage notes payable....................         50     --         --         --          4,000
Payments of mortgage notes payable......................     --            (50)       (62)       (67)    (3,899)
Cash distributions to owners............................     (4,539)    (6,353)   (18,190)    (8,698)    (9,880)
Cash contributions from owners..........................        163     --            893        920         38
Adjustment for change in fiscal year....................     --         --         --         (3,655)    --
Deferred loan costs.....................................        (69)    (3,928)    (3,941)       (61)       (64)
Deferred loan costs--escrow.............................     --          3,600      3,600     (3,600)    --
                                                          ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities...................     (4,395)    (6,731)   (17,700)   (15,161)    (9,805)
                                                          ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents....      2,282     (8,878)    (2,421)       658      1,032
Cash and cash equivalents at beginning of period........     11,899     14,320     14,320     13,662     12,630
                                                          ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..............  $  14,181  $   5,442  $  11,899  $  14,320  $  13,662
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Supplemental cash flow disclosures
  Interest paid.........................................  $   8,944  $   9,147  $  16,131  $  16,221  $  16,619
  Income taxes paid.....................................         68        295        345         23        157
Supplemental disclosure of noncash transactions
Receipt of available-for-sale debt securities from
  equity investee.......................................  $   8,160  $  --      $  --      $  --      $  --
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------


                            See accompanying notes.

                            THE MENDIK PREDECESSORS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    The Mendik Predecessors are engaged in the ownership, management, operation, leasing and development of real estate office properties (collectively, the "Properties") located in the borough of Manhattan in New York City.

PRINCIPLES OF COMBINATION

    The Mendik Predecessors are not legal entities but rather a combination of real estate properties and interests in entities (see Note 2) that are organized as partnerships and a limited liability company and affiliated real estate management and leasing entities. All significant intercompany transactions and balances have been eliminated in combination.

    The accompanying combined financial statements include partnerships, a limited liability company and S corporations which are under common control as follows:

ENTITY                                          PROPERTY/SERVICE
----------------------------------------------  ----------------------------------------------
Office Property Entities
  Two Penn Plaza Associates L.P.                Two Penn Plaza
  1740 Broadway Associates, L.P.                1740 Broadway
  866 U.N. Plaza Associates LLC                 866 United Nations Plaza
Management Entities
  Mendik Realty Company, Inc.                   Management and leasing
  Mendik Management Company, Inc.               Management


    Results of operations for the year ended December 31, 1993 include operations of Two Penn Plaza Associates L.P. and 1740 Broadway Associates, L.P. for their fiscal years ended March 31, 1994. Results of operations for the year ended December 31, 1994 include results of operations of such partnerships for the calendar year ended December 31, 1994. Accordingly, results of operations for the period from January 1, 1994 to March 31, 1994 are included in the results of operations for both of the years ended December 31, 1994 and 1993 so that each year includes twelve months of operations. Revenue and net income for the two entities for the period from January 1, 1994 to March 31, 1994 aggregated approximately $16 million and $3.7 million, respectively. The effect of the change in fiscal year is shown as an adjustment in the combined statements of owners' equity.


    Additionally, four property-owning partnerships in which The Mendik Predecessors owns less than a majority interest are accounted for under the equity method. Under the equity method, The Mendik Predecessors record such investments at cost and adjusts the investment account for its share of the entities' income or loss and for cash distributions and contributions.

PROPOSED TRANSACTIONS

    Concurrently with the consummation of an initial public offering of The Mendik Company, Inc.'s (the "REIT") Common Stock (the "Offering"), which is expected to be completed in 1997, the REIT and a newly formed limited partnership, The Mendik Company, L.P. (the "Operating Partnership"), together with the partners and members of The Mendik Predecessors and other parties which hold ownership interests in the properties (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) enable the REIT to raise the necessary capital to acquire interests in the properties and repay certain mortgage debt relating thereto, (ii) to establish reserves for leasing costs, capital expenditures, and working capital, (iii) provide a

                            THE MENDIK PREDECESSORS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


vehicle for future acquisitions, (iv) enable the REIT to comply with certain requirements under the Federal income tax laws and regulations relating to real estate investment trusts, and (v) preserve certain tax advantages for certain Participants.


    The operations of the REIT will be carried on primarily through the Operating Partnership in order to assist the REIT and the Participants in forming the REIT under the Internal Revenue Code of 1986. The REIT will be the sole general partner in the Operating Partnership and the Participants will transfer their property and operating interests in The Mendik Predecessors in exchange for units of limited partnership interests in the Operating Partnership and/or cash. In addition to interests in the Properties, the REIT, through the Operating Partnership, will own substantially all of the economic interest in the office management and leasing businesses, which are currently conducted by the management entities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


REAL ESTATE PROPERTIES


    Depreciation is computed by the straight-line method over the estimated useful lives which range from ten to thirty-nine years for buildings and improvements and four to seven years for equipment, autos, furniture and fixtures. Tenant improvements, which are included in buildings and improvements on the accompanying combined balance sheets, are amortized over the life of the respective leases, using the straight-line method.


    Included in fixed assets are approximately $2,990,000 (nine months ended September 30, 1996) $4,652,000 (1995), $2,177,000 (1994) and $1,647,000 (1993)
of building improvements. In addition, $3,589,000 (nine months ended September 30, 1996), $3,421,000 (1995), $2,915,000 (1994) and $1,701,000 (1993) of
building improvements were recorded in the fixed assets of the equity investees, exclusive of the 570 Lexington Avenue property, which was acquired in 1994.


CASH AND CASH EQUIVALENTS

    The Mendik Predecessors consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of U.S. Treasury Bills and certificates of deposit.

    Most of the cash balances are in excess of federally insured limits.

RESTRICTED CASH

    Restricted cash consists of escrows for collateral deposits for payment of mortgage interest.

REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents so recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying combined balance sheets. Contractually due but unpaid rents are included

                            THE MENDIK PREDECESSORS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

in tenant receivables on the accompanying combined balance sheets. Certain lease agreements provide for reimbursement of real estate taxes, insurance and certain common area maintenance costs and rental increases tied to increases.

DEFERRED COSTS

    Leasing costs and loan costs are capitalized and amortized over the life of the related lease or loan. Affiliates of The Mendik Predecessors have incurred costs related to its proposed Offering. Such deferred offering costs will be reimbursed to such affiliates upon successful completion of the Offering and will be charged to the equity of the REIT at such time.

AVAILABLE-FOR-SALE SECURITIES

    In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. Under these rules, debt securities that The Mendik Predecessors have both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that The Mendik Predecessors do not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of owners' equity.

    Through December 31, 1993, The Mendik Predcessors classified debt securities as held-for-investment and carried them at amortized cost. Securities held-for-sale were reported at the lower of aggregate cost or market. The Mendik Predecessors adopted the new rules in the first quarter of 1994. The aggregate difference between cost and fair value at the date of adoption was not material and, accordingly, no adjustment to record the fair value was made.

    At September 30, 1996 and December 31, 1995 and 1994, available-for-sale securities, consisting principally of U.S. Treasury Obligations, had an aggregate cost of $26,740,316 (unaudited), $19,641,348 and $18,524,353, respectively, and an aggregate market value of $26,731,424 (unaudited), $19,862,923 and $18,113,603, respectively. Gross unrealized gains (losses) at September 30, 1996 and December 31, 1995 and 1994 were approximately $(8,892) (unaudited), $221,575 and $(410,750), respectively. The cost of marketable securities sold is determined using the specific identification method. At September 30, 1996 and December 31, 1995 and 1994, the investment in marketable debt securities includes accrued interest of $433,822 (unaudited), $250,422 and $245,754, respectively.

    Contractual maturities (including accrued interest) of the securities at December 31, 1995 are as follows:

Within 1 year..................................................  $5,487,683
1-4 years......................................................  14,058,223
                                                                 ----------
                                                                 $19,545,906
                                                                 ----------
                                                                 ----------

    Available-for-sale securities at December 31, 1995 include a mutual fund carried at its cost of $317,017, which approximates fair value.

                            THE MENDIK PREDECESSORS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    The receipt of available-for-sale debt securities from an equity investee has been recorded at fair market value at the date of distribution.


INCOME TAXES

    The entities in The Mendik Predecessors are not taxpaying entities for Federal income tax purposes, and, accordingly, no provision or credit has been made in the accompanying financial statements for Federal income taxes. Owners' allocable shares of taxable income or loss are reportable on their income tax returns. Where applicable, state and local income taxes were provided.

INTERIM UNAUDITED FINANCIAL INFORMATION

    The combined financial statements as of and for the nine months ended September 30, 1996 and 1995 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

CAPITAL CONTRIBUTIONS, DISTRIBUTIONS AND PROFITS AND LOSSES

    Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the applicable agreements.

INTEREST RATE EXCHANGE AGREEMENTS


    One of the office property entities has entered into interest rate exchange agreements to reduce the impact of certain changes in interest rates on its variable rate debt. Payments under these agreements are recognized as adjustments to interest expense when incurred. Unamortized amounts paid under interest rate exchange agreements are written off when the related debt is paid prior to maturity. When the underlying debt is not repaid, any gain or loss realized upon the early termination of interest rate exchange agreements is recognized as an adjustment of interest expense over the remaining term of the hedged debt. There is exposure to credit loss in the event of nonperformance by the other party to the agreement. However, nonperformance by the counterparty is not anticipated.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Mendik Predecessors adopted SFAS No. 121 in the first quarter of 1996. The adoption had no effect on the financial statements.

                            THE MENDIK PREDECESSORS

2. INVESTMENT IN PARTNERSHIPS

    The Mendik Predecessors' investments in the four partnerships which have been accounted for under the equity method are as follows:


                                                                                                   THE MENDIK
                                                                                                   COMPANY'S
PARTNERSHIP                                    PROPERTY                                       PERCENTAGE OWNERSHIP
---------------------------------------------  ---------------------------------------------  --------------------
330 Madison Company                            330 Madison Avenue                                        24.75%
Two Park Company                               2 Park Avenue                                                40%
Eleven Penn Plaza Company                      11 Penn Plaza                                              49.9%
570 Lexington Company, L.P.                    570 Lexington Avenue                                   5.576205%


    These investments are recorded initially at cost and subsequently adjusted for equity in the net income or loss of investees and cash contributions and distributions.

    Condensed financial statements of the partnerships, which have been derived from the September 30, 1996 unaudited financial statements and the 1995 and 1994 audited financial statements, are as follows:


                                                              (UNAUDITED)
                                                               SEPTEMBER       DECEMBER 31,
                                                                  30,      --------------------
                                                                 1996        1995       1994
                                                              -----------  ---------  ---------
                                                                       (IN THOUSANDS)
CONDENSED BALANCE SHEETS
Commercial real estate property, net........................   $ 270,912   $ 269,709  $ 269,982
Receivables.................................................      56,682      63,506     67,626
Cash and short-term investments.............................      15,429      44,647     36,665
Prepaid expenses and other assets...........................      24,687      20,255     19,481
                                                              -----------  ---------  ---------
Total assets................................................   $ 367,710   $ 398,117  $ 393,754
                                                              -----------  ---------  ---------
                                                              -----------  ---------  ---------

Mortgages, including $65,000,000 (1996 and 1995) and
  $75,000,000 (1994) due to an affiliate....................   $ 230,917   $ 228,372  $ 233,304
Accounts payable and other liabilities......................      64,181      58,254     49,543
Partners' capital...........................................      72,612     111,491    110,907
                                                              -----------  ---------  ---------
Total liabilities and partners' capital.....................   $ 367,710   $ 398,117  $ 393,754
                                                              -----------  ---------  ---------
                                                              -----------  ---------  ---------

                            THE MENDIK PREDECESSORS

2. INVESTMENT IN PARTNERSHIPS (CONTINUED)


                                                     (UNAUDITED)
                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                 --------------------  -------------------------------
                                                   1996       1995       1995       1994       1993
                                                 ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
CONDENSED STATEMENTS OF OPERATIONS
Rental revenue and escalations, including $559
  and $468 (nine months ended September 30,
  1996 and 1995, respectively), $700 (1995),
  $880 (1994) and $895 (1993) from
  affiliates...................................  $  56,220  $  57,147  $  82,602  $  71,313  $  75,735
Other revenue..................................      5,474      4,471      4,587      4,429      2,653
                                                 ---------  ---------  ---------  ---------  ---------
Total revenues.................................     61,694     61,618     87,189     75,742     78,388
                                                 ---------  ---------  ---------  ---------  ---------
Interest.......................................     18,475     19,276     25,678     21,763     20,448
Depreciation and amortization..................     13,326     12,483     17,677     15,205     14,801
Operating and other expenses, including $8,413
  and $7,886 (nine months ended September 30,
  1996 and 1995, respectively), $10,741 (1995),
  $8,951 (1994), and $9,056 (1993) to
  affiliates...................................     32,071     31,909     42,315     37,759     42,519
                                                 ---------  ---------  ---------  ---------  ---------
Total expenses.................................     63,872     63,668     85,670     74,727     77,768
                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $  (2,178) $  (2,050) $   1,519  $   1,015  $     620
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------



    Operating and other expenses paid to affiliates consist of management fees, maintenance and security expenses. The following additional payments were made to affiliates:



                                              (UNAUDITED)
                                           NINE MONTHS ENDED              YEAR ENDED
                                             SEPTEMBER 30,               DECEMBER 31,
                                          --------------------  -------------------------------
                                            1996       1995       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)
Leasing commissions.....................        370         69        181        346        618
Capital expenditures....................          2         75        256      1,265         51

                            THE MENDIK PREDECESSORS

2. INVESTMENT IN PARTNERSHIPS (CONTINUED)

    The Mendik Predecessors' share of the net income (loss), including preference allocations, and depreciation and amortization from each of the investments included in the combined statement of operations is as follows:


                                                          (UNAUDITED)
                                                       NINE MONTHS ENDED
                                                                                      YEAR ENDED
                                                         SEPTEMBER 30,               DECEMBER 31,
                                                      --------------------  -------------------------------
                                                        1996       1995       1995       1994       1993
                                                      ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Net income (loss)
  330 Madison Company...............................  $   1,006  $     619  $     816  $   1,310  $   1,619
  Two Park Company..................................        165       (253)      (349)      (690)      (882)
  570 Lexington Company, L.P........................       (116)       (68)       (89)       (12)    --
  Eleven Penn Plaza Company.........................        530      1,455      3,760        699         14
                                                      ---------  ---------  ---------  ---------  ---------
                                                      $   1,585  $   1,753  $   4,138  $   1,307  $     751
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
Depreciation and amortization
  330 Madison Company...............................  $   1,299  $   1,861  $   2,452  $   1,583  $   1,438
  Two Park Company..................................      2,003      1,710      2,293      2,089      2,106
  570 Lexington Company, L.P........................         28         18         24          4     --
  Eleven Penn Plaza Company.........................      1,445      1,435      2,323      1,865      1,719
                                                      ---------  ---------  ---------  ---------  ---------
                                                      $   4,775  $   5,024  $   7,092  $   5,541  $   5,263
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------



    Additionally, at September 30, 1996 and December 31, 1995 and 1994, included in Mortgages was approximately $90,200,000 (unaudited), $86,400,000 and $79,100,000, respectively, relating to 330 Madison Company. Such amounts are collateralized by the respective properties and also a pledge of the partnership interest of all the partners of 330 Madison Company. The mortgage is payable to an entity which since 1991 has been under the control of liquidators. Since 1991, there has been uncertainty as to the applicable interest rate. Included in the mortgage balance at September 30, 1996 and December 31, 1995 and 1994 is approximately $32,200,000 (unaudited), $28,400,000 and $21,100,000, respectively, of accrued interest. Such amount exceeds the interest which the partnership believes should be accrued by approximately $14,000,000 (unaudited), $11,600,000 and $8,300,000 at September 30, 1996 and December 31, 1995 and 1994,
respectively. The equity in earnings of the investee for the periods ended September 30, 1996, December 31, 1995, 1994 and 1993, had 330 Madison Company's position been applied, would have been greater by approximately $366,000 (unaudited), $428,000, $633,000, and $810,000, respectively.


    On October 1, 1995, a tenant in 11 Penn Plaza subleased its space to a partner in such entity. Under the sublease agreement (the "sublease"), which covers the remainder of the lease term through June 2001, such tenant vacated part of the space in November 1995 with the remainder to be vacated in January 1997. Additionally, the sublease required the tenant to expend approximately $3,700,000 for tenant alterations for such space. For financial reporting purposes, the transaction is treated as a lease termination. Net payments to be received from the tenant for the entire term of the sublease were present valued using an 8% interest rate. The present value of amounts to be received, allocable to the space vacated in 1995, approximate $6,528,000. Income recognized in 1995, net of an adjustment of approximately $1,409,000 for rent income previously recognized on the straight-line basis, was approximately $5,119,000. In addition, related prepaid leasing costs and unamortized tenant improvements of approximately $181,000 and $669,000, respectively, were written off in 1995. The present value of amounts to be received, allocable to

                            THE MENDIK PREDECESSORS

2. INVESTMENT IN PARTNERSHIPS (CONTINUED)

the space to be vacated in 1997, approximate $17,938,000. Income to be recognized in 1997, net of an adjustment of approximately $3,691,000 for rent income previously recognized on the straight-line basis, will be approximately $14,247,000. In addition, related prepaid leasing costs and unamortized tenant improvements of approximately $762,000 and $2,900,000, respectively, will be written off in 1997.

    Additionally, pursuant to the partnership agreements of 330 Madison Company and Two Park Company, each partner has the right to implement "buy-sell" provisions. The Mendik Predecessors could be compelled either to sell its partnership interest to such other partners, for the purchase price set forth in such other partners' notice exercising its "buy-sell" rights, or to purchase the interests of the other partners in the respective partnership. The Mendik Predecessors have determined that prior to 1993 the investment in Two Park Company declined in value and deemed such decline to be other than temporary. Accordingly, the investment was written down by $25,000,000 prior to 1993. The difference between The Mendik Predecessors' carrying amount of the investment and the underlying equity in such investee is being amortized over the life of the property.

3. TENANT ACQUISITION COSTS

    Under the provisions of a leasing arrangement which commenced in December 1992, one of the property partnerships has assumed a tenant's obligation under a pre-existing lease in a building previously occupied by such tenant expiring in November 2000. The space was subleased on April 28, 1993 for the full lease term. The estimated obligation (including costs incurred in connection with the sublease), net of sublease income, is $9,733,000 and is being amortized on a straight-line basis over the term of the tenant's lease with the partnership, which expires December 2007.

                            THE MENDIK PREDECESSORS

4. MORTGAGE NOTES PAYABLE

    The mortgage notes payable collateralized by the respective properties and assignment of leases at September 30, 1996 and December 31, 1995 and 1994 are as follows:

                                                                    (UNAUDITED)
                                                                     SEPTEMBER       DECEMBER 31,
                                                                        30,      --------------------
PROPERTY                     MORTGAGE NOTES WITH FIXED INTEREST:       1996        1995       1994
-------------------------  ---------------------------------------  -----------  ---------  ---------
                                                                             (IN THOUSANDS)
(A)        Two Penn Plaza  Mortgage notes with fixed interest
                           rates ranging from 6.7475% to 9.3625%,
                           due May 10, 2000.......................   $ 155,000   $ 155,000  $ 155,000
(B)        866 United      Mortgage note with fixed interest rates
           Nations Plaza   payable at 11.125%.....................      --           9,729      9,791
(B)        866 United      Mortgage notes with fixed interest
           Nations Plaza   rates ranging from 6.72% to 9.87%, due
                           December 14, 1998......................      49,779      40,000     40,000
                                                                    -----------  ---------  ---------
                           Total Fixed Rate Notes.................     204,779     204,729    204,791

                            MORTGAGE NOTE WITH VARIABLE INTEREST:
                           ---------------------------------------
(A)        Two Penn Plaza  Mortgage note with variable interest
                           rates based on LIBOR plus 0.5625%
                           (average of 6.4% (unaudited), 6.75% and
                           6.50% at September 30, 1996 and
                           December 31, 1995 and 1994,
                           respectively), due May 10, 2000........       4,100       4,100      4,100
                                                                    -----------  ---------  ---------
                           Total Mortgage Notes Payable...........   $ 208,879   $ 208,829  $ 208,891
                                                                    -----------  ---------  ---------
                                                                    -----------  ---------  ---------

(A) TWO PENN PLAZA

    The loan agreement is for $225,000,000 and requires payment of interest at a floating rate. No additional borrowing in excess of the outstanding principal balance may be made under the agreement. Two interest rate exchange agreements, which mature within seven months of the loan maturity, have fixed the rate on $155,000,000 of the loan at an average of approximately 7.4%. The effective rate paid on the remaining balance of $4,100,000 was approximately 6.4% (unaudited), 6.9% (unaudited), 6.75% and 6.5% for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994, respectively.

    In 1994, the office property entity voluntarily paid approximately $3,600,000 into a mortgage escrow deposit account. In 1995, the lender recorded mortgages of $131,000,000, requiring a total payment of $3,941,591 for the mortgage recording taxes, title insurance, and other costs. The office property entity paid the amount due in excess of the balance in the escrow account.

(B) 866 UNITED NATIONS PLAZA

    The first mortgage, with a balance of $9,729,004, matured on January 1, 1996 and required monthly payments of $96,180, including interest at 11-1/8%. The mortgage was acquired by the second mortgage lender on January 2, 1996 at which time an additional $50,000 was advanced by the lender.

    The mortgage, which matures on December 14, 1998, may be extended by the borrower to December 14, 2000. Interest is payable monthly at either the LIBOR rate or a fixed rate option. The fixed rate option has been chosen for the entire debt, through maturity, in six separate agreements with rates ranging from 6.1% to 9.87%. The effective rate was approximately 8% for the years ended December 31, 1995 and 1994. The effective rate beginning January 2, 1996 is approximately 7.6%.

                            THE MENDIK PREDECESSORS

4. MORTGAGE NOTES PAYABLE (CONTINUED)

(C) PRINCIPAL MATURITIES

    Combined aggregate principal maturities of mortgages and notes payable as of December 31, 1995 are as follows:

                                                                                (IN THOUSANDS)
                                                                                --------------
1996..........................................................................    $   --
1997..........................................................................        --
1998..........................................................................        49,729
1999..........................................................................        --
2000..........................................................................       159,100
                                                                                --------------
                                                                                  $  208,829
                                                                                --------------
                                                                                --------------

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts The Mendik Predecessors could realize on disposition of financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents and variable rate mortgages are carried at amounts which reasonably approximate their fair values.

    At December 31, 1995, total mortgages and notes payable with an aggregate carrying value of $208,829,000 have an estimated aggregate fair value of approximately $206,000,000. Estimated fair value is based on interest rates currently available to The Mendik Predecessors for issuance of debt with similar terms and remaining maturities. The estimated fair value of the interest rate exchange agreements is $(2,700,000) based upon the estimated amount that the Company would have to pay to terminate the agreements at December 31, 1995.

    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

6. RENTAL INCOME

    The Mendik Predecessors' Properties are being leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse The Mendik Predecessors for increases in certain operating costs and real estate taxes above their base year costs. Approximate future minimum rents to be received over the next five years and thereafter for leases in effect at December 31, 1995 are as follows:

                            THE MENDIK PREDECESSORS

6. RENTAL INCOME (CONTINUED)

                                                                                 (IN THOUSAND)
                                                                                 -------------
1996...........................................................................   $    64,143
1997...........................................................................        52,398
1998...........................................................................        39,154
1999...........................................................................        34,602
2000...........................................................................        30,048
Thereafter.....................................................................       139,081
                                                                                 -------------
                                                                                  $   359,426
                                                                                 -------------
                                                                                 -------------

    Approximately 17.9% of rental revenue for 1995 is derived from one tenant whose leases expire October 31, 1996 and has notified The Mendik Predecessors that it does not intend to renew such leases. The leases provide for annual base rents of approximately $11,840,000 and additional rents based on increases in certain expenses over base period amounts.

7. RELATED PARTY TRANSACTIONS


    Operating and other expenses paid to affiliates consist maintenance and security expense. In addition, payments were made to an affiliate for capital expenditures of $183 and $1,763 (nine months ended September 30, 1996 and 1995, respectively), $1,828 (1995), $2,054 (1994) and $429 (1993).



8. COMMITMENTS AND CONTINGENCIES


DEFINED CONTRIBUTION PLAN

    The Mendik Predecessors has a defined contribution plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code and provides coverage for all nonunion employees of The Mendik Predecessors. The maximum percentage of annual compensation that participants may contribute to the Plan is not to exceed the maximum allowed under the Internal Revenue Code. Matching contributions are made by management for each participant with at least 1,000 hours of service, up to a maximum of the greater of $1,000 or 5% of compensation. Additional amounts may be contributed as determined by management. Pension plan expense for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $71,582 (unaudited), $73,881 (unaudited), $98,612, $90,759 and $73,230, respectively.

                            THE MENDIK PREDECESSORS

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

OTHER COMMITMENTS AND CONTINGENCIES

    The Mendik Predecessors is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of The Mendik Predecessors.

    In 1994, two affiliated entities, including a partner in the Eleven Penn Plaza Company, filed a lawsuit against the indirect managing general partner and one of the management entities included in the combined financial statements. The lawsuit alleges, among other things, fraud, breach of fiduciary duty and breach of contract in connection with, in part, an agreement executed by the indirect managing general partner and one of the affiliate entities, pursuant to which the affiliated entities claim to have the right to a portion of distributions received by such partner with respect to certain entities, including the office property entities included in the combined financial statements. The Mendik Predecessors do not believe that such litigation would have a material adverse effect on the financial position, results of operations or liquidity of The Mendik Predecessors.

    As of September 30, 1996 and December 31, 1995, in accordance with tenant leases, the office property entities have agreed to reimburse tenants up to a maximum of approximately $3,080,000 (unaudited) and $4,200,000, respectively, for initial tenant charges, as defined. As of September 30, 1996 and December 31, 1995, the office property entities paid approximately $1,767,000 (unaudited) and $2,700,000, respectively, of such charges.


    The Mendik Predecessors are in the process of installing new state-of-the-art air conditioning equipment for several properties. The total cost of the project will be approximately $11,000,000, of which approximately $1,850,000 will be funded by a Con Edison rebate program and approximately $435,000 will be funded by a vendor rebate. In addition, adjacent property owners will fund approximately $3,800,000. At September 30, 1996 and December 31, 1995, approximately $10,700,000 (unaudited) and $4,900,000, respectively, of the total cost of the project has been incurred, of which $4,360,000 (unaudited) and $2,400,000, respectively, has been billed to tenants.


    The Mendik Predecessors are contractually committed to make an additional investment in 570 Lexington, L.P., representing its 5.5% pro rata portion of the redevelopment costs of the building owned by such entity. Such additional investment is estimated to approximate $1,500,000 (unaudited) and $1,900,000 at September 30, 1996 and December 31, 1995, respectively.


    On January 14, 1997, two individual investors in Mendik Real Estate Limited Partnership ("Mendik RELP"), the publicly held limited partnership that owns a 60% interest in Two Park Avenue, filed a class action suit in the New York State Supreme Court on behalf of all investors in Mendik RELP alleging, among other things, that the indirect managing general partner and certain of his affiliated entities which act as the general partner of Mendik RELP breached their fiduciary and contractual duties to the limited partners in Mendik RELP by agreeing to transfer a 40% interest in Two Park Avenue to the REIT and not providing the investors in Mendik RELP with the opportunity to transfer their interests as well. The suit claims that the REIT and Mendik RELP have different investment objectives with respect to Two Park Avenue and that the control which the REIT will have with respect to the operation and management of Two Park Avenue following the Offering and the Formation Transactions will effectively prevent Mendik RELP from liquidating its interest in Two Park Avenue. The named plaintiffs in the suit are seeking a declaration that the class action is proper and other declarative and equitable relief, including an injunction against the completion of the Offering and the Formation Transactions. FW/Mendik REIT, L.L.C., an affiliate of The Mendik Predecessors has agreed to indemnify and hold harmless the Company against any expenses or liabilities that may be incurred by the REIT in connection with any such litigation.

                            THE MENDIK PREDECESSORS
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                         COLUMN D                       COLUMN E
                                                                 ------------------------  -----------------------------------
                                               COLUMN C              COST CAPITALIZED
                                       ------------------------                               GROSS AMOUNT AT WHICH CARRIED
                                                                      SUBSEQUENT TO
                                             INITIAL COST              ACQUISITION                 AT CLOSE OF PERIOD
COLUMN A                  COLUMN B     ------------------------  ------------------------  -----------------------------------
----------------------  -------------             BUILDING AND              BUILDING AND              BUILDING AND
DESCRIPTION              ENCUMBRANCE     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS     TOTAL
----------------------  -------------  ---------  -------------  ---------  -------------  ---------  -------------  ---------

Two Penn Plaza,.......  $  159,100     $  --        $  53,707    $   6,015    $  59,451    $   6,015    $ 113,158    $ 119,173
  New York, NY          (3 mortgages )

1740 Broadway,........       --           20,520       86,723       --            6,691       20,520       93,414      113,934
  New York, NY

866 United Nations         49,729          4,280       12,210       --           11,918        4,280       24,128       28,408
  Plaza,..............  (6 mortgages )
  New York, NY
                        -------------  ---------  -------------  ---------  -------------  ---------  -------------  ---------

                          $208,829     $  24,800  $   152,640    $   6,015  $    78,060    $  30,815  $   230,700    $ 261,515
                        -------------  ---------  -------------  ---------  -------------  ---------  -------------  ---------
                        -------------  ---------  -------------  ---------  -------------  ---------  -------------  ---------


                                                                         COLUMN I
                          COLUMN F       COLUMN G                     --------------
COLUMN A                ------------  ---------------    COLUMN H     LIFE ON WHICH
----------------------  ACCUMULATED       DATE OF      -------------   DEPRECIATION
DESCRIPTION             DEPRECIATION   CONSTRUCTION    DATE ACQUIRED   IS COMPUTED
----------------------  ------------  ---------------  -------------  --------------
Two Penn Plaza,.......   $   78,962           1968            1978       31 1/2--39
  New York, NY                                                                years
1740 Broadway,........       14,920           1950            1990    15--39 years
  New York, NY
866 United Nations           14,607           1966            1978     10--39 years
  Plaza,..............
  New York, NY
                        ------------
                        $   108,489
                        ------------
                        ------------

                            THE MENDIK PREDECESSORS

    The changes in real estate for the three years ended December 31, 1995 are as follows:

                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)

Balance at beginning of period...............................................  $  253,678  $  248,778  $  245,027

Improvements.................................................................       7,837       4,900       3,751
                                                                               ----------  ----------  ----------

Balance at end of period.....................................................  $  261,515  $  253,678  $  248,778
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The aggregate cost of land, buildings and improvements for Federal income tax purposes at December 31, 1995 was approximately $230,000,000.

    The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 1995 are as follows:

                                                                                    1995        1994       1993
                                                                                 ----------  ----------  ---------

                                                                                          (IN THOUSANDS)

Balance at beginning of period.................................................  $  100,377  $   94,159  $  85,746

Depreciation for period........................................................       8,112       6,218      8,413
                                                                                 ----------  ----------  ---------

Balance at end of period.......................................................  $  108,489  $  100,377  $  94,159
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF.
                           --------------------------

                           SUMMARY TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     1
Risk Factors..............................................................    13
The Company...............................................................    27
Business and Growth Strategies............................................    29
Use of Proceeds...........................................................    32
Distributions.............................................................    34
Capitalization............................................................    39
Dilution..................................................................    40
Selected Financial Information............................................    42
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    45
New York Economy and Manhattan Office Market..............................    53
The Properties............................................................    64
Management................................................................    96
Structure and Formation of the Company....................................   105
Policies with Respect to Certain Activities...............................   108
Certain Relationships and Transactions....................................   113
Partnership Agreement.....................................................   114
Principal Stockholders....................................................   120
Capital Stock.............................................................   121
Certain Provisions of Maryland Law and the Company's Charter and Bylaws...   124
Shares Available for Future Sale..........................................   127
Federal Income Tax Consequences...........................................   129
ERISA Considerations......................................................   140
Underwriting..............................................................   143
Experts...................................................................   145
Legal Matters.............................................................   146
Additional Information....................................................   146
Glossary of Selected Terms................................................   147
Index to Financial Statements.............................................   F-1


                           --------------------------


    UNTIL MARCH   , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                9,150,000 SHARES


                                     [LOGO]
                            THE MENDIK COMPANY, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                           DEAN WITTER REYNOLDS INC.
                                LEHMAN BROTHERS
                            PAINEWEBBER INCORPORATED
                             LEGG MASON WOOD WALKER
                                 INCORPORATED

                                 UBS SECURITIES


                               FEBRUARY   , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 29, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                                                          [LOGO]
                                9,150,000 SHARES

                            THE MENDIK COMPANY, INC.

                                  COMMON STOCK
                               ------------------


    The Mendik Company, Inc. (together with its subsidiaries, the "Company") has been newly formed to continue and expand the operations of Mendik Realty Company, Inc. and its affiliates, which for 40 years have been engaged in owning, managing, leasing, acquiring, renovating and redeveloping office properties in New York City. Upon completion of this offering (the "Offering"), the Company will own interests in seven office properties located in midtown Manhattan which contain approximately 5.5 million rentable square feet. The Company will operate as a fully integrated, self-administered and self-managed real estate company and will be a real estate investment trust (a "REIT") for Federal income tax purposes. Upon completion of the Offering, the Company will be one of the largest owners and operators of Manhattan office properties and expects to be the first publicly traded REIT formed primarily to own, operate and acquire Manhattan office properties.



    All of the shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") offered hereby are being sold by the Company. Of the 9,150,000 shares of Common Stock offered hereby, 1,372,500 shares are being offered initially outside the United States and Canada and 7,777,500 shares are being offered initially in the United States and Canada. In addition, a total of 1,804,545 shares of restricted Common Stock (representing a total investment of approximately $39.7 million) will be sold by the Company in concurrent private placements at the initial public offering price. Upon completion of the
Offering, approximately   % of the equity in the Company will be beneficially
owned by officers and directors of the Company and certain other affiliated parties.



    Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price per share will be in the range of $21.25 to $22.75. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.


    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:



    - Concentration of all of the Company's properties in midtown Manhattan, and the dependence of such properties on the conditions of the New York economy and the Manhattan office market.



    - Inability to control certain property-level transactions at four of the Company's properties.


    - Absence of arm's length negotiations with respect to the properties and other assets contributed to the Company in connection with its formation, resulting in the risk that the consideration given by the Company for such assets may exceed the fair market value of such assets and other potential conflicts of interest.


    - Limitations on the Company's ability to sell, or reduce the amount of mortgage indebtedness on, three of the Company's properties.



    - Substantial vacant space at one of the Company's properties as a result of the expiration of a lease with a single tenant.



    - Limitations on the stockholders' ability to change control of the Company, including restrictions on ownership of more than 8.6% of the outstanding shares of Common Stock.



    - Immediate and substantial dilution of $17.63 in the net tangible book value per share of the shares of Common Stock purchased in the Offering.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PRICE TO          UNDERWRITING        PROCEEDS TO
                                                                 PUBLIC           DISCOUNT(1)          COMPANY(2)
Per Share................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $         payable by the Company.


(3) The Company has granted the International Managers a 30-day option to purchase up to an additional 205,875 shares of Common Stock, and has granted the U.S. Underwriters a 30-day option to purchase up to an additional 1,166,625 shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."

                         ------------------------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New York, New York, on or about
February   , 1997.

                         ------------------------------


MERRILL LYNCH INTERNATIONAL


        BEAR, STEARNS INTERNATIONAL LIMITED

                  DEAN WITTER INTERNATIONAL LTD.

                            LEHMAN BROTHERS INTERNATIONAL

                                    PAINEWEBBER INTERNATIONAL (U.K.) LTD.


                                                 LEGG MASON WOOD WALKER

                                                         INCORPORATED
                                                                     UBS LIMITED
                               ------------------


               The date of this Prospectus is February   , 1997.

                                  UNDERWRITING


    Subject to the terms and conditions in the international purchase agreement (the "International Purchase Agreement") among the Company and each of the underwriters named below (the "International Managers"), and concurrently with the sale of 7,777,500 shares to the U.S. Underwriters (as defined below), the Company has agreed to sell to each of the International Managers, for whom Merrill Lynch International, Bear, Stearns International Limited, Dean Witter International Limited, Lehman Brothers International, PaineWebber International (U.K.) Ltd., Legg Mason Wood Walker, Incorporated and UBS Limited are acting as lead managers (the "Lead Managers"), and each of the International Managers has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective names.



                                                                                     NUMBER
             UNDERWRITER                                                           OF SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch International......................................................
Bear, Stearns International Limited..............................................
Dean Witter International Limited................................................
Lehman Brothers International....................................................
PaineWebber International (U.K.) Ltd.............................................
Legg Mason Wood Walker, Incorporated.............................................
UBS Limited......................................................................
                                                                                   ----------
          Total..................................................................   1,372,500
                                                                                   ----------
                                                                                   ----------



    The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement," and together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Lehman Brothers Inc., PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated and UBS Securities LLC are acting as representatives. Subject to the terms and conditions set forth in the U.S. Purchase Agreement and concurrently with the sale of 1,372,500 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of 7,777,500 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.


    In each Purchase Agreement, the several U.S. Underwriters and the several International Managers have agreed, respectively, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of shares of Common Stock pursuant to the U.S. Purchase Agreement and the International Purchase Agreement are conditioned upon each other.


    The International Managers have advised the Company that the International Managers propose initially to offer the Common Stock to the public at the public offering price per share set forth on the cover page of this Prospectus, and to certain banks, brokers and dealers (the "Selling Group") at such price less a concession not in excess of $ per share. The International Managers may allow, and such dealers may re-allow with the consent of Merrill Lynch International, a discount not in excess of $ per share on sales to other International Managers and members of the Selling Group. After the date of this Prospectus, the public offering price, concession and discount may be changed.

    The Company has been informed that the U.S. Underwriters and the International Managers have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to non-United States and non-Canadian persons, except in each case for transactions pursuant to such agreement.


    The Company has granted to the International Managers an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 205,875 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the International Managers exercise this option, each International Manager will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the International Managers' initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,166,625 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.



    At the request of the Company, the U.S. Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to certain employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Offering will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered by this Prospectus.



    In the Purchase Agreements, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provision, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



    The Company and the Operating Partnership have agreed, subject to certain exceptions, for a period of one year from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any Unit or any securities convertible into or exercisable or exchangeable for Common Stock or Units, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or Units, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or Units or other securities, in cash or otherwise.



    In connection with the Offering, the Mendik Group and certain affiliates thereof have agreed, subject to certain exceptions, for a period of two years from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any Units, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or Units, whether any such swap or transaction is to be settled by delivery of Common Stock or Units or other securities, in cash or otherwise. In addition, FWM, L.P., FWM II, L.P., certain other affiliates of RMB Realty and QIB have agreed to a similar restriction with respect to any shares of Common Stock acquired in the Concurrent Placements, for a period of one year (or, in the case of QIB, six months) from the date of this Prospectus, and, with respect to the shares of Common Stock received in exchange for Units, for a period of two years from the date of this Prospectus. The Company has granted certain registration rights pursuant to which purchasers of shares in the Concurrent Placements may require the Company to file a registration statement with the Commission with respect to sales of such shares.


    The Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives. Among the factors to be considered in such negotiations, in addition to prevailing market conditions, will be dividend yields and financial characteristics of publicly traded REITs that the Company and the U.S. Representatives believe to be comparable to the Company, the expected results of operations of the Company (which will be based on the results of operations of the Properties and the management and leasing business in recent periods), estimates of the future business potential and earnings prospects of the Company as a whole and the current state of the real estate market in the Company's primary markets and the economy as a whole.



    The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange will be made.



    A foreign affiliate of UBS Limited represents an investor in one of the Properties whose interest will not be acquired by the Company. Affiliates of Lehman Brothers International own a general partner interest in the RELP and through the RELP an approximate 0.45% interest in the entity which owns Two Park Avenue.



    The Company will pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated an advisory fee equal to 0.75% of the gross proceeds received from the sale of Common Stock to public investors in the Offering for financial advisory services rendered in connection with the Company's formation as a REIT. In addition, the Company will pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated a placement agent fee equal to 1% of the gross proceeds received form the sale of Common Stock in the QIB Placement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF.
                           --------------------------

                           SUMMARY TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     1
Risk Factors..............................................................    13
The Company...............................................................    27
Business and Growth Strategies............................................    29
Use of Proceeds...........................................................    32
Distributions.............................................................    34
Capitalization............................................................    39
Dilution..................................................................    40
Selected Financial Information............................................    42
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    45
New York Economy and Manhattan Office Market..............................    53
The Properties............................................................    64
Management................................................................    96
Structure and Formation of the Company....................................   105
Policies with Respect to Certain Activities...............................   108
Certain Relationships and Transactions....................................   113
Partnership Agreement.....................................................   114
Principal Stockholders....................................................   120
Capital Stock.............................................................   121
Certain Provisions of Maryland Law and the Company's Charter and Bylaws...   124
Shares Available for Future Sale..........................................   127
Federal Income Tax Consequences...........................................   129
ERISA Considerations......................................................   140
Underwriting..............................................................   143
Experts...................................................................   145
Legal Matters.............................................................   146
Additional Information....................................................   146
Glossary of Selected Terms................................................   147
Index to Financial Statements.............................................   F-1


                           --------------------------


    UNTIL MARCH   , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                9,150,000 SHARES


                                     [LOGO]
                            THE MENDIK COMPANY, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                          MERRILL LYNCH INTERNATIONAL
                      BEAR, STEARNS INTERNATIONAL LIMITED
                         DEAN WITTER INTERNATIONAL LTD.
                         LEHMAN BROTHERS INTERNATIONAL
                     PAINEWEBBER INTERNATIONAL (U.K.) LTD.
                             LEGG MASON WOOD WALKER
                                 INCORPORATED

                                  UBS LIMITED


                               FEBRUARY   , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table itemizes the expenses incurred by the Company in connection with the Offering. All amounts are estimated except for the Registration Fee and the NASD Fee.



Registration Fee................................................  $  76,667
NASD Fee........................................................     25,800
New York Stock Exchange Listing Fee.............................
Printing and Engraving Expenses.................................
Legal Fees and Expenses.........................................
Accounting Fees and Expenses....................................
Blue Sky Fees and Expenses......................................
Financial Advisory Fee..........................................
Environmental and Engineering Expenses..........................
Miscellaneous...................................................
                                                                                     -
                                                                  ---------
    Total.......................................................  $
                                                                                     -
                                                                                     -
                                                                  ---------
                                                                  ---------
Indemnification Insurance Costs (see Item 33)...................
                                                                                     -
                                                                  ---------


------------------------

*   To be completed by amendment.

ITEM 31. SALES TO SPECIAL PARTIES

    See Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

    In connection with the formation of the Registrant, Mendik/FW LLC has been issued a total of 1,100 shares of Common Stock for total consideration of $505,000 in cash.

    Prior to the filing of the Registration Statement, FWM II, L.P. agreed to purchase 954,545 shares of Common Stock at the initial public offering price. The closing of this purchase will occur concurrently with the closing of the offering.


    On January   , 1997,               agreed to purchase 850,000 shares of
Common Stock at the initial public offering price. The closing of this purchase will occur concurrently with the closing of the offering.


    Prior to the filing of the Registration Statement, Mendik/FW LLC agreed to contribute the rights under certain management and leasing contracts with respect to certain commercial properties to the Management Corporation in exchange for voting common stock and non-voting common stock of the Management Corporation and a promissory note from the Management Corporation. Mendik/FW LLC will contribute the note and the non-voting common stock of the Management Corporation to the Company in exchange for shares of Common Stock of the Company with a value of approximately $7.425 million, and all voting common stock ultimately will be held by the Mendik Group. The Company in turn will contribute these assets to the Operating Partnership in exchange for Units.


    Prior to the filing of the Registration Statement, Mendik/FW LLC executed an agreement to acquire the approximate two-thirds interest in Two Penn Plaza Associates held by two partners. Prior to the closing of the Offering, Mendik/FW LLC will assign its interest in that agreement to the Company. The Company, in turn, through the Operating Partnership, will acquire such partnership interest in exchange for Units shares of or Common Stock, or a combination of Units and shares of Common Stock, having an aggregate value of approximately $50,000.



    All of the issuances of securities described in this Item 32 were made or will be made in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act.


ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the Charter and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Company's Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time under Maryland law.



    The Company's bylaws require it to indemnify (a) any present or former director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to a proceeding by reason of his service as a director or officer provided that the Company shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written understanding by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws also (i) permit the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.



    Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director of officer of the Company shall be liable to the Company or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter has incorporated the provisions of such law limiting the liability of directors and officers.



    The Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its organizational documents, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under their organizational documents.


ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

    Not Applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial Statements, all of which are included in the Prospectus:

THE MENDIK COMPANY, INC.

Pro Forma Combined Financial Statements (unaudited):
    Pro Forma Combined Balance Sheet as of September 30, 1996
    Pro Forma Combined Statement of Income for the Nine Months Ended September 30,
     1996
    Pro Forma Combined Statement of Income for the Year Ended December 31, 1995
    Notes to the Pro Forma Combined Financial Statements
Historical:
    Report of Independent Auditors
    Balance Sheet as of September 30, 1996
    Notes to Balance Sheet

THE MENDIK PREDECESSORS

Combined Financial Statements:
    Report of Independent Auditors
    Combined Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995 and 1994
    Combined Statements of Income for the Nine Months Ended September 30, 1996 and
     1995 (unaudited) and the Years Ended December 31, 1995, 1994 and 1993
    Combined Statements of Owners' Equity for the Nine Months Ended September 30, 1996
     (unaudited) and the Years Ended December 31, 1995, 1994 and 1993
    Combined Statements of Cash Flows for the Nine Months Ended September 30, 1996 and
     1995 (unaudited) and the Years Ended December 31, 1995, 1994 and 1993
    Notes to the Combined Financial Statements
Schedule III:
    Real Estate and Accumulated Depreciation as of December 31, 1995

    (b) Exhibits


     *1.1  Form of U.S. Purchase Agreement among Merrill Lynch & Co., Merrill Lynch, Pierce,
           Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., Dean Witter Reynolds Inc.,
           Lehman Brothers Inc., PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated
           and UBS Securities LLC, as representatives of the several Underwriters, the Company and the Operating Partnership
     *1.2  Form of International Purchase Agreement among Merrill Lynch International, Bear,
           Stearns International, Dean Witter International Limited, Lehman Brothers
           International, PaineWebber International (U.K.) Ltd., Legg Mason Wood Walker,
           Incorporated and UBS Limited, as representatives of the several Underwriters, the
           Company and the Operating Partnership
     +3.1  Articles of Incorporation of the Company
     +3.2  Bylaws of the Company
     *5.1  Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
     *8.1  Opinion of Roberts & Holland LLP regarding tax matters
     10.1  Form of First Amended and Restated Agreement of Limited Partnership of the Operating
           Partnership
    *10.2  Form of Articles of Incorporation and Bylaws of the Management Corporation
    *10.3  Employment Agreement among Bernard H. Mendik and the Company
    *10.4  Employment Agreement among David R. Greenbaum and the Company

    *10.5  Form of Registration Rights Agreement between the Company and the persons named therein
    *10.6  1997 Employee Stock Option, Restricted Stock, Restricted Stock Rights and Stock
           Appreciation Rights Plan (Company and the Management Corporation)
    *10.7  Non-Employee Director Stock Option Plan
    *10.8  Supplemental Representations and Warranties Agreement among the Company, the
           Operating Partnership, and Mendik/FW LLC
    +10.9  Forms of Agreement for Contribution of Interests
     21.1  List of Subsidiaries
    *23.1  Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
     23.2  Consent of Ernst & Young LLP
    +23.3  Consent of Law Engineering and Environmental Services, P.C.
     23.4  Consent of Rosen Consulting Group
    +24.1  Power of Attorney
    +27.1  Financial Data Schedule
    +99.1  Consent of Leonard N. Stern to be named as a proposed director
    +99.2  Consent of Spencer M. Partrich to be named as a proposed director
    +99.3  Consent of Morris W. Offit to be named as a proposed director
    +99.4  Consent of Lawrence S. Huntington to be named as a proposed director
    +99.5  Consent of David B. Cornstein to be named as a proposed director
     99.6  Rosen Market Report


------------------------


+   Filed previously.



*   To be filed by amendment.


ITEM 36. UNDERTAKINGS

    The Registrant hereby undertakes:


        (1) For purposes of determining any liability under the Securities Act the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.



        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


        (3) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery of each purchaser.


        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 29th day of January, 1997.


                                THE MENDIK COMPANY, INC.

                                BY:            /S/ DAVID R. GREENBAUM
                                     -----------------------------------------
                                                 David R. Greenbaum
                                                     PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 29th day of January, 1997.



                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                          *                             Chief Executive Officer and Chairman of the Board of
     -------------------------------------------          Directors
                  Bernard H. Mendik

                /s/ DAVID R. GREENBAUM                  President, Chief Operating Officer and Director
     -------------------------------------------          (principal executive officer)
                  David R. Greenbaum

               /s/ CHRISTOPHER G. BONK                  Senior Vice President and Chief Financial Officer
     -------------------------------------------          (principal financial officer and principal
                 Christopher G. Bonk                      accounting officer)

                          *                             Director
     -------------------------------------------
               Thomas R. Delatour, Jr.

                          *                             Director
     -------------------------------------------
                   William S. Janes



*By:                  /s/ DAVID R. GREENBAUM
              --------------------------------------
                        David R. Greenbaum
                         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



  EXHIBIT NO.    DESCRIPTION
---------------

        *1.1     Form of U.S. Purchase Agreement among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated, Bear, Stearns & Co., Inc., Dean Witter Reynolds Inc., Lehman Brothers Inc.,
                 PaineWebber Incorporated, Legg Mason Wood Walker, Incorporated and UBS Securities LLC, as
                 representatives of the several Underwriters, the Company and the Operating Partnership
        *1.2     Form of International Purchase Agreement among Merrill Lynch International, Bear, Stearns
                 International, Dean Witter International Limited, Lehman Brothers International, PaineWebber
                 International (U.K.) Ltd., Legg Mason Wood Walker, Incorporated and UBS Limited, as representatives of the several Underwriters, the Company and the Operating Partnership
        +3.1     Articles of Incorporation of the Company
        +3.2     Bylaws of the Company
        *5.1     Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
        *8.1     Opinion of Roberts & Holland LLP regarding tax matters
        10.1     Form of First Amended and Restated Agreement of Limited Partnership of the Operating Partnership
       *10.2     Form of Articles of Incorporation and Bylaws of the Management Corporation
       *10.3     Employment Agreement among Bernard H. Mendik and the Company
       *10.4     Employment Agreement among David R. Greenbaum and the Company
       *10.5     Form of Registration Rights Agreement between the Company and the persons named therein
       *10.6     1997 Employee Stock Option, Restricted Stock, Restricted Stock Rights and Stock Appreciation Rights
                 Plan (Company and the Management Corporation)
       *10.7     Non-Employee Director Stock Option Plan
       *10.8     Supplemental Representations and Warranties Agreement among the Company, the Operating Partnership, and Mendik/FW LLC
       +10.9     Forms of Agreement for Contribution of Interests
        21.1     List of Subsidiaries
       *23.1     Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
        23.2     Consent of Ernst & Young LLP
       +23.3     Consent of Law Engineering and Environmental Services, P.C.
        23.4     Consent of Rosen Consulting Group
       +24.1     Power of Attorney
       +27.1     Financial Data Schedule
       +99.1     Consent of Leonard N. Stern to be named as a proposed director
       +99.2     Consent of Spencer M. Partrich to be named as a proposed director
       +99.3     Consent of Morris W. Offit to be named as a proposed director
       +99.4     Consent of Lawrence S. Huntington to be named as a proposed director
       +99.5     Consent of David B. Cornstein to be named as a proposed director
        99.6     Rosen Market Report


------------------------


+   Filed previously.



*   To be filed by amendment.